As filed with the Securities and Exchange Commission on January 20, 2016

Registration No. 333-208546

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SEACOAST BANKING CORPORATION OF FLORIDA

(Exact name of registrant as specified in its charter)

Florida	6022	59-2260678
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

815 Colorado Avenue
Stuart, Florida 34994
(772) 287-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis S. Hudson, III
Chief Executive Officer
Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
(772) 287-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

William Mills Cadwalader, Wickersham & Taft LLP One World Financial Center 200 Liberty Street New York, New York 10281 Telephone: (212) 504-6000	David C. Scileppi Gunster, Yoakley & Stewart, PA Las Olas Centre 450 East Las Olas Blvd. Suite 1400 Fort Lauderdale, Florida 33301 Telephone: (954) 462-2000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 20, 2016

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Floridian Financial Group, Inc.:

On November 2, 2015, Seacoast Banking Corporation of Florida, or Seacoast, Seacoast National Bank, or SNB, Floridian Financial Group, Inc., or Floridian, and Floridian Bank entered into an Agreement and Plan of Merger (which we refer to as the “merger agreement”) that provides for the acquisition of Floridian by Seacoast. Under the merger agreement, Floridian will merge with and into Seacoast, with Seacoast as the surviving corporation (which we refer to as the “merger”). Immediately following the merger, Floridian Bank will merge with and into SNB, with SNB as the surviving bank (which we refer to as the “bank merger”).

In the merger, each share of Floridian common stock (except for specified shares of Floridian common stock held by Floridian or Seacoast and any dissenting shares) will be converted into the right to receive, at the shareholder’s election, either: (a) a combination of $4.29 in cash and 0.5291 shares of Seacoast common stock (which we refer to as the “mixed election consideration”); (b) $12.25 in cash (which we refer to as the “cash election consideration”); or (c) 0.8140 shares of Seacoast common stock (which we refer to as the “stock election consideration”). Both the cash election consideration and the stock election consideration are subject to proration and adjustment procedures to ensure that the total amount of cash paid, and the total number of shares of Seacoast common stock issued, in the merger to Floridian shareholders, as a whole, will equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of the Floridian shareholders received the mixed election consideration. Floridian shareholders who fail to make a timely election or who make no election will receive the mixed election consideration.

The precise consideration that Floridian shareholders will receive if they elect the cash election consideration or the stock election consideration will not be known at the time that Floridian shareholders vote on the approval of the merger agreement or make an election. For a description of the consideration that Floridian shareholders will receive if they elect the cash election consideration or the stock election consideration, and the potential adjustments to this consideration, see “The Merger Agreement — Merger Consideration” beginning on page 59 of this proxy statement/prospectus and “The Merger Agreement — Election and Proration Procedures” beginning on page 60 of this proxy statement/prospectus. Based on the closing price of Seacoast’s common stock on the NASDAQ Global Select Market on January 19, 2016, the last practicable date before the date of this document, the value of the mixed election consideration was approximately $11.76. We urge you to obtain current market quotations for Seacoast (trading symbol “SBCF”) because the value of the per share stock consideration will fluctuate.

Floridian may terminate the merger agreement if (i) the average closing price of Seacoast’s common stock for a specified period is less than $12.79, (ii) Seacoast’s common stock underperforms the NASDAQ Bank Index by more than 20% and (iii) Seacoast does not elect to increase the stock election consideration by a formula-based amount outlined in the merger agreement, as is discussed in further detail on page 73 of this proxy statement/prospectus.

Based on the current number of shares of Floridian common stock outstanding and reserved for issuance under Floridian warrants and employee benefit plans, Seacoast expects to issue approximately 3.28 million shares of common stock and pay approximately $26.6 million in cash to Floridian shareholders in the aggregate upon completion of the merger. Based on these numbers, upon completion of the merger, current Floridian shareholders would own approximately 8.8% of the common stock of Seacoast immediately following the merger. However, any increase or decrease in the number of shares of Floridian common stock outstanding that occurs for any reason prior to the completion of the merger would cause the actual number of shares issued upon completion of the merger to change.

Floridian will hold a special meeting of its shareholders in connection with the merger. Holders of Floridian common stock will be asked to vote to approve the merger agreement and related matters as described in this proxy statement/prospectus. Floridian shareholders will also be asked to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger agreement and related matters, as described in this proxy statement/prospectus.

The special meeting of Floridian shareholders will be held on February 23, 2016 at Orlando Marriot Lake Mary, 1501 International Parkway, Lake Mary, Florida 32746, at 9:00 a.m. local time.

Floridian’s board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Floridian and its shareholders, has unanimously approved the merger agreement and recommends that Floridian shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the Floridian special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

This document, which serves as a proxy statement for the special meeting of Floridian shareholders and as a prospectus for the shares of Seacoast common stock to be issued in the merger to Floridian shareholders, describes the special meeting of Floridian, the merger, the documents related to the merger and other related matters. Please carefully read this entire proxy statement/prospectus, including “Risk Factors” beginning on page 14 of this proxy statement/prospectus, for a discussion of the risks relating to the proposed merger. You also can obtain information about Seacoast from documents that Seacoast has filed with the Securities and Exchange Commission.

If you have any questions concerning the merger, Floridian shareholders should contact Linda Cook, Corporate Secretary of Floridian, at (407) 321-9055. We look forward to seeing you at the meeting.

Thomas H. Dargan, Jr.
President and Chief Executive Officer
Floridian Financial Group, Inc.

Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities commission or any other bank regulatory agency has approved or disapproved the merger, the issuance of the Seacoast common stock to be issued in the merger or the other transactions described in this document or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Seacoast or Floridian, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is January 20, 2016, and it is first being mailed or otherwise delivered to the shareholders of Floridian on or about January 22, 2016.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 23, 2016

To the Shareholders of Floridian Financial Group, Inc.:

Floridian Financial Group, Inc. (“Floridian”) will hold a special meeting of shareholders on February 23, 2016, at Orlando Marriot Lake Mary, 1501 International Parkway, Lake Mary, Florida 32746, at 9:00 a.m. local time, for the following purposes:

•	for holders of Floridian common stock to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 2, 2015, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank, Floridian and Floridian Bank, pursuant to which Floridian will merge with and into Seacoast Banking Corporation of Florida, as more fully described in the attached proxy statement/prospectus; and
•	for holders of Floridian common stock to consider and vote upon a proposal to adjourn the Floridian special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

We have fixed the close of business on January 11, 2016 as the record date for the Floridian special meeting. Only holders of record of Floridian common stock at that time are entitled to notice of, and to vote at, the Floridian special meeting, or any adjournment or postponement of the Floridian special meeting. In order for the merger agreement to be approved, at least a majority of the outstanding shares of Floridian common stock must be voted in favor of the proposal to approve the merger agreement. The special meeting may be adjourned from time to time upon approval of holders of Floridian common stock without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notices are hereby given may be transacted at such adjourned meeting.

Floridian shareholders have appraisal rights under Florida state law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Florida law, including not voting in favor of the merger agreement and providing notice to Floridian. For more information regarding appraisal rights, please see “The Merger — Appraisal Rights for Floridian Shareholders” beginning on page 53 of this proxy statement/prospectus.

Your vote is very important.  We cannot complete the merger unless Floridian’s shareholders approve the merger agreement.

Regardless of whether you plan to attend the Floridian special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope, or vote by telephone or through the Internet, as described on the proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger, including the merger agreement, and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Floridian common stock, please contact Linda Cook, Corporate Secretary of Floridian, at (407) 321-9055.

Floridian’s board of directors has unanimously approved the merger and the merger agreement and recommends that Floridian shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement.

By Order of the Board of Directors,

Linda Cook
Corporate Secretary

Lake Mary, Florida
January 20, 2016

WHERE YOU CAN FIND MORE INFORMATION

Seacoast Banking Corporation of Florida

Seacoast files annual, quarterly, current and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that Seacoast files with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Seacoast files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Seacoast by accessing Seacoast’s website at www.seacoastbanking.com. Copies can also be obtained, free of charge, by directing a written request to:

Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 288-6085

Seacoast has filed a Registration Statement on Form S-4 to register with the SEC up to 3,486,632 shares of Seacoast common stock to be issued pursuant to the merger. This proxy statement/prospectus is a part of that Registration Statement on Form S-4. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the Registration Statement on Form S-4 or in the exhibits or schedules to the Registration Statement on Form S-4. You may read and copy the Registration Statement on Form S-4, including any amendments, schedules and exhibits, at the SEC’s public reference room at the address set forth above. The Registration Statement on Form S-4, including any amendments, schedules and exhibits, is also available, free of charge, by accessing the websites of the SEC and Seacoast or upon written request to Seacoast at the address set forth above.

Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the Registration Statement on Form S-4. This proxy statement/prospectus incorporates important business and financial information about Seacoast that is not included in or delivered with this document, including incorporating by reference documents that Seacoast has previously filed with the SEC. These documents contain important information about Seacoast and its financial condition. See “Documents Incorporated by Reference” beginning on page 91 of this proxy statement/prospectus. These documents are available free of charge upon written request to Seacoast at the address listed above.

To obtain timely delivery of these documents, you must request them no later than February 9, 2016 in order to receive them before the Floridian special meeting of shareholders.

Except where the context otherwise specifically indicates, Seacoast supplied all information contained in, or incorporated by reference into, this proxy statement/prospectus relating to Seacoast, and Floridian supplied all information contained in this proxy statement/prospectus relating to Floridian.

i

Floridian Financial Group, Inc.

Floridian does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents and reports with the SEC.

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Floridian common stock, please contact Floridian at:

Floridian Financial Group, Inc.
175 Timacuan Blvd.
Lake Mary, Florida 32746
Attention: Linda Cook (Corporate Secretary)
Telephone: (407) 321-9055

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to give any information or make any representation about the merger or Seacoast or Floridian that differs from, or adds to, the information in this proxy statement/prospectus or in documents that are incorporated by reference herein and publicly filed with the SEC. Therefore, if anyone does give you different or additional information, you should not rely on it. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the date of this proxy statement/prospectus, and you should not assume that any information incorporated by reference into this document is accurate as of any date other than the date of such other document, and neither the mailing of this proxy statement/prospectus to Floridian shareholders nor the issuance of Seacoast common stock in the merger shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

v

EXPERTS	90
LEGAL MATTERS	90
OTHER MATTERS	90
DOCUMENTS INCORPORATED BY REFERENCE	91

APPENDICES:

Appendix A — Agreement and Plan of Merger
Appendix B — Opinion of Sandler O’Neill & Partners, L.P.
Appendix C — Opinion of Austin Associates, LLC
Appendix D — Provisions of Florida Business Corporation Act Relating to Appraisal Rights

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the special meeting and merger. The parties urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. In this proxy statement/prospectus we refer to Seacoast Banking Corporation of Florida as “Seacoast,” Seacoast National Bank as “SNB,” Floridian Financial Group, Inc. as “Floridian” and Floridian Bank as “Floridian Bank.”

Q:	Why am I receiving this proxy statement/prospectus?
A:	Seacoast, SNB, Floridian and Floridian Bank have entered into an Agreement and Plan of Merger, dated as of November 2, 2015 (which we refer to as the “merger agreement”) pursuant to which Floridian will be merged with and into Seacoast, with Seacoast continuing as the surviving company (which we refer to as the “merger”). Immediately following the merger, Floridian Bank, a wholly owned bank subsidiary of Floridian, will merge with and into Seacoast’s wholly owned bank subsidiary, SNB, with SNB continuing as the surviving bank and continuing under the name “Seacoast National Bank” (the “bank merger”). A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A.

The merger cannot be completed unless, among other things, the holders of a majority of the outstanding shares of Floridian common stock vote in favor of the proposal to approve the merger agreement.

In addition, Floridian is soliciting proxies from holders of Floridian common stock with respect to a proposal to adjourn the Floridian special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve the merger agreement if there are insufficient votes at the time of such adjournment to approve such proposal.

Floridian will hold a special meeting to obtain these approvals. This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the special meeting, and you should read it carefully. It is a proxy statement because Floridian’s board of directors is soliciting proxies from its shareholders. It is a prospectus because Seacoast will issue shares of Seacoast common stock to holders of Floridian common stock in connection with the merger. The enclosed materials allow you to have your shares voted by proxy without attending the Floridian special meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	Why do Seacoast and Floridian want to merge?
A:	We believe the combination of Seacoast and Floridian will create one of the leading community banking franchises in the state of Florida. The Floridian board of directors has determined that the merger is fair to, and in the best interest of, its shareholders, and Floridian recommends that its shareholders vote in favor of the merger agreement. You should review the reasons for the merger described in greater detail under “The Merger — Floridian’s Reasons for the Merger and Recommendation of the Floridian Board of Directors” beginning on page 30 of this proxy statement/prospectus.
Q:	What will I receive in the merger?
A:	If the merger is completed, each issued and outstanding share of Floridian common stock, other than (i) any shares of Floridian common stock held in the treasury of Floridian or owned by Seacoast, SNB, Floridian Bank or by any of their respective subsidiaries (other than any such shares owned in a fiduciary capacity or as a result of debts previously contracted), which will each be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (the shares in (i) are referred to as “excluded shares”) and (ii) shares of Floridian common stock held by Floridian shareholders who have perfected and not effectively withdrawn a demand for, or lost the right to, appraisal under Florida law, which shall be entitled to the appraisal rights provided under Florida law as described under “The Merger — Appraisal Rights for Floridian Shareholders” beginning on page 53 of this proxy statement/prospectus (the shares in (ii) are referred to as “dissenting shares”), will be converted into the right to receive, at the election of the holder thereof (subject to the proration procedures described below): (a) a combination of $4.29 in cash and 0.5291 shares of Seacoast common stock (which we refer to as the “mixed election consideration”); (b) $12.25 in cash (which we refer to as the “cash election consideration”); or (c) 0.8140 shares of Seacoast common stock (which we refer to as the “stock election consideration”). Seacoast will not issue any fractional shares of Seacoast common stock in the merger. Rather, Floridian shareholders who would otherwise be entitled to a fractional share of Seacoast common stock upon the completion of the merger will instead receive an amount in cash equal to such fractional part of a share of Seacoast common stock multiplied by the average closing price per share of Seacoast common stock on the NASDAQ Global Select Market for the ten trading day period ending on the second trading day immediately preceding the date of the closing of the merger.
Q:	Will Floridian shareholders receive the form of consideration they elect?
A:	Each Floridian shareholder that elects to receive the mixed election consideration will receive the form of consideration that such shareholder elects in the merger. Each Floridian shareholder that elects to receive consideration other than the mixed election consideration may not receive the exact form of consideration that such shareholder elects in the merger. It is currently estimated that, if the merger is completed, Seacoast will issue approximately 3.28 million shares of Seacoast common stock and that the amount of cash to be paid to Floridian shareholders will be approximately $26.6 million. Under the proration and adjustment procedures provided for in the merger agreement, the total amount of cash paid, and the total number of shares of Seacoast common stock issued, in the merger to the holders of shares of Floridian common stock (other than excluded shares), as a whole, will equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Floridian common stock were converted into the mixed election consideration. Holders of shares of Floridian common stock (other than excluded shares and dissenting shares) who make no election or an untimely election will receive the mixed election consideration with respect to such shares of Floridian common stock. The mix of consideration payable to Floridian shareholders who make the cash election or the stock election will not be known until the results of the elections made by Floridian shareholders are tallied, which will not occur until near or after the closing of the merger. The greater the oversubscription of the stock election consideration, the less stock and more cash a Floridian shareholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election consideration, the less cash and more stock a Floridian shareholder making the cash election will receive. However, in no event will a Floridian shareholder who makes the cash election or the stock election receive less cash and more shares of Seacoast common stock, or fewer shares of Seacoast common stock and more cash, respectively, than a shareholder who elects the mixed election consideration. See “The Merger Agreement — Election and Proration Procedures — Proration Procedures” beginning on page 61 of this proxy statement/prospectus.
Q:	How do Floridian shareholders make their election to receive cash, shares of Seacoast common stock or a combination of both?
A:	An election form will be mailed on a date to be mutually agreed by Floridian and Seacoast that is thirty to forty-five days prior to the anticipated closing date of the merger or on such other date as Seacoast and Floridian mutually agree (the “election form mailing date”) to each holder of record of shares of Floridian common stock as of the close of business on the fifth business day prior to such mailing (the “election form record date”). Seacoast will also make one or more election forms available, if requested, to each person that subsequently becomes a holder or beneficial owner of shares of Floridian common stock. Each Floridian shareholder should complete and return the election form according to the instructions included with the form. The election form will be provided to Floridian shareholders under separate cover and is not being provided with this document. The election deadline will be 5:00 p.m., Eastern time, on the twenty-fifth day following the election form mailing date (or such other time and date as Seacoast and Floridian shall agree) (the “election deadline”). See “The Merger Agreement — Election and Proration Procedures — Election Materials and Procedures” beginning on page 60 of this proxy statement/prospectus.

If you own shares of Floridian common stock in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the bank, broker or other nominee holding your shares concerning how to make an election.

Q:	What happens if a Floridian shareholder does not make a valid election to receive cash or Seacoast common shares?
A:	If a Floridian shareholder does not return a properly completed election form by the election deadline, such shareholder will be deemed to have made the mixed election described above, and his or her shares of Floridian common stock (other than excluded shares and proposed dissenting shares) will be converted into the right to receive the mixed election consideration with respect to such shares of Floridian common stock. See “The Merger Agreement — Merger Consideration” beginning on page 59 of this joint proxy statement/prospectus.
Q:	Will the value of the stock election consideration and the mixed election consideration change between the date of this proxy statement/prospectus and the time the merger is completed?
A:	Yes, the value of the stock election consideration and the mixed election consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value of Seacoast common stock. In the merger, holders of Floridian common stock who receive all or a portion of their merger consideration in the form of Seacoast common stock will receive a fraction of a share of Seacoast common stock for each share of Floridian common stock they hold. Any fluctuation in the market price of Seacoast common stock after the date of this proxy statement/prospectus will change the value of the shares of Seacoast common stock that Floridian shareholders will receive.
Q:	How does Floridian’s board of directors recommend that I vote at the special meeting?
A:	Floridian’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the adjournment proposal.
Q:	When and where is the special meeting?
A:	The Floridian special meeting will be held on February 23, 2016, at Orlando Marriot Lake Mary, 1501 International Parkway, Lake Mary, Florida 32746, at 9:00 a.m. local time.
Q:	Who can vote at the special meeting of shareholders?
A:	Holders of record of Floridian common stock at the close of business on January 11, 2016, which is the date that the Floridian board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.
Q:	What do I need to do now?
A:	After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. You should return your proxy card even if you plan to attend the special meeting in person. You may also authorize a proxy to vote your shares by telephone or through the Internet as instructed on the enclosed proxy card. If you hold your shares in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee. “Street name” shareholders who wish to vote in person at the special meeting will need to obtain a proxy form from the institution that holds their shares. Submitting your proxy card, authorizing a proxy by telephone or through the Internet, or directing your bank or broker to vote your shares will ensure that your shares are represented and voted at the special meeting.
Q:	What constitutes a quorum for the special meeting?
A:	The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Floridian common stock will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What is the vote required to approve each proposal?
A:	Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Floridian common stock entitled to vote on the merger agreement as of the close of business on January 11, 2016, the record date for the special meeting. If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy or (3) fail to instruct your bank, broker or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal and no effect on the adjournment proposal. The adjournment proposal will be approved if the votes of Floridian common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal.
Q:	Why is my vote important?
A:	If you do not submit a proxy or vote in person, it may be more difficult for Floridian to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote, or abstention will have the same effect as a vote against approval of the merger agreement. The merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Floridian common stock entitled to vote on the merger agreement. Floridian’s board of directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.
Q:	How many votes do I have?

You are entitled to one vote for each share of Floridian common stock that you owned as of the close of business on the record date. As of the close of business on the record date, 6,207,269 shares of Floridian common stock were outstanding and entitled to vote at the Floridian special meeting.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?
A:	No. Your bank, broker or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker or other nominee how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank, broker or other nominee.
Q:	What if I abstain from voting or fail to instruct my bank, broker or other nominee?
A:	If you (1) fail to submit a proxy or vote in person at the special meeting, (2) mark “ABSTAIN” on your proxy or (3) fail to instruct your bank, broker or other nominee how to vote with respect to the proposal to approve the merger agreement, it will have the same effect as a vote “AGAINST” the proposal. If you fail to submit a proxy or vote in person at the special meeting or fail to instruct your bank, broker or other nominee how to vote or mark “ABSTAIN” on your proxy with respect to the adjournment proposal, it will have no effect on such proposal.
Q:	Can I attend the special meeting and vote my shares in person?
A:	Yes. All Floridian shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Floridian common stock can vote in person at the special meeting even if they have already sent in their proxy card. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Floridian reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Floridian’s express written consent.

x

Q:	Can I change my vote?
A:	Yes. If you are a holder of record of Floridian common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Floridian’s corporate secretary, (3) following the instructions on your proxy card and revoking via telephone or the Internet or (4) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting will not automatically revoke your proxy. A revocation or later-dated proxy received by Floridian after the vote will not affect the vote. Floridian’s corporate secretary’s mailing address is: 175 Timacuan Blvd., Lake Mary, Florida 32746. If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.
Q:	What are the material U.S. federal income tax consequences of the merger to holders of Floridian common stock?
A:	The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and it is a condition to the respective obligations of Floridian and Seacoast to complete the merger that each of Floridian and Seacoast receives a legal opinion to that effect. If, as expected, the merger qualifies as a “reorganization”, the specific tax consequences to a U.S. holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 50 of this proxy statement/prospectus) exchanging Floridian common stock in the merger will generally depend upon the form of consideration such U.S. holder receives in the merger.
•	A U.S. holder exchanging all of its shares of Floridian common stock for solely Seacoast common stock (and cash instead of fractional shares of Seacoast common stock) pursuant to the merger agreement will generally not recognize gain or loss, except with respect to cash received instead of fractional shares of Seacoast common stock.
•	A U.S. holder exchanging all of its shares of Floridian common stock for solely cash pursuant to the merger agreement will generally recognize gain or loss equal to the difference between the amount of cash it receives and its cost basis in its Floridian common stock.
•	A U.S. holder exchanging all of its shares of Floridian common stock for a combination of Seacoast common stock and cash pursuant to the merger agreement will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash treated as received in exchange for Floridian common stock in the merger and (ii) the excess of the “amount realized” in the transaction (i.e., the fair market value of the Seacoast common stock at the effective time of the merger plus the amount of cash treated as received in exchange for Floridian common stock in the merger) over its tax basis in its surrendered Floridian common stock.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 50 of this proxy statement/prospectus.

The U.S. federal income tax consequences described above may not apply to all holders of Floridian common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Q:	Are Floridian shareholders entitled to appraisal rights?
A:	Yes. If a Floridian shareholder wants to exercise appraisal rights and receive the fair value of shares of Floridian common stock in cash instead of the aggregate merger consideration, then you must file a written objection with Floridian prior to the special meeting stating, among other things, that you will exercise your right to dissent if the merger is completed. Also, you may not vote in favor of the merger agreement and must follow other procedures, both before and after the special meeting, as described in Appendix D to this proxy statement/prospectus. Note that if you return a signed proxy card without voting instructions or with instructions to vote “FOR” the merger agreement, then your shares will automatically be voted in favor of the merger agreement and you will lose all appraisal rights available under Florida law. A summary of these provisions can be found under “The Merger — Appraisal Rights for Floridian Shareholders” beginning on page 53 of this proxy statement/prospectus and detailed information about the special meeting can be found under “Information About the Floridian Special Meeting” beginning on page 21 of this proxy statement/prospectus. Due to the complexity of the procedures for exercising the right to seek appraisal, Floridian shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable Florida law provisions will result in the loss of the right of appraisal.
Q:	What happens if the merger is not completed?
A:	If the merger is not completed, Floridian shareholders will not receive any consideration for their shares of Floridian common stock. Instead, Floridian will remain an independent company. Under specified circumstances, Floridian may be required to pay to Seacoast, and Seacoast may be entitled to receive from Floridian, (i) expense reimbursement up to a cap of $500,000 and (ii) a $3,000,000 termination fee (crediting any expense reimbursement paid), with respect to the termination of the merger agreement, as described under “The Merger Agreement — Expenses,” “The Merger Agreement — Termination” and “The Merger Agreement — Termination Fee” beginning on pages 74, 72 and 73, respectively, of this proxy statement/prospectus.
Q:	If I am a Floridian shareholder, should I send in my stock certificates now?
A:	No. Please do not send in your Floridian stock certificates with your proxy. Seacoast’s transfer agent, Continental Stock Transfer and Trust Company, will send you instructions for exchanging Floridian stock certificates for the applicable merger consideration. See “The Merger Agreement — Procedures for Converting Shares of Floridian Common Stock into Merger Consideration” beginning on page 63 of this proxy statement/prospectus.
Q:	Whom may I contact if I cannot locate my Floridian stock certificate(s)?
A:	If you are unable to locate your original Floridian stock certificate(s), you should contact ComputerShare, Inc., Attn: Lost Certificate Department at P.O. Box 30170, College Station, Texas 77842, or at (800) 368-5948. Following the merger, any inquiries should be directed to Seacoast’s transfer agent, Continental Stock Transfer and Trust Company at 17 Battery Place, 8th Floor, New York, New York 10004, or at (800) 509-5586.
Q:	When do you expect to complete the merger?
A:	Seacoast and Floridian expect to complete the merger in the first quarter of 2016. However, neither Seacoast nor Floridian can assure you when or if the merger will occur. Floridian must first obtain the approval of Floridian shareholders for the merger and Seacoast must receive the necessary regulatory approvals. See “The Merger Agreement — Conditions to the Completion of the Merger” beginning on page 71 of this proxy statement/prospectus.
Q:	Whom should I call with questions?
A:	If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Floridian common stock, please contact: Linda Cook, Corporate Secretary of Floridian, at (407) 321-9055.

Important Notice Regarding the Availability of Proxy Materials for the
Special Shareholder Meeting to be Held on February 23, 2016.

The Notice of Special Meeting and this Proxy Statement/Prospectus are available at:
www.viewproxy.com/floridianbank/2016SM

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to fully understand the merger. See “Where You Can Find More Information” on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. Floridian and Seacoast encourage you to read the merger agreement because it is the legal document that governs the merger.

Unless the context otherwise requires, throughout this document, “we,” and “our” refer collectively to Seacoast and Floridian. We refer to the proposed merger of Floridian with and into Seacoast as the “merger,” the merger of Floridian Bank with and into SNB as the “bank merger,” and the Agreement and Plan of Merger dated as of November 2, 2015 by and among Seacoast, SNB, Floridian and Floridian Bank as the “merger agreement.”

Information Regarding Seacoast and Floridian

Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
(772) 288-6085

Seacoast is a bank holding company, incorporated in Florida in 1983, and registered under the Bank Holding Company Act of 1956, as amended. Seacoast’s principal subsidiary is SNB, a national banking association. SNB commenced its operations in 1933 and operated as “First National Bank & Trust Company of the Treasure Coast” prior to 2006 when it changed its name to Seacoast National Bank.

Seacoast and its subsidiaries provide integrated financial services, including commercial and retail banking, wealth management and mortgage services to customers through 43 traditional branches and five commercial banking centers. Offices stretch from Ft. Lauderdale, Boca Raton and West Palm Beach north through the Space Coast of Florida, into Orlando and Central Florida, and west to Okeechobee and surrounding counties.

Seacoast is one of the largest community banks headquartered in Florida with approximately $3.4 billion in assets and $2.7 billion in deposits as of September 30, 2015.

On October 14, 2015, Seacoast announced that SNB entered into a Branch Sale Agreement with BMO Harris Bank N.A. (which we refer to as “BMO”), pursuant to which SNB has agreed to purchase, subject to the terms and conditions of the Branch Sale Agreement, fourteen branches of BMO located in the Orlando MSA. SNB will assume approximately $355 million in deposits, of which approximately 56% are checking accounts, and approximately $70 million in loans related to business banking customers at a deposit premium of 3% of the deposit balances. Subject to regulatory approval and the satisfaction of customary closing conditions, the acquisition is expected to close in the first half of 2016. The foregoing transaction is referred to in this proxy statement/prospectus as the “branch acquisition.”

Floridian Financial Group, Inc.
175 Timacuan Blvd,
Lake Mary, FL 32746
Telephone: (407) 321-3233

Floridian is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Floridian Bank, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and Florida Office of Financial Regulation and is a corporation organized under the laws of the State of Florida. Its main office is located at 175 Timacuan Boulevard, Lake Mary, Florida 32746. Floridian Bank is a Florida-chartered state nonmember bank, which commenced operations in 2006, and is subject to the supervision and regulation of the Florida Office of Financial Regulation and the Federal Deposit Insurance Corporation. Floridian Bank is a full-service commercial bank, providing a wide range of business and consumer financial services in its target marketplaces, and is headquartered in Daytona Beach, Florida.

Floridian became a multi-bank holding company in 2008 when it acquired Orange Bank of Florida (“Orange Bank”), a Florida-chartered commercial state nonmember bank headquartered in Orlando, Florida. In 2014, Orange Bank merged with and into Floridian Bank, with Floridian Bank continuing as the surviving Florida-chartered state nonmember bank.

At September 30, 2015, Floridian had total assets of approximately $423.4 million, total deposits of approximately $361.5 million, total net loans of approximately $284.1 million, and shareholders’ equity of approximately $51.0 million.

The Merger (see page 59)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, Floridian will merge with and into Seacoast, with Seacoast as the surviving company in the merger. Immediately following the merger of Floridian into Seacoast, Floridian Bank will merge with and into SNB, with SNB as the surviving bank of such bank merger.

Closing and Effective Time of the Merger (see page 59)

The closing date is currently expected to occur in the first quarter of 2016. Simultaneously with the closing of the merger, Seacoast will file the articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger. Neither Seacoast nor Floridian can predict, however, the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and Floridian’s shareholder approval will be received.

Merger Consideration (see page 59)

Floridian shareholders have a choice that will impact the consideration that they will receive in the merger. Each issued and outstanding share of Floridian common stock, other than excluded shares and dissenting shares, will be converted into the right to receive the mixed election consideration, which is a combination of $4.29 in cash and 0.5291 of a share of Seacoast common stock. Alternatively, Floridian shareholders will have the right to make either a cash election to receive the cash election consideration, which is $12.25 in cash, or a stock election to receive the stock election consideration, which is 0.8140 of a share of Seacoast common stock, for each of their Floridian shares. Both the cash election and the stock election are subject to the proration and adjustment procedures, described under “The Merger Agreement — Election and Proration Procedures” beginning on page 60 of this proxy statement/prospectus, to cause the total amount of cash paid, and the total number of shares of Seacoast common stock issued, in the merger to the holders of shares of Floridian common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Floridian common stock were converted into the mixed election consideration. Holders of shares of Floridian common stock (other than excluded shares and dissenting shares) who make no election or an untimely election will receive the mixed election consideration with respect to such shares of Floridian common stock.

No holder of Floridian common stock will be issued fractional shares of Seacoast common stock in the merger. Each holder of Floridian common stock who would otherwise have been entitled to receive a fraction of a share of Seacoast common stock will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Seacoast common stock multiplied by the average closing price of Seacoast common stock, as recorded on the NASDAQ Global Select Market, for the ten trading day period ending on the second trading day immediately preceding the effective time of the merger. See “ The Merger Agreement — Merger Consideration” beginning on page 59 of this proxy statement/prospectus.

The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Based on the closing price of Seacoast common stock on November 2, 2015, the date of the signing of the merger agreement, the value of the per share mixed election consideration payable to holders of Floridian common stock was approximately $12.53. Based on the closing price of Seacoast common stock on January 19, 2016, the last practicable date before the date of this document, the value of the per share mixed election consideration payable to holders of Floridian common stock was approximately $11.76. Floridian shareholders should obtain current sale prices for Seacoast common stock, which is traded on the NASDAQ Global Select Market under the symbol “SBCF.”

Election and Proration Procedures (see page 60)

Both the cash election consideration and the stock election consideration are subject to proration and adjustment procedures, depending on the aggregate elections of the Floridian shareholders. If a Floridian shareholder elects cash, and the product of the number of shares with respect to which cash elections have been made multiplied by the cash election consideration of $12.25 (such product, the “cash election amount”) is greater than the difference between (a) the product of $4.29 multiplied by the total number of shares of Floridian common stock (other than excluded shares) issued and outstanding immediately prior to the effective time of the merger, minus (b) the product of (x) the total number of shares with respect to which a mixed election has been made multiplied by (y) $4.29, minus (c) the product of (i) the total number of proposed dissenting shares as of immediately prior to the effective time of the merger multiplied by (ii) the cash election consideration of $12.25 (such difference, the “available cash election amount”), such shareholder will receive for each share of Floridian common stock for which such shareholder elects cash:

•	an amount in cash (without interest) equal to $12.25 multiplied by a fraction, the numerator of which shall be the available cash election amount and the denominator of which shall be the cash election amount (such fraction, the “cash fraction”); and
•	a number of validly issued, fully paid and non-assessable shares of Seacoast common stock equal to the product of the stock election consideration of 0.8140 multiplied by a fraction equal to one minus the cash fraction.

If a Floridian shareholder elects stock, and the available cash election amount is greater than the cash election amount, such shareholder will receive for each share of Floridian common stock for which such shareholder elects stock:

•	an amount of cash (without interest) equal to the amount of such excess divided by the number of shares of Floridian common stock for which stock elections were made; and
•	a number of validly issued, fully paid and non-assessable shares of Seacoast common stock equal to the product of (i) the stock election consideration of 0.8140 multiplied by (ii) a fraction, the numerator of which shall be the difference between (a) $12.25 minus (b) the amount of cash calculated in the immediately preceding bullet, and the denominator of which shall be $12.25.

The greater the oversubscription of the stock election, the less stock and more cash a Floridian shareholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock a Floridian shareholder making the cash election will receive. However, in no event will a Floridian shareholder who makes the cash election or the stock election receive less cash and more shares of Seacoast common stock, or fewer shares of Seacoast common stock and more cash, respectively, than a shareholder who makes the mixed election. For additional detail and for illustrative examples, see “The Merger Agreement — Election and Proration Procedures” beginning on page 60 of this proxy statement/prospectus.

Equivalent Floridian Common Per Share Value (see page 12)

Seacoast common stock trades on the NASDAQ Global Select Market under the symbol “SBCF.” The Floridian common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Floridian common stock. The following table presents the closing price of Seacoast common stock on November 2, 2015, the last trading date prior to the public announcement of the merger agreement, and January 19, 2016, the last practicable trading day prior to the printing of this proxy statement/prospectus. The table also presents the equivalent value of the mixed election consideration per share of Floridian common stock on those dates, calculated by multiplying the closing sales price of Seacoast common stock on those dates by the exchange ratio of 0.5291 and adding $4.29 to such amount.

Date	Seacoast closing sale price	Equivalent Floridian per share value
November 2, 2015	$15.57	$12.53
January 19, 2016	$14.13	$11.76

The value of the shares of Seacoast common stock to be issued in the merger will fluctuate between now and the closing date of the merger. If Seacoast shares increase in value, so will the value of the mixed election consideration and stock election consideration. Similarly, if Seacoast shares decline in value, so will the value of the consideration to be received by Floridian shareholders. Floridian shareholders should obtain current sale prices for the Seacoast common stock.

Procedures for Converting Shares of Floridian Common Stock into Merger Consideration (see page 63)

Promptly after the effective time of the merger, Seacoast’s exchange agent, Continental Stock Transfer and Trust Company, will mail to holders of record of Floridian common stock that is converted into the right to receive the applicable merger consideration a letter of transmittal and instructions for the surrender of the holder’s Floridian stock certificate(s) and book entry shares for the applicable merger consideration (including cash in lieu of any fractional Seacoast shares), and any dividends or distributions to which such holder is entitled to pursuant to the merger agreement.

Please do not send in your certificates until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 50)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and it is a condition to the respective obligations of Floridian and Seacoast to complete the merger that each of Floridian and Seacoast receives a legal opinion to that effect. If, as expected, the merger qualifies as a “reorganization”, the specific tax consequences to a U.S. holder (as defined in “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 50 of this proxy statement/prospectus) exchanging Floridian common stock in the merger will generally depend upon the form of consideration such U.S. holder receives in the merger.

•	A U.S. holder exchanging all of its shares of Floridian common stock for solely Seacoast common stock (and cash instead of fractional shares of Seacoast common stock) pursuant to the merger agreement will generally not recognize gain or loss, except with respect to cash received instead of fractional shares of Seacoast common stock.
•	A U.S. holder exchanging all of its shares of Floridian common stock for solely cash pursuant to the merger agreement will generally recognize gain or loss equal to the difference between the amount of cash it receives and its cost basis in its Floridian common stock.
•	A U.S. holder exchanging all of its shares of Floridian common stock for a combination of Seacoast common stock and cash pursuant to the merger agreement will generally recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash treated as received in exchange for Floridian common stock in the merger and (ii) the excess of the “amount realized” in the transaction (i.e., the fair market value of the Seacoast common stock at the effective time of the merger plus the amount of cash treated as received in exchange for Floridian common stock in the merger) over its tax basis in its surrendered Floridian common stock.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 50 of this proxy statement/prospectus.

The U.S. federal income tax consequences described above may not apply to all holders of Floridian common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your own tax advisor to determine the particular tax consequences of the merger to you.

Appraisal Rights (see page 53 and Appendix D)

Under Florida law, Floridian shareholders have the right to dissent from the merger and receive a cash payment equal to the fair value of their shares of Floridian stock instead of receiving the applicable merger consideration. To exercise appraisal rights, Floridian shareholders must strictly follow the procedures established by Sections 607.1301 through 607.1333 of the Florida Business Corporation Act (the “FBCA”), which include filing a written objection with Floridian prior to the special meeting stating, among other things, that the shareholder will exercise his or her right to dissent if the merger is completed, and not voting for approval of the merger agreement. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights.

Opinions of Floridian’s Financial Advisors (see page 33 and Appendices B and C)

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”) has delivered a written opinion to the board of directors of Floridian that, as of the date of the merger agreement, based upon and subject to certain matters stated in the opinion, the merger consideration was fair to the holders of Floridian common stock from a financial point of view. We have attached this opinion to this proxy statement/prospectus as Appendix B. The opinion of Sandler O’Neill is not a recommendation to any Floridian shareholder as to how to vote on the proposal to approve the merger agreement.

Austin Associates, LLC (“Austin”) has delivered a written opinion to the board of directors of Floridian that, as of the date of the merger agreement, based upon and subject to certain matters stated in the opinion, the terms of the merger agreement are fair to Floridian and its shareholders from a financial point of view. We have attached this opinion to this proxy statement/prospectus as Appendix C. The opinion of Austin is not a recommendation to any Floridian shareholder as to how to vote on the proposal to approve the merger agreement.

For further information, including with respect to the procedures followed, matters considered and limitations and qualifications on the reviews undertaken by each of Sandler O’Neill and Austin in providing its respective opinion, please see the section entitled “The Merger — Opinions of Floridian’s Financial Advisors” beginning on page 33 of this proxy statement/prospectus.

Recommendation of the Floridian Board of Directors (see page 21)

After careful consideration, the Floridian board of directors unanimously recommends that Floridian shareholders vote “FOR” the approval of the merger agreement and the approval of the adjournment proposal described in this document. Each of the directors of Floridian has entered into a voting agreement with Seacoast pursuant to which each has agreed to vote “FOR” the approval of the merger agreement and any other matter required to be approved by the shareholders of Floridian to facilitate the transactions contemplated by the merger agreement, subject to the terms of the voting agreements.

For more information regarding the voting agreements, please see the section entitled “Information About the Floridian Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors” beginning on page 23 of this proxy statement/prospectus.

For a more complete description of Floridian’s reasons for the merger and the recommendations of the Floridian board of directors, please see the section entitled “The Merger — Floridian’s Reasons for the Merger and Recommendation of the Floridian Board of Directors” beginning on page 69 of this proxy statement/prospectus.

Interests of Floridian Directors and Executive Officers in the Merger (see page 56)

In the merger, the directors and executive officers of Floridian will receive the same merger consideration for their Floridian shares as the other Floridian shareholders. In considering the recommendation of the Floridian board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of Floridian may have interests in the merger and may have arrangements that may be considered to be different from, or in addition to, those of Floridian shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of Floridian’s shareholders include:

•	The merger agreement provides for the acceleration of the vesting of certain Floridian stock options;

•	Floridian’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement;
•	Certain Floridian executives are entitled to certain payments upon a change of control of Floridian; and
•	Thomas Dargan, Floridian’s President and Chief Executive Officer, has entered into an employment agreement with SNB, effective as of the effective date of the merger.

These interests are discussed in more detail in the section entitled “The Merger — Interests of Floridian Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement/prospectus. The Floridian board of directors was aware of these interests and considered them, along with other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that Floridian shareholders vote in favor of approving the merger agreement.

Regulatory Approvals (see page 53)

Completion of the merger and the bank merger are subject to various regulatory approvals, including approvals from the Federal Reserve and the OCC. Notifications and/or applications requesting approvals for the merger or for the bank merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. The parties have filed notices and applications to obtain the necessary regulatory approvals of the Federal Reserve and the OCC, and the approvals of such agencies were received on January 14, 2016 and January 11, 2016, respectively. The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger — Regulatory Approvals,” beginning on page 53 of this proxy statement/prospectus.

Conditions to Completion of the Merger (see page 71)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including but not limited to:

•	the approval of the merger agreement by Floridian shareholders;
•	all regulatory approvals from the Federal Reserve, the FDIC, the OCC and the Florida Office of Financial Regulation, and any other regulatory approval the failure of which to obtain would reasonably be expected to have a material adverse effect on Seacoast or Floridian, in each case required to consummate the merger and the bank merger, shall have been obtained and remain in full force and effect and all statutory waiting periods shall have expired, and, in the case of Seacoast, such approvals or consents shall not be subject to any conditions or consequences that would have a material adverse effect on Seacoast or any of its subsidiaries after the effective time of the merger (measured on a scale relative to Floridian);
•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger, the bank merger or the other transactions contemplated by the merger agreement;
•	the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, or the “Securities Act”, and no order suspending such effectiveness having been issued or threatened;
•	the authorization for listing on the NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;
•	the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be expected to have a material adverse effect on such party;
•	performance in all material respects by the other party of its respective obligations under the merger agreement;
•	the receipt of corporate authorizations and other certificates;

•	in the case of Seacoast, Floridian’s receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to certain material contracts;
•	the absence of any material adverse effect on the other party;
•	receipt by each party of an opinion of its counsel to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;
•	the maintenance by Floridian of a specified minimum consolidated tangible shareholders’ equity;
•	the employment agreement between Thomas H. Dargan, Jr. and SNB is in full force and effect; and
•	the receipt of executed claims letters and restrictive covenant agreements from certain directors of Floridian and Floridian Bank, each of which shall remain in full force and effect.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Third Party Proposals (see page 68)

Floridian has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than Seacoast, and to certain related matters. The merger agreement does not, however, prohibit Floridian from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

Termination (see page 72)

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Floridian shareholders:

•	by the mutual consent of Seacoast and Floridian; or
•	by Seacoast or Floridian in the event of the breach of any representation, warranty, covenant or agreement by the other party that would prevent any closing condition from being satisfied and such breach cannot be or has not been cured within thirty days of written notice of such breach provided that the right to cure may not extend beyond the “expiration date” described below; or
•	by Seacoast or Floridian if approval by the shareholders of Floridian is not obtained at the meeting at which a vote was taken; or
•	by Seacoast or Floridian if any court or other governmental authority issues a final and non-appealable order permanently prohibiting the merger or the bank merger; or
•	by Seacoast or Floridian if the merger is not consummated by the expiration date of April 30, 2016; provided, that neither party has the right to terminate the merger agreement if such party was in breach of its obligations under the merger agreement and such breach was the cause of the failure of the merger to be consummated by such date, and provided further that, if on the expiration date all conditions to the merger have been satisfied or waived or are capable of being satisfied by the closing other than the condition relating to the receipt of required regulatory approvals, then either party has the right to extend the expiration date by an additional three month period; or
•	by Seacoast if any governmental authority has denied any required regulatory approval or imposed a burdensome condition on Seacoast or any of its affiliates in connection with granting any regulatory approval; or
•	by Seacoast in the event that (i) the Floridian board of directors or any committee thereof has effected an adverse recommendation change (see “The Merger Agreement — Floridian Board Recommendation” beginning on page 69 of this proxy statement/prospectus), or (ii) Floridian has failed to substantially comply with its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting; or

•	by Floridian in the event that: (i) (A) the average closing price of Seacoast’s common stock for the ten trading days ending on the second trading day immediately preceding the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which Floridian shareholder approval of the merger agreement is obtained, is less than (B) 85% of the average closing price of Seacoast’s common stock for the ten trading days ending on the second trading day immediately preceding the date of the merger agreement (i.e., Seacoast’s stock price has been reduced to $12.79); (ii) Seacoast’s common stock underperforms a peer group index (the NASDAQ Bank Index) by more than 20%; and (iii) Seacoast does not elect to increase the stock election consideration by a formula-based amount outlined in the merger agreement; or
•	by Seacoast if holders of more than 10% in the aggregate of the shares of Floridian common stock shall have voted their shares against the merger agreement or the merger at the Floridian special meeting and have given notice of their intention to exercise their dissenters’ rights in accordance with Florida law.

Termination Fee (see page 73)

Floridian will owe Seacoast a termination fee of $3,000,000 if:

•	(i) (a) either party terminates the merger agreement in the event that approval by the shareholders of Floridian is not obtained at the Floridian special meeting or in the event that the merger is not consummated by the expiration date; or (b) Seacoast terminates the merger agreement as a result of any breach of any representation, warranty, covenant or agreement by Floridian that cannot or has not been cured within thirty days of notice of such breach; (ii) a third party acquisition proposal has been made prior to such termination; and (iii) within twelve months of termination, Floridian enters into a definitive agreement or letter of intent with respect to an acquisition proposal or consummates an acquisition proposal; or
•	Seacoast terminates the merger agreement as a result of the Floridian board of directors or any committee thereof effecting an adverse recommendation change (for more detail on adverse recommendation changes, see “The Merger Agreement — Floridian Board Recommendation” beginning on page 69 of this proxy statement/prospectus); or
•	Seacoast terminates the merger agreement as a result of Floridian not substantially complying with its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting.

Except in the case of a breach of the merger agreement, the payment of the termination fee will fully discharge Floridian from any losses that may be suffered by Seacoast arising out of the termination of the merger agreement.

Furthermore, in the event the merger agreement is terminated because Floridian shareholder approval is not obtained, then Floridian shall reimburse Seacoast for all of its reasonable out-of-pocket fees and expenses in connection with the merger up to a cap of $500,000; provided that, in the event the termination fee later becomes payable by Floridian, any such expenses paid will be credited against the termination fee.

NASDAQ Listing (see page 67)

Seacoast will cause the shares of Seacoast common stock to be issued to the holders of Floridian common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Accounting Treatment (see page 52)

Seacoast will account for the merger under the acquisition method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Floridian Special Meeting (see page 21)

The special meeting of Floridian shareholders will be held on Feburary 23, 2016, at Orlando Marriot Lake Mary, 1501 International Parkway, Lake Mary, Florida 32746, at 9:00 a.m. local time. At the special meeting, Floridian shareholders will be asked to vote on:

•	the proposal to approve the merger agreement;
•	the adjournment proposal; and
•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

Holders of Floridian common stock as of the close of business on January 11, 2016, the record date, will be entitled to vote at the special meeting. As of the record date, there were outstanding and entitled to notice and to vote an aggregate of 6,207,269 shares of Floridian common stock held by approximately 829 shareholders of record. Each Floridian shareholder can cast one vote for each share of Floridian common stock owned on the record date.

As of the record date, directors of Floridian and Floridian Bank and their affiliates owned and were entitled to vote 1,069,008 shares of Floridian common stock, representing approximately 17.22% of the outstanding shares of Floridian common stock entitled to vote on that date. Pursuant to his or her respective voting agreement, each director has agreed at any meeting of Floridian shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions) to vote the shares owned in favor of the merger agreement and the adjournment proposal. As of the record date, Seacoast did not own or have the right to vote any of the outstanding shares of Floridian common stock.

Required Shareholder Vote (see page 21)

In order to approve the merger agreement, the holders of a majority of the outstanding shares of Floridian common stock, as of the record date, must vote in favor of the merger agreement.

No Restrictions on Resale (see page 59)

All shares of Seacoast common stock received by Floridian shareholders in the merger will be freely tradable, except that shares of Seacoast received by persons who are or become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

Market Prices and Dividend Information (see page 12)

Seacoast common stock is listed and trades on The NASDAQ Global Select Market under the symbol “SBCF.” As of January 19, 2016, there were 34,347,054 shares of Seacoast common stock outstanding. Approximately 48.97% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top two institutional investors own approximately 15% of its outstanding stock. Seacoast has approximately 2,092 shareholders of record.

To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on January 15, 2016 were: CapGen Capital Group III LP (21.7%), 120 West 45th Street, Suite 1010, New York, New York 10036; Wellington Management Group LLP (8.2%), 280 Congress Street, Boston, Massachusetts 02210; BlackRock, Inc. (6.8%), 55 East 52nd Street, New York, New York 10055; and Basswood Capital Management, LLC (5.2%), 645 Madison Avenue, New York, New York 10022.

Floridian common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Floridian common stock. Floridian is not aware of any sales of shares of Floridian’s common stock by shareholders that have occurred after January 11, 2016. Transactions in the shares are privately negotiated directly between the purchasers and sellers, and sales, if they do occur, are not subject to any reporting system. The shares of Floridian are not traded frequently. As of January 11, 2016, there were 6,207,269 shares of Floridian common stock outstanding held by approximately 829 shareholders of record.

The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ. Seacoast did not pay cash dividends on its common stock during the periods indicated.

	Seacoast Common Stock
	High	Low	Dividends
2016
First Quarter (through January 19, 2016)	$15.09	$13.91	$0.00
2015
First Quarter	$14.46	$12.02	$0.00
Second Quarter	$16.09	$13.81	$0.00
Third Quarter	$16.26	$14.11	$0.00
Fourth Quarter	$16.95	$14.10	$0.00
2014
First Quarter	$12.51	$10.55	$0.00
Second Quarter	$11.28	$10.00	$0.00
Third Quarter	$11.27	$10.03	$0.00
Fourth Quarter	$14.24	$10.80	$0.00
2013
First Quarter	$11.25	$7.75	$0.00
Second Quarter	$11.00	$8.50	$0.00
Third Quarter	$12.30	$10.10	$0.00
Fourth Quarter	$12.49	$10.10	$0.00

Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. Beginning in the third quarter of 2008, Seacoast reduced its dividend per share of common stock to de minimis $0.01. On May 19, 2009, Seacoast’s board of directors voted to suspend quarterly dividends on its common stock entirely.

Any dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant. Seacoast does not expect to pay dividends on its common stock in the foreseeable future and expects to retain all earnings, if any, to support its capital adequacy and growth.

With respect to the quarter ended on June 30, 2014, Floridian paid a quarterly dividend of $0.03 per share to its common shareholders, and commencing with the quarter ended on September 30, 2014, Floridian has paid quarterly dividends of $0.05 per share to its common shareholders.

Comparison of Shareholders’ Rights (see page 75)

The rights of Floridian shareholders who continue as Seacoast shareholders after the merger will be governed by the articles of incorporation and bylaws of Seacoast rather than the articles of incorporation and bylaws of Floridian. For more information, please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 75 of this proxy statement/prospectus.

Risk Factors (see page 14)

Before voting at the Floridian special meeting, you should carefully consider all of the information contained or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” beginning on page 14 of this proxy statement/prospectus or described in Seacoast’s reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see “Documents Incorporated by Reference” beginning on page 91 of this proxy statement/prospectus.

SEACOAST SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2014, 2013, 2012, 2011 and 2010 is derived from the audited consolidated financial statements of Seacoast.

The following selected historical consolidated financial data as of and for the nine months ended September 30, 2015 and 2014 is derived from the unaudited consolidated financial statements of Seacoast and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of Seacoast’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the nine months ended September 30, 2015 are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2015 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s audited consolidated financial statements and accompanying notes included in Seacoast’s Annual Report on Form 10-K for the twelve months ended December 31, 2014; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Seacoast’s unaudited consolidated financial statements and accompanying notes included in Seacoast’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2015, both of which are incorporated by reference into this proxy statement/prospectus. See “Documents Incorporated by References” beginning on page 91 of this proxy statement/prospectus.

	Nine months ended September 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Net interest income	$80,387	$50,174	$74,907	$65,206	$64,809	$66,839	$66,212
Provision for loan losses	2,275	(3,604)	(3,486)	3,188	10,796	1,974	31,680
Noninterest income:
Other	23,511	17,603	24,744	24,319	21,444	18,345	18,134
Gain (loss) on loan(1)	725		—	—	(1,238)	—	—
Securities gains, net	160	361	469	419	7,619	1,220	3,687
Noninterest expenses	76,601	59,355	93,366	75,152	82,548	77,763	89,556
Income (loss) before income taxes	25,907	12,387	10,240	11,604	(710)	6,667	(33,203)
Provision (benefit) for income taxes	9,802	5,174	4,544	(40,385)	—	—	—
Net income (loss)	$16,105	$7,213	$5,696	$51,989	$(710)	$6,667	$(33,203)

	Nine months ended September 30,		Year ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Per Share Data
Net income (loss) available to common shareholders:
Diluted	$0.48	$0.28	$0.21	$2.44	$(0.24)	$0.16	$2.41
Basic	0.48	0.28	0.21	2.46	(0.24)	0.16	2.41
Cash dividends declared	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Book value per share common	10.20	9.84	9.44	8.40	6.16	6.46	6.42
Assets	3,378,108	2,361,813	3,093,335	2,268,940	2,173,929	2,137,375	2,016,381
Securities	937,208	778,265	949,279	641,611	656,868	668,339	462,001
Net loans	2,080,119	1,373,511	1,804,814	1,284,139	1,203,977	1,182,509	1,202,864
Deposits	2,742,296	1,808,550	2,416,534	1,806,045	1,758,961	1,718,741	1,637,228
Shareholders’ equity	350,280	235,955	312,651	198,604	165,546	170,077	166,299
Performance ratios:
Return on average assets	0.66%	0.42%	0.23%	2.38%	(0.03)%	0.32%	(1.60)%
Return on average equity	6.49	4.09	2.57	28.36	(0.43)	4.03	(19.30)
Net interest margin(2)	3.62	3.11	3.25	3.15	3.22	3.42	3.37
Average equity to average assets	10.21	10.26	10.34	8.38	7.81	8.01	8.27

(1)	Gain on participation loan in 2015 and loss on commercial loan.
(2)	On a fully taxable equivalent basis.

MARKET PRICES AND DIVIDEND INFORMATION

Seacoast common stock is listed and trades on The NASDAQ Global Select Market under the symbol “SBCF.” As of January 19, 2016, there were 34,347,054 shares of Seacoast common stock outstanding. Approximately 48.97% of these shares are owned by institutional investors, as reported by NASDAQ. Seacoast’s top two institutional investors own approximately 15% of its outstanding stock. Seacoast has approximately 2,092 shareholders of record.

To Seacoast’s knowledge, the only shareholders who owned more than 5% of the outstanding shares of Seacoast common stock on January 15, 2016 were: CapGen Capital Group III LP (21.7%), 120 West 45th Street, Suite 1010, New York, New York 10036; Wellington Management Group LLP (8.2%), 280 Congress Street, Boston, Massachusetts 02210; BlackRock, Inc. (6.8%), 55 East 52nd Street, New York, New York 10055; and Basswood Capital Management, LLC (5.2%), 645 Madison Avenue, New York, New York 10022.

Floridian common stock is not listed or traded on any established securities exchange or quotation system. Accordingly, there is no established public trading market for the Floridian common stock. Floridian is not aware of any sales of shares of Floridian’s common stock that have occurred after January 11, 2016. Transactions in the shares are privately negotiated directly between the purchasers and the sellers, and sales, if they do occur, are not subject to any reporting system. The shares of Floridian are not traded frequently. As of January 11, 2016, there were 6,207,269 shares of Floridian common stock outstanding, which were held by 829 holders of record.

The following tables show, for the indicated periods, the high and low sales prices per share for Seacoast common stock, as reported on NASDAQ. Cash dividends declared and paid per share on Seacoast common stock are also shown for the periods indicated below. Seacoast did not pay cash dividends on its common stock during the periods indicated.

The high and low sales prices reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

	Seacoast Common Stock(1)
	High	Low	Dividend
2013
First Quarter	$11.25	$7.75	$—
Second Quarter	$11.00	$8.50	$—
Third Quarter	$12.30	$10.10	$—
Fourth Quarter	$12.49	$10.10	$—
2014
First Quarter	$12.51	$10.55	$—
Second Quarter	$11.28	$10.00	$—
Third Quarter	$11.27	$10.03	$—
Fourth Quarter	$14.24	$10.80	$—
2015
First Quarter	$14.46	$12.02	$—
Second Quarter	$16.09	$13.81	$—
Third Quarter	$16.26	$14.11	$—
Fourth Quarter	$16.95	$14.10	$—
2016
First Quarter (through January 19, 2016)	$15.09	$13.91	$—

(1)	Seacoast common stock prices have been adjusted to reflect the 1 for 5 reverse stock split effective as of December 13, 2013.

Dividends from SNB are Seacoast’s primary source of funds to pay dividends on its common stock. Under the National Bank Act, national banks may in any calendar year, without the approval of the OCC, pay dividends to the extent of net profits for that year, plus retained net profits for the preceding two years (less any required transfers to surplus). The need to maintain adequate capital in SNB also limits dividends that may be paid to Seacoast. Beginning in the third quarter of 2008, Seacoast reduced its dividend per share of common stock to de minimis $0.01. On May 19, 2009, Seacoast’s board of directors voted to suspend quarterly dividends on its common stock entirely.

Any dividends paid on Seacoast’s common stock would be declared and paid at the discretion of its board of directors and would be dependent upon Seacoast’s liquidity, financial condition, results of operations, capital requirements and such other factors as the board of directors may deem relevant. Seacoast does not expect to pay dividends on its common stock in the foreseeable future and expects to retain all earnings, if any, to support its capital adequacy and growth.

With respect to the quarter ended on June 30, 2014, Floridian paid a quarterly dividend of $0.03 per share to its common shareholders, and commencing with the quarter ended on September 30, 2014, Floridian has paid quarterly dividends of $0.05 per share to its common shareholders.

RISK FACTORS

An investment in Seacoast common stock in connection with the merger involves risks. Seacoast describes below the material risks and uncertainties that it believes affect its business and an investment in the Seacoast common stock. In addition to the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the matters addressed under “Forward-Looking Statements,” you should carefully read and consider all of the risks and all other information contained in this proxy statement/prospectus in deciding whether to vote to approve the merger agreement. Additional Risk Factors included in Item 1A in Seacoast’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 are incorporated herein by reference. You should read and consider those Risk Factors in addition to the Risk Factors listed below. If any of the risks described in this proxy statement/prospectus occur, Seacoast’s financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of the Seacoast common stock could decline significantly, and you could lose all or part of your investment.

Risks Associated with the Merger

The market price of Seacoast common stock after the merger may be affected by factors different from those currently affecting Floridian or Seacoast.

The businesses of Seacoast and Floridian differ in some respects and, accordingly, the results of operations of the combined company (including after giving effect to the branch acquisition) and the market price of Seacoast’s shares of common stock after the merger and the branch acquisition may be affected by factors different from those currently affecting the independent results of operations of each of Seacoast and Floridian. For a discussion of the business of Seacoast and of certain factors to consider in connection with that business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Documents Incorporated by Reference” beginning on page 91 of this proxy statement/prospectus.

Because the sale price of Seacoast common stock will fluctuate, you cannot be sure of the value of the stock consideration that you will receive in the merger until the closing.

Under the terms of the merger agreement, each share of Floridian common stock outstanding immediately prior to the effective time of the merger (excluding excluded shares and dissenting shares) will be converted into the right to receive, at the election of the holder thereof: (1) a combination of $4.29 in cash and 0.5291 shares of Seacoast common stock; (2) $12.25 in cash; or (3) 0.8140 shares of Seacoast common stock. Shares of Floridian common stock with respect to which no election is made (other than excluded shares and dissenting shares) will receive the mixed election consideration. The value of the shares of Seacoast common stock to be issued to Floridian shareholders in the merger will fluctuate between now and the closing date of the merger due to a variety of factors, including general market and economic conditions, changes in the parties’ respective businesses, operations and prospects and regulatory considerations, among other things. Many of these factors are beyond the control of Seacoast and Floridian. We make no assurances as to whether or when the merger will be completed. Floridian shareholders should obtain current sale prices for shares of Seacoast common stock before voting their shares of Floridian common stock at the special meeting.

Floridian shareholders may receive a form of consideration different from what they elect.

Although each Floridian shareholder may elect to receive all cash or all Seacoast common stock in the merger, the pool of cash and the shares of Seacoast common stock available for all Floridian shareholders will be a fixed percentage of the aggregate merger consideration at closing, and will not exceed the aggregate number of shares of Seacoast common stock that would have been issued, and the aggregate amount of cash that would have been paid, to all of the holders of shares of Floridian common stock had the mixed election consideration of $4.29 in cash and 0.5291 of a share of Seacoast common stock been elected with respect to each share of Floridian common stock (other than excluded shares). As a result, if the aggregate amount of shares with respect to which either cash elections or stock elections have been made would otherwise result in payments of cash or stock in excess of the maximum amount of cash or stock available, and a Floridian shareholder has chosen the consideration election that exceeds the maximum available, such Floridian shareholder will receive consideration in part in a form that such shareholder did not choose. This could result in, among other things, tax consequences that differ from those that would have resulted if such Floridian shareholder had received the form of consideration that the shareholder elected (including the potential recognition of gain for federal income tax purposes if the shareholder receives cash). For illustrative examples of how the proration procedures would work in the event there is an oversubscription of the cash election or stock election in the merger, see “The Merger Agreement — Election and Proration Procedures” beginning on page 60 of this proxy statement/prospectus.

Shares of Seacoast common stock to be received by holders of Floridian common stock as a result of the merger will have rights different from the shares of Floridian common stock.

Upon completion of the merger, the rights of former Floridian shareholders who receive shares of Seacoast common stock in the merger will be governed by the articles of incorporation, as amended, and bylaws of Seacoast. The rights associated with Floridian common stock are different from the rights associated with Seacoast common stock, although both companies are organized under Florida law. Please see the section entitled “Comparison of Shareholders’ Rights” beginning on page 75 of this proxy statement/prospectus for a discussion of the different rights associated with Seacoast common stock.

Floridian shareholders who receive shares of Seacoast common stock in the merger will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

Floridian shareholders currently have the right to vote in the election of the board of directors of Floridian and on other matters affecting Floridian. Upon the completion of the merger, Floridian shareholders who receive shares of Seacoast common stock in the merger will be shareholders of Seacoast with a percentage ownership in Seacoast that is smaller than such shareholder’s current percentage ownership of Floridian. It is currently expected that the former shareholders of Floridian as a group will receive shares in the merger constituting approximately 8.8% of the outstanding shares of the combined company’s common stock immediately after the merger. Because of this, Floridian shareholders who receive shares of Seacoast common stock in the merger will have less influence on the management and policies of the combined company than they now have on the management and policies of Floridian.

Seacoast and Floridian will be subject to business uncertainties and contractual restrictions while the merger and the branch acquisition are pending.

Uncertainty about the effect of the merger and the branch acquisition on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Floridian and Seacoast. These uncertainties may impair Seacoast’s or Floridian’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger and the branch acquisition. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with Seacoast or Floridian to seek to change existing business relationships with Seacoast or Floridian or fail to extend an existing relationship. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger and the branch acquisition.

Seacoast and Floridian have a small number of key personnel. The pursuit of the merger and the branch acquisition and the preparation for the integration of both may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts Floridian from taking certain actions without Seacoast’s consent while the merger is pending. These restrictions may, among other matters, prevent Floridian from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to Floridian’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on Floridian’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Conduct of Business Pending the Merger” beginning on page 64 of this proxy statement/prospectus for a description of the covenants applicable to Floridian and Seacoast.

Seacoast may fail to realize the cost savings estimated for the merger and the branch acquisition.

Although Seacoast estimates that it will realize cost savings from the merger and the branch acquisition when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. For example, the combined purchasing power may not be as strong as expected, and therefore the cost savings could be reduced. In addition, unanticipated growth in Seacoast’s business may require Seacoast to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on Seacoast’s ability to combine the businesses of Seacoast, Floridian and the acquired branches in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or Seacoast is not able to combine the two companies and the acquired branches successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The combined company expects to incur substantial expenses related to the merger and the branch acquisition.

The combined company expects to incur substantial expenses in connection with completing the merger and the branch acquisition and combining the business, operations, networks, systems, technologies, policies and procedures of Seacoast, Floridian and the acquired branches. Although Seacoast and Floridian have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of these expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the merger and the branch acquisition could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the completion of the merger and the branch acquisition. In addition, prior to completion of the merger and the branch acquisition, each of Floridian and Seacoast will incur or have incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the merger is not completed, Seacoast and Floridian would have to recognize these expenses without realizing the anticipated benefits of the merger.

Integrating the merger and the branch acquisition simultaneously will require additional management time and attention and could increase the risks of achieving successful integrations relative to integrating either transaction individually.

Seacoast has a small number of key personnel and integrating both the merger and the branch acquisition within a short period of time may place a burden on Seacoast’s management and internal resources that would not be present if either transaction were integrated individually. Completing both integrations simultaneously may also produce additional uncertainties and any unforeseen obstacles with respect to either integration may jeopardize the realization of the other transaction’s individual benefits. Simultaneous demands may elongate the integration periods for each transaction and further delay or impair the realization of anticipated benefits.

Seacoast and Floridian may waive one or more of the conditions to the merger without re-soliciting Floridian shareholder approval for the merger agreement.

Each of the conditions to the obligations of Seacoast and Floridian to complete the merger may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Seacoast and Floridian, if the condition is a condition to both parties’ obligation to complete the merger, or by the party for which such condition is a condition of its obligation to complete the merger. The boards of directors of Seacoast and Floridian may evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary. Seacoast and Floridian, however, generally do not expect any such waiver to be significant enough to require re-solicitation of Floridian’s shareholders. In the event that any such waiver is not determined to be significant enough to require re-solicitation of Floridian’s shareholders, the companies will have the discretion to complete the merger without seeking further shareholder approval.

If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Floridian shareholders may be required to recognize additional gain or loss on the exchange of their shares of Floridian common stock in the merger for U.S. federal income tax purposes.

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Floridian and Seacoast to complete the merger that each of Floridian and Seacoast receives a legal opinion to that effect. None of these opinions will be binding on the Internal Revenue Service. Floridian and Seacoast have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth herein. If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Floridian shareholders may be required to recognize additional gain or loss on the exchange of their shares of Floridian common stock in the merger for U.S. federal income tax purposes. For further information, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 50 of this proxy statement/prospectus.

The fairness opinions of Floridian’s financial advisors will not reflect changes in circumstances between the date of the opinion and the completion of the merger.

Floridian’s board of directors received opinions from two financial advisors to address the fairness of the consideration to be received by the holders of Floridian common stock pursuant to the merger agreement from a financial point of view as of the date of each such opinion. Subsequent changes in the operation and prospects of Seacoast or Floridian, general market and economic conditions and other factors that may be beyond the control of Seacoast or Floridian, and on which these opinions were based, may significantly alter the value of Seacoast or the price of the shares of Seacoast common stock by the time the merger is completed. Because Floridian does not anticipate asking its advisors to update their respective opinions, the opinions will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. For a description of the opinions that Floridian received from its financial advisors, please refer to the section entitled “The Merger — Opinions of Floridian’s Financial Advisors” beginning on page 33 of this proxy statement/prospectus.

Floridian’s executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Floridian shareholders generally.

Executive officers of Floridian negotiated the terms of the merger agreement with Seacoast, and the Floridian board of directors unanimously approved and recommended that Floridian shareholders vote to approve the merger agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that certain Floridian and Floridian Bank executive officers and directors have financial interests in the merger that are different from, or in addition to, the interests of Floridian shareholders generally. See “The Merger — Interests of Floridian Directors and Executive Officers in the Merger” beginning on page 56 of this proxy statement/prospectus for information about these financial interests.

The termination fees, expense reimbursement and the restrictions on third party acquisition proposals set forth in the merger agreement may discourage others from trying to acquire Floridian.

Until the completion of the merger, with some limited exceptions, Floridian is prohibited from soliciting, initiating, encouraging or participating in any discussions concerning a proposal to acquire Floridian, such as a merger or other business combination transaction, with any person other than Seacoast. In addition, Floridian has agreed to pay to Seacoast in certain circumstances (i) up to $500,000 for reimbursement of expenses in connection with the transaction and (ii) a termination fee equal to $3,000,000 (against which any expenses previously reimbursed by Floridian would be credited). These provisions could discourage other companies from trying to acquire Floridian even though those other companies might be willing to offer greater value to

Floridian shareholders than Seacoast has offered in the merger. The payment of any termination fee could also have an adverse effect on Floridian’s financial condition. See “The Merger Agreement — Floridian Board Recommendation” beginning on page 69 and “The Merger Agreement — Termination Fee” beginning on page 73 of this proxy statement/prospectus.

Failure of the merger to be completed, the termination of the merger agreement or a significant delay in the consummation of the merger could negatively impact Seacoast and Floridian.

If the merger is not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of Seacoast’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the merger will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected. If the merger agreement is terminated and Floridian’s board of directors seeks another merger or business combination, Floridian’s shareholders cannot be certain that Floridian will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

Some of the performing loans in the Floridian loan portfolio being acquired by Seacoast may be under collateralized, which could affect Seacoast’s ability to collect all of the loan amount due.

In an acquisition transaction, the purchasing financial institution may be acquiring under collateralized loans from the seller. Under collateralized loans are risks that are inherent in any acquisition transaction and are mitigated through the loan due diligence process that the purchaser performs and the estimated fair market value adjustment that the purchaser places on the seller’s loan portfolio. The year a loan was originated can impact the current value of the collateral. Many Florida banks have performing loans that are under collateralized because of the decline in real estate values during the 2006 through 2010 economic downturn. While real estate values generally commenced stabilizing in 2011, and in some markets began to increase in recent years, nonetheless like other financial services institutions, Floridian’s and Seacoast’s loan portfolios have under collateralized loans that are still performing.

When it acquires another loan portfolio, Seacoast will place what is referred to as a fair market value adjustment on the acquired loan portfolio to address certain risks, including those relating to under collateralized loans. There is no assurance that the adjustment that Seacoast has placed on the Floridian loan portfolio to mitigate against under collateralized performing loans will be adequate or that Seacoast will not incur losses that could be greater than this adjustment.

Risks Associated with Seacoast’s Business

New lines of business or new products and services may subject Seacoast to additional risks.

From time to time, Seacoast may implement or may acquire new lines of business or offer new products and services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, Seacoast may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new product or service. Furthermore, any new line of business and/or new product or service could have a significant impact on the effectiveness of Seacoast’s system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on Seacoast’s business, financial condition and results of operations.

An interruption in or breach in security of Seacoast’s information systems may result in a loss of customer business and have an adverse effect on Seacoast’s results of operations, financial condition and cash flows.

Seacoast relies heavily on communications and information systems to conduct its business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in Seacoast’s customer relationship management, general ledger, deposits, servicing or loan origination systems. If any such failures, interruptions or security breaches of its communications or information systems occur, they may not be adequately addressed by Seacoast. Further, the occurrence of any such failures, interruptions or security breaches could damage Seacoast’s reputation, result in a loss of customer business, subject Seacoast to additional regulatory scrutiny or expose Seacoast to civil litigation and possible financial liability, any of which could have a material adverse effect on Seacoast’s results of operations, financial condition and cash flows.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus, including statements included or incorporated by reference in this proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be protected by the safe harbor provided by the same. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of Seacoast after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of Seacoast and Floridian before the merger or Seacoast after the merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements. These possible events or factors include, but are not limited to:

•	the failure to obtain the approval of Floridian’s shareholders in connection with the merger;
•	the timing to consummate the proposed merger;
•	the risk that a condition to closing of the proposed merger may not be satisfied;
•	the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated;
•	the parties’ ability to achieve the synergies and value creation contemplated by the proposed merger and the branch acquisition;
•	the parties’ ability to promptly and effectively integrate the businesses of Seacoast, Floridian and the branches acquired in the branch acquisition;
•	the diversion of management time on issues related to the merger and the branch acquisition;
•	the failure to consummate or delay in consummating the merger for other reasons;
•	changes in laws or regulations; and
•	changes in general economic conditions.

For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the “Risk Factors” section of this proxy statement/prospectus beginning on page 14, as well as the factors set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Seacoast’s most recent Form 10-K report and to Seacoast’s most recent Form 10-Q and 8-K reports, which are available online at www.sec.gov, and are incorporated herein by reference. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of Seacoast or Floridian. The forward-looking statements are made as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference into this proxy statement/prospectus. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INFORMATION ABOUT THE FLORIDIAN SPECIAL MEETING

This section contains information about the special meeting that Floridian has called to allow Floridian shareholders to vote on the approval of the merger agreement. The Floridian board of directors is mailing this proxy statement/prospectus to you, as a Floridian shareholder, on or about January 22, 2016. Together with this proxy statement/prospectus, the Floridian board of directors is also sending you a notice of the special meeting of Floridian shareholders and a form of proxy that the Floridian board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on February 23, 2016, at Orlando Marriot Lake Mary, 1501 International Parkway, Lake Mary, Florida 32746, at 9:00 a.m. local time.

Matters to be Considered at the Meeting

At the special meeting, Floridian shareholders will be asked to consider and vote on:

•	a proposal to approve the merger agreement (which we refer to as the “merger proposal”);
•	a proposal of the Floridian board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement (which we refer to as the “adjournment proposal”); and
•	any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the Floridian board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.

Recommendation of the Floridian Board of Directors

The Floridian board of directors unanimously recommends that Floridian shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger — Floridian’s Reasons for the Merger and Recommendations of the Floridian Board of Directors” beginning on page 30 of this proxy statement/prospectus.

Record Date and Quorum

January 11, 2016 has been fixed as the record date for the determination of Floridian shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 6,207,269 shares of Floridian common stock outstanding and entitled to vote at the special meeting, held by approximately 829 holders of record.

A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Floridian common stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of Floridian common stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting and shares held in “street name” with a bank, broker or other nominee for which a shareholder does not provide voting instructions, will be counted for purposes of establishing a quorum. Once a share of Floridian common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

Required Shareholder Vote

The affirmative vote of the holders of a majority of the outstanding shares of Floridian common stock must vote in favor of the proposal to approve the merger agreement. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, or fail to instruct your bank or broker how to vote with respect to the merger proposal, this will have the same effect as voting “AGAINST” the merger proposal.

The adjournment proposal will be approved if the votes of Floridian common stock cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, this will have no effect on the outcome of the vote on the adjournment proposal.

Each share of Floridian voting common stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.

How to Vote — Shareholders of Record

Voting in Person.  If you are a shareholder of record, you can vote in person by submitting a ballot at the special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting by Proxy.  Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. Your proxy card also includes instructions on how to vote by telephone (by accessing the toll-free number listed on the proxy card) or by the Internet (by accessing the Internet site listed on the proxy card). At this time, the Floridian board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have signed and returned your proxy card, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your stock certificates with your proxy card. You will receive a separate letter of transmittal and instructions on how to surrender your Floridian stock certificates for the merger consideration.

How to Vote — Shares Held in “Street Name”

If you are a Floridian shareholder and your shares are held in “street name” through a bank, broker or other holder of record, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by the bank, broker or other nominee. You may not vote shares held in street name by returning a proxy card directly to Floridian or by voting in person at the Floridian special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee. Further, brokers, banks or other nominees who hold shares of Floridian common stock on behalf of their customers may not give a proxy to Floridian to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other nominees do not have discretionary voting power on these matters. Therefore, if you are a Floridian shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares:

•	your broker, bank or other nominee may not vote your shares on the merger proposal, which broker non-votes will have the same effect as a vote “AGAINST” this proposal; and
•	your broker, bank or other nominee may not vote your shares on the adjournment proposal, which broker non-votes will have no effect on the vote count for this proposal.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

•	submitting another valid proxy card bearing a later date; or
•	attending the special meeting and voting your shares in person; or
•	telephone or the Internet, by following the instructions on your proxy card; or
•	delivering prior to the special meeting a written notice of revocation to Floridian’s Corporate Secretary at the following address: 175 Timacuan Blvd., Lake Mary, Florida 32746.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received before the beginning of the special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.

Shares Subject to Voting Agreements; Shares Held by Directors

A total of 1,069,008 shares of Floridian common stock, representing approximately 17.22% of the outstanding shares of Floridian common stock entitled to vote at the special meeting are subject to voting agreements between Seacoast and each of Floridian’s and Floridian Bank’s directors. Pursuant to his or her respective voting agreement, each director has agreed to, at any meeting of Floridian shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions), vote (or cause to be voted) his or her shares of Floridian common stock beneficially owned by such director:

•	in favor of the approval of the merger agreement;
•	against any acquisition proposal, without regard to any recommendation to the shareholders of Floridian by the board of directors of Floridian concerning such acquisition proposal, and without regard to the terms of such acquisition proposal, or other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the merger agreement;
•	against any agreement, amendment of any agreement, or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the merger agreement; and
•	against any action, agreement, transaction, or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Floridian in the merger agreement.

Pursuant to the voting agreement, without the prior written consent of Seacoast, each director has further agreed not to sell or otherwise transfer any shares of Floridian common stock. The foregoing summary of the voting agreements entered into by Floridian’s directors does not purport to be complete, and is qualified in its entirety by reference to the form of voting agreement attached as Exhibit B to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus.

For more information about the beneficial ownership of Floridian common stock by each greater than 5% beneficial owner, each director and executive officer and executive officers as a group, see “Beneficial Ownership of Floridian Common Stock by Management and Principal Shareholders of Floridian” beginning on page 85 of this proxy statement/prospectus.

Solicitation of Proxies

The proxy for the special meeting is being solicited on behalf of the Floridian board of directors. Floridian will bear the entire cost of soliciting proxies from you. Floridian will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Floridian stock. Floridian has also made arrangements with Alliance

Advisors LLC, a proxy solicitation firm, to assist it in soliciting proxies and has agreed to pay them approximately $18,500 plus reasonable expenses for these services. Floridian may use its directors, officers and employees, who will not be specially compensated, to solicit proxies from Floridian shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Attending the Meeting

All holders of Floridian common stock, including shareholders of record and shareholders who hold their shares in street name through banks, brokers or other nominees, are cordially invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record and would like to vote in person at the special meeting, you must produce a legal proxy executed in your favor by the record holder of your shares. In addition, you must bring a form of personal photo identification with you in order to be admitted at the special meeting. We reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the special meeting is prohibited without Floridian’s express written consent.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Floridian at:

Floridian Financial Group, Inc.
175 Timacuan Blvd.
Lake Mary, Florida 32746
Attention: Linda Cook (Corporate Secretary)
Telephone: (407) 321-9055

THE MERGER

Background of the Merger

As part of its ongoing consideration and evaluation of its long-term prospects and strategies, the Floridian board of directors and senior management have regularly reviewed and assessed Floridian’s business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to them, all with the goal of enhancing value for Floridian’s shareholders. The strategic discussions have focused on, among other things, the evaluation of potential buyers, the need to grow to be in a position to deliver a competitive return to Floridian’s shareholders, and the business environment facing financial institutions generally and Floridian Bank, including specifically, net interest margin and bank regulatory pressures.

On January 12, 2012, a Merger and Acquisition Committee (the “M&A Committee”) was formed for the purpose of considering and recommending action to the full board of directors on any strategic transactions that might arise in the future. The members of the M&A Committee had been selected based on the directors’ respective experience in the financial services industry, and experience with mergers and acquisition transactions, and initially consisted of Peter Heebner, Richard Dunn, John Waters and Thomas Dargan. The M&A Committee generally met on a quarterly basis, or more frequently as needed, from the date of formation through the date Floridian ultimately signed the merger agreement with Seacoast.

Between January 2012 and October 2013, members of management and the M&A Committee had several informal communications and meetings with approximately eight financial institutions regarding a possible merger transaction, including Company A, Company B, Company C, Company D, Company E, Company F, Company G, and Seacoast. During this period time, representatives of Sandler O’Neill assisted Floridian in finding and evaluating potential opportunities, although Sandler O’Neill was not formally engaged as Floridian’s financial advisor until 2014. Certain of these informal communications resulted in informal non-binding written offers, each of which was evaluated by the M&A Committee and the full board of directors, from time to time. During this period, the board of directors also consulted with legal counsel for advice on complying with its fiduciary duties in light of the informal proposals that had been received. None of these informal proposals resulted in any letters of intent or definitive agreements being entered into during this period. Additionally, during this period the board of directors reassigned the directors participating on the M&A Committee to include Mr. Peacock (as chairman), and Messrs. Dargan, Habas, Heebner, and Waters.

Between October 2013 and January 2014, the M&A Committee met several times and continued to review and discuss potential strategic options. During this time, the M&A Committee recommended to the full board of directors that an investment banker be formally engaged to assist with helping Floridian find potential opportunities. With the approval of the full board of directors, upon the M&A Committee’s recommendation, the M&A Committee proceeded with interviewing investment bankers to assist Floridian.

On January 16, 2014, at a regular meeting of the board of directors of Floridian, Mr. Peacock provided an update from the M&A Committee, noting that the members of the committee had generally been meeting on a bi-weekly basis recently. Mr. Peacock noted that he had an in-person meeting with Company B and that he would be providing financial information to this potential acquirer when available. He also noted that the M&A Committee would be arranging separate meetings with three separate investment banking firms to review presentations by these firms regarding potential formal engagement by Floridian.

During February and March of 2014, the M&A Committee met with three potential investment banking firms regarding a potential engagement. After consideration of the presentations, the M&A Committee resolved to recommend that the full board approve the engagement of Sandler O’Neill to assist Floridian going forward based on, among other things, Sandler O’Neill’s expertise in the banking and financial services market.

On March 14, 2014, at a special meeting of the board of directors of Floridian, Mr. Peacock updated the board on the presentations from the three investment banking firms. After discussion, the M&A Committee recommended that the board approve the engagement of Sandler O’Neill to assist with a potential transaction. Based on the M&A Committee’s recommendation, the board of directors authorized and directed the

M&A Committee to negotiate an acceptable engagement letter with Sandler O’Neill. Mr. Peacock then provided an update on the status of the potential strategic options that were still being evaluated by the M&A Committee.

On April 1, 2014, at a special meeting of the board of directors of Floridian, the board approved the engagement of Sandler O’Neill as independent financial advisor to the board in connection with a potential business combination. Mr. Peacock also discussed with the board the status of the discussions with Company B. Mr. Peacock also reported a renewed indication of interest by Company F concerning a transaction with Floridian. Mr. Peacock indicated that he would also contact representatives of Company E to see if there was still interest in pursuing a transaction. From and after Sandler O’Neill’s engagement, Floridian and representatives of Sandler O’Neill worked to identify potential strategic opportunities, including analyzing potential opportunities with several of the institutions that Floridian had previously been in discussions with.

On July 3, 2014, Mr. Peacock met with representatives of Company E to discuss Company E’s interest in acquiring Floridian in an all-cash deal. Company E indicated that they were two months into due diligence on a separate acquisition but would review Floridian’s financial information and potential cost savings.

At the next regular meeting of the board of directors of Floridian on July 15, 2014, Mr. Peacock provided the full board with an update from the M&A Committee’s recent activities. Mr. Peacock discussed that the M&A Committee had renewed conversations with Company A regarding a merger of equals; however, there were concerns as to whether the transaction could be accomplished with the results or on the timeline that Company A had envisioned. Mr. Peacock also provided an update on a potential all-cash transaction with Company E. Mr. Peacock also advised the board that Company E had several other possible acquisitions pending.

On August 22, 2014, the M&A Committee met to discuss developments in discussions with Company E. Mr. Peacock reported that Company E indicated to him that Company E’s offer would likely be below Company E’s own valuation analysis. This was subsequently confirmed several weeks later by Company E after its board met and discussed the potential transaction.

On October 16, 2014, at a regular meeting of the board of directors of Floridian, Mr. Peacock updated the board on the M&A Committee’s negotiations with Company E. Mr. Peacock indicated that Company E’s Chief Executive Officer was unable to get the terms of a potential acquisition of Floridian approved by Company E’s board due to the fact that Company E had a number of other transactions pending which were taking priority. Mr. Peacock indicated that the M&A Committee would continue to seek out possible strategic transactions for Floridian.

In November 2014, to gauge interest in a potential transaction with Floridian, representatives of Sandler O’Neill established a virtual data room containing information regarding Floridian’s operations and invited representatives from other financial institutions to review this information, subject to the interested parties executing a nondisclosure agreement. Approximately eight institutions reviewed the information in this data room; however, no offers or indications of interest resulted.

On January 26, 2015, at a meeting of the M&A Committee, Mr. Peacock reported that he had received an informal indication of interest from Seacoast, and advised that Seacoast would be following up with a more formal written proposal, although a formal proposal was not immediately received.

Three days later, at a regular meeting of the board of directors of Floridian, Mr. Peacock noted the fact that no institutions that had been contacted by representatives of Sandler O’Neill had expressed interest in pursuing a deal with Floridian based on their review of the information contained in the virtual data room. Mr. Peacock indicated that the M&A Committee would continue discussions with the two potential merger partners, Company A and Company E.

Over the next several months, the M&A Committee continued to discuss and evaluate opportunities. On May 7, 2015, at a regular meeting of the board of directors of Floridian, Mr. Peacock updated the board on two potential transactions that were being discussed by the M&A Committee. One involved a merger of equals transaction with Company G with Floridian as the nominal acquirer. The other was a potential transaction with a significantly larger institution, Company D. Mr. Peacock indicated that discussions were still continuing regarding the pricing of each of these potential transactions. After discussion regarding the two proposals, the board authorized the M&A Committee to submit a nonbinding proposal with respect to the merger of equals with Company G.

On June 5, 2015, at a special meeting of the board of directors of Floridian, Mr. Peacock updated the board on the M&A Committee’s discussions with Company G regarding a possible merger of equals transaction. Preliminary terms including price and board and management composition, were discussed. The board then discussed the proposal at length and ultimately resolved to proceed with pursuing this transaction on the terms discussed. At the meeting, the board approved making an offer to Company G related to a proposed all stock acquisition valuing Company G at 120% of Company G’s tangible book value.

On June 24, 2015, at a meeting of the M&A Committee, Mr. Peacock reported that discussions with Company G had been suspended due to issues related to corporate governance and management for the pro forma entity following the consummation of a proposed merger with Company G and that further details would be provided to the full board of directors at a special meeting to be held on July 1, 2015.

On July 1, 2015, Messrs. Peacock, Habas and Waters met with Dennis Hudson, Chairman and Chief Executive Officer of Seacoast, to further discuss a potential acquisition transaction. At this meeting, Mr. Peacock and Mr. Waters recommended that Seacoast prepare a presentation for Floridian’s full board of directors regarding the potential acquisition. Later that day, Mr. Peacock provided an update to the full board of directors regarding the reasons why Floridian had terminated negotiations with Company G, which primarily related to the inability of the two entities to resolve important corporate governance and management issues regarding the surviving institution.

On the morning of July 24, 2015, Messrs. Heebner and Dargan met with representatives of Company G as a final effort to attempt to resolve the corporate governance and management issues in connection with a proposed combination.

Between July 24 and August 20, 2015, the M&A Committee met several times to discuss details about possible alternative transactions with Company A, Company E and Company G. The M&A Committee recommended that further negotiations with Company G continue.

On August 20, 2015, Messrs. Peacock, Habas, Hurt and Dargan met with representatives of Company A to discuss a proposed combination. Later that day, Messrs. Peacock, Habas and Hurt met with Mr. Hudson from Seacoast at which time Seacoast delivered a draft letter of intent reflecting a purchase price of $11.75 per Floridian share, payable in stock and cash. Following this meeting, representatives of Sandler O’Neill contacted Company E to gauge Company E’s potential interest in submitting an offer to acquire Floridian in light of its earlier interest.

On August 24, 2015, Sandler O’Neill prepared an analysis of a proposed merger of Floridian with Seacoast, which was provided to members of the M&A Committee. On August 28, 2015, at a meeting of the M&A Committee, the M&A Committee unanimously approved going forward with the merger discussions with Seacoast based on a letter of intent received from Seacoast on August 20, 2015 which provided for, among other things, an exclusivity period and proposed price per share of $11.75, or approximately 140% of Floridian’s tangible book value per share, payable in 65% stock and 35% cash. The approval was subject to further negotiations with Seacoast to attempt to obtain an increase to the price per share.

On August 31, 2015, at a special meeting of the board of directors of Floridian, the board further discussed the Seacoast draft letter of intent, including the prospects of Floridian continuing as a separate entity and the board concluded that it would take much longer for Floridian to reach the price per share being offered by Seacoast through organic growth and that a merger with Seacoast would, for that and other reasons, be in the best interests of Floridian’s shareholders. The board also discussed an alternative transaction with Company E, which included an all-cash offer with a price per share below the Seacoast’s offer. After a lengthy discussion of the alternatives, with input from representatives of Sandler O’Neill, the board unanimously approved the Seacoast letter of intent and authorized Mr. Dargan to execute the letter of intent on behalf of Floridian, subject to further price negotiations.

Following the August 31st board meeting, Mr. Peacock and representatives of Sandler O’Neill had several discussions with Seacoast and Seacoast’s financial advisor, FBR Capital Markets & Co. (“FBR”) regarding the price per share to be paid in the proposed transaction. After lengthy negotiations, Seacoast ultimately agreed to increase the per share consideration to $12.25 per share.

On September 3, 2015, Floridian and Seacoast executed a nonbinding letter of intent to a proposed merger of the two entities, which reflected a price per share of $12.25 with the consideration to be paid 35% in cash and 65% in common stock of Seacoast, subject to the entry into a definitive merger agreement. The letter of intent included a sixty-day exclusivity period.

On September 30, 2015, Floridian hosted members of management of Seacoast, along with representatives of Seacoast’s financial advisor, FBR, and legal advisor, Cadwalader, Wickersham & Taft LLP (“Cadwalader”), at Floridian’s offices in Daytona Beach, Florida. Representatives from Floridian’s financial advisor, Sandler O’Neill, were also present. At this meeting, Seacoast’s management conducted additional due diligence on Floridian.

On October 4, 2015, Gunster, Yoakley & Stewart, P.A., legal counsel to Floridian (“Gunster”), received an initial draft merger agreement from Cadwalader. Among other things, the initial draft of the merger agreement required Floridian to pay a termination fee of $3 million to Seacoast if (i) the Floridian board of directors changed its recommendation that Floridian shareholders approve the merger agreement or (ii) the merger agreement was terminated under certain scenarios and Floridian entered into an agreement with respect to an acquisition proposal with a third party within 18 months after such termination. The draft merger agreement also required Floridian, in the event of certain termination scenarios, to reimburse Seacoast for its out-of-pocket expenses incurred in connection with the merger agreement, up to an unspecified amount, but there was no reciprocal reimbursement right for Floridian. Later that day, a conference call was held with members of the M&A Committee and representatives of Sandler O’Neill and to discuss timing of providing comments to the draft merger agreement and proposed timeline for approval of the transaction.

On October 6, 2015, the M&A Committee and representatives of Sandler O’Neill and Gunster met telephonically to discuss the draft definitive agreement. Specifically, the M&A Committee discussed price protection provisions for the stock portion of the merger consideration in the event of a change in the market price of Seacoast’s stock and the impact it would have on the value of the merger consideration despite the fact that the risk of a change in the purchase price was hedged with 35% of the purchase price payable in cash.

On October 8, 2015, representatives from Gunster and Sandler O’Neill attended a regular meeting of the board of directors of Floridian to discuss the proposed merger with Seacoast. The purpose of the meeting was to update the full board on the proposed merger with Seacoast and to discuss the timing of the proposed transaction. Representatives from Gunster gave a detailed presentation on director duties and obligations under Florida law regarding merger transactions, including the duty of care and duty of loyalty and emphasized the need to continue following a proper process to ensure the best deal is negotiated for the Floridian shareholders. Following discussion, the board determined that the M&A Committee should continue to negotiate the proposed merger on behalf of Floridian and will provide periodic updates to the full board when necessary. The board determined that Mr. Peacock and Mr. Waters should lead these negotiations due to their independence and knowledge and experience with mergers and acquisitions.

During the next few days, Gunster and members of the M&A Committee discussed the draft merger agreement as well as strategic matters. In the course of these discussions, the M&A Committee determined to negotiate several material provisions contained in the draft merger agreement, including, without limitation, extending the period of time over which the stock election consideration and stock portion of the mixed election consideration was to be calculated, the contractual right to continue paying a regular quarterly dividend during the pendency of the merger, inclusion of a broad fiduciary out to allow the board to terminate the deal to comply with its fiduciary duties, requiring a second fairness opinion, specifying stay bonuses for key Floridian employees, inclusion of a reverse termination fee, shortening the drop-dead date for the merger, removing a minimum tangible book value closing condition, and reducing the termination fee from $3,000,000 to $2,250,000. The M&A Committee also recognized the potential contractual obligation to make a

Section 280G excise tax gross-up payment to certain of Floridian’s executives and worked with counsel to calculate the potential 280G impact and the effect such gross-up might have on the terms of the proposed transaction.

Over the next five days, Cadwalader and Gunster exchanged revised drafts of the ancillary merger agreements, which included drafts of Mr. Dargan’s employment agreement, and the forms of the voting agreement, restrictive covenant agreement and claims letter. During this period, Mr. Dargan also had several calls with Mr. Hudson regarding the terms of Mr. Dargan’s proposed employment agreement with SNB. Mr. Peacock, separately, had several calls with Mr. Hudson concerning Mr. Dargan’s proposed employment agreement as well as issues related to potential 280G payments under existing employment contracts.

On October 14, 2015, Seacoast hosted members of management of Floridian, including Mr. Dargan and Ms. Gilliland and Mr. Sanchez, along with representatives from Gunster and Sandler O’Neill, at Seacoast’s executive offices. At this meeting, Floridian’s management conducted additional due diligence on Seacoast. Attorneys from Gunster also assisted in due diligence matters at this meeting. Following this meeting members of the M&A Committee held a conference call with representatives of Sandler O’Neill and Gunster to discuss the proposed transaction with Seacoast, including matters related to the timeline for completion of the transaction as well as matters related to corporate governance. Representatives of Gunster provided an overview of corporate governance requirements, including the recommendation that, in an abundance of caution and to mitigate any perceived conflict of interest, Floridian engage a second investment banking firm to provide a second fairness opinion in connection with the proposed transaction because Sandler O’Neill had previously been engaged by Seacoast on other unrelated matters. Members of the M&A Committee discussed key deal points that needed to be included in the merger agreement, including provisions protecting against an adverse change in Seacoast’s stock price, retention bonuses for key personnel, fiduciary duty outs, and certain tax matters. A timeline for board approval of the merger, the signing of the merger agreement and filing of the S-4 registration statement was also discussed in detail. Members of the M&A Committee also instructed representatives of Sandler O’Neill to contact the financial advisor to Seacoast to discuss certain material concerns, including that the merger agreement should contain a double-trigger walk away right to protect against a decline in the value of Seacoast’s stock. Following this meeting, Gunster provided a revised draft of the merger agreement to Cadwalader. Additional conferences took place over the next two weeks reviewing the impact of the employment arrangements, including excise tax reimbursement under Section 280G and the deductibility of those costs to a potential acquirer. Both Seacoast and the Floridian board of directors expressed concern over the impact of the potential contractual obligation to pay any contractually required gross-up payments because of the potential negative impact such payments might have on Floridian shareholder value in the proposed transaction.

Over the course of the following approximately two weeks, representatives of Seacoast and Floridian continued mutual due diligence. The parties concurrently worked to finalize the definitive merger agreement and ancillary documents. Cadwalader delivered revised drafts of the definitive agreements, which included, among other things, a double-trigger walk away right that would permit Floridian to terminate the merger agreement if there was a material decrease in the share price of Seacoast common stock that was not a result of a broad-based decline in bank equity prices generally, that any expense reimbursement paid by Floridian if the merger agreement was terminated under certain circumstances would be credited against any later payment of the $3 million termination fee, and also provided that the stock election consideration and stock portion of the mixed election consideration would be based on the 10-day average closing price of Seacoast common stock as of the second day prior to the signing of the merger agreement. The revised draft also provided Floridian with the right to continue declaring a regular quarterly dividend. On October 19, 2015, Floridian engaged Austin as financial advisor to provide a second fairness opinion in connection with the proposed merger.

On October 28, 2015, Seacoast and Floridian executed a letter agreement extending the period of exclusive negotiations between the two parties to the close of business on November 9, 2015.

On October 28, 2015, the parties resolved most of the remaining legal and business issues in the merger agreement and substantially final drafts of the merger agreement and ancillary documents were circulated to members of Floridian’s full board of directors, as well as Floridian Bank directors, for review. Later that day,

Mr. Peacock discussed with Mr. Hudson the key remaining issues related to the draft merger agreement, which included the double-trigger walk away right, the ability of Floridian to continue paying a dividend, subject to regulatory and other requirements, the minimum tangible book value to be delivered at closing, and the outside termination date. After discussion, Mr. Peacock and Mr. Hudson were able to reach a consensus on the remaining issues, which resolutions were promptly communicated to Gunster and Cadwalader for incorporation into the final draft merger agreement.

On October 30, 2015, Gunster provided the final draft of the merger agreement to members of Floridian’s full board of directors which contained the final amount of the merger consideration. Mr. Dargan provided the final merger agreement to members of the board of directors of Floridian Bank who were not also directors of Floridian.

On November 2, 2015, the boards of directors of Floridian and Floridian Bank met to review the proposed merger with Seacoast. Representatives of Gunster, Sandler O’Neill, and Austin were present at the meeting. Representatives of Sandler O’Neill reviewed the financial aspects of the proposed merger with Seacoast and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in such opinion, the terms of the merger agreement were fair to Floridian and its shareholders from a financial point of view. Representatives of Austin also reviewed and discussed with the directors its financial analyses of the merger consideration and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Austin as set forth in such opinion, the terms of the merger agreement were fair to Floridian and its shareholders from a financial point of view. In addition, representatives of Gunster reviewed with the directors the final draft of the proposed merger agreement, including the terms related to the price as well as the termination fee payable in the event that the merger agreement was terminated in certain circumstances, related transaction documents, as well as the legal standards applicable to the board’s decisions and actions with respect to the proposed transaction, as they had previously done. Following the presentations by Floridian’s management and advisors and discussion among the members of Floridian’s board of directors, including consideration of the factors described under “The Merger — Floridian’s Reasons for the Merger and Recommendation of the Floridian Board of Directors” beginning on page 30 of this proxy statement/prospectus, the Floridian board of directors unanimously (1) determined that the merger agreement, the merger, the voting agreements to be entered into by Floridian’s directors, the employment agreement to be entered into between SNB and Mr. Dargan, and the other transactions contemplated thereby are advisable and in the best interests of Floridian and its shareholders, (2) adopted the merger agreement, the voting agreements, the employment agreement and approved the transactions contemplated thereby, (3) directed that the merger agreement be submitted for adoption by Floridian’s shareholders, and (4) recommended that Floridian’s shareholders adopt the merger agreement. The board of directors of Floridian Bank unanimously reached the same conclusions and adopted similar resolutions at a separate meeting.

On the evening of November 2, 2015, Floridian and Seacoast executed the merger agreement and, before the markets opened on November 3, 2015, issued a joint press release announcing the transaction.

Floridian’s Reasons for the Merger and Recommendation of the Floridian Board of Directors

After careful consideration, Floridian’s board of directors, at a meeting held on November 2, 2015, determined that the merger agreement is in the best interests of Floridian and its shareholders. Accordingly, Floridian’s board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement and recommends that Floridian shareholders vote “FOR” the approval of the merger agreement. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the Floridian board of directors consulted with Floridian’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of Floridian’s, Seacoast’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Floridian board of directors considered its view that Seacoast’s business and operations complement those of Floridian and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;
•	its understanding of the current and prospective environment in which Floridian and Seacoast operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Floridian both with and without the proposed transaction;
•	the results that Floridian could expect to achieve operating independently, and the likely risks and benefits to Floridian shareholders of that course of action, as compared to the value of the merger consideration to be received from Seacoast;
•	its view that the size of the institution and related economies of scale was becoming increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;
•	its belief that the number of potential acquirers interested in smaller institutions like Floridian, with total assets less than $500 million and limited geographic markets, has diminished and may diminish even further over time;
•	its review and discussions with Floridian’s management regarding the benefits of an acquisition by Seacoast compared to other alternatives;
•	the complementary nature of the credit cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;
•	management’s expectation that the combined company will have a strong capital position upon completion of the transaction;
•	the board’s belief that the combined enterprise would benefit from Seacoast’s ability to take advantage of economies of scale, including achieving critical mass in the Orlando market area, and grow in the current economic environment, making Seacoast an attractive partner for Floridian;
•	its belief that the transaction is likely to provide substantial value to Floridian’s shareholders;
•	the opinions of Sandler O’Neill and Austin, Floridian’s financial advisors, delivered to Floridian’s board of directors, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by each of Sandler O’Neill and Austin as set forth in their respective opinions, the merger consideration was fair to the holders of Floridian common stock from a financial point of view, as more fully described in the section entitled “The Merger — Opinions of Floridian’s Financial Advisors” beginning on page 33 of this proxy statement/prospectus;
•	the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of Floridian’s board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to Floridian shareholders that they approve the merger agreement (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;
•	the fact that the merger consideration will consist of shares of Seacoast common stock, which would allow Floridian shareholders to participate in a significant portion of the future performance of the combined Floridian and Seacoast business and synergies resulting from the merger, and the value to Floridian shareholders represented by that consideration;

•	the greater liquidity in the trading market for Seacoast common stock relative to the market for Floridian common stock due to the listing of Seacoast’s shares on the Nasdaq Global Select Market;
•	the potential risk of diverting management attention and resources from the operation of Floridian’s business and towards the completion of the merger;
•	the requirement that Floridian conduct its business in the ordinary course and the other restrictions on the conduct of Floridian’s business prior to the completion of the merger, which may delay or prevent Floridian from undertaking business opportunities that may arise pending completion of the merger;
•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Seacoast’s business, operations and workforce with those of Floridian; and
•	the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the factors considered by the Floridian board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Floridian board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the Floridian board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Floridian board of directors considered all these factors as a whole, including discussions with, and questioning of, Floridian’s management and Floridian’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the Floridian board of directors has unanimously adopted and approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Each of the directors of Floridian has entered into a voting agreement with Seacoast, pursuant to which they have agreed to vote in favor of the Floridian merger proposal and the other proposals to be voted on at the Floridian special meeting. The voting agreements are discussed in more detail in the section entitled “Information About the Floridian Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors” beginning on page 23 of this proxy statement/prospectus.

Seacoast’s Reasons for the Merger

As a part of Seacoast’s growth strategy, Seacoast routinely evaluates opportunities to acquire financial institutions. The acquisition of Floridian is consistent with Seacoast’s expansion strategy. Seacoast’s board of directors, senior management and certain lenders reviewed the business, financial condition, results of operations and prospects for Floridian, the market condition of the market area in which Floridian conducts business, the compatibility of the management and the proposed financial terms of the merger. In addition, management of Seacoast believes that the merger will expand Seacoast’s presence in the attractive Orlando and Daytona market areas, provide opportunities for future growth and provide the potential to realize cost savings. Seacoast’s board of directors also considered the financial condition and valuation for both Floridian and Seacoast as well as the financial and other effects the merger would have on Seacoast’s shareholders and stakeholders, including that the merger is expected to be $0.02 accretive to 2016 earnings per share and produce an internal rate of return of nearly 20%. The board considered the fact that the acquisition, combined with the branch acquisition, would cause Seacoast to be the largest Florida-based community bank in the Orlando growth market, that market overlap would drive significant realistic cost savings, and that cultural similarities supported the probability of an efficient, low risk integration with minimal customer attritions.

In view of the variety of factors considered in connection with its evaluation of the merger, the Seacoast board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the Seacoast board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination.

Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, Seacoast’s management.

Opinions of Floridian’s Financial Advisors

Opinion of Sandler O’Neill & Partners, L.P.

By letter dated March 25, 2014, Floridian retained Sandler O’Neill to act as financial advisor to Floridian’s board of directors in connection with Floridian’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the November 2, 2015 meeting at which Floridian’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to Floridian’s board of directors its oral opinion, which was subsequently confirmed in writing, that, as of such date, the merger consideration was fair to the holders of Floridian common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Appendix B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Floridian common stock are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Floridian’s board of directors in connection with its consideration of the merger and is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of Floridian common stock. Sandler O’Neill’s opinion does not constitute a recommendation to any holder of Floridian common stock as to how such holder of Floridian common stock should vote with respect to the merger or any other matter. It does not address the underlying business decision of Floridian to engage in the merger or any other aspect of the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Floridian or the effect of any other transaction in which Floridian might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Floridian’s officers, directors, or employees, or class of such persons, relative to the merger consideration to be received by Floridian’s common shareholders. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;
•	certain audited financial statements and other historical financial information of Floridian, as provided by Floridian, that Sandler O’Neill deemed relevant;
•	certain publicly available financial statements and other historical financial information of Seacoast that Sandler O’Neill deemed relevant;
•	internal earnings estimates for Floridian for the years ending December 31, 2015 through December 31, 2018, as provided and confirmed by the senior management of Floridian;
•	publicly available analyst earnings per share estimates for Seacoast for the years ending December 31, 2015 through December 31, 2017 and an estimated long term earnings growth rate for the years thereafter, as provided by the senior management of Seacoast;
•	the pro forma financial impact of the merger on Seacoast based on assumptions relating to earnings per share for Floridian for the years ending December 31, 2015 through December 31, 2018 and a long-term earnings per share growth rate for the years thereafter, Seacoast’s announced acquisition of certain branch offices, estimated transaction expenses, certain accounting adjustments and cost savings, as provided by the senior management of Seacoast;
•	the publicly reported historical price and trading activity for Seacoast common stock, including a comparison of certain financial and stock market information for Seacoast and similar publicly available information for certain other similar companies the securities of which are publicly traded;
•	a comparison of certain financial information for Floridian and Seacoast with similar institutions for which information is publicly available;
•	the financial terms of certain recent business combinations in the commercial banking industry (on a statewide and national basis), to the extent publicly available;
•	the current market environment generally and the banking environment in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria that Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Floridian the business, financial condition, results of operations and prospects of Floridian and held similar discussions with certain members of senior management of Seacoast regarding the business, financial condition, results of operations and prospects of Seacoast.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Floridian or Seacoast or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill has relied, at the direction of Floridian, without independent verification or investigation, on the assessments of the management of Floridian as to its existing and future relationships with key employees and partners, clients, products and services and Sandler O’Neill has assumed, with Floridian’s consent, that there will be no developments with respect to any such matters that would affect Sandler O’Neill’s analyses or opinion. Sandler O’Neill further relied on the assurances of the respective managements of Floridian and Seacoast that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill has not been asked to and has not undertaken an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Floridian or Seacoast or any of their respective subsidiaries, nor has Sandler O’Neill been furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Floridian or Seacoast, or the combined entity after the merger and Sandler O’Neill has not reviewed any individual credit files relating to Floridian or Seacoast, or any of their respective subsidiaries.

In preparing its analyses, Sandler O’Neill used internal earnings estimates for Floridian for the years ending December 31, 2015 through December 31, 2018, as provided and confirmed by the senior management of Floridian, as well as publicly available analyst earnings per share estimates for Seacoast for the years ending December 31, 2015 through December 31, 2017 and an estimated long term earnings growth rate for the years thereafter, as provided by the senior management of Seacoast. Sandler O’Neill also received and used in its pro forma analysis certain assumptions relating to earnings per share for Floridian for the years ending December 31, 2015 through December 31, 2018 and a long-term earnings per share growth rate for the years thereafter, Seacoast’s announced acquisition of certain branch offices, estimated transaction expenses, certain accounting adjustments and cost savings, as provided by the senior management of Seacoast. With respect to those estimates and judgments, the respective managements of Floridian and Seacoast confirmed to Sandler O’Neill that those estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Floridian and Seacoast, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such estimates or judgments, or the assumptions on which they are based. Sandler O’Neill also assumed that there was no material change in Floridian’s or Seacoast’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Floridian and Seacoast would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with Floridian’s consent, that: (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived; (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger agreement, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Floridian, Seacoast or the merger agreement or any related transaction; (iii) the merger agreement and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements; (iv) the merger would be consummated without Floridian’s rights under Section 6.1(i) of the merger agreement having been triggered, or if such rights have been triggered, Seacoast shall have exercised the option referred to in Section 6.1(i)(ii) of the merger agreement; and (v) the merger would qualify as a tax-free reorganization for federal income tax purposes. Finally, with Floridian’s consent, Sandler O’Neill relied upon the advice that Floridian received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of the date of its opinion. Events occurring after the date thereof could materially affect Sander O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date its opinion. Sandler O’Neill expressed no opinion as to the trading value of Seacoast common stock after the date of its opinion or what the value of Seacoast common stock would be once it is actually received by the holders of Floridian common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Floridian’s board of directors, but is a summary of the material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Floridian or Seacoast and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Floridian and Seacoast and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Floridian, Seacoast and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Floridian’s board of directors at its November 2, 2015 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Floridian’s common stock or the prices at which Floridian common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Floridian’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Floridian’s board of directors or management with respect to the fairness of the merger.

Summary of Proposed Merger Consideration and Implied Transaction Metrics.  Sandler O’Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, upon the effective time of the merger, all shares of Floridian common stock issued and outstanding immediately prior to the effective time (defined for the purposes of this section as “Floridian Common Stock”), other than certain shares described in the merger agreement, will be converted into the right to receive, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in the merger agreement, the merger consideration. The merger consideration is: (i) the combination of (A) $4.29 in cash, and (B) 0.5291 validly issued, fully paid and nonassessable shares of Seacoast common stock; (ii) $12.25 in cash; or (iii) 0.8140 validly issued, fully paid and nonassessable shares of Seacoast common stock. Sandler O’Neill calculated an aggregate implied transaction value of approximately $76.5 million. Based upon financial information for Floridian as of or for the twelve months ended September 30, 2015, Sandler O’Neill calculated the following implied transaction metrics:

Transaction Price Per Share/LTM Earnings Per Share:	35.9x
Transaction Price Per Share/Book Value:	140%
Transaction Price Per Share/Tangible Book Value:	140%
Transaction Price Per Share/Adjusted Tangible Book Value(1):	156%
Tangible Book Premium/Core Deposits:	6.9%

(1)	Reflects multiple paid on “normalized” Tangible Common Equity/Tangible Assets (“TCE/TA”) of 9.0% and dollar for dollar on all excess capital

Stock Trading History.  Sandler O’Neill reviewed the history of the publicly reported trading prices of Seacoast common stock for the three-year period ended October 29, 2015. Sandler O’Neill then compared the relationship between the movements in the price of Seacoast common stock to movements in Seacoast’s Peer Group (as described on page 38 of this proxy statement/prospectus) as well as certain stock indices.

Seacoast’s Three-Year Stock Performance

	Beginning Value October 29, 2012	Ending Value October 29, 2015
Seacoast	100%	202.3%
Seacoast Peer Group	100%	166.3%
NASDAQ Bank Index	100%	157.3%

Comparable Company Analyses.  Sandler O’Neill used publicly available information to compare selected financial information for Floridian with a group of financial institutions selected by Sandler O’Neill. The Floridian peer group consisted of eleven public banks and thrifts headquartered in the Southeast with assets between $400 million and $900 million with TCE/TA greater than 11%, excluding targets of announced transactions (the “Floridian Peer Group”). The Floridian Peer Group consisted of the following companies:

ASB Bancorp, Inc.(1)
Benchmark Bankshares, Inc.
Chesapeake Financial Services, Inc.
Eagle Financial Services, Inc.
First Advantage Bancorp
FirstAtlantic Financial Holdings, Inc.(1)

High Point Bank Corporation(1)
John Marshall Bank
Peoples Financial Corporation
Select Bancorp, Inc.(1)
United Security Bancshares, Inc.

(1)	Financial data as of or for the period ending June 30, 2015.

The analysis compared publicly available financial information for Floridian with the corresponding data for the Floridian Peer Group as of or for the nine months ended September 30, 2015 (unless otherwise noted), with pricing data as of October 29, 2015. The table below sets forth the data for Floridian and the median and mean data for the Floridian Peer Group.

Floridian Comparable Company Analysis

	Floridian	Floridian Peer Group Median	Floridian Peer Group Mean
Total assets (in millions)	$426	$657	$648
Tangible common equity/Tangible assets	12.77%	12.16%	12.49%
Leverage Ratio(1)	10.73%	12.93%	12.61%
Total Risk Based Capital Ratio(1)	16.17%	17.84%	17.85%
YTD Return on average assets	0.43%	0.94%	0.70%
YTD Return on average equity	3.35%	6.63%	5.75%
YTD Net interest margin	3.65%	4.05%	4.02%
YTD Efficiency ratio	78.6%	75.7%	74.4%
Loan Loss Reserve/Gross Loans	1.63%	1.19%	1.33%
Non-performing assets(2)/Total assets	1.99%	2.17%	2.19%
Price/Tangible book value	—	101%	96%
Price/LTM Earnings per share	—	17.6x	17.5x
Current Dividend Yield	—	1.0%	1.4%
LTM Dividend Ratio	—	19.4%	17.3%
Market value (in millions)	—	$67	$78

(1)	Reflects consolidated or bank level regulatory capital ratios as of the most recently available quarter for High Point Bank Corporation, Chesapeake Financial Shares, Inc., Peoples Financial Corporation, Eagle Financial Services, Inc., United Security Bancshares, Inc., Benchmark Bankshares, Inc. and First Advantage Bancorp.
(2)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases and real estate owned. Reflects most recently reported ratio.

Sandler O’Neill used publicly available information to perform a similar analysis for Seacoast and a group of financial institutions selected by Sandler O’Neill. The Seacoast peer group consisted of ten public banks and thrifts headquartered in the Southeast with assets between $3.0 billion and $5.0 billion, excluding targets of announced transactions (the “Seacoast Peer Group”). The Seacoast Peer Group consisted of the following companies:

Cardinal Financial Corporation
Carter Bank & Trust(1)
CenterState Banks, Inc.
City Holding Company
Fidelity Southern Corporation

First Bancorp
ServisFirst Bancshares, Inc.
State Bank Financial Corporation
USAmeriBancorp, Inc.(1)
Yadkin Financial Corporation

(1)	Financial data as of or for the period ending June 30, 2015.

The analysis compared publicly available financial information for Seacoast with the corresponding data for the Seacoast Peer Group as of or for the nine months ended September 30, 2015 (unless otherwise noted), with pricing data as of October 29, 2015. The table below sets forth the data for Seacoast and the median and mean data for the Seacoast Peer Group.

Seacoast Comparable Company Analysis

	Seacoast	Seacoast Peer Group Median	Seacoast Peer Group Mean
Total assets (in millions)	$3,378	$3,693	$3,886
Tangible common equity/Tangible assets(1)	9.43%	8.99%	9.35%
Leverage Ratio	10.60%	9.94%	10.16%
Total Risk Based Capital Ratio(2)	15.50%	12.77%	13.95%
YTD Return on average assets	0.66%	1.01%	1.08%
YTD Return on average equity	6.47%	9.97%	10.20%
YTD Net interest margin(3)	3.62%	3.74%	3.75%
YTD Efficiency ratio	68.3%	56.8%	58.1%
Loan Loss Reserve/Gross Loans	0.91%	1.00%	0.94%
Non-performing assets(4)/Total assets	1.33%	1.13%	1.26%
Price/Tangible book value	171%	174%	177%
Price/LTM Earnings per share	35.6x	15.1x	16.6x
Price/2015 Est. EPS(5)	20.8x	16.6x	17.9x
Price/2016 Est. EPS(5)	17.0x	15.2x	15.3x
Current Dividend Yield	0.0	1.7%	1.7%
LTM Dividend Ratio	0.0	23.5%	21.7%
Market value (in millions)	$539	$713	$639

(1)	Intangibles included in TCE/TA as of June 30, 2015 for Fidelity Southern Corporation.
(2)	Total risk based capital ratio as of June 30, 2015 for CenterState Banks, Inc.
(3)	Net interest margin for the quarter ended September 30, 2015 for CenterState Banks, Inc. and State Bank Financial Corporation.
(4)	Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases and real estate owned. Reflects most recently reported ratio. Reflects bank level ratio as of June 30, 2015 for Cardinal Financial Corporation.
(5)	Based on median analyst earnings per share estimates as reported by FactSet.

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed two groups of recent merger and acquisition transactions consisting of a Florida group as well as a nationwide, highly capitalized group. The Florida group consisted of bank and thrift transactions announced since January 1, 2013 with announced deal values involving targets headquartered in Florida having assets between $350 million and $800 million (the “Florida Precedent Transactions”). The nationwide, highly capitalized group consisted of nationwide bank and thrift transactions since January 1, 2014 with announced deal values involving targets between $350 million and $800 million in assets, NPAs/Assets less than 2.5% and TE/TA ratios greater than 10% (the “Nationwide, Highly Capitalized Precedent Transactions”).

The Florida Precedent Transactions group was composed of the following eleven transactions:

Buyer	Target
Ameris Bancorp	Jacksonville Bancorp Inc.
Ameris Bancorp	Merchant & Southern Banks of FL Inc
Ameris Bancorp	Prosperity Banking Company
Banco Sabadell SA	JGB Bank NA
CenterState Banks	Community Bank of South FL Inc.
CenterState Banks	Gulfstream Bancshares Inc.
Home BancShares Inc.	Florida Business BancGroup Inc.
IBERIABANK Corp.	Florida Bank Group Inc.
Seacoast Banking Corp. of FL.	BANKshares Inc.
Stonegate Bank	Community Bank of Broward
Stonegate Bank	Florida Shores Bancorp Inc.

Using then latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, transaction price to tangible book value per share for Floridian and tangible book premium to core deposits. Sandler O’Neill compared the indicated transaction metrics for the merger to the median metrics of the Florida Precedent Transactions group.

	Floridian/ Seacoast	Median Florida Precedent Transactions
Transaction price/LTM earnings per share(1):	35.9x	19.2x
Transaction price/Tangible book value per share:	140%	145%
Transaction price/Adjusted Tangible book value per share(2):	156%
Core Deposit Premium(3):	6.9%	5.9%

(1)	Excludes the impact of the multiples for the following three selected transactions which were considered to be not meaningful because the multiples were greater than 50.0x or negative: IBERIABANK Corp./Florida Bank Group Inc., Banco Sabadell SA/JGB Bank NA and Stonegate Bank/Florida Shores Bancorp Inc.
(2)	Reflects multiple paid on “normalized” TCE/TA of 9.0% and dollar for dollar on all excess capital.
(3)	Tangible book premium to core deposits calculated as (deal value — tangible equity)/(core deposits); core deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits and unclassified deposits.

The Nationwide, Highly Capitalized Precedent Transactions group was composed of the following eighteen transactions:

Buyer	Target
Bear State Financial Inc.	Metropolitan National Bank
Berkshire Hills Bancorp Inc.	Hampden Bancorp Inc.
Cathay General Bancorp	Asia Bancshares Inc.
CVB Financial Corp.	American Security Bank
First Horizon National Corp.	TrustAtlantic Financial Corp.
F.N.B. Corp.	OBA Financial Services Inc.
Home BancShares Inc.	Florida Business BancGroup Inc.
IBERIABANK Corp.	Florida Bank Group Inc.
Independent Bank Corp.	Peoples Federal Bancshares Inc.
Liberty Bank	Naugatuck Valley Financial
Pacific Premier Bancorp	Independence Bank
Pacific Premier Bancorp	Security California Bancorp
Peoples Bancorp Inc.	NB&T Financial Group Inc.
Pinnacle Financial Partners	Magna Bank
Renasant Corp.	KeyWorth Bank
State Bank Financial Corp.	Georgia-Carolina Bancshares
United Community Banks Inc.	MoneyTree Corp.
WSFS Financial Corp.	Alliance Bancorp of Penn

Using then latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to tangible book value per share, transaction price to tangible book value per share for Floridian and tangible book premium to core deposits. Sandler O’Neill compared the indicated transaction metrics for the merger to the median metrics of the Nationwide, Highly Capitalized Precedent Transactions group.

	Floridian/ Seacoast	Median Nationwide, Highly Capitalized Precedent Transactions
Transaction price/LTM earnings per share(1):	35.9x	23.3x
Transaction price/Tangible book value per share:	140%	137%
Transaction price/Adjusted Tangible book value per share(2):	156%
Core deposit premium(3):	6.9%	7.8%

(1)	Excludes the impact of the multiples for the following three selected transactions which were considered to be not meaningful because the multiples were greater than 50.0x or negative: Bear State Financial Inc./Metropolitan National Bank, IBERIABANK Corp./Florida Bank Group Inc. and F.N.B. Corp./OBA Financial Services Inc.
(2)	Reflects multiple paid on “normalized” TCE/TA of 9.0% and dollar for dollar on all excess capital
(3)	Tangible book premium to core deposits calculated as (deal value — tangible equity)/(core deposits); core deposits defined as deposits, less time deposit accounts with balances over $100,000, foreign deposits, and unclassified deposits.

Net Present Value Analyses.  Sandler O’Neill performed an analysis that estimated the net present value per share of Floridian common share assuming Floridian performed in accordance with internal earnings estimates reviewed and discussed with the senior management of Floridian. To approximate the terminal value of Floridian common stock at December 31, 2018, Sandler O’Neill applied price to earnings multiples ranging from 11.0x to 19.0x and price to tangible book value multiples ranging from 85% to 125%. The terminal values were then discounted to present values using different discount rates ranging from 9.9% to 15.9% when applied to 2018 earnings multiples and 9.9% to 15.9% when applied to multiples of 2018 tangible book value, chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Floridian common stock. As illustrated in the following tables, the analyses indicated an imputed range of values per share of Floridian common stock of $4.86 to $9.52 when applying multiples of earnings and $5.69 to $9.65 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	11.0x	13.0x	15.0x	17.0x	19.0x
9.9%	$5.73	$6.68	$7.63	$8.57	$9.52
10.9%	$5.57	$6.49	$7.41	$8.33	$9.25
11.9%	$5.42	$6.31	$7.20	$8.09	$8.99
12.9%	$5.27	$6.14	$7.00	$7.87	$8.74
13.9%	$5.13	$5.97	$6.81	$7.65	$8.49
14.9%	$4.99	$5.81	$6.63	$7.44	$8.26
15.9%	$4.86	$5.65	$6.45	$7.24	$8.04

Tangible Book Value Multiples

Discount Rate	85%	95%	105%	115%	125%
9.9%	$6.73	$7.46	$8.19	$8.92	$9.65
10.9%	$6.54	$7.25	$7.96	$8.67	$9.37
11.9%	$6.36	$7.05	$7.73	$8.42	$9.11
12.9%	$6.18	$6.85	$7.52	$8.19	$8.86
13.9%	$6.01	$6.66	$7.31	$7.96	$8.61
14.9%	$5.85	$6.48	$7.11	$7.74	$8.38
15.9%	$5.69	$6.31	$6.92	$7.53	$8.15

Sandler O’Neill also considered and discussed with the Floridian board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Floridian’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Floridian common stock, applying the price to 2018 earnings multiples range of 11.0x to 19.0x referred to above and a discount rate of 12.9%.

Earnings Per Share Multiples

Annual Estimate Variance	11.0x	13.0x	15.0x	17.0x	19.0x
(25.0%)	$4.08	$4.73	$5.38	$6.03	$6.68
(20.0%)	$4.32	$5.01	$5.70	$6.40	$7.09
(15.0%)	$4.56	$5.29	$6.03	$6.77	$7.50
(10.0%)	$4.79	$5.57	$6.35	$7.13	$7.91
(5.0%)	$5.03	$5.86	$6.68	$7.50	$8.32
0.0%	$5.27	$6.14	$7.00	$7.87	$8.74
5.0%	$5.51	$6.42	$7.33	$8.24	$9.15
10.0%	$5.75	$6.70	$7.65	$8.61	$9.56
15.0%	$5.99	$6.98	$7.98	$8.97	$9.97
20.0%	$6.22	$7.26	$8.30	$9.34	$10.38
25.0%	$6.46	$7.54	$8.63	$9.71	$10.79

Sandler O’Neill also performed an analysis that estimated the net present value per share of Seacoast common stock assuming that Seacoast performed in accordance with publicly available analyst earnings per share estimates for Seacoast for the years ending December 31, 2015 through December 31, 2017, and an estimated long term earnings growth rate for the years thereafter, as provided by the senior management of Seacoast. To approximate the terminal value of Seacoast common stock at December 31, 2018, Sandler O’Neill applied price to 2018 earnings multiples ranging from 13.0x to 19.0x and multiples of 2018 tangible book value ranging from 130% to 210%. The terminal values were then discounted to present values using different discount rates ranging from 7.2% to 11.2% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Seacoast’s common stock. As illustrated in the following tables, the analysis indicates an imputed range of values per share of Seacoast common stock of $10.49 to $17.28 when applying earnings multiples and $11.24 to $20.44 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	13.0x	14.5x	16.0x	17.5x	19.0x
7.2%	$11.82	$13.18	$14.55	$15.91	$17.28
8.2%	$11.47	$12.79	$14.12	$15.44	$16.76
9.2%	$11.13	$12.42	$13.70	$14.98	$16.27
10.2%	$10.81	$12.05	$13.30	$14.55	$15.79
11.2%	$10.49	$11.70	$12.92	$14.13	$15.34

Tangible Book Value Multiples

Discount Rate	130%	150%	170%	190%	210%
7.2%	$12.66	$14.60	$16.55	$18.50	$20.44
8.2%	$12.28	$14.17	$16.06	$17.95	$19.84
9.2%	$11.92	$13.75	$15.59	$17.42	$19.25
10.2%	$11.57	$13.35	$15.13	$16.91	$18.69
11.2%	$11.24	$12.96	$14.69	$16.42	$18.15

Sandler O’Neill also considered and discussed with the Floridian board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Seacoast’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Seacoast common stock, applying the price to 2018 earnings multiples range of 13.0x to 19.0x referred to above and a discount rate of 7.2%.

Earnings Per Share Multiples

Annual Estimate Variance	13.0x	14.5x	16.0x	17.5x	19.0x
(25.0%)	$8.87	$9.89	$10.91	$11.93	$12.96
(20.0%)	$9.46	$10.55	$11.64	$12.73	$13.82
(15.0%)	$10.05	$11.21	$12.37	$13.53	$14.68
(10.0%)	$10.64	$11.87	$13.09	$14.32	$15.55
(5.0%)	$11.23	$12.52	$13.82	$15.12	$16.41
0.0%	$11.82	$13.18	$14.55	$15.91	$17.28
5.0%	$12.41	$13.84	$15.28	$16.71	$18.14
10.0%	$13.00	$14.50	$16.00	$17.50	$19.00
15.0%	$13.59	$15.16	$16.73	$18.30	$19.87
20.0%	$14.18	$15.82	$17.46	$19.09	$20.73
25.0%	$14.78	$16.48	$18.19	$19.89	$21.59

Pro Forma Merger Analysis.  Sandler O’Neill analyzed the estimated pro forma effects of the merger, based on the following assumptions: (i) the merger closes on March 31, 2016; (ii) aggregate consideration value of $76.5 million ($12.25 per share); (iii) 65% of the outstanding shares of Floridian common stock are converted into Seacoast’s common stock at the fixed exchange ratio of 0.8140 and 35% of the outstanding shares of Floridian common stock are converted into $12.25 in cash; and (iv) all outstanding Floridian options and warrants are cashed out at closing. Sandler O’Neill also incorporated the following assumptions, as provided by senior management of Seacoast: (a) estimated earnings per share projections for Seacoast, based on publicly available analyst earnings per share estimates, as provided by the senior management of Seacoast;

(b) estimated earnings per share projections for Floridian, as provided by the senior management of Seacoast; (c) estimated pre-tax one-time transaction costs and expenses of $7.5 million, 100% of which are recognized prior to closing; (d) certain purchase accounting adjustments, including a credit mark on loans of $9.2 million (3.2% of gross loans) and an interest rate mark on loans of negative $1.4 million; (e) cost savings based on 45% of Floridian’s projected noninterest expense, as provided by senior management of Seacoast; (f) 1.25% core deposit premium on Floridian’s non-time deposits; (g) pre-tax opportunity cost of cash of 1.0%; and (h) pro forma adjustments for Seacoast’s announced acquisition of certain branch offices. The analyses indicated that the merger would be accretive to Seacoast’s earnings per share in 2016 (excluding transaction expenses in 2016) and dilutive to Seacoast’s tangible book value per share at closing of the merger.

In connection with this analyses, Sandler O’Neill considered and discussed with the Floridian board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the merger, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship.  Sandler O’Neill is acting as financial advisor to the board of directors of Floridian in connection with the merger and received a fee associated with the delivery of its fairness opinion from Floridian in the amount of $100,000, 50% of which shall be credited towards an additional fee of 1.0% of the aggregate transaction value that Sandler O’Neill will be entitled to receive if the merger is consummated. Floridian has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its legal counsel; provided, however, that such counsel expenses shall not be reimbursable in excess of $15,000 without Floridian’s prior reasonable consent. Floridian has also agreed to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees and agents against certain claims and liabilities arising out of the engagement.

In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill provided certain other investment banking services to Floridian and received fees for such services. In addition, in the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill provided certain investment banking services to Seacoast and received fees for such services, and may provide, and receive compensation for, such services in the future, including during the pendency of the merger. In addition, in the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Floridian, Seacoast or their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Floridian, Seacoast or their respective affiliates for its own account and for the accounts of its customers.

Opinion of Austin Associates, LLC

On October 16, 2015, Floridian engaged Austin to issue a fairness opinion in connection with the merger. Austin is an investment banking and consulting firm specializing in community bank mergers and acquisitions. Floridian selected Austin on the basis of its experience and expertise in representing community banks in similar transactions and its familiarity with Floridian.

As part of its engagement, Austin assessed the fairness, from a financial point of view, of the terms of the merger to the shareholders of Floridian. Austin did not serve as primary financial advisor to Floridian and did not participate in negotiations of the financial terms of the letter of intent or merger agreement. Austin participated telephonically in the November 2, 2015 meeting at which Floridian’s board of directors considered the merger agreement. At that meeting, Austin presented its financial analysis of the transaction and delivered to the board its oral opinion, subsequently confirmed in writing, that the terms of the merger agreement are fair to Floridian, and its shareholders, from a financial point of view. The full text of Austin’s opinion is attached as Appendix C to this proxy statement/prospectus. The description of the opinion set forth below is qualified in its entirety by reference to the opinion.

You should consider the following when reading the description of Austin’s opinion:

•	the opinion letter describes the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by Austin in connection with its opinion, and should be read in its entirety;

•	Austin expressed no opinion as to the price at which Floridian’s or Seacoast’s common stock would actually be trading at any given time;
•	Austin’s opinion does not address the relative merits of the merger and the other business strategies considered by Floridian’s board, nor does it address Floridian’s board’s decision to proceed with the merger; and
•	Austin’s opinion was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of Austin’s opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either Seacoast or Floridian could materially affect the assumptions used by Austin in preparing its opinion.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Floridian and Seacoast and may not be realized. Any estimates contained in Austin’s analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of the companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by Austin was assigned a greater significance by Austin than any other. The relative importance or weight given to these analyses is not reflected in the order of either the analyses or their corresponding results in this proxy statement/prospectus.

Management of Floridian and Seacoast, respectively, advised Austin that there had been no material adverse change in their respective company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Austin. Austin assumed in all respects material to its analysis that Floridian and Seacoast would remain as going concerns for all periods relevant to Austin’s analyses, that all of the representatives and warranties contained in the merger agreement were true and correct, that each party to the merger agreement would perform all of the covenants required to be performed by such party under the merger agreement, and that the conditions precedent in the merger agreement would not be waived. Finally, Austin relied upon the advice Floridian received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

In its review, Austin relied upon and assumed the accuracy and completeness of the information provided to it or publicly available, and did not attempt to verify such information. As part of the due diligence process, Austin made no independent verification as to the status and value of Floridian’s or Seacoast’s assets, including the value of the loan portfolio and allowance for loan and lease losses, and instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, Austin assumed that, in the course of obtaining the necessary approvals for the transaction, no condition would be imposed that would have a material adverse effect on the contemplated benefits of the transaction to Floridian and its shareholders.

In connection with its opinion, Austin reviewed:

•	the merger agreement dated as of November 2, 2015;
•	certain publicly available financial statements and other historical financial information of Floridian and Seacoast that Austin deemed relevant;
•	certain non-public internal financial and operating data of Floridian and Seacoast that were prepared and provided to Austin by the respective managements of Floridian and Seacoast;
•	internal financial projections for Floridian for the year ending December 31, 2015 prepared by and reviewed with management of Floridian;

•	internal financial projections for Seacoast for the year ending December 31, 2015 prepared by and reviewed with management of Seacoast;
•	the pro forma financial impact of the merger on Seacoast, based on assumptions relating to transaction expenses, preliminary purchase accounting adjustments and cost savings as discussed with representatives of Seacoast;
•	publicly reported historical prices and trading activity for Seacoast’s common stock, including an analysis of certain financial and stock market information of Seacoast compared to certain other publicly traded companies;
•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
•	the current market environment generally and the banking environment in particular; and
•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Austin considered relevant.

Austin also discussed with certain members of senior management of Floridian the business, financial condition, results of operations and prospects of Floridian, including certain operating, regulatory and other financial matters. Austin held similar discussions with certain members of senior management of Seacoast regarding the business, financial condition, results of operations and prospects of Seacoast.

The following is a summary of the material factors considered and analyses performed by Austin in connection with its opinion dated November 2, 2015. The summary does not purport to be a complete description of the analyses performed by Austin.

Summary of Financial Terms of Merger Agreement.  Austin reviewed the financial terms of the merger agreement, including the form of consideration, the exchange ratio for the stock portion of the consideration, and the resulting implied value per share to be received by Floridian common shareholders pursuant to the merger. The merger consideration will be payable in cash, Seacoast common stock or some combination thereof, pursuant to shareholder election and subject to proration. Upon completion of the merger, each share of Floridian common stock will be converted into the right to receive, at the election of each shareholder: (1) a combination of $4.29 in cash and 0.5291 shares of Seacoast common stock (the “mixed election consideration”); (2) $12.25 in cash (the “cash election consideration”); or (3) 0.8140 shares of Seacoast common stock (the “stock election consideration”). Shares of Floridian common stock with respect to which no election is made will receive the mixed election consideration. The proration procedures provide for the aggregate amount of cash paid and Seacoast shares issued in the merger as a whole are equal to the total amount of cash and total number of Seacoast shares that would have been paid and issued if all Floridian shareholders received the mixed election consideration.

Holders of outstanding Floridian stock options will receive cash in an amount equal to the in-the-money value of such option. Any remaining Floridian warrants that have not been exercised prior to the effective time shall automatically expire. Austin calculated the implied value of the merger consideration to equal approximately $76.5 million as of November 2, 2015. This amount represents:

•	140 percent of Floridian’s September 30, 2015 tangible common book value;
•	35.9 times last 12 months stated net income;
•	36.4 times last 12 months core net income; and
•	6.9 percent premium above Floridian’s tangible common equity as a percent of core deposits.

Floridian Bank’s Financial Performance and Peer Analysis.  Austin compared selected results of Floridian’s operating performance to 27 selected Florida banks with total assets between $350 million and $625 million and headquartered in Florida. Austin considered this group of financial institutions comparable to Floridian Bank on the basis of asset size and geographic location.

This peer group consisted of the following Florida banks:

Bank Name	City
Apollo Bank	Miami
Bank of Central Florida	Lakeland
Beach Community Bank	Ft. Walton Beach
Biscayne Bank	Coconut Grove
Brannen Bank	Inverness
Brickell Bank	Miami
CBC National Bank	Fernandina Beach
Citizens Bank and Trust	Lake Wales
Coconut Grove Bank	Miami
Community Bank & Trust of FL	Ocala
Community Bank of Florida, Inc.	Homestead
Continental National Bank	Miami
Drummond Community Bank	Chiefland
Eastern National Bank	Miami

Bank Name	City
Farmers & Merchants Bank	Monticello
First Green Bank	Mount Dora
FNB of South Miami	South Miami
Florida Capital Bank, N.A.	Jacksonville
Floridian Community Bk, Inc.	Davie
FNBT Bank	Fort Walton Beach
Jacksonville Bank	Jacksonville
Landmark Bank, N.A.	Fort Lauderdale
Pacific National Bank	Miami
Platinum Bank	Brandon
Summit Bank, N.A.	Panama City
United Southern Bank	Umatilla
Wauchula State Bank	Wauchula

Austin noted the following selected financial measures for the peer group as compared to Floridian:

Peer Financial Performance(1)

	25th Pct	Median	75th Pct	Floridian Bank(1)
PTPP/Average Assets	0.60%	1.01%	1.28%	0.76%
Net Income (ROAA)	0.44%	0.67%	0.93%	0.57%
Return on Average Equity	4.74%	6.36%	9.00%	4.61%
NPLs/Total Loans	1.66%	1.18%	0.34%	0.78%
NPAs/Total Assets	2.25%	1.00%	0.42%	0.53%
Tier 1 Leverage Ratio	9.00%	9.58%	11.41%	10.77%
Total Risk-Based Ratio	13.90%	15.98%	18.84%	15.20%

PTPP =	Pre-Tax Pre-Provision = Net Interest Income + Noninterest Income - Noninterest Expense
NPLs =	Loans 90+ days past due and nonaccrual loans. Restructured loans are not included in NPLs.
NPAs =	Loans 90+ days past due, nonaccrual loans, OREO, nonperforming debt securities & other assets. Restructured loans are not included.
(1)	Peer and Floridian Bank financial performance as of June 30, 2015 or 12-month period ending June 30, 2015.

Based on this peer analysis, Austin observed that Floridian Bank’s overall core profitability was generally between the 25th percentile and median of the peer group. Austin noted that core profitability is commonly measured by pre-tax pre-provision earnings (“PTPP”) and that Floridian Bank’s ratio of PTPP earnings to average assets of 0.76 percent was between the 25th percentile and median of the peer group. Asset quality measures were between the median and 75th percentile of the peer results. In addition, Austin noted that Floridian Bank’s tier 1 leverage ratio was between the median and 75th percentile of the peer group.

Comparable Transaction Analysis.  Austin compared the financial performance of certain selling institutions and the prices paid in selected transactions to Floridian’s financial performance and the implied transaction multiples being paid by Seacoast for Floridian. Specifically, Austin reviewed certain information relating to selected Florida bank and thrift transactions from January 1, 2014 to October 29, 2015 involving sellers with total assets less than $1.0 billion and last 12 month’s ROAA greater than 0%. Twenty transactions met the selected criterion, as listed below:

Buyer Name	State	Seller Name	City	Announcement Date
CenterState Banks	FL	Hmtwn Hmstd Bnkg	Homestead	10/27/15
Fidelity Sthn Corp.	GA	American Enterprise	Jacksonville	10/26/15
Republic Bancorp Inc.	KY	Cornerstone Bncrp	St Petersburg	10/07/15
CenterState Banks	FL	Cmnty Bk of S. FL	Homestead	10/05/15
Ameris Bancorp	GA	Jacksonville Bncrp	Jacksonville	10/01/15
Ntnl Commerce	AL	Reunion Bank of FL	Tavares	07/07/15
Home BancShares	AR	Florida Bus. BncGrp	Tampa	06/17/15
Achieva CU	FL	Calusa Fncl Corp.	Punta Gorda	05/05/15
Seacoast Bkg Corp	FL	Grand Bankshares	W Palm Bch	03/25/15
Sunshine Bancorp	FL	Cmnty Sthn Hldgs	Lakeland	02/05/15
Ameris Bancorp	GA	Mrchnt & Sthrn Bks	Gainesville	01/29/15
HCBF Holding Co.	FL	First America Hldgs	Bradenton	10/16/14
IBERIABANK Corp.	LA	Florida Bank Group	Tampa	10/03/14
Stonegate Bank	FL	Cmnty Bk Broward	Dania Beach	08/25/14
Home BancShares	AR	Broward Fncl Hldgs	Ft Lauderdale	07/30/14
Charles Inv. Group	AL	United Grp Bnkg Co	Longwood	06/06/14
First American Bk	IL	Bank of Coral Gables	Coral Gables	05/05/14
Seacoast Bkg Corp	FL	BANKshares Inc.	Winter Park	04/24/14
Heritage Fncl Grp	GA	Alarion Fncl Srv	Ocala	04/22/14
Home BancShares	AR	FL Traditions Bk	Dade City	04/17/14

The following table highlights the median results of the comparable transaction analysis:

Seller’s Financial Performance	Florida Deals	Deals w/Seller Equity/Assets >10%	Floridian(1)
Number of Transactions	20	6
Total Assets ($mils)	$275.8	$255.9	$426.4
Tangible Equity/Tangible Assets	9.39%	11.64%	12.77%
LTM Return on Average Assets	0.52%	0.47%	0.51%
LTM Return on Average Equity	5.85%	3.91%	3.90%
LTM Efficiency Ratio	82.1%	78.7%	79.0%
Nonperforming Assets/Assets(2)	2.66%	1.35%	1.97%
Deal Transaction Multiples
Price/Tangible Book Value Ratio	140%	139%	140%
Price/LTM Earnings	23.6	25.4	36.4
Premium/Core Deposits	5.9%	8.2%	6.9%

(1)	Floridian’s consolidated financial performance based on core net income of $2.1 million for 12-month period ending 9/30/15.
(2)	Nonperforming assets include nonaccrual loans and leases, restructured loans and leases, and other real estate owned.

In the table above, Floridian’s performance is based on consolidated core net income for the last 12 months adjusted for certain non-recurring items. Austin estimated that without these items Floridian would have reported net income of $2.1 million. All of the above ratios are based on this adjusted net income estimate.

Based on this comparable transaction analysis, Austin observed that Floridian’s overall financial performance approximated the selling group median results. Austin further noted the implied transaction multiples being paid for Floridian approximated the median price-to-tangible book ratio, while the implied price to core income multiple of 36.4 times is above the median of the comparable transactions.

Seacoast Financial Performance and Market Trading Data versus Peer.  Austin compared selected results of Seacoast’s operating performance to that of 17 selected Southeast Region publicly traded banking companies with assets between $2 and $6 billion and traded on NASDAQ or NYSE. Austin considered this group of financial institutions comparable to Seacoast on the basis of asset size and geographic location.

This peer group consisted of the following companies:

Company Name	Symbol
Ameris Bancorp	ABCB
BNC Bancorp	BNCN
Capital City Bank Grp	CCBG
Cardinal Fncl Corp.	CFNL
CenterState Banks	CSFL
City Holding Co.	CHCO
CmntyOne Bancorp	COB
Fidelity Southern Corp.	LION
First Bancorp	FBNC

Company Name	Symbol
First Cmnty Bncshrs	FCBC
Franklin Fncl Network	FSB
HomeTrust Bncshrs	HTBI
Park Sterling Corp.	PSTB
ServisFirst Bncshrs	SFBS
State Bank Finl Corp.	STBZ
Stonegate Bank	SGBK
Yadkin Financial Corp.	YDKN

Austin noted the following selected financial measures for the peer group as compared to Seacoast:

Peer Financial Performance(1)

	25th Pct	Median	75th Pct	Seacoast(1)
Total Assets ($bils)	$2.5	$3.4	$3.9	$3.4
Tangible Equity/Tangible Assets	8.81%	9.68%	10.14%	9.43%
LTM PTPP/Average Assets	1.37%	1.77%	1.85%	1.21%
LTM Core Return on Average Assets	0.93%	1.09%	1.25%	0.73%
LTM Core Return on Average Equity	7.14%	9.58%	11.53%	7.11%
NPAs/Total Assets	1.19%	1.04%	0.50%	0.73%
NPAs/(Tangible Equity + LLR)	14.2%	8.6%	4.9%	7.4%

PTPP = Pre-Tax Pre-Provision = Net Interest Income + Noninterest Income - Noninterest Expense

NPAs = Loans 90+ days past due, nonaccrual loans and OREO. Restructured loans are not included in NPAs.

(1)	Peer and Seacoast’s financial performance as of September 30, 2015.

Austin noted that the comparison indicated that Seacoast was below the 25th percentile of the peer group in profitability (core ROAA and core ROAE). In addition, Austin noted that Seacoast ranked between the median and 75th percentile in nonperforming assets (NPAs/Total Assets and NPAs/Tangible Equity + ALLL). Austin reviewed the following summary of the market trading data of Seacoast compared to the peer group, as of October 29, 2015:

Peer Market Trading Data

As of 10/29/2015	25th Pct	Median	75th Pct	Seacoast
Price/Tangible Book Value per Share	142%	171%	205%	171%
Price/LTM Core EPS	14.9	17.1	19.6	21.8
Dividend Yield	0.42%	0.77%	1.70%	0.00%
Average Monthly Share Volume (000)	708	1,559	1,930	2,389
Monthly Volume to Shares	3.9%	6.3%	7.6%	7.0%

Austin noted that Seacoast traded at the median of the peer group as measured by price to tangible book and above the 75th percentile as measured by price to LTM Core EPS. Seacoast does not currently pay dividends. Austin also noted that Seacoast was between the median and 75th percentile in average monthly volume to shares outstanding.

Stand-Alone Net Present Value Analysis.  Austin performed an analysis that estimated the stand-alone net present value per share of Floridian common stock. Austin based the analysis on Floridian’s projected earnings stream as derived from internal projections provided by Floridian’s management for the years ending December 31, 2016 through 2018. Austin also assumed dividends of $0.20 per share for each year and the value of Floridian’s net operating loss carryforward. In determining the terminal value of Floridian’s common stock at December 31, 2018, Austin applied price to earnings multiples ranging from 11.0x to 15.0x projected 2018 earnings per share. The dividend stream and terminal values were then discounted to present values using discount rates ranging from 10.0% to 14.0%. The following table illustrates the net present value per share of Floridian common stock based on the above assumptions:

	2018 Terminal EPS Multiples
Discount Rate Range	11.0	12.0	13.0	14.0	15.0
10.0%	$6.66	$7.14	$7.63	$8.11	$8.60
11.0%	$6.51	$6.98	$7.45	$7.92	$8.39
12.0%	$6.36	$6.82	$7.28	$7.74	$8.20
13.0%	$6.22	$6.67	$7.11	$7.56	$8.01
14.0%	$6.08	$6.52	$6.96	$7.39	$7.83

Based on this analysis, Austin calculated the implied net present value of Floridian common stock ranges from $6.08 to $8.60 per share.

Austin also considered the impact to the net present value results from changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Austin performed a similar analysis assuming Floridian’s net income varied plus or minus 20% from the baseline projections. This analysis resulted in the following per share value range using a discount rate of 12.0%.

	Implied 2018 EPS	2018 Terminal EPS Multiples
% Change		11.0	12.0	13.0	14.0	15.0
20.0%	$0.77	$7.37	$7.92	$8.47	$9.02	$9.57
10.0%	$0.71	$6.87	$7.37	$7.88	$8.38	$8.89
0.0%	$0.64	$6.36	$6.82	$7.28	$7.74	$8.20
-10.0%	$0.58	$5.86	$6.27	$6.68	$7.10	$7.51
-20.0%	$0.52	$5.35	$5.72	$6.09	$6.45	$6.82

Based on this analysis, Austin calculated the implied net present value of Floridian common stock ranges from $5.35 to $9.57 per share.

Pro Forma Merger Analysis.  Austin analyzed the potential pro forma effect of the merger assuming the transaction was completed at year-end 2015. Assumptions were made regarding accounting adjustments, costs savings and other acquisition adjustments based on discussions with management of Floridian and Seacoast. Based on fully phased in cost savings and management’s earnings estimates, this analysis indicated that the merger is expected to be accretive to Seacoast’s estimated stand-alone EPS. Austin calculated that Seacoast’s tangible book value per share would be diluted at closing, but recovered within 4.0 to 4.5 years. Seacoast would continue to be well-capitalized following the merger.

Austin’s Compensation and Relationships with Floridian and Seacoast.  Floridian paid Austin a fixed fee of $50,000 for its services in rendering the fairness opinion. Austin’s fee is not contingent upon closing of the merger. Floridian also agreed to reimburse Austin for its out-of-pocket expenses, and to indemnify Austin against certain liabilities, including liabilities under securities laws. Austin has provided various consulting services to Floridian in the past, the fees for which were not material to Austin’s overall business. Austin does not have any prior, existing or pending engagements with Seacoast.

Conclusion.  Based on the preceding summary discussion and analysis, and subject to the assumptions set forth in its opinion, Austin determined the terms of the merger agreement to be fair, from a financial point of view, to Floridian and its shareholders. Each shareholder is encouraged to read Austin’s fairness opinion in its entirety. The full text of this fairness opinion is included as Appendix C to this proxy statement/prospectus.

Material U.S. Federal Income Tax Consequences of the Merger

The following section constitutes the opinion of Cadwalader and Gunster as to the anticipated material U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below) of Floridian common stock. These opinions and the following discussion are based on, and subject to, the Code, the treasury regulations promulgated under the Code, existing interpretations, court decisions, and administrative rulings, all of which are in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of the discussion.

This summary only addresses the material U.S. federal income tax consequences of the merger to the Floridian shareholders that hold Floridian common stock as a capital asset within the meaning of Section 1221 of the Code. This summary does not address all aspects of U.S. federal income taxation that may be applicable to Floridian shareholders in light of their particular circumstances or to Floridian shareholders subject to special treatment under U.S. federal income tax law, such as:

•	shareholders who are not U.S. holders;
•	pass-through entities or investors in pass-through entities;
•	financial institutions;
•	insurance companies;
•	tax-exempt organizations;
•	brokers, banks or dealers in securities or currencies;
•	traders in securities that elect to use a mark-to-market method of accounting;
•	persons whose functional currency is not the U.S. dollar;
•	persons who purchased or sell their shares of Floridian common stock as part of a wash sale;
•	shareholders who hold their shares of Floridian common stock as part of a hedge, straddle, constructive sale or conversion transaction; and
•	shareholders who acquired their shares of Floridian common stock pursuant to the exercise of employee stock options or otherwise acquired shares as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010.

U.S. Holders

For purposes of this summary, the term “U.S. holder” means a beneficial holder of Floridian common stock that is:

•	a citizen or resident of the U.S.; or
•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions; or
•	a trust that: (i) is subject to both the primary supervision of a court within the U.S. and the control of one or more U.S. persons; or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, that is treated as a partnership for U.S. federal income tax purposes) holds Floridian common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

The Merger

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Floridian’s obligation to complete the merger that Floridian receive an opinion from Gunster, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to Seacoast’s obligation to complete the merger that Seacoast receive an opinion from Cadwalader, dated as of the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, each of Gunster and Cadwalader has delivered an opinion to Floridian and Seacoast, respectively, to the same effect as the opinions described above. These opinions will be based on representation letters provided by Floridian and Seacoast and on customary factual assumptions. None of the opinions described above will be binding on the Internal Revenue Service. Floridian and Seacoast have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which those opinions are based are inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected. Based on factual representations contained in the representation letters provided by Floridian and Seacoast, and on certain customary factual assumptions, all of which representations and assumptions must continue to be true and accurate as of the effective time of the merger, in the opinion of Gunster and Cadwalader, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The tax consequences of the merger to a U.S. holder of Floridian common stock will generally depend upon the form of consideration such U.S. holder receives in the merger.

•	Exchange for Solely Seacoast Common Stock. Pursuant to the merger agreement, upon exchanging all of your shares of Floridian common stock for solely Seacoast common stock (and cash instead of fractional shares of Seacoast common stock), you will generally not recognize gain or loss, except with respect to cash received instead of fractional shares of Seacoast common stock (see “Cash Instead of Fractional Shares” below).
•	Exchange for Solely Cash. Pursuant to the merger agreement, upon exchanging all of your shares of Floridian common stock for solely cash, you will generally recognize gain or loss equal to the difference between the amount of cash you receive and your cost basis in your Floridian common stock.
•	Exchange for Seacoast Common Stock and Cash. Pursuant to the merger agreement, upon exchanging all of your shares of Floridian common stock for a combination of Seacoast common stock and cash, you will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the amount of cash treated as received in exchange for Floridian common stock in the merger (excluding any cash received in lieu of fractional shares of Seacoast common stock); and (2) the excess, if any, of (a) the sum of the amount of cash treated as received in exchange for Floridian common stock in the merger (excluding any cash received in lieu of fractional shares of Seacoast common stock) plus the fair market value of Seacoast common stock (including the fair market value of any fractional share) received in the merger, over (b) your cost basis in the Floridian common stock exchanged. If you acquired different blocks of Floridian common stock at different times or at different prices, you should consult your individual tax advisor regarding the manner in which gain or loss should be determined.

Except as described in the section entitled “Dividend Treatment” below, any recognized gain will generally be long-term capital gain if, as of the effective date of the merger, your holding period with respect to the surrendered Floridian common stock exceeds one year. The aggregate tax basis of the Seacoast common stock you receive as a result of the merger (including any fractional shares of Seacoast common stock deemed received) will be the same as your aggregate tax basis in Floridian common stock you surrender in the merger, decreased by the amount of cash you receive that is treated as received in exchange for Floridian common stock (excluding any cash received in lieu of a fractional share of Seacoast common stock) and increased by the amount of gain, if any, you recognize in the exchange (excluding any gain resulting from cash received in lieu of a fractional share of Seacoast common stock). The holding period of the Seacoast common stock you receive as a result of the exchange will include the holding period of Floridian common stock you surrendered in the merger.

Cash Instead of Fractional Shares.  If you receive cash in the merger instead of a fractional share interest in Seacoast common stock, you will be treated as having received such fractional share in the merger, and then as having received cash in exchange for such fractional share. Gain or loss would be recognized in an amount equal to the difference between the amount of cash received and your adjusted tax basis allocable to such fractional share. Except as described in the section entitled “Dividend Treatment” below, this gain or loss will generally be a capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, you have held your shares of Floridian common stock for more than one year.

Dividend Treatment.  There are certain circumstances in which all or part of the gain you recognize will be treated as a dividend rather than as capital gains. In general, this determination depends upon whether, and to what extent, the merger reduces your deemed percentage share ownership interest in Seacoast. Because the possibility of dividend treatment depends primarily upon your particular circumstances, including the application of certain constructive ownership rules, you should consult your own tax advisor regarding the potential tax consequences of the merger to you.

Backup Withholding and Information Reporting

In general, information reporting requirements may apply to the cash payments made to a U.S. holder in connection with the merger, unless an exemption applies. Backup withholding may be imposed on the above payments if a U.S. holder (1) fails to provide a taxpayer identification number or appropriate certificates or (2) otherwise fails to comply with all applicable requirements of the backup withholding rules.

Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against its applicable U.S. federal income tax liability, provided the required information is furnished to the IRS. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability and procedure for obtaining an exemption from backup withholding.

The foregoing discussion is for general information purposes only and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances, including the applicability and effect of the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with Seacoast treated as the acquiror. Under this method of accounting, Floridian’s assets and liabilities will be recorded by Seacoast at their respective fair values as of the date of completion of the merger. Financial statements of Seacoast issued after the merger will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Seacoast.

Regulatory Approvals

Under federal law, the merger must be approved (unless such requirement for approval has been waived) by the Board of Governors of the Federal Reserve System and the bank merger must be approved by the OCC. Once the Federal Reserve approves the merger (unless such requirement for approval has been waived), the parties must wait for up to thirty days before completing the merger. With the concurrence of the U.S. Department of Justice and permission from the Federal Reserve, however, the merger may be completed on or after the fifteenth day after approval from the Federal Reserve (unless such requirement for approval has been waived). Similarly, after receipt of approval of the bank merger from the OCC, the parties must wait for up to thirty days before completing the bank merger. If, however, there are no adverse comments from the U.S. Department of Justice and Seacoast receives permission from the OCC to do so, the bank merger may be completed on or after the fifteenth day after approval from the OCC.

The Federal Reserve approved the merger, and the OCC approved the bank merger, on January 14, 2016, and January 11, 2016, respectively.

Appraisal Rights for Floridian Shareholders

Holders of Floridian common stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a Floridian shareholder who does not wish to accept the consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her shares of Floridian common stock immediately prior to the date of the special meeting to vote on the proposal to approve the merger agreement, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. Under the terms of the merger agreement, if holders of 10% or more of the outstanding shares of Floridian common stock validly exercise their appraisal rights, then Seacoast will not be obligated to complete the merger.

In order to exercise appraisal rights, a dissenting Floridian shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1333 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Appendix D to this proxy statement/prospectus. Floridian shareholders are urged to read Appendix D in its entirety and to consult with their legal advisors. Each Floridian shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights.

Procedures for Exercising Dissenters’ Rights of Appraisal.  The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Appendix D to this proxy statement/prospectus.

A dissenting shareholder who desires to exercise his or her appraisal rights must file with Floridian, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her shares of Floridian common stock in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:

Floridian Financial Group, Inc.
175 Timacuan Blvd.
Lake Mary, FL 32746
Attention: Thomas H. Dargan, Jr.

All such notices must be signed in the same manner as the shares are registered on the books of Floridian. If a Floridian shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the special meeting, then the Floridian shareholder will be deemed to have waived his or her appraisal rights.

Within ten days after the completion of the merger, Seacoast must provide to each Floridian shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:

•	the date of the completion of the merger;
•	Seacoast’s estimate of the fair value of the shares of Floridian common stock;
•	where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by Seacoast or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than forty, nor more than sixty, days after the date Seacoast sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by Seacoast by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;
•	that, if requested in writing, Seacoast will provide to the shareholder so requesting, within ten days after the date set for receipt by Seacoast of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and
•	the date by which a notice from the Floridian shareholder of his or her desire to withdraw his or her appraisal election must be received by Seacoast, which date must be within twenty days after the date set for receipt by Seacoast of the appraisal election form from the Floridian shareholder.

The form must also contain Seacoast’s offer to pay to the Floridian shareholder the amount that it has estimated as the fair value of the shares of Floridian common stock, and request certain information from the Floridian shareholder, including:

•	the shareholder’s name and address;
•	the number of shares as to which the shareholder is asserting appraisal rights;
•	that the shareholder did not vote for the merger;
•	whether the shareholder accepts the offer of Seacoast to pay its estimate of the fair value of the shares of Floridian common stock to the shareholder; and
•	if the shareholder does not accept the offer of Seacoast, the shareholder’s estimated fair value of the shares of Floridian common stock and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must execute and submit the certificate(s) representing his or her shares and the appraisal election form, and in the case of certificated shares deposit the shareholder’s certificates, by the specified date. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.

A dissenting shareholder who has delivered the appraisal election form and his or her Floridian common stock certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to Seacoast within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of Seacoast. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.

If the dissenting shareholder accepts the offer of Seacoast in the appraisal election form to pay Seacoast’s estimate of the fair value of the shares of Floridian common stock, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by Seacoast or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in such shares.

A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder, if the record shareholder objects with respect to all shares owned by the beneficial shareholder. A record shareholder must notify Floridian in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder may assert appraisal rights as to any shares held on behalf of the beneficial shareholder only if the beneficial shareholder submits to Floridian the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder.

A shareholder who is dissatisfied with Seacoast’s estimate of the fair value of the shares of Seacoast common stock must notify Seacoast of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest in the appraisal election form within the time period specified in the form. A shareholder who fails to notify Seacoast in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by Seacoast in the appraisal election form.

Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of Seacoast to pay the value of the shares as estimated by Seacoast, and Seacoast fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest.

If a dissenting shareholder refuses to accept the offer of Seacoast to pay the value of the shares as estimated by Seacoast, and Seacoast fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus interest, then within sixty days after receipt of a written demand from any dissenting shareholder, Seacoast shall, or at its election at any time within such period of sixty days may, file an action in any court of competent jurisdiction in the county in Florida where the registered office of Seacoast, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If Seacoast fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of Seacoast. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

Seacoast is required to pay each dissenting shareholder the amount found to be due within ten days after final determination of the proceedings, which amount may, in the discretion of the court, include a fair rate of interest, which will also be determined by the court. Upon payment of the judgment, the dissenting shareholder ceases to have any interest in such shares.

Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against Seacoast, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) Seacoast and in favor of any or all dissenting shareholders if the court finds Seacoast did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either Seacoast or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against Seacoast, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that Seacoast fails to make a required payment when a dissenting shareholder accepts Seacoast’s offer to pay the value of the shares as estimated by Seacoast, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from Seacoast all costs and expenses of the suit, including counsel fees.

BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.

Board of Directors and Management of Seacoast Following the Merger

The members of the board of directors and officers of Seacoast immediately prior to the effective time of the merger will be the directors and officers of the surviving company and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Information regarding the executive officers and directors of Seacoast is contained in documents filed by Seacoast with the SEC and incorporated by reference into this proxy statement/prospectus, including Seacoast’s Annual Report on Form 10-K for the year ended December 31, 2014 and its definitive proxy statement on Schedule 14A for its 2015 annual meeting, filed with the SEC on March 16, 2015 and April 7, 2015, respectively. See “Where You Can Find More Information” and “Documents Incorporated by Reference” beginning on pages i and 91, respectively, of this proxy statement/prospectus.

Interests of Floridian Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of Floridian will receive the same merger consideration for their Floridian shares as the other Floridian shareholders. In considering the recommendation of the Floridian board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of Floridian may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Floridian shareholders generally. The Floridian board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that Floridian shareholders vote in favor of approving the merger agreement. For a more complete description of Floridian’s reasons for the merger and the recommendations of the Floridian board of directors, please see the section entitled “The Merger — Background of the Merger” and “The Merger — Floridian’s Reasons for the Merger and Recommendations of the Floridian Board of Directors” beginning on page 25 and 30, respectively, of this proxy statement/prospectus. Floridian’s shareholders should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Payments under Certain Contracts

Pursuant to their existing employment agreements with Floridian and Floridian Bank, Messrs. Bulko and Dargan would each receive, upon a change of control of Floridian, a lump sum payment equal to two times the sum of their average base annual salary plus the average annual bonus received during the three-year period prior to the effective date of the change of control, plus an amount that would reimburse the executive for continued healthcare coverage for a period of 18 months thereafter. In addition, each of Messrs. Bulko and Dargan are party to Salary Continuation Agreements with Floridian and Floridian Bank, which provide that all unvested amounts under these agreements will accelerate and become fully vested upon a change in control and payable in 36 monthly installments following the change in control. In lieu of the payments due to him pursuant to his current employment agreement with Floridian upon a change in control, Mr. Dargan agreed to enter into a new employment agreement with SNB, effective upon consummation of the merger, the key terms of which are summarized below.

Entry into Employment Agreement

As a condition to Seacoast’s obligation to consummate the merger, SNB and Mr. Dargan entered into an employment agreement, effective as of the effective date of the merger, pursuant to which Mr. Dargan would serve as Market Executive Officer of SNB. This employment agreement will supersede Mr. Dargan’s existing employment agreement with Floridian and Floridian Bank. The employment agreement has an initial two-year term, and may be extended for successive periods of one year each on materially similar terms and conditions upon the mutual written agreement of the parties. The agreement provides for, among other things: (i) an annual salary of $255,000 per year; (ii) a lump sum signing bonus payment of $268,500; (iii) 17,841 shares of Seacoast common stock pursuant to the 2013 Long Term Incentive Plan; (iv) a retention equity award of 17,841 shares of restricted Seacoast common stock which vests in one installment on the second anniversary of Mr. Dargan’s employment with Seacoast; (v) reimbursement of automobile expenses of up to $750 per month and club dues; and (vi) eligibility to participate in the medical, disability and life insurance plans applicable to the executives of Seacoast generally. If prior to the second anniversary of the effective date Mr. Dargan is terminated without cause or resigns for good reason, then, subject to Mr. Dargan executing an effective release of claims in favor of Seacoast, Mr. Dargan will be entitled to: (i) continued payment of salary through the second anniversary of the effective date; (ii) continued participation in Seacoast’s medical, dental, disability and life insurance programs through the earlier of the end of the 18-month period beginning on the date of termination, such time as Mr. Dargan is eligible to receive comparable benefit of a subsequent employer, or the date on which Mr. Dargan becomes eligible for Medicare; and (iii) accelerated vesting of his retention equity award. The employment agreement contains restrictive covenants providing for non-recruitment of employees, non-solicitation of customers and non-competition which are effective for a period ending on the later of (x) the fifth anniversary of the effective date and (y) the first anniversary of Mr. Dargan’s termination of employment for any reason.

Treatment of Floridian Equity Awards

At the effective time of the merger, all outstanding options to purchase shares of Floridian common stock, or “Floridian Equity Awards”, that are outstanding and unexercised immediately prior to the effective time of the merger, whether or not then vested or exercisable, will be cancelled and automatically converted into the right to promptly receive an amount in cash equal to the product of (x) the aggregate number of shares of Floridian common stock subject to such option multiplied by (y) the excess, if any, of the Per Share Merger Consideration Value over the exercise price per share of the Floridian option; “Per Share Merger Consideration Value” means the sum of (i) $4.29 and (ii) 0.5291 multiplied by the average closing price per share of Seacoast common stock on the NASDAQ Global Select Market for the ten trading day period ending on the second trading day immediately preceding the date of the closing of the merger.

The table below reflects securities authorized for issuance under equity compensation plans as of September 30, 2015.

Securities Authorized For Issuance Under Equity Compensation Plans

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation plans approved by security holders	378,669	$11.18	1,169,762
Equity compensation plans not approved by security holders	—	—	—
Total	378,669	$11.18	1,169,762

Director Restrictive Covenant Agreement; Claims Letters

Each non-employee member of the Floridian and Floridian Bank boards of directors have entered into a restrictive covenant agreement, covering a five-year period commencing with the effective time of the merger, with Seacoast in the form attached as Exhibit D to the merger agreement attached as Appendix A to this proxy statement/prospectus. However, directors would be permitted to serve on other bank boards within the restricted territory after the second anniversary of the restrictive covenant agreement. In addition, each of the members of the Floridian and Floridian Bank boards of directors have entered into a claims letter in the form attached as Exhibit C to the merger agreement attached as Appendix A to this proxy statement/prospectus, by which they have agreed to release certain claims against Floridian, effective as of the effective time of the merger.

Indemnification and Insurance

As described under “The Merger Agreement — Indemnification and Directors’ and Officers’ Insurance” beginning on page 68 of this proxy statement/prospectus, after the effective time of the merger, Seacoast will indemnify and defend the present and former directors, officers and employees of Floridian and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger as permitted by Floridian’s articles of incorporation, bylaws and any existing indemnification agreement. Seacoast also has agreed, for a period of six years after the effective time of the merger, to provide coverage to present and former directors and officers of Floridian pursuant to Floridian’s existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous in the aggregate than the coverage currently provided by Floridian. In no event shall Seacoast be required to expend for the tail insurance a premium amount in excess of 150% of the annual premiums paid by Floridian for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The Merger and the Bank Merger

The boards of directors of Seacoast and Floridian have each unanimously approved and adopted the merger agreement, which provides for the merger of Floridian with and into Seacoast, with Seacoast as the surviving company in the merger.

The merger agreement also provides that immediately after the effective time of the merger, Floridian Bank, a Florida chartered commercial bank and wholly-owned subsidiary of Floridian, will merge with and into SNB, a national banking association and wholly owned subsidiary of Seacoast, with SNB as the surviving bank of such merger. The terms and conditions of the merger of Floridian Bank and SNB are set forth in a separate merger agreement (referred to as the “bank merger agreement”), the form of which is attached as Exhibit A to the merger agreement, included as Appendix A to this proxy statement/prospectus. We refer to the merger of Floridian Bank and SNB as the “bank merger.”

Closing and Effective Time of the Merger

Unless both Seacoast and Floridian otherwise agree, the closing of the merger will take place at 10:00 a.m., New York City time, on a date which shall be no later than three business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions to completion of the merger (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Seacoast and Floridian. Simultaneously with the closing of the merger, Seacoast will file articles of merger with the Secretary of State of the State of Florida. The merger will become effective at such time as the articles of merger are filed or such other time as may be specified in the articles of merger.

We currently expect that the merger will be completed in the first quarter of 2016, subject to the approval of the merger agreement by Floridian shareholders and other conditions. However, completion of the merger could be delayed if there is a delay in satisfying any other conditions to the merger. No assurance is made as to whether, or when, Seacoast and Floridian will complete the merger. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 71 of this proxy statement/prospectus.

Merger Consideration

Under the terms of the merger agreement, each share of Floridian common stock outstanding immediately prior to the effective time of the merger (excluding certain shares held by Floridian, Seacoast and their wholly-owned subsidiaries and dissenting shares described below) will be converted into the right to receive, at the election of the holder thereof (subject to the proration procedures described below): (a) the mixed election consideration, which is a combination of $4.29 in cash and 0.5291 shares of Seacoast common stock; (b) the cash election consideration of $12.25 in cash; or (c) the stock election consideration of 0.8140 shares of Seacoast common stock.

No fractional shares of Seacoast common stock will be issued in connection with the merger. Instead, Seacoast will make to each Floridian shareholder who would otherwise receive a fractional share of Seacoast common stock a cash payment, without interest, equal to: (i) the fractional share amount multiplied by (ii) the average closing price per share of Seacoast common stock on the NASDAQ Global Select Market for the ten trading day period ending on the second trading day immediately preceding the date of the closing of the merger.

All shares of Seacoast common stock received by Floridian shareholders in the merger will be freely tradable, except that shares of Seacoast common stock received by persons who become affiliates of Seacoast for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act.

A Floridian shareholder also has the right to obtain the fair value of his or her shares of Floridian common stock in lieu of receiving the merger consideration by strictly following the appraisal procedures under the FBCA. Shares of Floridian common stock outstanding immediately prior to the effective time of the merger and which are held by a shareholder who does not vote to approve the merger agreement and who properly demands the fair value of such shares pursuant to, and who complies with, the appraisal procedures under the FBCA are referred to as “dissenting shares.” See “The Merger — Appraisal Rights for Floridian Shareholders” beginning on page 53 of this proxy statement/prospectus.

If Seacoast or Floridian change the number of shares of Seacoast common stock or Floridian common stock outstanding prior to the effective time of the merger as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or similar recapitalization with respect to the Seacoast common stock or Floridian common stock and the record date for such corporate action is prior to the effective time of the merger, then the merger consideration shall be appropriately and proportionately adjusted.

Based upon the closing sale price of the Seacoast common stock on the NASDAQ Global Select Market of $14.13 on January 19, 2016, the last practicable trading date prior to the printing of this proxy statement/prospectus, the value of the mixed election consideration was approximately $11.76.

The value of the shares of Seacoast common stock to be issued to Floridian shareholders in the merger will fluctuate between now and the closing date of the merger. We make no assurances as to whether or when the merger will be completed, and you are advised to obtain current sale prices for the Seacoast common stock. See “Risk Factors — Because the sale price of the Seacoast common stock will fluctuate, you cannot be sure of the value of the stock consideration that you will receive in the merger until the closing” beginning on page 14 of this proxy statement/prospectus.

Election and Proration Procedures

Election Materials and Procedures

An election form will be mailed to each holder of record of Floridian common stock, as of the close of business on the fifth business day prior to such mailing date (the “election form record date”), on a date to be mutually agreed by Seacoast and Floridian that is not more than forty-five days nor less than thirty days prior to the anticipated closing date of the merger or on such other date as Seacoast and Floridian mutually agree (the “mailing date”). Seacoast will make available one or more election forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Floridian common stock between the election form record date and the close of business on the business day prior to the twenty-fifth day following the mailing date (the “election deadline”).

Each election form will permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (x) the number of shares of such holder’s Floridian common stock with respect to which such holder makes a mixed election, (y) the number of shares of such holder’s Floridian common stock with respect to which such holder makes a cash election and (z) the number of shares of such holder’s Floridian common stock with respect to which such holder makes a stock election. Any shares of Floridian common stock with respect to which the exchange agent has not received an effective, properly completed election form accompanied by related stock certificates or book-entry shares on or before the election deadline will be deemed to be “no election shares,” and the holders of such no election shares will be deemed to have made a mixed election with respect to such no election shares. Both the cash election and the stock election are subject to proration and adjustment procedures to cause the total amount of cash paid, and the total number of Seacoast common shares issued, in the merger to the holders of shares of Floridian common stock (other than excluded shares), as a whole, to equal as nearly as practicable the total amount of cash and number of shares that would have been paid and issued if all of such shares of Floridian common stock were converted into the mixed election consideration.

Any election form may be revoked or changed by the authorized person properly submitting such election form, by written notice received by the exchange agent prior to the election deadline. In the event an election form is revoked prior to the election deadline, the shares of Floridian common stock represented by such election form will become no election shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Floridian common stock prior to the election deadline. Subject to the terms of the merger agreement and the election form, the exchange agent has the reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the election forms, and any good faith decisions of the exchange agent regarding such matters shall be binding and conclusive. None of Seacoast, Floridian or the exchange agent shall be under any obligation to notify any person of any defect in an election form.

Proration Procedures

If a Floridian shareholder elects to receive the cash election consideration, and the cash election amount is greater than the available cash election amount, such shareholder will receive:

•	an amount in cash (without interest) equal to (i) the cash election consideration of $12.25 multiplied by (ii) the cash fraction; and
•	a number of validly issued, fully paid and non-assessable shares of Seacoast common stock equal to the product of (i) the stock election consideration of 0.8140 multiplied by (ii) a fraction equal to one minus the cash fraction.

If a Floridian shareholder elects to receive the stock election consideration, and the available cash election amount is greater than the cash election amount, such shareholder will receive:

•	an amount of cash (without interest) equal to the amount of such excess divided by the number of shares of Floridian common stock for which stock elections were made; and
•	a number of validly issued, fully paid and non-assessable shares of Seacoast common stock equal to the product of (i) the stock election consideration of 0.8140 multiplied by (ii) a fraction, the numerator of which will be the difference between (a) the cash election consideration of $12.25 minus (b) the amount of cash calculated in the immediately preceding bullet, and the denominator of which will be the cash election consideration of $12.25.

Set forth below are illustrative examples of how the proration and adjustment procedures will work in the event there is an oversubscription of the cash election or the stock election.

Example A — Oversubscription of Cash Election. For purposes of this example, assume the following:

•	there are 6,203,884 outstanding shares of Floridian common stock;
•	Floridian shareholders make the mixed election with respect to 620,388 shares (or 10%) of Floridian common stock;
•	Floridian shareholders make the cash election with respect to 3,101,942 shares (or 50%) of Floridian common stock;
•	Floridian shareholders make the stock election with respect to the remaining 2,481,554 shares (or 40%) of Floridian common stock; and
•	no Floridian shareholders exercise their right to appraisal.

In this example, the cash election consideration, prior to proration and allocation, would be $12.25. Without proration or allocation, the cash election would be oversubscribed because the cash election amount would be approximately $37,998,789.50 (the product of the total number of shares of Floridian common stock for which the cash election has been made multiplied by the cash election consideration), an amount that is greater than the available cash election amount (which is approximately $23,939,237.39, the difference between (a) the product of the cash component of the mixed election consideration multiplied by the total number of outstanding shares of Floridian common stock, minus (b) the product of the total number of shares of Floridian common stock for which the mixed election has been made multiplied by the cash component of the mixed election consideration). The unprorated aggregate cash consideration is equal to the sum of

(i) 620,388, the number of shares of Floridian common stock for which the mixed election has been made, multiplied by $4.29, the cash component of the mixed election consideration, and (ii) 3,101,942, the number of shares of Floridian common stock for which a cash election has been made, multiplied by $12.25, the cash election consideration. To adjust for the oversubscription, the consideration received for a Floridian share for which a cash election is made will be adjusted so that it is equal to:

•	$7.72 in cash (which is equal to the product of the cash election consideration of $12.25 and the cash fraction (the available cash election amount divided by the cash election amount); and
•	0.3012 shares of Seacoast common stock (which is equal to the product of (i) the stock election consideration of 0.8140 and (ii) 1 minus the cash fraction.

Example B — Oversubscription of Stock Election. For purposes of this example, assume the following:

•	there are 6,203,884 outstanding shares of Floridian common stock;
•	Floridian shareholders make the mixed election with respect to 620,388 shares (or 10%) of Floridian common stock;
•	Floridian shareholders make the cash election with respect to 1,240,777 shares (or 20%) of Floridian common stock;
•	Floridian shareholders make the stock election with respect to the remaining 4,342,719 shares (or 70%) of Floridian common stock; and
•	no Floridian shareholders exercise their right to appraisal.

In this example, the stock election is oversubscribed because, without proration or allocation, the cash election amount would be $15,199,515.80, an amount that is less than the available cash election amount (which is approximately $23,939,237.39). The unprorated aggregate cash consideration is equal to the sum of (i) 620,388, the number of shares of Floridian common stock for which the mixed election has been made, multiplied by $4.29, and (ii) 1,240,777, the number of shares of Floridian common stock for which a cash election has been made, multiplied by $12.25, the cash election consideration. To adjust for the oversubscription, the consideration received for a Floridian share for which a stock election is made will be adjusted so that it is equal to:

•	0.6802 shares of Seacoast common stock (which is equal to the stock election consideration of 0.8140 multiplied by a fraction, the numerator of which is the difference between the cash election consideration of $12.25, and $2.01, the cash amount calculated in the following bullet, and the denominator of which is the cash election consideration of $12.25); and
•	$2.01 in cash (which is equal to the available cash election amount minus the cash election amount, divided by the number of shares of Floridian common stock for which the stock election has been made.

The greater the oversubscription of the stock election, the less stock and more cash a Floridian shareholder making the stock election will receive. Reciprocally, the greater the oversubscription of the cash election, the less cash and more stock a Floridian shareholder making the cash election will receive. However, in no event will a Floridian shareholder who makes the cash election or the stock election receive less cash and more shares of Seacoast common stock, or fewer shares of Seacoast common stock and more cash, respectively, than a shareholder who makes the mixed election.

No Recommendation Regarding Elections

Neither Floridian nor Seacoast is making any recommendation as to which merger consideration election a Floridian shareholder should make. If you are a Floridian shareholder, you must make your own decision with respect to these elections and may wish to seek the advice of your own attorneys or accountants.

Information About the Merger Consideration Elections

The mix of consideration payable to Floridian shareholders who make the cash election or the stock election will not be known until the results of the elections made by Floridian shareholders are tallied, which will not occur until near or after the closing of the merger.

Procedures for Converting Shares of Floridian Common Stock into Merger Consideration

Exchange Agent

Prior to the effective time of the merger, Seacoast will designate a bank or trust company that is reasonably acceptable to Floridian to act as the exchange agent in connection with the merger (such agent is referred to in this proxy statement/prospectus as the “exchange agent”). The exchange agent shall also act as the agent for Floridian shareholders for the purpose of receiving and holding their election forms and Floridian certificates and book-entry shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the effective time of the merger, Seacoast will deposit, or cause to be deposited, with the exchange agent the aggregate amount of cash and number of shares of Seacoast common stock necessary to satisfy the aggregate merger consideration payable (and any dividends or other distributions with respect thereto).

Transmittal Materials and Procedures

Promptly (but not more than five business days) after the effective time of the merger, Seacoast will cause the exchange agent to send transmittal materials, which will include the appropriate form of letter of transmittal, to holders of record of shares of Floridian common stock (other than excluded shares and dissenting shares) providing instructions on how to effect the transfer and cancellation of shares of Floridian common stock in exchange for merger consideration.

After the effective time of the merger, when a Floridian shareholder delivers a properly executed letter of transmittal and any other documents as may reasonably be required by the exchange agent, the holder of shares of Floridian common stock will be entitled to receive, and the exchange agent will be required to deliver to the holder (i) the number of shares of Seacoast common stock and an amount in cash that such holder is entitled to receive as a result of the merger (after taking into account all of the shares of Floridian common stock held immediately prior to the merger by such holder, and such holder’s merger consideration election) and (ii) any cash in lieu of fractional shares and in respect of dividends or other distributions to which the holder is entitled.

No interest will be paid or accrued on any amount payable upon cancellation of shares of Floridian common stock. The shares of Seacoast common stock issued and cash amount paid in accordance with the merger agreement upon conversion of the shares of Floridian common stock (including any cash paid in lieu of fractional shares) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Floridian common stock.

If any portion of the merger consideration is to be delivered to a person or entity other than the holder in whose name any surrendered certificate is registered, it will be a condition of such exchange that (i) the certificate surrendered must be properly endorsed or must be otherwise in proper form for transfer and (ii) the person or entity requesting such payment pays any transfer or other similar taxes required by reason of the payment of the merger consideration to a person or entity other than the registered holder of the certificate surrendered or will establish to the satisfaction of Seacoast that such tax has been paid or is not required to be paid. Payment of the applicable merger consideration with respect to book-entry shares will only be made to the person or entity in whose name such book-entry shares are registered. The shares of Seacoast common stock constituting the stock portion of the merger consideration may be in uncertificated book-entry form, unless a physical certificate is otherwise required by any applicable law.

Treatment of Floridian Options and Warrants

Each Floridian stock option outstanding and unexercised immediately prior to the effective time of the merger, whether or not vested or exercisable, will be cancelled and automatically converted into the right to receive a cash amount equal to the aggregate number of Floridian shares subject to such option multiplied by the excess, if any, of the per share merger consideration value over the exercise price of such option.

Each warrant to purchase Floridian common stock that has not been exercised prior to the effective time of the merger shall automatically expire as of such effective time and no holder thereof shall have any further rights with respect thereto.

Conduct of Business Pending the Merger

Pursuant to the merger agreement, Floridian agreed to certain restrictions on its activities until the effective time of the merger. In general, Floridian has agreed that, except as otherwise permitted by the merger agreement, or as required by applicable law, or with the prior written consent of Seacoast, it will:

•	conduct its business in the ordinary course consistent with past practice;
•	use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships;
•	maintain its books, accounts and records in the usual manner on a basis consistent with that previously employed; and
•	take no action that would adversely affect or delay the receipt of regulatory or governmental approvals required for the transactions contemplated by the merger agreement or to perform its covenants and agreements or to consummate the transactions contemplated by the merger agreement.

Floridian has also agreed that except as otherwise permitted by the merger agreement, or with the prior written consent of Seacoast (not to be unreasonably withheld, conditioned or delayed) it will not:

•	amend or propose to amend its organizational documents or any resolution or agreement concerning indemnification of its directors or officers;
•	adjust, split, combine, subdivide or reclassify any capital stock;
•	make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares its capital stock, other than the declaration and payment of dividends not greater than $0.05 per share per calendar quarter to the extent consistent with past practice;
•	issue or otherwise permit to become outstanding, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or rights related to its capital stock (other than issuances of Floridian common stock upon the exercise of Floridian stock options or Floridian warrants in existence on the date of the merger agreement pursuant to their terms or issuances of Floridian common stock pursuant to the Floridian Employee Stock Purchase Plan as expressly permitted by the merger agreement);
•	make any change in any instrument or contract governing the terms of any of its securities;
•	make any investment in any other person, other than in the ordinary course of business consistent with practice;
•	charge off or sell (except in the ordinary course of business consistent with past practice) any of its portfolio of loans, discounts or financing leases or sell any asset held as OREO or other foreclosed assets for an amount that exceeds 10% or $50,000, whichever is greater, less than its book value;
•	terminate or allow to be terminated any of the policies of insurance maintained on its business or property, cancel any material indebtedness owing to it or any claims that it may possess or waive any right of substantial value or discharge or satisfy any material noncurrent liability;
•	enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies other than as required by law or any regulatory agreement or order;
•	lend any money or pledge any of its credit in connection with any aspect of its business (except in the ordinary course of business consistent with past practice);
•	mortgage or otherwise subject to any lien, encumbrance or other liability any of its assets (except in the ordinary course of business consistent with past practice);

•	sell, assign or transfer any of its assets in excess of $50,000 in the aggregate (except in the ordinary course of business consistent with past practice);
•	incur any material liability, commitment, indebtedness or obligation or cancel, release or assign any indebtedness of any person or any claims against any person;
•	transfer, agree to transfer or grant, or agree to grant a license to, any of its material intellectual property;
•	except in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness) or assume, guarantee, endorse or otherwise become responsible for the obligations of any other person;
•	other than purchases of investment securities in the ordinary course of business consistent with past practice, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
•	terminate or waive any material provision of any material contract other than normal renewals of contracts without materially adverse changes of terms, or otherwise amend or modify any material contract;
•	other than as required by benefit plans and contracts in effect as of the date of the merger agreement, (i) increase in any manner the compensation or fringe benefits of any director, officer or employee, whether under a benefit plan or otherwise (except for merit based or promotion based increases in annual base salary or wage rate for employees, other than directors or executive officers, in the ordinary course of business consistent with past practice), (ii) pay any pension or retirement allowance not required by any existing benefit plan or contract to any director, officer or employee, (iii) become a party to, amend or commit itself to any benefit plan or contract (or any individual contracts evidencing grants or awards thereunder) or employment agreement with or for the benefit of any director, officer or employee, (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, rights pursuant to any Floridian stock plan, (v) make any changes to a benefit plan that are not required by law, or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and annual incentive compensation that is reasonably anticipated to exceed $125,000;
•	commence, settle or agree to settle any litigation, except in the ordinary course of business consistent with past practice that (i) involves only the payment of money damages not in excess of $50,000 individually or $200,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, Floridian or its applicable subsidiary and (iii) would not create precedent for claims that are reasonably likely to be material to Floridian or any of its subsidiaries, or, after the closing, Seacoast or any of its subsidiaries;
•	revalue any of its or its subsidiaries’ assets or change any method of accounting or accounting practice used by it or any of its subsidiaries, other than changes required by GAAP or the FDIC or any regulatory authority;
•	file or amend any tax return except in the ordinary course of business consistent with past practice; settle or compromise any tax liability or make, change or revoke any tax election or change any method of tax accounting, except as required by applicable law;
•	enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision or state, local or foreign law);
•	surrender any claim for a refund of taxes;
•	consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to taxes;

•	merge or consolidate Floridian or any of its subsidiaries with any other person;
•	change its fiscal or tax year;
•	knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied (except as may be required by applicable law or as would preclude Floridian from exercising its rights under the merger agreement);
•	acquire assets outside of the ordinary course of business consistent with past practice from any other person with a value or purchase price in the aggregate in excess of $50,000;
•	enter into any material contract;
•	make any changes in the mix, rates, terms or maturities of Floridian Bank’s deposits or other liabilities, except in a manner and pursuant to policies consistent with past practice and competitive factors in the market place;
•	open any new branch or deposit taking facility or close or relocate any existing branch or facility;
•	make any extension of credit that, when added to other extensions of credit to a borrower and its affiliates, would exceed its applicable regulatory limits or make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies (subject to certain exceptions and thresholds and provided that Floridian may extend or renew credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of current loans);
•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
•	renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of Floridian;
•	waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which it is a party;
•	engage in any transactions (except for ordinary course banking relationships permitted under applicable law) with any affiliate or any director or officer thereof;
•	enter into any new lease of real property or amend the terms of any existing lease of real property;
•	incur or commit to incur any capital expenditure or authorization or commitment with respect to them that, in the aggregate is in excess of $50,000, except as disclosed in the annual business plan or budget previously disclosed to Seacoast;
•	take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the merger;
•	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or
•	agree or commit to take any of the actions set forth above.

Regulatory Matters

This proxy statement/prospectus forms part of a Registration Statement on Form S-4 which Seacoast has filed with the SEC. Seacoast has agreed to use all reasonable efforts to cause the Registration Statement to be declared effective.

Each of Seacoast and Floridian has agreed to use all reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by the merger agreement, and each of Seacoast and Floridian has agreed to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

Seacoast and Floridian have agreed to use all respective reasonable best efforts to take, or cause to be taken, in good faith, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws, to permit the consummation of the merger as promptly as practicable.

Seacoast and Floridian will consult with each other with respect to the obtaining of all regulatory consents and other material consents advisable to consummate the transactions contemplated by the merger agreement, and each party will keep the other apprised of the status of material matters relating to the completion of the transactions contemplated by the merger agreement. Floridian has agreed to provide Seacoast with the opportunity to participate in meetings or substantive telephone conversations that it or its representatives may from time to time have with any governmental authority with respect to the transactions contemplated by the merger agreement.

Additionally, each of Seacoast and Floridian has agreed to cooperate fully with and furnish information to the other party, and obtain all consents of, and give all notices to and make all filings with, all governmental authorities and other third parties that may be or become necessary for the performance of its obligations under the merger agreement and the consummation of the other transactions contemplated by the merger agreement.

In connection with seeking regulatory approval for the merger, Seacoast is not required to agree to any condition or consequence that would have a material adverse effect on Seacoast or any its subsidiaries, measured on a scale relative to Floridian.

NASDAQ Listing

Seacoast has agreed to cause the shares of Seacoast common stock to be issued to the holders of Floridian common stock in the merger to be authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to the effective time of the merger.

Employee Matters

Following the effective time of the merger, Seacoast has agreed to maintain employee benefit plans and compensation opportunities for full-time active employees of Floridian and its subsidiaries on the closing date of the merger (referred to below as “covered employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to or greater than the employee benefits and compensation opportunities that are available on a uniform and non-discriminatory basis to similarly situated employees of Seacoast or its subsidiaries (provided that in no event are covered employees eligible to participate in any closed or frozen plan of Seacoast or its subsidiaries). Seacoast will give the covered employees full credit for their prior service with Floridian and its subsidiaries for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by Seacoast in which covered employees may be eligible to participate and for all purposes under any welfare benefit plans, vacation plans, and similar arrangements maintained by Seacoast.

With respect to any Seacoast health, dental, vision or other welfare plan in which any covered employee is eligible to participate, for the plan year in which such covered employee is first eligible to participate, Seacoast or its applicable subsidiary must use its commercially reasonable best efforts to: (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to the covered employee to the extent the condition was, or would have been, covered under the Floridian benefit plan in which the covered employee participated immediately prior to the effective time of the merger; and (ii) recognize any health, dental, vision or other welfare expenses incurred by the covered employee in the year that includes the closing date of the merger (or, if later, the year in which such covered employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements.

If, within 6 months after the effective time of the merger, any covered employee is terminated by Seacoast or its subsidiaries other than “for cause” or as a result of unsatisfactory job performance, then Seacoast will pay severance to the covered employee in an amount as set forth in the severance policies of Floridian and its subsidiaries as of the date of the merger agreement. Any severance to which a covered employee may be entitled in connection with a termination occurring more than 6 months after the effective time of the merger will be as set forth in the severance policies of Seacoast and its subsidiaries as then in effect.

Indemnification and Directors’ and Officers’ Insurance

From and after the effective time of the merger, Seacoast has agreed to indemnify, defend and hold harmless the present and former directors and officers of Floridian against any liability, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation arising in whole or in part out of, or pertaining to the fact that such person is or was a director, officer or employee of Floridian or its subsidiaries, or the merger agreement or any of the transactions contemplated by the merger agreement, to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to the organizational documents of Floridian or its subsidiaries and the FBCA.

For a period of six years after the effective time of the merger, Seacoast will provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of Floridian with respect to claims against them arising from facts or events occurring at or before the effective time of the merger (including the transactions contemplated by the merger agreement). The directors’ and officers’ liability insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous in the aggregate to the indemnified person as the coverage currently provided by Floridian; provided, however, that Seacoast may substitute policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such Floridian policy. In no event shall Seacoast be required to expend for the tail insurance a premium in an aggregate amount in excess of 150% of the annual premiums paid by Floridian for its directors’ and officers’ liability insurance in effect as of the date of the merger agreement.

Third Party Proposals

Floridian has agreed that it will not, and will cause its directors, officers, employees and representatives and affiliates not to, directly or indirectly: (a) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to; (b) continue, engage or participate in any negotiations concerning; (c) provide to any person any confidential or nonpublic information or data or have or participate in any discussions with any person relating to; or (d) approve, recommend, agree to or accept, any acquisition proposal. An “acquisition proposal” is defined as any offer, proposal or inquiry relating to, or any third party indication of interest in: (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Floridian and its subsidiaries or 15% or more of any class of equity or voting securities of Floridian or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Floridian; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 15% or more of any class of equity or voting securities of Floridian or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Floridian; (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Floridian or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Floridian; or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the merger or the bank merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated by the merger agreement.

However, the merger agreement provides that at any time prior to the approval of the merger agreement by the Floridian shareholders, if Floridian receives an unsolicited bona fide acquisition proposal that does not violate the “no shop” provisions in the merger agreement and Floridian’s board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that failure to take such actions would result in a violation of its fiduciary duties under applicable law, then Floridian may: (i) enter into a confidentiality agreement with the third party making the acquisition proposal with terms and conditions no less favorable to Floridian than the confidentiality agreement entered into by Floridian and Seacoast prior to the execution of the merger agreement; (ii) furnish non-public information or data to the third party making the acquisition proposal pursuant to such confidentiality agreement (and provide to Seacoast any information not previously provided to Seacoast); and (iii) participate in such negotiations or discussions with the third party making the acquisition proposal regarding such proposal. Floridian must promptly advise Seacoast within 48 hours following receipt of any acquisition proposal, any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an acquisition proposal, or any inquiry, proposal or offer that is reasonably likely to lead to, an acquisition proposal. Floridian must furnish a copy of, or a description of the material terms and conditions of such proposal and must keep Seacoast informed of any related developments, discussions and negotiations on a timely basis. Floridian must also promptly (within 48 hours) notify Seacoast if it determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal and shall not provide such information or engage in such discussions prior to providing such notice to Seacoast.

Floridian Board Recommendation

The merger agreement generally prohibits Floridian’s board of directors from making an adverse recommendation change (i.e., from: (i) withdrawing, modifying or qualifying in a manner adverse to Seacoast the approval, recommendation or declaration of advisability by the Floridian board of directors set forth in this proxy statement/prospectus that the Floridian shareholders vote to approve the merger agreement; (ii) adopting, approving, recommending, endorsing or otherwise declaring as advisable the adoption of any acquisition proposal; (iii) resolving, agreeing or proposing to take any such actions; or (iv) submitting the merger agreement to its shareholders without recommendation). At any time prior to the approval of the merger agreement by the Floridian shareholders, however, the Floridian board of directors may effect an adverse recommendation change in response to (i) an acquisition proposal that constitutes a superior proposal (as defined below) or (ii) an intervening event (as defined below), if the board of directors concludes in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) that the failure to effect such adverse recommendation change would result in a violation of its fiduciary duties to shareholders under applicable law.

The board of directors of Floridian may not effect an adverse recommendation change without providing Seacoast with at least five business days’ prior written notice of its intention to take such action and with a reasonably detailed description of the acquisition proposal or intervening event giving rise to its determination to take such action, and without taking into account in good faith, at the end of such notice period, any amendment or modification of the merger agreement proposed by Seacoast and determining, after taking into account the advice of its outside counsel and, with respect to financial matters, its financial advisor, that failure to effect an adverse recommendation change would nevertheless result in a violation of its fiduciary duties under applicable law. Floridian has further agreed to, and to cause its financial and legal advisors to, negotiate with Seacoast in good faith (to the extent Seacoast seeks to negotiate) regarding any revisions to the merger agreement proposed by Seacoast during such five (5) business day period. Any material amendment to any acquisition proposal or any material development with respect to any intervening event, as the case may be, will require a new five business days notice period as referred to above.

A “superior proposal” means any bona fide, unsolicited, written “acquisition proposal” for at least a majority of the outstanding shares of Floridian common stock on terms that the Floridian board of directors concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger and the other transactions contemplated by the merger agreement (including taking into account the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by the merger agreement in response to such proposal) (i) after receiving the written advice of its financial advisor, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of the proposal and any other relevant factors permitted under applicable law.

An “intervening event” means any material event or development or material change in circumstance with respect to Floridian that arises or occurs after the date of the merger agreement and was neither known by nor reasonably foreseeable to the Floridian board of directors as of or prior to the date of the merger agreement and does not relate to any acquisition proposal or any required regulatory consent.

If the Floridian board of directors effects an adverse recommendation change and Seacoast determines to terminate the merger agreement, Floridian will be required to pay Seacoast a termination fee of $3,000,000 in cash. See “The Merger Agreement — Termination,” beginning on page 72 of this proxy statement/prospectus and “The Merger Agreement — Termination Fee” beginning on page 73 of this proxy statement/prospectus.

Notwithstanding any superior proposal, intervening event or anything contained in the merger agreement, unless the merger agreement has been terminated in accordance with its terms, the Floridian special meeting shall be convened for the purpose of submitting the merger agreement to the Floridian shareholders to vote on the approval of such and any other matters contemplated thereby.

Representations and Warranties

The merger agreement contains generally customary representations and warranties of Floridian and Seacoast relating to their respective businesses. The representations and warranties of each of Floridian and Seacoast have been made solely for the benefit of the other party, and these representations and warranties should not be read alone. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document. Please see the section entitled “Where You Can Find More Information” on page i of this proxy statement/prospectus. In addition, these representations and warranties:

•	have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement — the information contained in these schedules modifies, qualifies and creates exceptions to the representations and warranties in the merger agreement;
•	will not survive consummation of the merger;
•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;
•	are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and
•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

Seacoast will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

The representations and warranties made by Floridian and Seacoast to each other primarily relate to:

•	corporate organization, existence, power and standing;
•	capitalization;
•	ownership of subsidiaries;
•	corporate authorization to enter into the merger agreement and to consummate the merger;
•	absence of any breach of organizational documents, violation of law or breach of agreements as a result of the merger;
•	regulatory approvals required in connection with the merger;
•	reports filed with governmental entities, including, in the case of Seacoast, the SEC;
•	financial statements;
•	compliance with laws and the absence of regulatory agreements;
•	absence of a material adverse effect on Floridian or Seacoast, respectively, since December 31, 2014;
•	fees paid to financial advisors;

•	litigation; and
•	Community Reinvestment Act compliance.

Floridian has also made representations and warranties to Seacoast with respect to:

•	tax matters;
•	the inapplicability to the merger of state takeover laws;
•	employee benefit plans and labor matters;
•	material contracts;
•	environmental matters;
•	intellectual property;
•	real and personal property;
•	loan matters;
•	adequacy of allowances for losses;
•	maintenance of insurance policies;
•	liquidity of investment portfolio;
•	privacy of customer information;
•	technology systems;
•	receipt of a fairness opinion from each of its financial advisors;
•	transactions with affiliates;
•	accuracy of books and records; and
•	accuracy of the information supplied therein.

Certain of the representations and warranties of Floridian and Seacoast are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, the term “material adverse effect” means, with respect to Floridian and Seacoast, as the case may be, a material adverse effect on (i) the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such party and its subsidiaries taken as a whole or (ii) the ability of such party and its subsidiaries to perform their obligations under the merger agreement or to timely consummate the merger, the bank merger, or the other transactions contemplated by the merger agreement; provided, however, that “material adverse effect” does not include: (x) for purposes of (i) above (A) changes after the date of the merger agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (B) changes after the date of the merger agreement in laws, rules or regulations or interpretations of laws, rules or regulations by governmental authorities of general applicability to banks and their holding companies, (C) changes after the date of the merger agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies and (D) changes after the date of the merger agreement in market interest rates, except with respect to clauses (A), (B), (C) and (D) to the extent that the effects of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such party and its subsidiaries taken as a whole, as compared to other banks and their holding companies; or (y) for purposes of (ii) above, the impact of actions and omissions of a party (or any of its subsidiaries) taken with the prior informed consent of the other party in contemplation of the transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

Mutual Closing Conditions.  The obligations of Seacoast and Floridian to complete the merger are subject to the satisfaction of the following conditions:

•	the approval of the merger agreement by Floridian shareholders;
•	all regulatory approvals from the Federal Reserve, the FDIC, the OCC, the Florida Office of Financial Regulation, and any other regulatory approval the failure of which to obtain would reasonably be expected to have a material adverse effect on Seacoast or Floridian, in each case required to consummate the merger and the bank merger shall have been obtained and remain in full force and effect, and all statutory waiting periods shall have expired;
•	the absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger or the bank merger;
•	the effectiveness of the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act, and no order suspending such effectiveness having been issued or threatened;
•	the authorization for listing on the NASDAQ Global Select Market of the shares of Seacoast common stock to be issued in the merger;
•	the accuracy of the other party’s representations and warranties in the merger agreement on the date of the merger agreement and as of the effective time of the merger (or such other date specified in the merger agreement) other than, in most cases, inaccuracies that would not reasonably be expected to have a material adverse effect on such party;
•	the performance in all material respects by the other party of its respective obligations under the merger agreement;
•	the receipt of certified resolutions of the other party’s board of directors and shareholders authorizing the merger agreement and the bank merger agreement and the transactions contemplated thereby, certain incumbency and other officers’ certificates and a certificate of good standing;
•	the absence of any event which is expected to have or result in a material adverse effect on the other party; and
•	receipt by each party of an opinion of its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of Seacoast.  In addition to the mutual closing conditions, Seacoast’s obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	no governmental authority has imposed a burdensome condition on Seacoast or any of its affiliates in connection with granting any regulatory approval;
•	the receipt of all consents required as a result of the transactions contemplated by the merger agreement pursuant to Floridian’s material contracts;
•	Floridian’s consolidated tangible shareholders’ equity shall be an amount not less than the amount thereof as of June 30, 2015, adding back for this purpose transaction-related expenses;
•	the receipt of FIRPTA certificates;
•	the receipt of various Floridian financial statements;
•	the employment agreement between Thomas H. Dargan, Jr. and SNB is in full force and effect; and
•	the receipt of executed claims letters and restrictive covenant agreements from certain directors of Floridian and Floridian Bank, each of which shall remain in full force and effect.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by Floridian shareholders, as follows:

•	by the mutual consent of Seacoast and Floridian; or
•	by Seacoast or Floridian in the event of the breach of any representation, warranty, covenant or agreement by the other party that would prevent any closing condition from being satisfied and such breach cannot be or has not been cured within thirty days of written notice of such breach (provided that the right to cure may not extend beyond the “expiration date” described below); or
•	by Seacoast or Floridian if approval by the shareholders of Floridian is not obtained at a meeting at which a vote was taken; or
•	by Seacoast or Floridian if any court or other governmental authority issues a final and non-appealable order permanently prohibiting the merger or the bank merger; or
•	by Seacoast or Floridian if the merger is not consummated by the expiration date of April 30, 2016; provided, that neither party has the right to terminate the merger agreement if such party was in breach of its obligations under the merger agreement and such breach was the cause of the failure of the merger to be consummated by such date, and provided further that, if on the expiration date all conditions to the merger have been satisfied or waived or are capable of being satisfied by the closing other than the condition relating to the receipt of required regulatory approvals, then either party has the right to extend the expiration date by an additional three month period; or
•	by Seacoast if any governmental authority has denied any required regulatory approval or imposed a burdensome condition on Seacoast or any of its affiliates in connection with granting any regulatory approval; or
•	by Seacoast in the event that (i) the Floridian board of directors or any committee thereof has effected an adverse recommendation change (see “The Merger Agreement — Floridian Board Recommendation” beginning on page 69 of this proxy statement/prospectus) or (ii) Floridian has failed to substantially comply with its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting, or
•	by Floridian in the event that (i) (A) the average closing price of Seacoast’s common stock for the ten trading days ending on the second trading day immediately preceding the later of (x) the date on which the last required regulatory consent is obtained or (y) the date on which Floridian shareholder approval of the merger agreement is obtained, is less than (B) 85% of the average closing price of Seacoast’s common stock for the ten (10) trading days ending on the second trading day immediately preceding the date of the merger agreement (i.e., Seacoast’s stock price has been reduced to $12.79), (ii) Seacoast’s common stock underperforms a peer group index (the NASDAQ Bank Index) by more than 20% and (iii) Seacoast does not elect to increase the stock election consideration by a formula-based amount outlined in the merger agreement; or
•	by Seacoast if holders of more than 10% in the aggregate of the shares of Floridian common stock shall have voted their shares against the merger agreement or the merger at any shareholder meeting and have given notice of their intention to exercise their dissenters’ right in accordance with Florida law.

Termination Fee

Floridian will owe Seacoast a $3,000,000 termination fee if:

•	(i) (a) either party terminates the merger agreement in the event that approval by the shareholders of Floridian is not obtained at the Floridian special meeting or in the event that the merger is not consummated by the expiration date; or (b) Seacoast terminates the merger agreement as a result of any breach of any representation, warranty, covenant or agreement by Floridian that cannot or has not been cured within thirty days of notice of such breach; (ii) a third party acquisition proposal has been made prior to such termination; and (iii) within twelve months of termination, Floridian enters into a definitive agreement or letter of intent with respect to an acquisition proposal or consummates an acquisition proposal; or

•	Seacoast terminates the merger agreement as a result of the Floridian board of directors or any committee thereof effecting an adverse recommendation change (for more detail on adverse recommendation changes, see “The Merger Agreement — Floridian Board Recommendation” beginning on page 69 of this proxy statement/prospectus); or
•	Seacoast terminates the merger agreement as a result of Floridian not substantially complying with its obligations under the merger agreement with respect to third party acquisition proposals or by failing to call, give notice of, convene and hold the special meeting.

Except in the case of a breach of the merger agreement, the payment of the termination fee will fully discharge Floridian from any losses that may be suffered by Seacoast arising out of the termination of the merger agreement.

Amendment; Waiver

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the matters presented in connection with the merger by the Floridian shareholders, in writing signed on behalf of each of the parties, provided that after any approval of the transactions contemplated by the merger agreement by the Floridian shareholders, there may not be, without further approval of the Floridian shareholders, any amendment of the merger agreement that requires further approval under applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed: (i) waive any default in the performance of any term of the merger agreement by the other party; (ii) extend the time for the compliance or fulfillment of any of the obligations or other acts of the other party; and (iii) waive any or all of the conditions precedent to the obligations contained in the merger agreement on the part of the other party, except any condition which, if not satisfied, would result in the violation of any applicable law. Any agreement on the part of a party to any extension or waiver must be in writing signed on behalf of such party. Any such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of any subsequent or other failure.

Expenses

Regardless of whether the merger is completed, all expenses incurred in connection with the merger, the bank merger, the merger agreement and other transactions contemplated thereby will be paid by the party incurring the expenses.

Notwithstanding the foregoing, in the event the merger agreement is terminated because the Floridian shareholder approval is not obtained, then Floridian shall reimburse Seacoast for all of its reasonable out-of-pocket fees and expenses in connection with the merger up to a cap of $500,000; provided that, such payment of expenses by Floridian shall not relieve Floridian: (i) of any subsequent obligation to pay the termination fee, if applicable; and (ii) from any liability or damage resulting from a breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in the merger agreement. In the event the termination fee later becomes payable by Floridian, any such expenses paid will be credited against the termination fee.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Seacoast and Floridian are each incorporated under the laws of the State of Florida and, accordingly, the rights of their shareholders are governed by Florida law and their respective articles of incorporation and bylaws. After the merger, the rights of former shareholders of Floridian who receive shares of Seacoast common stock in the merger will be determined by reference to Seacoast’s articles of incorporation and bylaws and Florida law. Set forth below is a description of the material differences between the rights of Floridian shareholders and Seacoast shareholders.

	FLORIDIAN	SEACOAST
Capital Stock	Holders of Floridian capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Floridian’s articles of incorporation and bylaws.	Holders of Seacoast capital stock are entitled to all the rights and obligations provided to capital shareholders under the FBCA and Seacoast’s articles of incorporation and bylaws.
Authorized	Floridian’s authorized capital stock consists of 100,000,000 shares of common stock, par value $5.00 per share, and 1,000,000 shares of preferred stock, par value $5.00 per share.	Seacoast’s authorized capital stock consists of 60,000,000 shares of common stock, par value $0.10 per share, and 4,000,000 shares of preferred stock, stated value $0.10 per share (2,000 of which are designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series A and 50,000 of which are designated as Mandatorily Convertible Noncumulative Nonvoting Preferred Stock, Series B).
Outstanding	As of January 19, 2016, there were 6,207,269 shares of Floridian common stock outstanding, and no shares of Floridian preferred stock outstanding.	As of January 19, 2016, there were 34,347,054 shares of Seacoast common stock outstanding and no shares of Seacoast preferred stock outstanding.
Voting Rights	Holders of Floridian common stock generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders.	Holders of Seacoast common stock generally are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders.
Cumulative Voting	No shareholder has the right of cumulative voting in the election of directors.	No shareholder has the right of cumulative voting in the election of directors.
Stock Transfer Restrictions	None.	None.
Dividends	Under the FBCA, a corporation may make a distribution, unless after giving effect to the distribution:	Holders of Seacoast common stock are subject to the same provisions of the FBCA and the Federal Reserve policy adopted in 2009.
The corporation would not be able to pay its debts as they come due in the usual course of business; or

	FLORIDIAN	SEACOAST
The corporation’s assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.
In addition, under Federal Reserve policy adopted in 2009, a bank holding company should consult with the Federal Reserve and eliminate, defer or significantly reduce its dividends if:
its net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; or
its prospective rate of earnings retention is not consistent with its capital needs and overall current and prospective financial condition; or
it will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.
Number of Directors	Floridian’s bylaws provide that the number of directors serving on the Floridian board of directors will be such number as determined from time to time by the board of directors or action of the shareholders.	Seacoast’s Articles of Incorporation and bylaws provide that the number of directors serving on the Seacoast board of directors will be such number as determined from time to time by the board of directors, but in no event will be fewer than three directors nor greater than fourteen directors.
	There are currently twelve directors serving on the Floridian board of directors.	There are currently thirteen directors serving on the Seacoast board of directors.
	The Floridian board of directors is divided into three classes as equal in number as feasible, with each class serving staggered three-year terms and one class of directors being elected at each annual meeting in which their term expires. Each director holds office for the term for which he or she is elected until his or her successor is elected and qualified subject, however, to prior death, resignation, retirement, disqualification or removal from office.	The Seacoast board of directors is divided into three classes, with the members of each class of directors serving staggered three-year terms and with approximately one-third of the directors being elected annually. As a result, it would take a dissident shareholder or shareholder group at least two annual meetings of shareholders to replace a majority of the directors of Seacoast. Each director holds office for the term for which he or she is elected and until his or her successor is elected and qualified, subject to such directors’ death, resignation or removal.

	FLORIDIAN	SEACOAST
Election of Directors	Under the FBCA, unless otherwise provided in the articles of incorporation, directors are elected by a plurality of the votes cast by the holders of the shares entitled to vote in an election of directors at a meeting at which a quorum is present. Floridian’s articles of incorporation do not otherwise provide for the vote required to elect directors.	Seacoast directors are similarly elected in accordance with the FBCA and its articles of incorporation do not otherwise provide for the vote required to elect directors. However, notwithstanding the plurality standard, in an uncontested election for directors, Seacoast’s Corporate Governance Guidelines provide that if any director nominee receives a greater number of votes “withheld” from his or her election than votes “for” such election, then the director will promptly tender his or her resignation to the board of directors following certification of the shareholder vote, with such resignation to be effective upon acceptance by the board of directors. The Compensation and Governance Committee would then review and make a recommendation to the board of directors as to whether the board should accept the resignation, and the board of directors would ultimately decide whether to accept the resignation.
Removal of Directors	Floridian’s bylaws provide that the shareholders may remove any director with or without cause at any meeting of the shareholders, provided the notice of the meeting states that the purpose of the meeting or one of the purposes of the meeting is the removal of the director.	Seacoast’s articles of incorporation and bylaws provide that directors may be removed only for cause upon the affirmative vote of (1) 66 2/3% of all shares of common stock entitled to vote and (2) holders of a majority of the outstanding common stock that are not beneficially owned or controlled, directly or indirectly, by any person (1) who is the beneficial owner of 5% or more of the common stock or (2) who is an affiliate of Seacoast and at any time within the past five years was the beneficial owner of 5% or more the company’s then outstanding common stock (“Independent Majority of Shareholders”).
Vacancies on the Board of Directors	Floridian’s bylaws provide that vacancies in the Floridian board of directors may be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the board of directors.	Seacoast’s bylaws provide that vacancies in the Seacoast board of directors may be filled by the affirmative vote of (1) 66 2/3% of all directors and (2) a majority of the continuing directors (a director who either (i) was first elected as a director of the company prior to February 28, 2003 or (ii) was designated as a continuing director by a majority vote of the continuing directors), even if less than a quorum exists.

	FLORIDIAN	SEACOAST
Action by Written Consent	Floridian’s articles of incorporation provide that the power of shareholders of the corporation to consent in writing, without a meeting, to the taking of any action is expressly denied.	Seacoast’s articles of incorporation provide that no action may be taken by written consent except as may be provided in the designation of the preferences, limitations and relative rights of any series of Seacoast’s preferred stock. Any action required or permitted to be taken by the holders of Seacoast’s common stock must be effected at a duly called annual or special meeting of such holders, and may not be effected by any consent in writing by such holders.
Advance Notice Requirements for Shareholder Nominations and Other Proposals	Any shareholder of any outstanding class of capital stock of Floridian entitled to vote for the election of directors may make nominations for election to the board of directors. A shareholder may recommend a director nominee by submitting the name, age, business address and residence address of the nominee, the principal occupation or employment of the nominee, the class and number of shares of capital stock of Floridian which are beneficially owned by the nominee and any other information required to be disclosed for proxies pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, to the Secretary of Floridian, c/o Floridian Financial Group, Inc., 175 Timacuan Blvd., Lake Mary, Florida 32746.	Any Seacoast shareholder entitled to vote generally on the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee by submitting the name and qualifications of the candidate the shareholder wishes to recommend to the Seacoast’s Compensation and Governance Committee, c/o Seacoast Banking Corporation of Florida, 815 Colorado Avenue, P. O. Box 9012, Stuart, Florida 34995.
	To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than 120 days nor more than 180 days prior to the date of the Floridian’s notice of annual meeting provided with respect to the previous year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed to be more than thirty calendar days earlier than the date contemplated by the previous year’s statement, such notice by the shareholder to be timely must be received no later than the close of business on the tenth day following the date on which notice of the date of the annual meeting is given to shareholders or made public.	To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received not less than sixty days nor more than ninety days prior to the anniversary of the Seacoast’s last annual meeting of shareholders (or, if the date of the annual meeting is changed by more than twenty days from such anniversary date, within ten days after the date that the company mails or otherwise gives notice of the date of the annual meeting to shareholders), and recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received by the tenth day following the date on which notice of the special meeting was first mailed to shareholders.
Notice of Shareholder Meeting	Notice of each shareholder meeting must be given to each shareholder to vote not less than ten, nor more than sixty days before the date of the meeting.	Seacoast’s bylaws have similar notice provisions.

	FLORIDIAN	SEACOAST
Amendments to Charter	Floridian’s articles of incorporation may be amended in accordance with the FBCA. Under the FBCA, amendments to a corporation’s articles of incorporation must be approved by a corporation’s board of directors and holders of a majority of the outstanding stock of a corporation entitled to vote thereon and, in cases in which class voting is required, by holders of a majority of the outstanding shares of such class. The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.	Seacoast’s articles of incorporation follow similar amendment provisions, except that the affirmative vote of (1) 66 2/3% of all of shares outstanding and entitled to vote, voting as classes, if applicable, and (2) an Independent Majority of Shareholders will be required to approve any change of Articles VI (“Board of Directors”), VII (“Provisions Relating to Business Combinations”), IX (“Shareholder Proposals”) and X (“Amendment of Articles of Incorporation”) of the articles of incorporation.
Amendments to Bylaws	Floridian’s bylaws may be amended by the board of directors. Under the FBCA, Floridian’s shareholders, by majority vote of all of the shares having voting power, may amend or repeal the bylaws even though they may also be amended or repealed by the Floridian board of directors.	Seacoast’s bylaws may be amended by a vote of (1) 66 2/3% of all directors and (2) a majority of the continuing directors. In addition, the shareholders may also amend the bylaws by the affirmative vote of (1) 66 2/3% of all shares of common stock entitled to vote and (2) an Independent Majority of Shareholders.
Special Meeting of Shareholders	Floridian’s bylaws provide that special meetings of the shareholders may be called by the Floridian Chairman of the Board, the President or the board of directors of Floridian or when requested in writing by the holders of not less than 50% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. A meeting requested by shareholders must be called for a date not less than ten nor more than sixty days after the shareholders’ request for such meeting. The call for a special meeting of shareholders will be issued by the Secretary, unless the Chairman of the Board, the President, the board of directors or the shareholders requesting the calling of the meeting designate another person to do so.	Seacoast’s bylaws have similar provisions, except that special meetings may also be called by the chief executive officer.
Quorum	A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholder meeting.	Seacoast’s bylaws have a similar provision.

	FLORIDIAN	SEACOAST
Proxy	Under the FBCA and Floridian’s bylaws, a proxy is valid for eleven months unless a longer period is expressly provided in the appointment form.	Seacoast’s bylaws have a similar provision.
Preemptive Rights	Under the FBCA, shareholders do not have preemptive rights unless the corporation’s articles of incorporation provide otherwise. Floridian’s articles of incorporation do not provide for preemptive rights.	Seacoast’s shareholders do not have preemptive rights.
Shareholder Rights Plan/Shareholders’ Agreement	Floridian does not have a rights plan. Neither Floridian nor Floridian shareholders are parties to a shareholders’ agreement with respect to Floridian’s capital stock.	Seacoast does not have a rights plan. Neither Seacoast nor Seacoast shareholders are parties to a shareholders’ agreement with respect to Seacoast’s capital stock.
Indemnification of Directors and Officers	Floridian’s bylaws provide that Floridian shall indemnify its current and former directors, officers, employees and agents to the extent they are successful on the merits or otherwise in the defense against liability incurred in connection with a proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of Floridian, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.	Seacoast’s bylaws provide that Seacoast shall indemnify its current and former directors and elected officers, and may indemnify any other officer or any employee and agent of Seacoast, against liability incurred in connection with a proceeding, including any appeal thereof, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, Seacoast’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Restrictions on Business Combinations with Significant Shareholders	Floridian’s articles of incorporation do not contain any provision regarding business combinations between Floridian and significant shareholders.	Seacoast’s articles of incorporation do not contain any provision regarding business combinations between Seacoast and significant shareholders.
Prevention of Greenmail	Floridian’s articles of incorporation do not contain a provision designed to prevent greenmail.	Seacoast’s articles of incorporation do not contain a provision designed to prevent greenmail.
Fundamental Business Transactions	Floridian’s articles of incorporation do not contain any provisions regarding shareholder approval of any merger, share exchange or sale, lease, exchange or other transfer of all or substantially all of the corporation’s assets by holders of common stock. The FBCA provides that, unless a corporation’s articles of incorporation require a greater vote or a vote by classes, a plan of merger or share exchange must be approved by each class entitled to vote on the plan by a majority of all the votes entitled to be cast on the plan by that class.	Seacoast’s articles of incorporation provides that Seacoast needs the affirmative vote of 66 2/3% of all shares of common stock entitled to vote for the approval of any merger, consolidation, share exchange or sale, exchange, lease, transfer, purchase and assumption of assets and liabilities, or assumption of liabilities of Seacoast or any subsidiary of all or substantially all of the corporation’s consolidated assets or liabilities or both, unless the transaction is approved and recommended to the shareholders by the affirmative vote of 66 2/3% of all directors and a majority of the continuing directors.

	FLORIDIAN	SEACOAST
Non-Shareholder Constituency Provision	Floridian’s articles of incorporation do not contain a provision that expressly permits the board of directors to consider constituencies other than the shareholders when evaluating certain offers.

	Under the FBCA, directors may consider such factors as the director deems relevant, including the long-term prospects and interests of the corporation and its shareholders, and the social, economic, legal, or other effects of any action on the employees, suppliers, customers of the corporation or its subsidiaries, the communities and society in which the corporation or its subsidiaries operate, and the economy of the state and the nation.	Seacoast’s articles of incorporation provide that in connection with the exercise of its judgment in determining what is in the best interest of the corporation and its shareholders when evaluating certain offers, in addition to considering the adequacy and form of the consideration, the board shall also consider the social and economic effects of the transaction on the corporation and its subsidiaries, its and their employees, depositors, loan and other customers, creditors, and the communities in which the corporation and its subsidiaries operate or are located; the business and financial condition, and the earnings and business prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; the competence, experience, and integrity of the person and their management proposing or making such actions; the prospects for a successful conclusion of the business combination prospects; and the corporation’s prospects as an independent entity.
Dissenters’ Rights	Under the FBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. See “The Merger — Appraisal Rights for Floridian Shareholders” beginning on page 53 of this proxy statement/prospectus and Appendix D of this proxy statement/prospectus.	Under the FBCA, dissenters’ rights are not available to holders of shares of any class or series of shares which is designated as a national market system security or listed on an interdealer quotation system by the National Association of Securities Dealers, Inc. Accordingly, holders of Seacoast common stock are, subject to certain limited exceptions, not entitled to exercise dissenters’ rights under the FBCA.

BUSINESS OF FLORIDIAN FINANCIAL GROUP, INC.

General

Floridian is a bank holding company under the Bank Holding Company Act of 1956, as amended, for Floridian Bank, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System and Florida Office of Financial Regulation and is a corporation organized under the laws of the State of Florida. Its main office is located at 175 Timacuan Boulevard, Lake Mary, Florida 32746. Floridian Bank is a Florida-chartered state nonmember bank, which commenced operations in 2006, and is subject to the supervision and regulation of the Florida Office of Financial Regulation and the Federal Deposit Insurance Corporation. Floridian Bank is a full-service commercial bank, providing a wide range of business and consumer financial services in its target marketplaces, and is headquartered in Daytona Beach, Florida. Floridian became a multi-bank holding company in 2008 when it acquired Orange Bank of Florida (“Orange Bank”), a Florida-chartered commercial state nonmember bank headquartered in Orlando, Florida. In 2014, Orange Bank merged with and into Floridian Bank, with Floridian Bank continuing as the surviving Florida-chartered state nonmember bank.

At September 30, 2015, Floridian had total assets of approximately $423.4 million, total deposits of approximately $361.5 million, total net loans of approximately $284.1 million, and shareholders’ equity of approximately $51.0 million.

Business

Historically, Floridian Bank’s market areas have been served both by large banks headquartered out of state as well as a number of community banks offering a high level of personal attention, recognition and service. The large banks have generally applied a transactional business approach, based upon volume considerations, to the market while community banks have traditionally offered a more service relationship approach.

Floridian Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered include: demand interest-bearing and noninterest-bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, business credit cards, debit cards, direct deposits, night depository, travelers’ checks, cashier’s checks, domestic collections, bank drafts, automated teller services, drive-in tellers, banking by mail and the full range of consumer loans, both collateralized and uncollateralized. In addition, Floridian Bank makes secured and unsecured commercial and real estate loans and issues standby letters of credit. Floridian Bank provides automated teller machine (ATM) cards and is a member of several ATM networks, which permit customers to use the convenience of Floridian Bank’s ATM networks and other ATMs throughout the world. Floridian Bank does not have trust powers and, accordingly, no trust services are provided.

Floridian Bank’s target market is consumers, professionals, small businesses, real estate developers and commercial real estate investors. The small business customer (typically a commercial entity with sales of up to $25 million) has the opportunity to generate significant revenue for banks yet is generally underserved by large bank competitors. These commercial customers generally can afford more profitability opportunities than the average retail customer.

The revenues of Floridian Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, from interest and dividends from investment securities, service charge income generated from demand accounts, gains on sales of residential loans, ATM fees, and other services. The principal sources of funds for Floridian Bank’s lending activities are customer deposits, loan repayments, and proceeds from investment securities. The principal expenses of Floridian Bank include interest paid on deposits, and operating and general administrative expenses.

As is the case with banking institutions generally, Floridian Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Floridian Bank faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans. This topic is discussed in more detail in the section entitled “Business of Floridian Financial Group, Inc. — Competition” beginning on page 83 of this proxy statement/prospectus.

Banking Services

Commercial Banking.  Floridian Bank focuses its commercial loan originations on small- and mid-sized businesses (generally up to $25 million in annual sales) and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term, and time loans; and equipment, inventory and accounts receivable financing. Floridian Bank offers a range of cash management services and deposit products to commercial customers. Computerized banking is available to commercial customers.

Retail Banking.  Floridian Bank’s retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by Floridian Bank to meet the varied needs of their customers from young persons to senior citizens. In addition to traditional products and services, Floridian Bank offers contemporary products and services, such as debit cards, Internet banking, and electronic bill payment services. Consumer loan products offered by Floridian Bank include home equity lines of credit, second mortgages, new and used auto loans, new and used boat loans, overdraft protection, and unsecured personal credit lines.

Employees

As of September 30, 2015, Floridian Bank had 78 full-time equivalent employees. The employees are not represented by a collective bargaining unit. Floridian Bank considers relations with employees to be good.

Properties

The main office of Floridian is located at 175 Timacuan Boulevard, Lake Mary, Florida 32746. The main office of Floridian Bank is located at 1696 N. Clyde Morris Blvd., Daytona Beach, Florida 32117. Floridian Bank also has 9 branch offices located in Clermont, Lake Mary, Lake Nona, Longwood, Orlando, Ormond Beach, Palm Coast, Port Orange, and Winter Park, Florida.

Legal Proceedings

Floridian Bank is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. As of the date hereof, management does not believe that there is any pending or threatened proceeding against Floridian Bank which, if determined adversely, would have a material adverse effect on Floridian Bank’s financial position, liquidity, or results of operations.

Competition

Floridian Bank encounters strong competition both in making loans and in attracting deposits. The deregulation of banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of its business, Floridian Bank competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Floridian Bank does not currently provide. In addition, many of Floridian Bank’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on Floridian Bank’s operations.

Management

Directors.  The board of directors of Floridian is comprised of 12 individuals. The board of directors is divided into three classes, designated Class I, Class II and Class III. The directors of each class are elected for terms of three years or until their successors are duly qualified and elected.

Name	Position Held with Floridian	Principal Occupation
Peeter B. Heebner	Chairman	Attorney
Thomas H. Dargan, Jr.	Director; President & CEO	President & CEO of Floridian
Richard M. Dunn, D.D.S.	Director	Orthodontist
Truman E. Gailey, Jr.	Director	Owner of Carter Electric Co.
Leonard H. Habas	Director	Retired CEO & Chairman of Advance Publishers
Jennings L. Hurt, III	Director	Attorney
Blaine S. Lansbery	Director	Hospitality Sales and Marketing
Salvatore Nunziata, Jr.	Director	Owner of FBC Mortgage
W. Warner Peacock	Director	Auto Dealership CEO
Michael G. Penney	Director	Insurance
Stanley H. Sandefur	Director	Real Estate Developer
John D. Waters	Director	Retired; former CFO of Floridian

Executive Officers.  The following sets forth information regarding the executive officers of Floridian. The officers of Floridian serve at the pleasure of the board of directors.

Name	Principal Occupation During the Past Five Years
Thomas H. Dargan, Jr.	President and Chief Executive Officer of Floridian
Keith A. Bulko	President of Floridian Bank

BENEFICIAL OWNERSHIP OF FLORIDIAN COMMON STOCK BY
MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF FLORIDIAN

The following table sets forth the beneficial ownership of Floridian common stock as of January 19, 2016 by: (i) each person or entity who is known by Floridian to beneficially own more than 5% of the outstanding shares of Floridian common stock; (ii) each director and executive officer of Floridian; and (iii) all directors and executive officers of Floridian as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. The percentage of beneficial ownership is calculated in relation to the 6,207,269 shares of Floridian common stock that were issued and outstanding as of January 19, 2016.

Unless otherwise indicated, to Floridian’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(a)	Number of shares of Floridian Common Stock Beneficially Owned(b)		Percent of Outstanding Shares of Floridian Common Stock
Directors:
Keith A. Bulko	61,480	(c)	1.0%
Thomas H. Dargan, Jr.	150,926	(d)	2.4%
Richard M. Dunn	60,129	(e)	1.0%
Truman E. Gailey, Jr.	74,239	(f)	1.2%
Leonard H. Habas	3,062	(g)	*
Peter B. Heebner	44,497	(h)	*
Jennings L. Hurt, III	96,369	(i)	1.6%
Blaine S. Lansbery	98,795	(j)	1.6%
Salvatore Nunziata, Jr.	7,500	(k)	*
W. Warner Peacock	133,842		2.2%
Michael G. Penney	111,323	(l)	1.8%
Stanley H. Sandefur	100,115	(m)	1.6%
John D. Waters	22,640	(n)	*
Executive Officers:
All Directors and Executive Officers as a group (13 individuals)	970,915		15.6%

*	Less than 1%
(a)	The address of each of Floridian’s executive officers and directors is c/o Floridian Financial Group, Inc., 175 Timacuan Blvd., Lake Mary, Florida 32746.
(b)	Common shares owned do not include options for common stock granted where the exercise price exceeds the per share consideration to be received in the merger.
(c)	Includes (i) 33,796 shares held by his wife’s IRA, (i) 2,313 shares held jointly with his wife, (iii) 3,891 shares held in his IRA and (iv) 21,000 options which are currently exercisable.
(d)	Includes (i) 87,500 held jointly with his wife, (ii) 3,450 shares held by his wife, (iii) 5,570 shares held through Floridian’s 401(k) Plan and (iv) 21,000 options which are currently exercisable within 60 days of January 11, 2016.
(e)	Includes (i) 40,662 shares held by trusts for which he serves as co-trustee, (ii) 12,947 shares held by R. Dunn Enterprises, Ltd., for which he has sole investment and voting power and (iii) 4,000 options which are currently exercisable within 60 days of January 11, 2016.
(f)	Includes 3,600 options which are currently exercisable within 60 days of January 11, 2016.
(g)	Includes 2,000 shares held jointly with his wife.
(h)	Includes 13,600 options which are currently exercisable within 60 days of January 11, 2016.

(i)	Includes (i) 84,000 shares owned by a family partnership under which he has sole investment and voting power and (ii) 15,100 options which are currently exercisable within 60 days of January 11, 2016.
(j)	Includes (i) 67,000 shares held jointly with her husband, (ii) 24,500 shares owned by a family partnership under which she has sole investment and voting power and (iii) 3,600 options which are currently exercisable within 60 days of January 11, 2016.
(k)	Includes (i) 1,600 shares held jointly with his wife, (ii) 500 shares held by trusts for which he serves as trustee and (iii) 4,000 options which are currently exercisable within 60 days of January 11, 2016.
(l)	Includes 111,323 shares held jointly with his wife.
(m)	Includes 99,100 shares held jointly with his wife.
(n)	Includes 2,000 options which are currently exercisable within 60 days of January 11, 2016.

Other Principal Shareholders.  No person has beneficial ownership of Floridian’s outstanding shares of common stock representing 5% or more of such shares.

DESCRIPTION OF SEACOAST CAPITAL STOCK

Common Stock

General

The following description of shares of Seacoast’s common stock, par value $0.10 per share, is a summary only and is subject to applicable provisions of the FBCA and to Seacoast’s amended and restated articles of incorporation and its amended and restated bylaws. Seacoast’s articles of incorporation provide that it may issue up to 60 million shares of common stock, par value of $0.10 per share. Seacoast common stock is listed on the NASDAQ Global Select Market under the symbol “SBCF.”

Voting Rights

Each outstanding share of Seacoast’s common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of directors. The holders of Seacoast common stock possess exclusive voting power, except as otherwise provided by law or by articles of amendment establishing any series of Seacoast preferred stock.

There is no cumulative voting in the election of directors, which means that the holders of a plurality of Seacoast’s outstanding shares of common stock can elect all of the directors then standing for election. Since the closing of the CapGen offering on December 17, 2009 (which we refer to as the “CapGen Offering”), CapGen Capital Group III LP, or CapGen, was entitled to appoint one director to Seacoast’s board of directors, so long as CapGen retained ownership of all of the shares of common stock purchased in that offering, adjusted as applicable. On September 11, 2015, such CapGen representative resigned and a replacement representative director has yet to be appointed. On November 13, 2015, CapGen sold an aggregate of 500,000 shares of Seacoast common stock.

When a quorum is present at any meeting, questions brought before the meeting will be decided by the vote of the holders of a majority of the shares present and voting on such matter, whether in person or by proxy, except when the meeting concerns matters requiring the vote of the holders of a majority of all outstanding shares under applicable Florida law. Seacoast’s articles of incorporation provide certain anti-takeover provisions that require super-majority votes, which may limit shareholders’ rights to effect a change in control as described under the section below entitled “Anti-Takeover Effects of Certain Articles of Incorporation Provisions.”

Registration Rights

On January 13, 2014, Seacoast completed the sale to CapGen of $25 million of its common stock pursuant to a Stock Purchase Agreement, dated November 6, 2013, entered into in connection with its $75 million offering of common stock in November 2013. In connection with such offering, Seacoast granted certain registration rights to CapGen pursuant to a Registration Rights Agreement, dated as of January 13, 2014.

Dividends, Liquidation and Other Rights

Holders of shares of common stock are entitled to receive dividends only when, as and if approved by Seacoast’s board of directors from funds legally available for the payment of dividends. Seacoast’s shareholders are entitled to share ratably in its assets legally available for distribution to its shareholders in the event of Seacoast’s liquidation, dissolution or winding up, voluntarily or involuntarily, after payment of, or adequate provision for, all of Seacoast’s known debts and liabilities and of any preferences of any series of Seacoast’s preferred stock that may be outstanding in the future. These rights are subject to the preferential rights of any series of Seacoast’s preferred stock that may then be outstanding.

Holders of shares of Seacoast common stock have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of Seacoast’s securities. Seacoast’s board of directors, under its articles of incorporation, may issue additional shares of its common stock or rights to purchase shares of its common stock without shareholder approval.

Restrictions on Ownership

The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve prior to the acquisition of 5% or more of our common shares. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve to acquire 10% or more of our common shares under the Change in Bank Control Act. Any holder of 25% or more of our common shares, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Certain provisions included in our amended and restated articles of incorporation and bylaws, as described further below, as well as certain provisions of the FBCA and federal law, may discourage, delay or prevent potential acquisitions of control of us, particularly when attempted in a transaction that is not negotiated directly with, and approved by, our board of directors, despite possible benefits to our shareholders. These provisions are more fully described in the documents and reports filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this proxy statement/prospectus.

Preferred Stock

General

Seacoast is authorized to issue 4 million shares of preferred stock, 2,000 shares of which have been designated as Series A Preferred Stock, and 50,000 of which have been designated as Series B Preferred Stock. On December 31, 2013, Seacoast redeemed in full all 2,000 shares of Series A Preferred Stock then issued and outstanding. Such Series A Preferred Stock was originally issued to the U.S. Treasury Department under the Capital Purchase Program and subsequently auctioned to private investors. No shares of Series B Preferred Stock are issued and outstanding as of the date of this proxy statement/prospectus.

Under Seacoast’s amended and restated articles of incorporation, its board of directors is authorized, without shareholder approval, to adopt resolutions providing for the issuance of up to 4 million shares of preferred stock, par value $0.10 per share, in one or more series. Seacoast’s board of directors may fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of each series of preferred stock. A series of preferred stock upon issuance will have preference over Seacoast common stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation or dissolution of Seacoast. The relative rights, preferences and limitations that Seacoast’s board of directors has the authority to determine as to any such series of such stock include, among other things, dividend rights, voting rights, conversion rights, redemption rights, and liquidation preferences. Because Seacoast’s board of directors has the power to establish the relative rights, preferences and limitations of each series of such stock, it may afford to the holders of any such series, preferences and rights senior to the rights of the holders of the shares of common stock. Although Seacoast’s board of directors has no intention at the present time of doing so, it could cause the issuance of any additional shares of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, the shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Transfer Agent and Registrar

The transfer agent and registrar for Seacoast common stock is Continental Stock Transfer and Trust Company.

Anti-Takeover Effects of Certain Articles of Incorporation Provisions

Seacoast’s Articles of Incorporation contain certain provisions that make it more difficult to acquire control of it by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of Seacoast to negotiate with its directors. Seacoast believes that, as a general rule, the interests of its shareholders would be best served if any change in control results from negotiations with its directors.

Seacoast’s Articles of Incorporation provide for a classified board to which approximately one-third of its board of directors is elected each year at its annual meeting of shareholders. Accordingly, Seacoast’s directors serve three-year terms rather than one-year terms. The classification of Seacoast’s board of directors has the effect of making it more difficult for shareholders to change the composition of its board of directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of Seacoast’s board of directors. Such a delay may help ensure that its directors, if confronted by a shareholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal as well as any available alternatives to the proposal and to act in what they believe to be the best interests of Seacoast’s shareholders. The classification provisions apply to every election of directors, however, regardless of whether a change in the composition of Seacoast’s board of directors would be beneficial to Seacoast and its shareholders and whether or not a majority of its shareholders believe that such a change would be desirable.

The classification of Seacoast’s board of directors could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of Seacoast, even though such an attempt might be beneficial to Seacoast and its shareholders. The classification of Seacoast’s board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification of Seacoast’s board of directors may discourage accumulations of large blocks of its stock by purchasers whose objective is to take control of Seacoast and remove a majority of its board of directors, the classification of its board of directors could tend to reduce the likelihood of fluctuations in the market price of its common stock that might result from accumulations of large blocks of its common stock for such a purpose. Accordingly, Seacoast’s shareholders could be deprived of certain opportunities to sell their shares at a higher market price than might otherwise be the case.

Seacoast’s articles of incorporation require the affirmative vote of the holders of not less than two-thirds of all the shares of its stock outstanding and entitled to vote generally in the election of directors in addition to the votes required by law or elsewhere in the articles of incorporation, the bylaws or otherwise, to approve: (a) any sale, lease, transfer, purchase and assumption of all or substantially all of its consolidated assets and/or liabilities; (b) any merger, consolidation, share exchange or similar transaction, or any merger of any significant subsidiary, into or with another person; or (c) any reclassification of securities, recapitalization or similar transaction that has the effect of increasing other than pro rata with the other shareholders, the proportionate amount of shares that is beneficially owned by an affiliate (as defined in Seacoast’s articles of incorporation). Any business combination described above may instead be approved by the affirmative vote of a majority of all the votes entitled to be cast on the plan of merger (if required under the FBCA) if such business combination is approved and recommended to the shareholders by (x) the affirmative vote of two-thirds of Seacoast’s board of directors and (y) a majority of the continuing directors (as defined in Seacoast’s articles of incorporation).

Seacoast’s articles of incorporation also contain additional provisions that may make takeover attempts and other acquisitions of interests in it more difficult where the takeover attempt or other acquisition has not been approved by its board of directors. These provisions include:

•	A requirement that any change to Seacoast’s articles of incorporation relating to the structure of its board of directors, certain anti-takeover provisions and shareholder proposals must be approved by the affirmative vote of holders of two-thirds of the shares outstanding and entitled to vote;
•	A requirement that any change to Seacoast’s bylaws, including any change relating to the number of directors, must be approved by the affirmative vote of either (a) (i) two-thirds of its board of directors and (ii) a majority of the continuing directors (as defined in Seacoast’s articles of incorporation) or (b) (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders;
•	A requirement that shareholders may call a meeting of shareholders on a proposed issue or issues only upon the receipt by Seacoast from the holders of 50% of all shares entitled to vote on the proposed issue or issues of signed and dated written demands for the meeting describing the purpose for which it is to be held; and
•	A requirement that a shareholder wishing to submit proposals for a shareholder vote or nominate directors for election comply with certain procedures, including advanced notice requirements.

Seacoast’s articles of incorporation provide that, subject to the rights of any holders of its preferred stock to act by written consent instead of a meeting, shareholder action may be taken only at an annual meeting or special meeting of the shareholders and may not be taken by written consent. The Articles of Incorporation also include provisions that make it difficult to replace directors. Specifically, directors may be removed only for cause and only upon the affirmative vote at a meeting duly called and held for that purpose upon not less than thirty days prior written notice of (i) two-thirds of the shares entitled to vote generally in the election of directors and (ii) an Independent Majority of Shareholders. In addition, any vacancies on the board of directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the board of directors (except if no directors remain on the board, in which case the shareholders may act to fill the vacant board).

Seacoast believes that the power of its board of directors to issue additional authorized but unissued shares of its common stock or preferred stock without further action by its shareholders, unless required by applicable law or the rules of any stock exchange or automated quotation system on which its securities may be listed or traded, will provide Seacoast with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Seacoast’s board of directors could authorize and issue a class or series of stock that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of Seacoast’s common stock or that its shareholders otherwise consider to be in their best interest.

EXPERTS

The consolidated financial statements of Seacoast and subsidiaries as of and for the year ended December 31, 2014 and Seacoast’s effectiveness of internal control over financial reporting as of December 31, 2014 have been audited by Crowe Horwath LLP, independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated in this proxy statement/prospectus by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Seacoast and subsidiaries as of December 31, 2013, and for each of the years in the two-year period ended December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Seacoast common stock to be issued by Seacoast in connection with the merger will be passed upon by Crary Buchanan, P.A.

OTHER MATTERS

No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the special meeting, or at any adjournment or postponement of such meetings. If any procedural matters relating to the conduct of the meeting are presented, the persons named as proxies will vote the shares represented by properly executed proxies in accordance with their judgment with respect to those matters.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows Seacoast to “incorporate by reference” information in this proxy statement/prospectus. This means that Seacoast can disclose important business and financial information to you by referring you to another document filed separately with the SEC. The information that Seacoast incorporates by reference is considered to be part of this proxy statement/prospectus, and later information that Seacoast files with the SEC will automatically update and supersede the information Seacoast included in this proxy statement/prospectus. This document incorporates by reference the documents that are listed below that Seacoast has previously filed with the SEC, except to the extent that any information contained in such filings is deemed “furnished” in connection with SEC rules:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 16, 2015;
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, filed on May 11, 2015, August 10, 2015 and November 9, 2015, respectively;
•	The information incorporated by reference into Part III of our Annual Report from our Proxy Statement for 2015 Annual Meeting, filed on April 7, 2015;
•	Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on February 24, 2015, March 2, 2015, March 31, 2015, May 1, 2015, May 11, 2015, May 27, 2015, July 20, 2015, July 29, 2015, September 11, 2015, October 19, 2015, November 3, 2015 and November 4, 2015; and
•	The description of our common stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendment or report filed for purposes of updating such description.

Seacoast also incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the Floridian shareholder meeting. Any statement contained in this proxy statement/prospectus or in a document incorporated or deemed to be incorporated by reference in this proxy statement/prospectus is deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modified or superseded such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Documents incorporated by reference are available from Seacoast without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in the document by reference). You may obtain documents incorporated by following the instructions set forth under “Where You Can Find More Information” of this proxy statement/prospectus:

Seacoast Banking Corporation of Florida
815 Colorado Avenue
P.O. Box 9012
Stuart, Florida 34994
Attn: Investor Relations
Telephone: (772) 287-4000

To obtain timely delivery, you must make a written or oral request for a copy of such information by February 9, 2016.

APPENDIX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SEACOAST BANKING CORPORATION OF FLORIDA

SEACOAST NATIONAL BANK

FLORIDIAN FINANCIAL GROUP, INC.

AND

FLORIDIAN BANK

Dated as of November 2, 2015

A-i

LIST OF EXHIBITS

Exhibit	Description
A-A	Bank Merger Agreement
A-B	Form of Company Shareholder Support Agreement
A-C	Form of Claims Letter
A-D	Form of Restrictive Covenant Agreement

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 2, 2015, by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB” and, collectively with SBC, “Seacoast”), Floridian Financial Group, Inc., a Florida corporation (“Holdings”), and Floridian Bank, a Florida chartered commercial bank and wholly owned subsidiary of Holdings (the “Bank ” and, collectively with Holdings, the “Company”).

Preamble

WHEREAS, the Boards of Directors of SBC and Holdings have approved this Agreement and the transactions described herein and have declared the same advisable and in the best interests of SBC and Holdings, respectively, and their respective shareholders;

WHEREAS, this Agreement provides for the acquisition of Holdings by SBC pursuant to the merger of Holdings with and into SBC (the “Merger”). This Agreement also provides for the merger of the Bank with and into SNB (the “Bank Merger”) pursuant to the terms of the Plan of Merger and Merger Agreement between SNB and the Bank attached hereto as Exhibit A (the “Bank Merger Agreement”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Seacoast’s willingness to enter into this Agreement, each of the directors and executive officers of the Company who hold shares of Holdings Common Stock have executed and delivered to SBC an agreement in substantially the form of Exhibit B (each a “Company Shareholder Support Agreement”), pursuant to which they have agreed, among other things, subject to the terms of such Company Shareholder Support Agreement, to vote the shares of Holdings Common Stock held of record by such Persons or as to which they otherwise have beneficial ownership to approve this Agreement and the transactions contemplated hereby, including the Merger.

Certain terms used and not otherwise defined elsewhere in this Agreement are defined in Section 7.1.

NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

TRANSACTIONS AND TERMS OF MERGER

1.1 Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4 herein), Holdings shall be merged with and into SBC in accordance with the provisions of the FBCA. SBC shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger and the separate corporate existence of Holdings shall thereupon cease. SBC shall continue to be governed by the Laws of the State of Florida, and the separate corporate existence of SBC with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

1.2 Bank Merger.  Prior to the Effective Time, the Boards of Directors of SNB and the Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of this Agreement and the Bank Merger Agreement, the Bank shall be merged with and into SNB in accordance with the provisions of 12 U.S.C. Section 215 and with the effect provided in 12 U.S.C. Section 215. SNB shall be the surviving bank resulting from the Bank Merger and the separate existence of the Bank shall thereupon cease. SNB shall continue to be governed by the Laws of the United States, and the separate existence of SNB with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Bank Merger. Subject to the satisfaction of the conditions to closing set forth in the Bank Merger Agreement, the Bank Merger shall occur immediately following the Merger unless otherwise determined by Seacoast in its sole discretion.

1.3 Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Cadwalader, Wickersham & Taft LLP, 200 Liberty Street, New York, New York 10281, on a date which shall be no later than three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article 5 hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by SBC and Holdings. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.4 Effective Time.  Subject to the terms and conditions of this Agreement, on the Closing Date, the Parties shall cause to be filed articles of merger with the Secretary of State of the State of Florida as provided in the FBCA (the “Articles of Merger”). The Merger shall become effective as of the date and time specified in the Articles of Merger (such date and time, the “Effective Time”).

1.5 Organizational Documents of Surviving Corporation; Directors and Officers.  (a) The Organizational Documents of SBC in effect immediately prior to the Effective Time shall be the Organizational Documents of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

(b) The directors of SBC immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time. The officers of SBC immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

1.6 Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.7 Structure Change.  Seacoast may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of Holdings with a wholly-owned Subsidiary of SBC) if and to the extent requested by Seacoast, and Holdings agrees to enter into such amendments to this Agreement as Seacoast may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Merger with respect to Holdings’ shareholders or (c) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Required Consents to be prevented or materially delayed.

ARTICLE 2

TREATMENT OF SECURITIES

2.1 Treatment of Common Stock.

(a) Treatment of Holdings Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or holders of any securities of Holdings or of SBC, subject to Section 2.1(c) and any applicable withholding Tax, each share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time (other than Holdings Shares to be cancelled in accordance with Section 2.1(b) and other than any Dissenting Shares) shall be automatically converted into the right to receive, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in this Article 2 (including the proration procedures in Section 2.2(c)), the following consideration (collectively, the “Merger Consideration”), in each case without interest: (i) the combination (such election, a “Mixed Election”) of (A) $4.29 in cash (the “Mixed Cash Consideration”) and (B) 0.5291 validly issued, fully paid and nonassessable SBC Shares (the “Mixed Stock Consideration”), (ii) (such election, a “Cash Election”) $12.25 in cash (the “Cash Election Consideration”), or (iii) (such election, a “Stock Election”) 0.8140 validly issued, fully paid and nonassessable SBC Shares (such number of SBC Shares, the “Stock Election Consideration”). From and after the Effective Time, all such Holdings Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each applicable holder of such Holdings Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Holdings Shares in accordance with Section 2.3, including the right to receive, pursuant to Section 2.7, cash in lieu of fractional shares of SBC Common Stock, if any, into which such Holdings Shares have been converted pursuant to this Section 2.1(a) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.3(f).

(b) Cancellation of Holdings Common Stock.  At the Effective Time, all Holdings Shares owned by any of the Parties or by any of their respective Subsidiaries (other than any such shares owned in a fiduciary capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Adjustment to Merger Consideration.  The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Holdings Common Stock or SBC Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Holdings Common Stock or SBC Common Stock outstanding after the date hereof and prior to the Effective Time.

(d) SBC Common Stock.  At and after the Effective Time, each share of SBC Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of SBC Common Stock and shall not be affected by the Merger.

2.2 Election and Proration Procedures.  (a) An election form in such form as SBC shall reasonably specify and as shall be reasonably acceptable to Holdings (the “Election Form”) shall be mailed on a date to be mutually agreed by the Parties that is not more than forty-five (45) days nor less than thirty (30) days prior to the anticipated Closing Date or on such other date as the Parties shall mutually agree (the “Mailing Date”) to each holder of record of Holdings Common Stock as of the close of business on the fifth (5th) Business Day prior to the Mailing Date (the “Election Form Record Date”).

(b) SBC shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Holdings Common Stock between the Election Form Record Date and the close of business on the Business Day prior to the Election Deadline, and Holdings shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(c) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (x) the number of shares of such holder’s Holdings Common Stock with respect to which such holder makes a Mixed Election (each such share, a “Mixed

Election Share”), (y) the number of shares of such holder’s Holdings Common Stock with respect to which such holder makes a Cash Election (each such share, a “Cash Election Share”), and (z) the number of shares of such holder’s Holdings Common Stock with respect to which such holder makes a Stock Election (each such share, a “Stock Election Share”). Any Holdings Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any Holdings Certificates or Book-Entry Shares to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related Holdings Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, on or before 5:00 p.m., Eastern Time, on the twenty-fifth (25th) day following the Mailing Date (or such other time and date as the Parties shall agree) (the “Election Deadline”) (other than Holdings Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be deemed to be “No Election Shares,” and the holders of such No Election Shares shall be deemed to have made a Mixed Election with respect to such No Election Shares. The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline. Not later than ten (10) Business Days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as is reasonably practicable, SBC shall cause the Exchange Agent to effect the following prorations to the Merger Consideration:

(i) If the Cash Election Amount is greater than the Available Cash Election Amount, then each Cash Election Share shall, instead of being converted into the Cash Election Consideration, be converted into the right to receive (A) an amount of cash (without interest) equal to the product of the Cash Election Consideration, multiplied by a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction, the “Cash Fraction”), and (B) a number of validly issued, fully paid and nonassessable SBC Shares equal to the product of the Stock Election Consideration multiplied by a fraction equal to one (1) minus the Cash Fraction.

(ii) If the Available Cash Election Amount is greater than the Cash Election Amount, then each Stock Election Share shall, instead of being converted into the right to receive the Stock Election Consideration, be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Shares, and (B) a number of validly issued, fully paid and nonassessable SBC Shares equal to the product of the Stock Election Consideration multiplied by a fraction, the numerator of which shall be the difference between (I) the Cash Election Consideration minus (II) the amount calculated in clause (A) of this paragraph, and the denominator of which shall be the Cash Election Consideration.

(d) Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form (including duly executed transmittal materials included with the Election Form), accompanied by any Holdings Certificates or Book-Entry Shares to which such Election Form relates, or by an appropriate customary guaranty of delivery of the related Holdings Certificates from a member of any registered national securities exchange or a commercial bank or trust company in the United States, by the Election Deadline. Any Election Form may be revoked or changed by the authorized Person properly submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Holdings Common Stock represented by such Election Form shall become No Election Shares, except to the extent a subsequent election is properly made with respect to any or all of such shares of Holdings Common Stock prior to the Election Deadline. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of SBC, SNB, Holdings, the Bank or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

2.3 Payment for Securities; Surrender of Holdings Certificates.

(a) Exchange Fund.  Prior to the Effective Time, SBC shall designate a bank or trust company reasonably acceptable to Holdings to act as the exchange agent in connection with the Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for Holdings’ shareholders for the purpose of receiving and holding their Election Forms and Holdings Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the Effective Time, SBC shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of SBC Common Stock issuable pursuant to Section 2.1(a) in book-entry form equal to the aggregate SBC Common Stock portion of the Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 2.3(f) (such evidence of book-entry shares of SBC Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Holdings Common Stock. In the event the Exchange Fund shall be insufficient to pay the aggregate cash portion of the Merger Consideration, Fractional Share Consideration and any dividends under Section 2.3(f), SBC shall promptly deposit additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. SBC shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any amounts payable in respect of dividends or other distributions on shares of SBC Common Stock in accordance with Section 2.3(f) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by SBC; provided, however, that no such investment or loss thereon shall affect the amounts payable to holders of Holdings Certificates or Book-Entry Shares pursuant to this Article 2. Any interest and other income resulting from such investments shall be paid to SBC on the earlier of (A) one (1) year after the Effective Time or (B) the full payment of the Exchange Fund.

(b) Procedures for Surrender.  Promptly (but not more than five (5) Business Days) after the Effective Time, SBC shall cause the Exchange Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Holdings Shares (the “Holdings Certificates”) or non-certificated Holdings Shares represented by book-entry (“Book-Entry Shares”) and whose Holdings Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration and who has not theretofore submitted its Holdings Certificates or Book-Entry Shares with an Election Form (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Holdings Certificates shall pass, only upon delivery of the Holdings Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent and shall be in such form and have such other provisions as SBC may reasonably specify and (ii) instructions for effecting the surrender of the Holdings Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration into which such Holdings Shares have been converted pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of SBC Common Stock in accordance with Section 2.3(f). Upon surrender of a Holdings Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by SBC, together with such letter of transmittal or Election Form duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Holdings Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article 2, any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.7, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of SBC Common Stock in accordance with Section 2.3(f) for each Holdings Share formerly represented by such Holdings Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) Business Days following the later to occur of (x) the completion of the prorations to the Merger Consideration as described in Section 2.2(c) and (y) the Exchange Agent’s receipt of such Holdings Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Holdings Certificate (or

affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Holdings Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Holdings Certificate is registered, it shall be a condition precedent of payment that (A) the Holdings Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Holdings Certificate surrendered or shall have established to the satisfaction of SBC that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.3, each Holdings Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article 2, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of SBC Common Stock in accordance with Section 2.3(f), without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Holdings Shares.  At the Effective Time, the stock transfer books of Holdings shall be closed and thereafter there shall be no further registration of transfers of Holdings Shares on the records of Holdings. From and after the Effective Time, the holders of Holdings Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Holdings Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Holdings Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability.  At any time following twelve (12) months after the Effective Time, SBC shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Holdings Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to SBC (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of SBC Common Stock in accordance with Section 2.3(f), payable upon due surrender of their Holdings Certificates or Book-Entry Shares and compliance with the procedures in Section 2.3(b), without any interest thereon. Notwithstanding the foregoing, neither SBC nor the Exchange Agent shall be liable to any holder of a Holdings Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Holdings Certificates.  In the event that any Holdings Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Holdings Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.7, and any dividends or other distributions on shares of SBC Common Stock in accordance with Section 2.3(f).

(f) Dividends or Distributions with Respect to SBC Common Stock.  No dividends or other distributions with respect to SBC Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Holdings Certificate or Book-Entry Share with respect to the shares of SBC Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by SBC to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Holdings Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Holdings Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of SBC Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of SBC Common Stock.

2.4 Dissenters’ Rights.  Any Person who otherwise would be deemed a holder of Dissenting Shares (a “Dissenting Shareholder”) shall not be entitled to receive the applicable Merger Consideration with respect to the Dissenting Shares only until such Person shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the FBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided by the provisions of Sections 607.1301 through 607.1333 of the FBCA with respect to shares of Holdings Common Stock owned by such Dissenting Shareholder. Holdings shall give SBC (a) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by Holdings relating to shareholders’ rights of appraisal and (b) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the FBCA. Holdings shall not, except with the prior written consent of SBC, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.5 Treatment of Holdings Options; Holdings ESPP.  (a) As of the Effective Time, each option to purchase Holdings Common Stock (a “Holdings Stock Option”) granted under any Holdings Stock Plan that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall be cancelled and automatically converted into the right to promptly receive the Holdings Stock Option Consideration. For purposes of this Agreement, the “Holdings Stock Option Consideration” means an amount of cash, without interest, equal to the product of (x) the aggregate number of shares of Holdings Common Stock subject to such Holdings Stock Option multiplied by (y) the excess, if any, of the Per Share Merger Consideration Value over the exercise price per share of the Holdings Stock Option. “Per Share Merger Consideration Value” means (i) the Mixed Cash Consideration plus (ii) the Mixed Stock Consideration multiplied by the Average Closing Price.

(b) Holdings will take all actions reasonably necessary to (i) terminate the Floridian Financial Group, Inc. Employee Stock Purchase Plan (the “Holdings ESPP”) as of immediately following the end of the “offering period” that is in progress as of the date of this Agreement (which is scheduled to occur on January 1, 2016 (the “Termination Date”)), and (ii) avoid the commencement of any new “offering period” under the Holdings ESPP prior to the Termination Date. Any shares of Holdings Common Stock acquired under the Holdings ESPP prior to or on the Termination Date will be treated as outstanding shares of Holdings Common Stock for purposes of Sections 2.1 and 2.2.

(c) Prior to the Effective Time, Holdings shall pass resolutions as are necessary for the treatment of the Holdings Stock Options and the Holdings ESPP as contemplated by this Section 2.5.

2.6 Withholding.  SBC shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to a holder of Holdings Common Stock pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such consideration under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Holdings Common Stock in respect of which such deduction and withholding was made.

2.7 Fractional Shares.  No certificate or scrip representing fractional shares of SBC Common Stock shall be issued upon the surrender for exchange of Holdings Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of SBC. Notwithstanding any other provision of this Agreement, each holder of shares of Holdings Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of SBC Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of SBC Common Stock multiplied by the Average Closing Price.

2.8 Warrants.  Each warrant to purchase Holdings Common Stock (“Holdings Warrants”) that has not been exercised prior to the Effective Time shall automatically expire as of the Effective Time and no holder thereof shall have any further rights with respect thereto. Holdings shall provide written notice of the anticipated Effective Time at least thirty (30) days prior thereto.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Disclosure Letters.  Concurrently with the execution and delivery of this Agreement, the Company has delivered to Seacoast and Seacoast has delivered to the Company a letter (the “Company Disclosure Letter” and the “Seacoast Disclosure Letter,” respectively) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of the Company’s or Seacoast’s, respectively, representations or warranties contained in this Article 3 or to one or more of its covenants contained in Article 4; provided, that (a) no such item is required to be set forth in the Company Disclosure Letter or the Seacoast Disclosure Letter as an exception to any representation or warranty of the Company or Seacoast, respectively, if its absence would not result in the related representation or warranty being deemed untrue or incorrect, and (b) the mere inclusion of an item in the Company Disclosure Letter or the Seacoast Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by the Company or Seacoast, respectively, that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on Holdings or SBC, respectively. Any disclosures made with respect to a subsection of Section 3.2 or Section 3.3 shall be deemed to qualify any other subsections of Section 3.2 or Section 3.3, respectively, specifically referenced or cross-referenced or that contains sufficient detail to enable a reasonable Person to recognize the relevance of such disclosure to such other subsections. All representations and warranties of Seacoast in Section 3.3 shall be qualified by reference to Seacoast’s SEC Reports filed with or furnished to the SEC on or after January 1, 2015 and prior to the date hereof (but excluding any risk factor disclosures contained under the heading “Risk Factors”, any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly forward-looking in nature).

3.2 Representations and Warranties of the Company.  Subject to and giving effect to Section 3.1 and except as set forth in the Company Disclosure Letter, Holdings and the Bank, jointly and severally, hereby represent and warrant to Seacoast as follows:

(a) Organization, Standing, and Power.  Each Subsidiary of Holdings is listed in Section 3.2(a) of the Company Disclosure Letter. Holdings and each of its Subsidiaries (i) are duly organized, validly existing, and (as to corporations) are in good standing under the Laws of the jurisdiction of its formation, (ii) have the requisite corporate power and authority to own, lease, and operate their properties and assets and to carry on their businesses as now conducted, and (iii) are duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed, except in the case of this clause (iii) where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings. Holdings is registered with the Federal Reserve Board as a bank holding company within the meaning of the BHC Act and meets the applicable requirements for qualification as such. The Bank is a nonmember bank chartered by the State of Florida. The Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of Holdings, threatened.

(b) Authority; No Breach of Agreement.  (i) Holdings and the Bank each has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and, in the case of the Bank, its sole shareholder), subject only to the Holdings Shareholder

Approval. This Agreement has been duly executed and delivered by Holdings and the Bank and, assuming due authorization, execution, and delivery of this Agreement by each of SBC and SNB, this Agreement represents a legal, valid and binding obligation of each of Holdings and the Bank enforceable against Holdings and the Bank in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions and (B) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) Holdings’ Board of Directors has: (A) by the unanimous vote of the entire Board of Directors, duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger; (B) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Holdings and the holders of Holdings Common Stock; (C) resolved to recommend approval of this Agreement, the Merger and the other transactions contemplated hereby to the holders of Holdings Common Stock (such recommendations being the “Holdings Directors’ Recommendation”); and (D) directed that this Agreement be submitted to the holders of Holdings Common Stock for their approval.

(iii) The Bank’s Board of Directors has, by the unanimous vote of the entire Board of Directors, duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.

(iv) The Holdings Shareholder Approval is the only vote of the holders of any class or series of Holdings’ capital stock or other securities required by applicable Law in connection with the consummation of the Merger. No vote of the holders of any class or series of Holdings’ capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Holdings other than the Merger.

(v) Neither the execution and delivery of this Agreement or the Bank Merger Agreement by Holdings or the Bank nor the consummation by either of them of the transactions contemplated hereby or thereby, nor compliance by either of them with any of the provisions hereof or thereof, will (A) violate, conflict with or result in a breach of any provision of the Organizational Documents of Holdings or the Bank, (B) except as set forth in Section 3.2(b)(v) of the Company Disclosure Letter, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien (other than a Permitted Lien) on any material assets of Holdings or its Subsidiaries under, any Contract or Permit, or (C) subject to receipt of the Regulatory Consents and the expiration of any waiting period required by Law as described in clause (vi) below, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holdings, violate any Law or Order applicable to Holdings or its Subsidiaries or any of their respective material assets.

(vi) Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) the filing of the Articles of Merger with the Secretary of State of the State of Florida as required by the FBCA and (C) as set forth in Section 3.2(b)(vi)(C) of the Company Disclosure Letter, no order of, notice to, filing with, or Consent of, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement or the Bank Merger Agreement by Holdings or the Bank or the consummation by Holdings or the Bank of the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

(c) Capital Stock.  Holdings’ authorized capital stock consists of (i) 100,000,000 shares of Holdings Common Stock, of which, as of the date of this Agreement, 6,203,884 shares are issued and outstanding, and (ii) 1,000,000 shares of preferred stock, par value $5.00 per share (the “Holdings Preferred Stock”), of which, as of the date of this Agreement, zero shares are issued and outstanding. Set forth in Section 3.2(c) of the Company Disclosure Letter is a true and complete schedule of all outstanding Rights to acquire shares of Holdings Common Stock (including all Holdings Warrants), including grant date, vesting schedule, exercise price, expiration date and the name of the holder of such Rights. Except as set forth in this Section 3.2(c) or in Section 3.2(c) of the Company Disclosure Letter, there are no shares of Holdings Common Stock or other equity securities of Holdings outstanding and no outstanding Rights relating to the Holdings Common Stock or Holdings Preferred Stock, and no Person has any Contract or any right or privilege (whether pre-emptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of Holdings. All of the outstanding shares of Holdings Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the FBCA. None of the outstanding shares of Holdings Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Holdings. There are no Contracts among Holdings and its shareholders or by which Holdings is bound with respect to the voting, transfer, repurchase or redemption of Holdings Common Stock or the granting of registration rights to any holder thereof. All of the outstanding shares of Holdings Common Stock and all Rights to acquire shares of Holdings Common Stock have been issued in compliance with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of Holdings’ Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of Holdings’ Subsidiaries are owned by Holdings or a wholly owned Subsidiary thereof, free and clear of all Liens. None of Holdings’ Subsidiaries has outstanding any Right to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. The outstanding capital stock of each of Holdings’ Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. Each of the Subsidiaries of Holdings is directly or indirectly wholly owned by Holdings. Holdings has no direct or indirect ownership interest in any firm, corporation, bank, joint venture, association, partnership or other entity, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person other than lending transactions which occur in the ordinary course of business consistent with past practice. Neither Holdings nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the shareholders of Holdings or such Subsidiary on any matter.

(d) Financial Statements; Regulatory Reports.  (i) Holdings has made available (which shall include access to the following by electronic data room) or delivered to Seacoast true and complete copies of (A) all monthly reports and financial statements of Holdings and its Subsidiaries that were prepared for Holdings’ or the Bank’s Board of Directors since December 31, 2014; (B) the annual report of Bank Holding Companies to the Federal Reserve Board for the year ended December 31, 2014, of Holdings and each of its Subsidiaries required to file such reports; (C) all call reports and consolidated and parent company only financial statements, including all amendments thereto, filed with the Federal Reserve Board and the FDIC since December 31, 2014, of Holdings and each of its Subsidiaries required to file such reports; and (D) Holdings’ Annual Report to Shareholders for the year ended 2014 and all subsequent Quarterly Reports to Shareholders.

(ii) The Financial Statements of Holdings (the “Holdings Financial Statements”), true and complete copies of which have been made available to Seacoast, have been (and all financial statements to be delivered to Seacoast as required by this Agreement will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods covered. The Holdings Financial Statements fairly present (and all financial statements to be delivered to Seacoast as required by this Agreement will fairly present) in all material respects the consolidated financial position, results of operations, changes in shareholders’ equity and cash flows of Holdings and its Subsidiaries as of the dates thereof and for the periods covered thereby. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms’ instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Holdings Financial Statements (the “Holdings Latest Balance Sheet”), none of Holdings or its Subsidiaries has had, nor are any of such entities’ assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the FDIC, the Federal Reserve Board, the Florida Office of Financial Regulation, or other federal or state regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Holdings or the Bank, in each case, since December 31, 2012, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Holdings Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors’ accounts and cash balances on deposit with other institutions, true and complete copies of which have been made available to Seacoast. Holdings and the Bank have timely filed all reports and other documents required to be filed by them with the FDIC and the Federal Reserve Board. The call reports of the Bank and accompanying schedules as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2012, through the Closing Date have been prepared in accordance with applicable regulatory requirements, including applicable regulatory accounting principles and practices through periods covered by such reports.

(iii) Each of Holdings and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that: (A) transactions are executed with management’s authorization; (B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Holdings in accordance with GAAP and to maintain accountability for Holdings’ consolidated assets; (C) access to Holdings’ assets is permitted only in accordance with management’s authorization; (D) the reporting of Holdings’ assets is compared with existing assets at regular intervals; and (E) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Such records, systems, controls, data and information of Holdings and its Subsidiaries are recorded, stored maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Holdings or its Subsidiaries. The corporate record books of Holdings and its Subsidiaries are complete and accurate in all material respects and reflect all meetings, consents and other actions of the Boards of Directors and shareholders of Holdings and its Subsidiaries, respectively.

(iv) Since December 31, 2012, neither Holdings nor any Subsidiary nor any current director, officer, nor to Holdings’ Knowledge, any former officer or director or current employee, auditor, accountant or representative of Holdings or any Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of Holdings or any Subsidiary thereof or their respective internal accounting controls. No attorney representing Holdings or any Subsidiary thereof, whether or not employed by Holdings or any such Subsidiary, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act and the SEC’s regulations thereunder) by Holdings or any Subsidiary thereof or any officers, directors, employees or agents of Holdings or any of its Subsidiaries to Holdings’ Board of Directors or any committee thereof or to any director or officer of Holdings.

(v) Holdings’ independent public accountants, which have expressed their opinion with respect to the Holdings Financial Statements for the fiscal years ended December 31, 2012, 2013 and 2014 (including the related notes), are and have been throughout the periods covered by such Financial Statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (B) “independent” with respect to Holdings within the meaning of Regulation S-X and (C) with respect to Holdings, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and related Securities Laws. Holdings’ independent public accountants have not resigned or been dismissed as independent public accountants of Holdings as a result of or in connection with any disagreements with Holdings on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Section 3.2(d)(v) of the Company Disclosure Letter lists all nonaudit services performed by Holdings’ independent public accountants for Holdings and its Subsidiaries since December 31, 2012.

(vi) There is no transaction, arrangement or other relationship between Holdings or any of its Subsidiaries nor any unconsolidated or other affiliated entity that is not reflected in the Holdings Financial Statements. Holdings has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect Holdings’ ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Holdings’ internal controls. Since December 31, 2014, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of Holdings.

(vii) None of Holdings or its Subsidiaries has any material Liabilities, except Liabilities which are accrued or reserved against in the Holdings Latest Balance Sheet, included in the Holdings Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. None of Holdings or its Subsidiaries has incurred or paid any Liability since the date of the Holdings Latest Balance Sheet, except for such Liabilities incurred or paid (A) in the ordinary course of business consistent with past practice and which are not reasonably likely to be material to the Company or (B) in connection with the transactions contemplated by this Agreement. Except as disclosed in Section 3.2(d)(vii) of the Company Disclosure Letter or transactions in the ordinary course of business consistent with past practice, none of Holdings or its Subsidiaries is directly or indirectly liable, by guarantee or otherwise, to assume any Liability of any Person for any amount in excess of $10,000.

(e) Absence of Certain Changes or Events.  Since December 31, 2014, (A) Holdings and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, (B) neither Holdings nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would constitute a breach of Section 4.1 or 4.2(b), (d), (f), (m), (r), or (t), and (C) there have been no facts, events, changes, circumstances or effects that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holdings.

(f) Tax Matters.  (i) All material amounts of Taxes of Holdings and each of its Subsidiaries (whether or not shown or required to be shown on any Tax Return) have been fully and timely paid. Each of Holdings and its Subsidiaries has timely filed all material Tax Returns required to have been filed by it or on its behalf, and each such Tax Return is true, complete and accurate in all material respects. Neither Holdings nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. There have been no examinations or audits of any Tax Return by any Taxing Authority. Holdings and each of its Subsidiaries has made available to Seacoast true and correct copies of the United States federal, state and local income Tax Returns and related workpapers filed by it for each of the three (3) most recent fiscal years ended on or before December 31, 2014. No claim has ever been made by a Taxing Authority in a jurisdiction where Holdings or any of its Subsidiaries does not file a Tax Return that Holdings or any of its Subsidiaries may be subject to Taxes by that jurisdiction, and to the Knowledge of Holdings and each of its Subsidiaries, no basis for such a claim exists.

(ii) Neither Holdings nor any of its Subsidiaries has received any notice of assessment or proposed assessment in connection with any Tax, and there is no threatened or pending dispute, action, suit, proceeding, claim, investigation, audit, examination, or other Litigation regarding any Tax of Holdings, any of its Subsidiaries or the assets of Holdings or any of its Subsidiaries. No officer or employee responsible for Tax matters of Holdings or any of its Subsidiaries expects any Taxing Authority to assess any additional Tax for any period for which a Tax Return has been filed. There are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment of any Tax or deficiency against Holdings or any of its Subsidiaries, and neither Holdings nor any of its Subsidiaries has waived or extended the applicable statute of limitations for the assessment or collection of any Tax or agreed to a Tax assessment or deficiency. The relevant statute of limitations is closed with respect to the federal and material state and local income and franchise Tax Returns of Holdings and its Subsidiaries for all taxable periods through December 31, 2011.

(iii) Neither Holdings nor any of its Subsidiaries is a party to a Tax allocation, sharing, indemnification or similar agreement or any agreement pursuant to which it has any obligation to any Person with respect to Taxes, and neither Holdings nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal, state or local income Tax Return or any combined, affiliated or unitary group for any Tax purpose (other than the group of which it is currently a member), and neither Holdings nor any of its Subsidiaries has any Tax liability under Treasury Regulation Section 1.1502-6 or any similar provision of Law, or as a transferee or successor, by contract or otherwise. None of Holdings and its Subsidiaries have any deferred gain or loss arising out of any deferred intercompany transaction, as described in Treasury Regulation Section 1.1502-13, or, in the case of any of its Subsidiaries, have an excess loss account in its stock, as described in Treasury Regulation Section 1.1502-19.

(iv) Holdings and its Subsidiaries have withheld and paid over to the appropriate Taxing Authority all amounts of Taxes required to have been withheld and paid over by them, and have complied in all respects with all information reporting and backup withholding requirements under all applicable federal, state, local and foreign Laws in connection with amounts paid or owing to any Person, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under state, local or foreign Law.

(v) Neither Holdings nor any of its Subsidiaries has been a party to any distribution occurring during the five (5)-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. No Liens for Taxes exist with respect to any assets of Holdings or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

(vi) Neither Holdings nor any of its Subsidiaries is a “controlled foreign corporation” within the meaning of the Section 957(a) of the Code. Holdings and each of its Subsidiaries have complied with all of the income inclusion and Tax reporting provisions of the U.S. anti-deferral Tax regimes, including the controlled foreign corporation, passive foreign investment company and foreign personal holding company regimes.

(vii) Neither Holdings nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any contract that could obligate it to make any payments that could be disallowed as a deduction under Section 280G or 162(m) of the Code or any comparable provision of state or local Tax Law.

(viii) Neither Holdings nor any of its Subsidiaries is or has ever been a United States real property holding corporation within the meaning of Section 897(c) of the Code or any comparable provision of state Tax Law. Neither Holdings nor any of its Subsidiaries has been or will be required to include any item in income or exclude any item of deduction from taxable income for any Tax period (or portion thereof) ending after the Closing Date: (A) pursuant to Section 481 of the Code or any comparable provision under state, local or foreign Tax Law; (B) as a result of any “closing agreement” as described in Section 7121 of the Code or any comparable provision under state, local, or foreign Tax Law, executed on or prior to the Closing Date; (C) with respect to any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code or any comparable provision under state, local, or foreign Tax Law; (D) with respect to any installment sale or open transaction disposition made on or prior to the Closing Date; or (E) with respect to any prepaid amount received on or prior to the Closing Date.

(ix) The current net operating losses of Holdings and each of its Subsidiaries are described in Section 3.2(f)(ix) of the Company Disclosure Letter and none of such net operating losses are capital losses or, except as disclosed in Section 3.2(f)(ix) of the Company Disclosure Letter, subject to any limitation on their use under the provisions of Sections 382 or 269 of the Code or any other provisions of the Code or the Treasury Regulations or any comparable provision of state or local Tax Law dealing with the utilization of net operating losses, other than any such limitations as may arise as a result of the consummation of the transactions contemplated by this Agreement.

(x) Holdings and each of its Subsidiaries have disclosed on their Tax Returns any position taken for which substantial authority (within the meaning of Section 6662(d)(2)(B)(i) of the Code or comparable provision of state or local Tax Law) did not exist at the time the Tax Return was filed. Neither Holdings nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1) or any comparable provision of state or local Tax Law, or a transaction substantially similar to a reportable transaction. Neither Holdings nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for U.S. federal income tax purposes.

(xi) The unpaid Taxes of Holdings and each of its Subsidiaries (A) did not, as of the date of the Holdings Latest Balance Sheet, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Holdings Latest Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Holdings and each of its Subsidiaries in filing their Tax Returns. Since the date of the Holdings Latest Balance Sheet, neither Holdings nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past practice.

(g) Environmental Matters.  (i) Holdings and the Bank have delivered, or caused to be delivered to Seacoast, or provided Seacoast access to, true and complete copies of all environmental site assessments, environmental test results, environmental analytical data, boring logs and other environmental reports and studies held by Holdings and each of its Subsidiaries relating to their respective Properties and Facilities.

(ii) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings, Holdings and each of its Subsidiaries and their respective Facilities and Properties are, and have been, in compliance with all Environmental Laws, and there are no past or present events, conditions, circumstances, activities or plans related to the Properties or Facilities that did or would violate or prevent compliance or continued compliance with any of the Environmental Laws.

(iii) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings, during the period of (A) Holdings’ or any of its Subsidiaries’ ownership or operation (including but not limited to ownership or operation, directly or indirectly, in a fiduciary capacity) of their respective Properties and Facilities, or (B) Holdings’ or any of its Subsidiaries’ participation in the management (including but not limited to such participation, directly or indirectly, in a fiduciary capacity) of their respective Properties and Facilities, there have been no releases, discharges, spillages or disposals of Hazardous Material requiring a Report to a Governmental Authority in, on, under, or affecting such Properties or Facilities.

(h) Compliance with Permits, Laws and Orders.  (i) Holdings and each of its Subsidiaries have in effect all Permits and have made all filings, applications and registrations with Governmental Authorities that are required for them to own, lease or operate their respective properties and assets and to carry on their respective businesses as now conducted (and have paid all fees and assessments due and payable in connection therewith) and there has occurred no Default under any Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii) Neither Holdings nor any of its Subsidiaries is, or has been since December 31, 2012, in Default under any Laws or Orders applicable to its business or employees conducting its business. As of the date of this Agreement, none of Holdings or its Subsidiaries knows of any reason why all Regulatory Consents required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

(iii) Neither Holdings nor any of its Subsidiaries has received any notification or communication from any Governmental Authority (A) asserting that Holdings or any of its Subsidiaries is in Default under any of the Permits, Laws or Orders which such Governmental Authority enforces, or (B) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, any Permits.

(iv) Holdings and each of its Subsidiaries are, and at all times since December 31, 2012 have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets, including the Federal Reserve Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, the Bank Secrecy Act, the Truth in Lending Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Fair Credit Reporting Act and all other applicable fair lending Laws and other Laws relating to discriminatory business practices.

(v) Neither Holdings nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2012, a recipient of any supervisory letter from, or since December 31, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has Holdings or any of its Subsidiaries been advised in writing or, to the Knowledge of Holdings, orally, since December 31, 2012, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

(vi) There (A) is no unresolved written, or to the Knowledge of Holdings, oral violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of Holdings or any of its Subsidiaries, (B) have been no written, or the Knowledge of Holdings, oral formal or informal inquiries by, or disagreements or disputes with, any Governmental Authority with respect to Holdings’ or any of its Subsidiaries’ business, operations, policies or procedures since December 31, 2012, and (C) is not any pending or, to the Knowledge of Holdings, threatened, nor has any Governmental Authority indicated an intention to conduct any, investigation or review of Holdings or any of its Subsidiaries.

(vii) Neither Holdings nor the Bank (nor to Holdings’ Knowledge any of their respective directors, executives, representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contribution, gift, entertainment or other unlawful expense relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (D) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment.

(viii) Except as required by the Bank Secrecy Act, to Holdings’ Knowledge, no employee of Holdings or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law by Holdings or any of its Subsidiaries or any employee thereof acting in its capacity as such. Neither Holdings nor any of its Subsidiaries nor any officer, employee, contractor, subcontractor or agent of Holdings or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of Holdings or any of its Subsidiaries in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(ix) Since December 31, 2012, Holdings and each of its Subsidiaries have filed all reports and statements, together with any amendments required to be made with respect thereto, that Holdings and each of its Subsidiaries was required to file with any Governmental Authority and all other reports and statements required to be filed by Holdings and each of its Subsidiaries since December 31, 2012, including any report or statement required to be filed pursuant to the Laws of the United States, any state or political subdivision, any foreign jurisdiction or any other Governmental Authority, have been so filed, and Holdings and each of its Subsidiaries have paid all fees and assessments due and payable in connection therewith.

(i) Labor Relations.  (i) Neither Holdings nor any of its Subsidiaries is the subject of any Litigation asserting that Holdings or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Holdings or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is Holdings or any of its Subsidiaries a party to or bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving Holdings or any of its Subsidiaries pending or, to the Knowledge of Holdings, threatened, nor, to the Knowledge of Holdings, is there any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

(i) (A) Each individual that renders services to Holdings or any of its Subsidiaries who is classified as (1) an independent contractor or other non-employee status or (2) an exempt or non-exempt employee, is properly so classified for all purposes and (B) Holdings and its Subsidiaries have paid or properly accrued in the ordinary course of business all wages and compensation due to employees of Holdings or any of its Subsidiaries, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(ii) Neither Holdings nor any of its Subsidiaries is in conflict with, or in default or in violation of, any applicable Federal, state or local Law, or any collective bargaining agreement or arrangement respecting employment, employment practices, terms and conditions of employment, Tax withholding, prohibited discrimination, equal employment, fair employment practices, immigration status, employee safety and health, facility closings and layoffs (including the Worker Adjustment and Retraining Notification Action of 1988), or wages and hours.

(iii) No executive officer of Holdings or any of its Subsidiaries is, or is now expected to be, in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement or any other agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject Holdings or any of its Subsidiaries to any liability with respect to any of the foregoing matters.

(j) Employee Benefit Plans.  (i) Section 3.2(j)(i) of the Company Disclosure Letter sets forth each Benefit Plan whether or not such Benefit Plan is or is intended to be (A) arrived at through collective bargaining or otherwise, (B) funded or unfunded, (C) covered or qualified under the Code, ERISA, or other applicable Law, (D) set forth in an employment agreement, consulting agreement, individual award agreement, or (E) written or oral.

(ii) The Company has delivered to Seacoast prior to the date of this Agreement correct and complete copies of the following documents: (A) all Benefit Plan documents (and all amendments thereto), (B) all trust agreements or other funding arrangements for its Benefit Plans (including insurance or group annuity Contracts), and all amendments thereto, (C) with respect to any Benefit Plans or amendments, the most recent determination letters, as well as a correct and complete copy of each pending application for a determination letter (if any), and all rulings, opinion letters, information letters, or advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (D) for the past three (3) years, the annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Benefit Plans, including but not limited to the annual report on Form 5500 (if such report was required), (E) the most recent summary plan description for each Benefit Plan for which a summary plan description is required by Law, including any summary of material modifications thereto, and (F) in the case of Benefit Plans that are individual award agreements under the Holdings Stock Plan, a representative form of award agreement together with a list of persons covered by such representative form and the number of shares of Holdings Common Stock covered thereby.

(iii) All of the Benefit Plans have been administered in all material respects in compliance with their terms and with the applicable provisions of ERISA; the Code; the Patient Protection and Affordable Care Act, in combination with the Health Care and Reconciliation Act of 2010; and any other applicable Laws. All Benefit Plans that are employee pension benefit plans, as defined in Section 3(2) of ERISA, that are intended to be tax qualified under Section 401(a) of the Code, have received a current, favorable determination letter from the Internal Revenue Service or have filed a timely application therefor, and there are no circumstances that will or could reasonably result in revocation of any such favorable determination letter or negative consequences to an application therefor. Each trust created under any of its ERISA Plans has been determined to be exempt from Tax under Section 501(a) of the Code and the Company is not aware of any circumstance that will or could reasonably result in revocation of such exemption. With respect to each of its Benefit Plans, to Holdings’ Knowledge, no event has occurred that will or could reasonably give rise to a loss of any intended Tax consequences under the Code or to any Tax under Section 511 of the Code. There are no pending or, to the Company’s Knowledge, threatened Litigation, governmental audits or investigations or other proceedings, or participant claims (other than claims for benefits in the ordinary course of business) with respect to any Benefit Plan.

(iv) The Company has not engaged in a transaction with respect to any of its Benefit Plans that would subject the Company to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither the Company nor any administrator or fiduciary of any of its or its Subsidiaries’ Benefit Plans (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any of its Benefit Plans that could subject it to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA. No oral or written representation or communication with respect to any aspect of its Benefit Plans of the Company or its Subsidiaries has been made to employees of the Company or any of its Subsidiaries that is not in conformity with the written or otherwise preexisting terms and provisions of such plans.

(v) The Company, any of its Subsidiaries or any ERISA Affiliates thereof do not and have never sponsored, maintained, contributed to, or been obligated under ERISA or otherwise to contribute to (A) a “defined benefit plan” (as defined in Section 3(35) of ERISA or Section 414(j) of the Code); (B) a “multi-employer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA); (C) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code); or (D) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. The Company and its ERISA Affiliates have not incurred and there are no circumstances under which either could reasonably incur any Liability under Title IV of ERISA or Section 412 of the Code.

(vi) Neither the Company nor any of its Subsidiaries nor ERISA Affiliates has any incurred current or projected obligations or Liability for post-employment or post-retirement health, medical, or life insurance benefits under any of its Benefit Plans, other than with respect to benefit coverage mandated by Section 4980B of the Code or other applicable Law.

(vii) No Benefit Plan exists and there are no other Contracts, plans, or arrangements (written or otherwise) covering any Company employee that, individually or collectively, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to, (A) result in any material severance pay upon any termination of employment, (B) accelerate the time of payment or vesting or result in any material payment or material funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable, require the security of material benefits under or result in any other material obligation pursuant to, any such Benefit Plans, contracts, plans or arrangements, or (C) result in the payment of any amount that would, individually or in combination with any other such payment, result in the loss of a deduction under Section 280G of the Code or be subject to an excise tax under Section 4999 of the Code.

(viii) Each Benefit Plan that is a “non-qualified deferred compensation plan” (as defined for purposes of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code and the applicable guidance issued thereunder, and no Benefit Plan provides any compensation or benefits which could subject, or have subjected, a covered service provider to gross income inclusion or tax pursuant to Section 409A of the Code. Neither the Company nor any of its Subsidiaries has any indemnification obligation pursuant to any Contract to which the Company or any of its Subsidiaries is a party for any Taxes imposed under Section 4999 or 409A of the Code. The Company has made available to Seacoast true and complete copies of any Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated by this Agreement.

(k) Material Contracts.  (i) Except as listed in Section 3.2(k) of the Company Disclosure Letter, as of the date of this Agreement, neither Holdings nor any of its Subsidiaries, nor any of their respective assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (A) any employment, severance, termination, consulting or retirement Contract, (B) any Contract relating to the borrowing of money by Holdings or any of its Subsidiaries or the guarantee by Holdings or any of its Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, Federal Home Loan Bank advances of the Bank or Contracts pertaining to trade payables incurred in the ordinary course of business consistent with past practice), (C) any Contract containing covenants that limit in any material respect the ability of Holdings or any of its Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) to engage in any line of business or to compete in any line of business or with any Person, or that involve any restriction of the geographic area in which, or method by which, Holdings or any of its Subsidiaries or Affiliates (including, after the Effective Time, Seacoast or any of its Affiliates) may carry on its business, (D) any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets that (x) provides for or is reasonably likely to require annual payments by Holdings or any of its Subsidiaries of $25,000 or more or (y) have a term exceeding twelve (12) months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar routine banking activities and equipment maintenance agreements), (E) any Contract between or among Holdings or any of its Subsidiaries or Affiliates (F) any Contract involving Intellectual Property (excluding generally commercially available “off the shelf” software programs licensed pursuant to “shrink wrap” or “click and accept” licenses), (G) any Contract relating to the provision of data processing, network communications or other material technical services to or by Holdings or any of its Subsidiaries, (H) any Contract to which any Affiliate, officer, director, employee or consultant of Holdings or any of its Subsidiaries is a party or beneficiary (except with respect to loans to, or deposits from, directors, officers and employees entered into in the ordinary course of business consistent with past practice and in accordance with all applicable regulatory requirements with respect to it), (I) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability company or other similar arrangement or agreement, (J) any Contract that provides any rights to investors in Holdings, including registration, preemptive or anti-dilution rights or rights to designate members of or observers to the Holdings Board of Directors, (K) any Contract that provides for potential material indemnification payments by Holdings or any of its Subsidiaries, or (L) any other Contract or amendment thereto that would be required to be filed as an exhibit to any SEC Report (as described in Items 601(b)(4) and 601(b)(10) of Regulation S-K) if Holdings were required to file such with the SEC. With respect to each Contract described above: (w) the Contract is valid and binding on Holdings or the applicable Subsidiary party thereto and, to the Knowledge of Holdings, each other party thereto and is in full force and effect, enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought); (x) neither Holdings nor any of its Subsidiaries is in Default thereunder; (y) neither Holdings nor any of its Subsidiaries has repudiated or waived any material provision of any such Contract; and (z) no other party to any such Contract is, to the Knowledge of Holdings, in Default in any material respect or has repudiated or waived any material provision of any such Contract. No Consent is required by any such Contract for the execution, delivery or performance of this Agreement or the Bank Merger Agreement or the consummation of the Merger or the Bank Merger or the other transactions contemplated hereby or thereby. All indebtedness for money borrowed of Holdings and its Subsidiaries is prepayable without penalty or premium.

(ii) All interest rate swaps, caps, floors, collars, option agreements, futures, and forward contracts, and other similar risk management arrangements, contracts or agreements, whether entered into for Holdings’ own account or for the account of one or more of its Subsidiaries or their respective customers, were entered into (A) in the ordinary course of business consistent with past practice and in accordance with prudent business practices and all applicable Laws and (B) with counterparties believed to be financially responsible, and each of them is enforceable in accordance with its terms (except in all cases as such enforceability may be limited by (1) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions and (2) general equitable principles and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought), and is in full force and effect. Neither Holdings nor any of its Subsidiaries, nor to the Knowledge of Holdings, any other party thereto, is in Default of any of its obligations under any such agreement or arrangement. The Holdings Financial Statements disclose the value of such agreements and arrangements on a market-to-market basis in accordance with GAAP and, since December 31, 2012, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on Holdings.

(l) Legal Proceedings.  There is no Litigation pending or, to the Knowledge of Holdings, threatened against Holdings or any of its Subsidiaries or its or any of its Subsidiaries’ assets, interests or rights, nor are there any Orders of any Governmental Authority outstanding against Holdings or any of its Subsidiaries, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against Holdings or any of its Subsidiaries that, if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Holdings. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings, there is no Litigation pending or, to the Knowledge of Holdings, threatened, against any officer, director, advisory director or employee of Holdings or its Subsidiaries, in each case by reason of any person being or having been an officer, director, advisory director or employee of Holdings or its Subsidiaries.

(m) Intellectual Property.  (i) Either Holdings or one of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all Intellectual Property (including the Technology Systems) that is used by Holdings or its Subsidiaries in its or its Subsidiaries’ business. Neither Holdings nor any of its Subsidiaries has (A) licensed to any Person in source code form any Intellectual Property owned by Holdings or any of its Subsidiaries or (B) entered into any exclusive agreements relating to Intellectual Property owned by Holdings or its Subsidiaries.

(ii) Section 3.2(m)(ii) of the Company Disclosure Letter lists all patents and patent applications, all registered trademarks and applications therefor, trade names and service marks, registered copyrights and applications therefor, domain names, web sites and mask works owned by or exclusively licensed to Holdings or its Subsidiaries included in its Intellectual Property, including the jurisdictions in which each such Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings, no royalties or other continuing payment obligations are due in respect of any third-party patents, trademarks or copyrights, including software.

(iii) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings, all patents, registered trademarks, service marks and copyrights held by Holdings and its Subsidiaries are valid and subsisting. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Holdings, since December 31, 2012, neither Holdings nor any of its Subsidiaries (A) has been sued in any Litigation which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party or (B) has brought any Litigation for infringement of its Intellectual Property or breach of any license or other Contract involving its Intellectual Property against any third party.

(n) Loan and Investment Portfolios.  (i) All loans, loan agreements, notes or borrowing arrangements (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Holdings or any of its Subsidiaries is the creditor (A) were at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of Holdings and its Subsidiaries and are the legal, valid and binding obligations of the obligors thereof, enforceable in accordance with their terms, (B) are evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be and (C) to the extent secured, have been secured by valid Liens that have been perfected.

(ii) True and complete lists of all Loans as of September 30, 2015 and on a monthly basis thereafter, and of the investment portfolios of Holdings and each of its Subsidiaries as of such date, are disclosed on Section 3.2(n)(ii) of the Company Disclosure Letter. Except as specifically set forth on Section 3.2(n)(ii) of the Company Disclosure Letter, neither Holdings nor any of its Subsidiaries is a party to any Loan that was, as of the most recent month-end prior to the date of this Agreement, (A) delinquent by more than thirty (30) days in the payment of principal or interest, (B) to the Knowledge of Holdings, otherwise in material default for more than thirty (30) days, (C) classified as “substandard,” “doubtful,” “loss,” “other assets especially mentioned” or any comparable classification by Holdings or any of its Subsidiaries or any Regulatory Authority having jurisdiction over Holdings or any of its Subsidiaries, (D) an obligation of any director, executive officer or 10% shareholder of Holdings or any of its Subsidiaries who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any Person controlling, controlled by or under common control with any of the foregoing, or (E) in violation of any Law.

(iii) Each outstanding Loan (including Loans held for resale to investors) in which Holdings or any of its Subsidiaries is the creditor was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant loan or other similar files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Holdings and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.

(iv) None of the agreements pursuant to which Holdings or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(v) Neither Holdings nor any of its Subsidiaries is now nor has it ever been since December 31, 2012, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(o) Adequacy of Allowances for Losses.  Each of the allowances for losses on Loans and other real estate included on the Holdings Latest Balance Sheet (along with any subsequent balance sheet required to be delivered hereunder) is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Holdings, there are no facts or circumstances that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to CECL requirements). Each of the allowances for losses on Loans and other real estate reflected on the books of Holdings and its Subsidiaries at all times from and after the date of the Holdings Latest Balance Sheet is adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and, to the Knowledge of Holdings, there are no facts or circumstances (specifically excluding changes in accounting or regulatory standards that may impact the allowance, including but not limited to CECL requirements) that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

(p) Community Reinvestment Act.  Holdings and its Subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act of 1977 (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of Holdings, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(q) Privacy of Customer Information.  (i) Holdings and its Subsidiaries, as applicable, are the sole owners of all personally identifiable financial information (“PIFI”) relating to customers, former customers and prospective customers that will be transferred to Seacoast or a Subsidiary of Seacoast pursuant to this Agreement and the Bank Merger Agreement and the other transactions contemplated hereby. For purposes of this Section 3.2(q), “PIFI” means any information relating to an identified or identifiable natural person, including, but not limited to “personally identifiable financial information” as that term is defined in 12 CFR Part 1016.

(ii) Holdings and its Subsidiaries’ collection and use of such PIFI, the transfer of such PIFI to Seacoast or any of its Subsidiaries, and the use of such PIFI by Seacoast or any of its Subsidiaries complies in all material respects with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy Laws, and any contract or industry standard relating to privacy.

(r) Technology Systems.  (i) No action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the Technology Systems to continue by the Surviving Corporation and its Subsidiaries to the same extent and in the same manner that it has been used by Holdings and its Subsidiaries prior to the Effective Time.

(ii) The Technology Systems (for a period of eighteen (18) months prior to the Effective Time) have not suffered unplanned disruption causing a Material Adverse Effect on Holdings. Except for ongoing payments due under Contracts with third parties, the Technology Systems are free from any Liens (other than Permitted Liens). Access to business-critical parts of the Technology Systems is not shared with any third party.

(iii) Holdings has furnished to Seacoast a true and correct copy of the Company’s disaster recovery and business continuity arrangements.

(iv) Neither Holdings nor any of its Subsidiaries has received notice of or is aware of any material circumstances, including the execution of this Agreement or the Bank Merger Agreement or the consummation of the transactions contemplated hereby or thereby, that would enable any third party to terminate any of Holdings’ or any of its Subsidiaries’ agreements or arrangements relating to the Technology Systems (including maintenance and support).

(s) Insurance Policies.  Holdings and each of its Subsidiaries maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it reasonably believes to be adequate for its business and operations and the value of its properties and (ii) are comparable to those maintained by other banking organizations of similar size and complexity. Section 3.2(s) of the Company Disclosure Letter sets forth a true and complete list of all such insurance policies. Neither Holdings nor any of its Subsidiaries is now liable for, nor has any such member received notice of, any material retroactive premium adjustment. Holdings and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in Default under any of the terms thereof, each such policy is in full force and effect, none of Holdings or any of its Subsidiaries has received any notice of a material premium increase or involuntary cancellation with respect to any of its insurance policies or bonds and, except for policies insuring against potential liabilities of officers, directors and employees of Holdings and its Subsidiaries, Holdings or one of its Subsidiaries is the sole beneficiary of any such policy, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Within the last three (3) years, none of Holdings or any of its Subsidiaries has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Holdings nor the Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

(t) Corporate Documents.  Holdings has delivered to SBC, with respect to Holdings and each of its Subsidiaries, true and correct copies of its Organizational Documents, and the charters of each of the committees of its Board of Directors, all as amended and currently in effect. All of the foregoing are current, complete and correct in all material respects.

(u) State Takeover Laws.  Holdings has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “anti-greenmail,” “business combination” or other anti-takeover Law of any jurisdiction (collectively, “Takeover Laws”). Holdings has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its Organizational Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.

(v) Certain Actions.  Neither Holdings nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of Holdings, there are no facts or circumstances that are reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any required Regulatory Consent. To the Knowledge of Holdings, there exists no fact, circumstance, or reason that would cause any Regulatory Consent not to be received in a timely manner.

(w) Real and Personal Property.  Holdings and its Subsidiaries have good, valid and marketable title to all material real property owned by them free and clear of all Liens, except Permitted Liens and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. Holdings and its Subsidiaries have good, valid and marketable title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all material tangible personal property owned by them, free and clear of all Liens (other than Permitted Liens). Each of Holdings and its Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and all such leases are valid and binding in accordance with their respective terms and in full force and effect, and there is not under any such lease any material existing Default by Holdings or such Subsidiary or, to the Knowledge of Holdings, any other party thereto, or any event which with notice or lapse of time or both would constitute such a Default.

(x) Brokers and Finders.  Except for Sandler O’Neill + Partners, L.P., neither Holdings nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby. A true and complete copy of the engagement letter between Holdings and Sandler O’Neill + Partners, L.P. has been delivered to Seacoast.

(y) Fairness Opinion.  Prior to the execution of this Agreement, Holdings has received an executed opinion of Sandler O’Neill + Partners, L.P. and of Austin Associates LLC to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the shareholders of Holdings and a signed copy of each such opinion has been delivered to SBC. Such opinions have not been amended or rescinded as of the date of this Agreement.

(z) Transactions with Insiders and Affiliates.  There are no agreements, contracts, plans, arrangements or other transactions between Holdings or any of its Subsidiaries, on the one hand, and any (1) officer or director of Holdings or any of its Subsidiaries, (2) record or beneficial owner of five percent (5%) or more of the voting securities of Holdings or (3) related interest or family member of any such officer, director or record or beneficial owner, in any case other than bank customer relationships, employment and related agreements, employee benefit plans and bank-owned life insurance policies.

(aa) Representations Not Misleading.  No representation or warranty by Holdings in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

3.3 Representations and Warranties of Seacoast.  Subject to and giving effect to Section 3.1 and except as set forth in the Seacoast Disclosure Letter, SBC and SNB, jointly and severally, hereby represent and warrant to the Company as follows:

(a) Organization, Standing, and Power.  Each of SBC and SNB (i) is duly organized, validly existing and (as to SBC) is in good standing under the Laws of the jurisdiction of its formation, (ii) has the requisite corporate power and authority to own, lease and operate their properties and assets and to carry on their businesses as now conducted, and (iii) is duly qualified or licensed to do business and in good standing in the States of the United States and foreign jurisdictions where the character of their assets or the nature or conduct of their business requires them to be so qualified or licensed, except in the case of this clause (iii), where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on Seacoast. SBC is registered with the Federal Reserve Board as a bank holding company within the meaning of the BHC Act and meets the applicable requirements for qualification as such. SNB is a national banking association with its main office located in the State of Florida. SNB is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Deposit Insurance Fund and all premiums and assessments required to be paid in connection therewith have been paid when due. No action for the revocation or termination of such deposit insurance is pending or, to the Knowledge of SBC, threatened.

(b) Authority; No Breach of Agreement.  (i) SBC and SNB each has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its duly constituted Board of Directors and in the case of SNB, its sole shareholder). Assuming due authorization, execution and delivery of this Agreement by Holdings and the Bank, this Agreement represents a legal, valid and binding obligation of each of SBC and SNB, enforceable against each of SBC and SNB in accordance with its terms (except in all cases as such enforceability may be limited by (A) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and other Laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally or the rights of creditors of insured depository institutions and (B) general equitable principles, except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) SBC’s Board of Directors has duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby, including the Bank Merger Agreement and the Bank Merger. SNB’s Board of Directors has duly approved and declared advisable the Bank Merger Agreement, the Bank Merger and the other transactions contemplated hereby and thereby.

(iii) Neither the execution and delivery of this Agreement by SBC or SNB, nor the consummation by either of them of the transactions contemplated hereby, nor compliance by them with any of the provisions hereof, will (A) violate, conflict with or result in a breach of any provision of the Organizational Documents of SBC or SNB, (B) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien (other than Permitted Liens) on any material asset under, any Contract or Permit, or (C) subject to receipt of the Regulatory Consents and the expiration of any waiting period required by Law as described in clause (iv) below, violate any Law or

Order applicable to SBC or SNB or any of their respective material assets, except, in the case of clauses (B) and (C), as individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of SBC and SNB to perform their obligations under this Agreement or to timely consummate the Merger.

(iv) Other than in connection or compliance with the provisions of the Securities Laws, and other than (A) the Regulatory Consents, (B) the filing of the Articles of Merger with the Secretary of State of the State of Florida as required by the FBCA and (C) as set forth in Section 3.3(b)(iv)(C) of the Seacoast Disclosure Letter, no order of, notice to, filing with, or Consent of, any Governmental Authority or other third party is necessary in connection with the execution, delivery or performance of this Agreement or the Bank Merger Agreement by SBC or SNB or the consummation by SBC or SNB of the Merger, the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement.

(c) Capital Stock.  SBC’s authorized capital stock consists of (i) 60,000,000 shares of SBC Common Stock, of which, as of October 29, 2015 (the “Capitalization Date”), 34,351,498 shares were issued and 34,344,433 were outstanding with 7,065 shares held in its treasury and (ii) 4,000,000 shares of preferred stock, $0.10 par value per share (the “SBC Preferred Stock”), of which, as of the Capitalization Date, zero shares were issued and outstanding. As of the Capitalization Date, there were 229,788 restricted shares of SBC Common Stock validly issued and outstanding and the restricted shares were each issued in accordance with SBC Stock Plans and such restricted shares represent all of the Rights issued under the SBC Stock Plans. Except as set forth in Section 3.3(c) of the SBC Disclosure Letter or as set forth in SBC’s SEC Reports, as of the Capitalization Date there were no shares of SBC Common Stock or other equity securities of SBC outstanding and no outstanding Rights relating to SBC Common Stock or SBC Preferred Stock, and no Person has any Contract or any right or privilege (whether preemptive or contractual) capable of becoming a Contract or Right for the purchase, subscription or issuance of any securities of SBC. All of the outstanding shares of SBC Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, non-assessable under the FBCA. None of the outstanding shares of SBC Common Stock have been issued in violation of any preemptive rights of the current or past shareholders of SBC. All of the outstanding shares of SBC Common Stock and all Rights to acquire shares of SBC Common Stock have been issued in compliance in all material respects with all applicable federal and state Securities Laws. All issued and outstanding shares of capital stock of SBC’s Subsidiaries have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of each of SBC’s Subsidiaries has been issued in compliance with all legal requirements and is not subject to any preemptive or similar rights. SBC owns all of the issued and outstanding shares of capital stock of SNB free and clear of all Liens.

(d) Financial Statements.  (i) The financial statements of SBC and its Subsidiaries included (or incorporated by reference) in the SBC SEC Reports (including the related notes, where applicable) filed since December 31, 2012 (the “SBC Financial Statements”) (A) have been prepared from, and are in accordance with, the books and records of SBC and its Subsidiaries; (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of SBC and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring audit adjustments normal in nature and amount); (C) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of SBC and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii) The records, systems, controls, data and information of SBC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership or direct control of SBC or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SBC.

(iii) Since December 31, 2012, (A) neither SBC nor any Subsidiary nor any current director, officer, nor to SBC’s Knowledge, any former officer or director or current employee, auditor, accountant or representative of SBC or any Subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of SBC or any Subsidiary thereof or their respective internal accounting controls, and (B) no attorney representing SBC or any Subsidiary thereof, whether or not employed by SBC or any such Subsidiary, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act and the SEC’s regulations thereunder) by SBC or any Subsidiary thereof or any officers, directors, employees or agents of SBC or any of its Subsidiaries to SBC’s Board of Directors or any committee thereof or to any director or officer of SBC.

(iv) SBC’s independent public accountants, which have expressed their opinion with respect to the SBC Financial Statements for the fiscal years ended December 31, 2012, 2013 and 2014 (including the related notes), are and have been throughout the periods covered by such Financial Statements (A) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (B) “independent” with respect to SBC within the meaning of Regulation S-X and (C) with respect to SBC, in compliance with subsections (g) through (l) of Section 10A of the 1934 Act and related Securities Laws. SBC’s independent public accountants have not resigned or been dismissed as independent public accountants of SBC as a result of or in connection with any disagreements with SBC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(v) SBC has no Knowledge of (A) any significant deficiency in the design or operation of internal controls which could adversely affect SBC’s ability to record, process, summarize and report financial data or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in SBC’s internal controls. Since December 31, 2014, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls of SBC.

(vi) None of SBC or its Subsidiaries has any material Liabilities that would be required to be reflected on a balance sheet under GAAP, except for such Liabilities (A) which are accrued or reserved against in the Condensed Consolidated Balance Sheets (Unaudited) for SBC and its Subsidiaries as of June 30, 2015 disclosed in SBC’s Quarterly Report filed on Form 10-Q for the period ended June 30, 2015 or reflected in the notes thereto, (B) incurred since June 30, 2015 in the ordinary course of business consistent with past practice and which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SBC, or (C) incurred in connection with the transactions contemplated by this Agreement.

(e) Legal Proceedings.  There is no Litigation that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of SEC Rules and Regulations that are not so disclosed, pending or, to the Knowledge of SBC, threatened against Seacoast, or against any asset, interest, or right of Seacoast, nor are there any Orders of any Governmental Authority outstanding against Seacoast, nor do any facts or circumstances exist that would be likely to form the basis for any material claim against SBC or any of its Subsidiaries that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on SBC.

(f) Compliance with Laws.  (i) SBC and each of its Subsidiaries are, and at all times since December 31, 2012, have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties, assets and employees. SBC and each of its Subsidiaries have in effect all Permits necessary for them to own, lease or operate their material properties and assets and to carry on their businesses and operations as now conducted and, to SBC’s Knowledge, there has occurred no Default under any Permit applicable to their respective businesses or employees conducting their respective businesses.

(ii) Neither SBC nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2012, a recipient of any supervisory letter from, or since December 31, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Authority or other Governmental Authority that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Seacoast Disclosure Letter, a “Seacoast Regulatory Agreement”), nor has SBC or any of its Subsidiaries been advised in writing or, to the Knowledge of SBC, orally, since December 31, 2012, by any Regulatory Authority or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Seacoast Regulatory Agreement.

(iii) Neither SBC nor any of its Subsidiaries (nor, to the Knowledge of SBC, any of their respective directors, executives, representatives, agents or employees) (A) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (C) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (D) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (E) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

(g) Absence of Certain Changes or Events.  Since December 31, 2014 through the date of this Agreement, (A) SBC and each of its Subsidiaries has conducted its business only in the ordinary course of business consistent with past practice, and (B) neither SBC nor any of its Subsidiaries has taken any action which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SBC.

(h) Reports.  Since December 31, 2012, SBC has and each of its Subsidiaries have timely filed all reports, statements and certifications, together with any amendments required to be made with respect thereto, that SBC and each of its Subsidiaries was required to file with any Governmental Authority, and have paid all fees and assessments due and payable in connection therewith. There is no unresolved violation or exception of which SBC has been given notice by any Governmental Authority with respect to any such report, statement or certification. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board or other banking regulatory agency since December 31, 2012, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, all of the foregoing reports complied as to form in all material respects with the published rules and regulations of the Governmental Authority with jurisdiction thereof and with respect thereto. There are no outstanding comments from or unresolved issues raised by the Governmental Authorities with respect to any of the foregoing reports filed by SBC or its Subsidiaries.

(i) Community Reinvestment Act.  SNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than “satisfactory” in its most recently completed exam, has received no material criticism from regulators with respect to discriminatory lending practices, and to the Knowledge of SBC, there are no conditions, facts or circumstances that could result in a CRA rating of less than “satisfactory” or material criticism from regulators or consumers with respect to discriminatory lending practices.

(j) Legality of Seacoast Securities.  All shares of SBC Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all Liens and any preemptive or similar rights.

(k) Certain Actions.  Neither SBC nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, and to the Knowledge of SBC, there are no facts or circumstances, that are reasonably likely to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, or (ii) materially impede or delay receipt of any required Regulatory Consents. To SBC’s Knowledge there exists no fact, circumstance, or reason that would cause any Regulatory Consent not to be received in a timely manner.

(l) Brokers and Finders.  Except for FBR Capital Markets & Co., neither SBC nor any of its Subsidiaries, nor any of their respective directors, officers, employees or Representatives, has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

(m) Financing.  SBC has, or will have available to it at or prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

ARTICLE 4

COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

4.1 Conduct of Business Prior to Effective Time.  During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement and except as required by applicable Law, (a) the Company shall (i) conduct its business in the ordinary course consistent with past practice, (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (iii) maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed, and (b) each Party shall take no action that would adversely affect or delay the satisfaction of the conditions set forth in Section 5.1(a) or 5.1(b) or the ability of either Party to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

4.2 Forbearances.  During the period from the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 6 or the Effective Time, except as expressly contemplated or permitted by this Agreement or as otherwise indicated in this Section 4.2, the Company shall not, without the prior written consent of the chief executive officer or chief financial officer of SBC (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or propose to amend its Organizational Documents or any resolution or agreement concerning indemnification of its directors or officers;

(b) (i) adjust, split, combine, subdivide or reclassify any capital stock, (ii) make, declare, set aside or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, other than the declaration and payment of dividends not greater than $0.05 per share per calendar quarter to the extent consistent with past practice, (iii) issue or otherwise permit to become outstanding, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or Rights, other than (x) issuances of Holdings Common Stock upon the exercise of Holdings Stock Options or Holdings Warrants in existence on the date hereof pursuant to their terms, or (y) issuances of Holdings Common Stock pursuant to the Holdings ESPP as expressly permitted in Section 2.5(b); or (iv) make any change in any instrument or Contract governing the terms of any of its securities;

(c) other than in the ordinary course of business consistent with past practice, or permitted by this Agreement, make any investment (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) in any other Person;

(d) (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of Loans, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount that exceeds 10% or

$50,000, whichever is greater, less than its book value, except that this provision shall not be applicable to resolving the taking of any real estate by any Governmental Authority by eminent domain proceedings or litigation;

(e) terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

(f) enter into any new line of business, or change in any material respect its lending, investment, underwriting, risk and asset liability management or other banking and operating policies, except as required by applicable Laws or any policies imposed on it by any Governmental Authority;

(g) except in the ordinary course of business consistent with past practice: (i) lend any money or pledge any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgage or otherwise subject to any lien, encumbrance or other liability any of its assets, (iii) except for property held as other real estate owned, sell, assign or transfer any of its assets in excess of $50,000 in the aggregate or (iv) incur any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent), or cancel, release or assign any indebtedness of any Person or any claims against any Person, except pursuant to Contracts in force as of the date of this Agreement and disclosed in Section 4.2(g) of the Company Disclosure Letter or transfer, agree to transfer or grant, or agree to grant, a license to, any of its material Intellectual Property;

(h) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness (it being understood that for purposes of this Section 4.2(h), “short-term” shall mean maturities of six (6) months or less)); assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person;

(i) other than purchases of investment securities in the ordinary course of business consistent with past practice, restructure or change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(j) terminate or waive any material provision of any material Contract other than normal renewals of Contracts without materially adverse changes of terms, or otherwise amend or modify any material Contract;

(k) other than as required by Benefit Plans and Contracts as in effect at the date of this Agreement, (i) increase in any manner the compensation or fringe benefits of any of its officers, employees or directors, whether under a Benefit Plan or otherwise, except for merit based or promotion based increases in annual base salary or wage rate for employees (other than directors or executive officers) in the ordinary course of business consistent with past practice, (ii) pay any pension or retirement allowance not required by any existing Benefit Plan or Contract to any such officers, employees or directors, (iii) become a party to, amend or commit itself to any Benefit Plan or Contract (or any individual Contracts evidencing grants or awards thereunder) or employment agreement with or for the benefit of any officer, employee or director, (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, Rights pursuant to any Holdings Stock Plan, (v) make any changes to a Benefit Plan that are not required by Law or (vi) hire or terminate the employment of a chief executive officer, president, chief financial officer, chief risk officer, chief credit officer, internal auditor, general counsel or other officer holding the position of senior vice president or above or any employee with annual base salary and annual incentive compensation that is reasonably anticipated to exceed $125,000;

(l) commence, settle or agree to settle any Litigation, except in the ordinary course of business consistent with past practice that (i) involves only the payment of money damages not in excess of $50,000 individually or $200,000 in the aggregate, (ii) does not involve the imposition of any equitable relief on, or the admission of wrongdoing by, Holdings or the applicable Subsidiary thereof and (iii) would not create precedent for claims that are reasonably likely to be material to Holdings or any of its Subsidiaries, or, after the Closing, Seacoast or any of its Subsidiaries;

(m) revalue any of its or its Subsidiaries’ assets or change any method of accounting or accounting practice used by it or any of its Subsidiaries, other than changes required by GAAP or the FDIC or any Regulatory Authority;

(n) file or amend any Tax Return except in the ordinary course of business consistent with past practice; settle or compromise any Tax Liability; or make, change or revoke any Tax election or change any method of Tax accounting, except as required by applicable Law; enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law); surrender any claim for a refund of Taxes; or consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect of Taxes;

(o) change its fiscal or Tax year;

(p) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 5 not being satisfied, except as may be required by applicable Law; provided, that nothing in this Section 4.2(p) shall preclude Holdings from exercising its rights under Sections 4.5 or 4.12;

(q) merge or consolidate it or any of its Subsidiaries with any other Person;

(r) acquire assets outside of the ordinary course of business consistent with past practice from any other Person with a value or purchase price in the aggregate in excess of $50,000, other than purchase obligations pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement and described in Section 4.2(r) of the Company Disclosure Letter;

(s) enter into any Contract that would have been required to be disclosed in Section 3.2(k) of the Company Disclosure Letter had it been entered into prior to the execution of this Agreement;

(t) make any changes in the mix, rates, terms or maturities of the Bank’s deposits or other Liabilities, except in a manner and pursuant to policies consistent with past practice and competitive factors in the market place; open any new branch or deposit taking facility; or close or relocate any existing branch or facility;

(u) make any extension of credit that, when added to all other extensions of credit to a borrower and its Affiliates, would exceed its applicable regulatory lending limits; make any Loans, or enter into any commitments to make Loans, which vary other than in immaterial respects from its written Loan policies, a true and correct copy of which policies has been provided to Seacoast; provided, that this covenant shall not prohibit the Bank from extending or renewing credit or Loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of Loans currently in its Loan portfolio; provided further that from the date hereof, any new individual Loan or new extension of credit in excess $500,000 and which is unsecured, or $1 million and which is secured, shall require the written approval (which shall not be unreasonably withheld, conditioned or delayed) of the chief executive officer or chief credit officer of SNB, which approval or rejection shall be given in writing within two (2) Business Days after the loan package is delivered to such individual;

(v) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(w) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries or, after the Effective Time, Holdings or any of its Subsidiaries;

(x) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(y) engage in (or modify in a manner adverse to the Company or its Subsidiaries) any transactions (except for any ordinary course banking relationships permitted under applicable Law) with any Affiliate or any director or officer thereof (or any Affiliate or immediate family member of any such Person or any Affiliate of such Person’s immediate family members);

(z) enter into any new lease of real property or amend the terms of any existing lease of real property;

(aa) incur or commit to incur any capital expenditure or authorization or commitment with respect to them that, in the aggregate is in excess of $50,000, except as disclosed in the annual business plan or budget previously disclosed to Seacoast;

(bb) take any action that at the time of taking such action is reasonably likely to prevent, or would materially interfere with, the consummation of the Merger;

(cc) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(dd) agree or commit to take any of the actions prohibited by this Section 4.2.

4.3 Litigation.  Each of SBC and Holdings shall promptly notify each other in writing of any Litigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority pending or, to the Knowledge of SBC or Holdings, as applicable, threatened against SBC, Holdings or any of their respective Subsidiaries or directors that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by SBC, Holdings or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Holdings shall give Seacoast the opportunity to participate in the defense or settlement of any shareholder or derivative Litigation against Holdings and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Seacoast’s prior written consent.

4.4 State Filings.  Upon the terms and subject to the conditions of this Agreement and prior to or in connection with the Closing, SBC and Holdings shall execute and the Parties shall cause to be filed the Articles of Merger with the Secretary of State of the State of Florida and any other such filings with the State of Florida necessary to effect the transactions contemplated in this Agreement.

4.5 Holdings Shareholder Approval; Registration Statement and Proxy Statement/Prospectus.

(a) Holdings shall call a meeting of its shareholders (the “Holdings Shareholder Meeting”) to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC for the purpose of obtaining the Holdings Shareholder Approval and such other matters as the Board of Directors of Holdings (with the prior written approval of SBC) or SBC may direct, and Holdings shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Holdings shall use its reasonable best efforts to obtain from the shareholders of Holdings the Holdings Shareholder Approval, including by communicating to its shareholders the Holdings Directors’ Recommendation (and including such recommendation in the Proxy Statement/Prospectus), and Holdings shall engage a proxy solicitor reasonably acceptable to SBC to assist in the solicitation of proxies from shareholders relating to the Holdings Shareholder Approval, provided, however, that, prior to the Holdings Shareholder Meeting and subject to Sections 6.1 and 7.4, so long as the Company has complied with its obligations under Section 4.12, if the Board of Directors of Holdings, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that, because of (x) the receipt of an Acquisition Proposal that constitutes a Superior Proposal or (y) the occurrence of an Intervening Event, failure to take such action would result in a violation of its fiduciary duties under applicable Law, the Board of Directors of Holdings may effect an Adverse Recommendation Change (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended); provided further, that the Board of Directors of Holdings may not effect an Adverse Recommendation Change unless (i) it gives SBC at least five (5) Business Days’ prior written notice of its intention to take such action and a reasonably detailed description of the Acquisition Proposal or Intervening Event giving rise to its determination to take such action (including, in the case of an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal (including an unredacted copy of all proposed agreements and other documents with respect to such Acquisition Proposal) or any amendment or modification thereof) and (ii) at the end of such notice period, the Board of Directors of Holdings takes into account in good faith any amendment or modification to this Agreement proposed by SBC and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that failure to effect an Adverse Recommendation Change would nevertheless result in a violation of its fiduciary duties under applicable Law. During the five (5) Business Day period prior to effecting an Adverse Recommendation Change, the Company shall, and shall cause its financial and legal advisors to, negotiate with SBC in good faith (to the extent SBC seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by SBC. Any material amendment to any Acquisition Proposal or material development with respect to any Intervening Event will be deemed to be a new Acquisition Proposal or Intervening Event, as the case may be, for purposes of this Section 4.5(a) and will require a new notice period as referred to in this Section 4.5(a).

(b) Holdings shall adjourn or postpone the Holdings Shareholder Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Holdings Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; provided, that Holdings shall not be required to adjourn or postpone the Holdings Shareholder Meeting more than one (1) time pursuant to this first sentence of Section 4.5(b). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Holdings Shareholder Meeting shall be convened and this Agreement shall be submitted to the shareholders of Holdings at the Holdings Shareholder Meeting, for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Holdings of such obligation.

(c) As soon as reasonably practicable after the execution of this Agreement (but in no event later than forty-five (45) days following the date of this Agreement), SBC shall file the Registration Statement with the SEC and shall use all reasonable efforts to cause the Registration Statement to be declared effective under the 1933 Act as promptly as practicable after filing thereof. Each Party agrees to cooperate with the other Party, and its Representatives, in the preparation of the Registration Statement and the Proxy Statement/Prospectus. The Parties agree to use all reasonable best efforts to obtain all Permits required by the Securities Laws to carry out the transactions contemplated by this Agreement, and each Party agrees to furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

(d) Each Party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment and supplement thereto, if any, become effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to Holdings shareholders and at the time of the meeting of Holdings shareholders, will contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading, or necessary to correct any statement in any earlier statement in the Proxy Statement/Prospectus or any amendment or supplement thereto. Each Party further agrees that if it shall become aware prior to the Effective Time of any information furnished by it that would cause any of the statements in the Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Proxy Statement/Prospectus or the Registration Statement.

4.6 Listing of SBC Common Stock.  SBC shall cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

4.7 Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, the Parties will use all reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, including using its reasonable best efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated hereby and to cause to be satisfied the conditions in Article 5, to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with and furnish information to the other Party to that end, and obtain all consents of, and give all notices to and make all filings with, all Governmental Authorities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby; provided, that nothing contained herein shall preclude any Party from exercising its rights under this Agreement.

(b) Immediately following the Effective Time (or such later time as SBC may direct), the Parties shall take all actions necessary to consummate the Bank Merger and cause the Bank Merger Agreement effecting the Bank Merger to be filed with the OCC.

(c) Each Party undertakes and agrees to use its reasonable efforts to cause the Merger to qualify, and to take no action that would prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code;

(d) The Parties shall consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as such Parties mutually agree upon.

4.8 Applications and Consents.  (a) The Parties shall cooperate in seeking all Consents of Governmental Authorities and other Persons necessary to consummate the transactions contemplated hereby.

(b) Without limiting the foregoing, the Parties shall cooperate in (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act with respect to the Merger and the OCC under the Bank Merger Act with respect to the Bank Merger, and obtaining approval of such applications and notices, (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other Regulatory Authorities and obtaining approval of such applications and notices, (iii) making any notices to or filings with the Small Business Administration, (iv) making any notices or filings to the extent required under the HSR Act, and (v) making any filings with and obtaining any Consents in connection with compliance with the applicable provisions of the rules and regulations of any applicable industry self-regulatory organization, including approvals that are required under consumer finance, mortgage banking and other similar Laws (collectively, the “Regulatory Consents”). Each Party shall file any application and notice required of it to any Regulatory Authority within sixty (60) days following the date of this Agreement.

(c) Each Party agrees that it will consult with the other Party with respect to obtaining Regulatory Consents and other material Consents necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the Parties or their respective Subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Consents) will comply as to form in all material respects with the provisions of applicable Law. To the extent permitted by Law, the Company shall provide Seacoast with the opportunity to participate in meetings or substantive telephone conversations that it or its Representatives may from time to time have with any Governmental Authority with respect to the transactions contemplated hereby.

(d) Notwithstanding anything to the contrary in this Agreement, Seacoast and its Affiliates shall not be required to take any action if the taking of such action or the obtaining of or compliance with any Permits or Consents is reasonably likely to result in a restriction, requirement or condition having an effect of the type referred to in Section 5.1(b)(ii).

4.9 Notification of Certain Matters.  Each Party will give prompt written notice to the other (and subsequently keep such other Party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event, change, circumstance or effect that (a) is reasonably likely to result in any Material Adverse Effect on it, or (b) would cause or constitute a breach of any of its representations, warranties, covenants, or agreements contained herein; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute the failure of any condition set forth in Section 5.2(a) or 5.2(b), or Section 5.3(a) or 5.3(b), as the case may be, to be satisfied, or otherwise constitute a breach of this Agreement by such Party due to its failure to give such notice unless the underlying breach would independently result in a failure of the conditions set forth in Section 5.2(a) or 5.2(b), or Section 5.3(a) or 5.3(b), as the case may be, or give rise to a termination right under Section 6.1. The Company shall deliver to Seacoast a copy of each written opinion (or any withdrawal of such opinion) of Sandler O’Neill + Partners, L.P. and Austin Associates LLC or any other financial advisor, as soon as reasonably practicable after the Company’s receipt thereof.

4.10 Investigation and Confidentiality.  (a) Upon reasonable notice and subject to applicable Laws, the Company, for the purposes of Seacoast verifying the representations and warranties of the Company and preparing for the Merger and the Bank Merger and the other matters contemplated by this Agreement, shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of Seacoast, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, make available to Seacoast such information concerning its business, properties and personnel as Seacoast may reasonably request. Seacoast shall use commercially reasonable efforts to minimize any interference with the Company’s regular business operations during any such access. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by Seacoast shall affect the representations and warranties of the Company or the right of Seacoast to rely thereon.

(b) Each Party shall, and shall cause its directors, officers, employees and Representatives to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries’ businesses, operations and financial positions to the extent required by, and in accordance with, the Confidentiality Agreement, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement.

4.11 Press Releases; Publicity.  Prior to the Effective Time, each Party shall consult with and obtain the approval (not to be unreasonably withheld, conditioned or delayed) of the other as to the form and substance of any press release, other public statement or shareholder communication related to this Agreement and the transactions contemplated hereby prior to issuing such press release, public statement or shareholder communication or making any other public or shareholder disclosure related thereto; provided, that nothing in this Section 4.11 shall be deemed to prohibit any Party from making any disclosure that its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law or NASDAQ.

4.12 Acquisition Proposals.  The Company agrees that it will not, and will cause its directors, officers, employees and Representatives and Affiliates not to, directly or indirectly (a) initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, (b) continue, engage or participate in any negotiations concerning, (c) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person (other than Persons who are affiliates or representatives of the Company or Seacoast) relating to, or (d) approve, recommend, agree to or accept, any Acquisition Proposal; provided, that, prior to, but not after, the time the Holdings Shareholder Approval is obtained, if the Company receives an unsolicited bona fide Acquisition Proposal that was not received in violation of clauses (a) – (d) above, the Company may, and may permit its officers and Representatives to, furnish or cause to be furnished nonpublic information or data to and participate in such negotiations or discussions with the Person making such Acquisition Proposal to the extent that the Board of Directors of Holdings concludes in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor) that failure to take such actions would result in a violation of its fiduciary duties under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement and shall provide to Seacoast any such information not previously provided to Seacoast. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than

Seacoast with respect to any Acquisition Proposal. The Company shall promptly, and in any event within 48 hours of receipt, advise Seacoast in writing in the event the Company or any of its directors, employees, officers or Representatives receives (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal or (iii) any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal, in each case together with the terms and conditions of such Acquisition Proposal, request, inquiry, proposal or offer, and shall furnish Seacoast with a copy of such Acquisition Proposal (or, where such Acquisition Proposal is not in writing, with a description of the material terms and conditions thereof). The Company shall keep Seacoast informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 48 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 48 hours) notify Seacoast orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company agrees that any breach by its Representatives of this Section 4.12 shall be deemed a breach by the Company. Neither the Board of Directors of Holdings nor any committee thereof shall (i) except as expressly permitted by Section 4.5(a), (A) withdraw (or modify or qualify in any manner adverse to Seacoast) the approval, recommendation or declaration of advisability by the Board of Directors of Holdings or any such committee of this Agreement, the Merger, or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Acquisition Proposal, (C) resolve, agree or propose to take any such actions or (D) submit this Agreement to its shareholders without recommendation (each such action set forth in this clause (i) being referred to herein as an “Adverse Recommendation Change”) or (ii) (A) cause or permit Holdings or the Bank to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract constituting or relating to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal or (B) resolve, agree or propose to take any such actions.

4.13 Takeover Laws.  If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, Holdings and the members of its Board of Directors will grant such approvals and take such actions as are necessary (other than any action requiring the approval of its shareholders (other than as contemplated by Section 4.5)) so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement.

4.14 Employee Benefits and Contracts.  (a) Following the Effective Time, SBC shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are full-time active employees of the Company and its Subsidiaries on the Closing Date (“Covered Employees”) that provide employee benefits and compensation opportunities which, in the aggregate, are substantially comparable to or greater than the employee benefits and compensation opportunities that are made available on a uniform and non-discriminatory basis to similarly situated employees of SBC or its Subsidiaries, as applicable; provided, however, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of SBC or its Subsidiaries. SBC shall give the Covered Employees full credit for their prior service with the Company and its Subsidiaries (i) for purposes of eligibility (including initial participation and eligibility for current benefits) and vesting under any qualified or non-qualified employee benefit plan maintained by SBC and in which Covered Employees may be eligible to participate and (ii) for all purposes under any welfare benefit plans, vacation plans and similar arrangements maintained by SBC, provided that the foregoing shall not result in the duplication of benefits or to benefit accrual under any pension plan.

(b) With respect to any employee benefit plan of SBC that is a health, dental, vision or other welfare plan in which any Covered Employee is eligible to participate, for the plan year in which such Covered Employee is first eligible to participate, SBC or its applicable Subsidiary shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations or eligibility waiting periods under such SBC or Subsidiary plan to be waived with respect to such Covered Employee to the extent such condition was or would have been covered under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (ii) recognize any health, dental, vision or other welfare expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(c) Prior to the Effective Time, the Company shall take, and shall cause its Subsidiaries to take, all actions requested by SBC that may be necessary or appropriate to (i) cause one or more of the Company Benefit Plans to terminate as of the Effective Time, or as of the date immediately preceding the Effective Time, (ii) cause benefit accruals and entitlements under any Company Benefit Plan to cease as of the Effective Time, or as of the date immediately preceding the Effective Time, (iii) cause the continuation on and after the Effective Time of any contract, arrangement or insurance policy relating to any Company Benefit Plan for such period as may be requested by SBC, or (iv) facilitate the merger of any Company Benefit Plan into any employee benefit plan maintained by SBC or an SBC Subsidiary. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of this Section 4.14(c) shall be subject to SBC’s reasonable prior review and approval, which shall not be unreasonably withheld, conditioned or delayed.

(d) [Reserved]

(e) Nothing in this Section 4.14 shall be construed to limit the right of SBC or any of its Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries) to amend or terminate any Company Benefit Plan or other employee benefit plan, to the extent such amendment or termination is permitted by the terms of the applicable plan, nor shall anything in this Section 4.14 be construed to require SBC or any of its Subsidiaries to retain the employment of any particular Covered Employee for any fixed period of time following the Closing Date, and the continued retention (or termination) by SBC or any of its Subsidiaries of any Covered Employee subsequent to the Effective Time shall be subject in all events to SBC’s or its applicable Subsidiary’s normal and customary employment procedures and practices, including customary background screening and evaluation procedures, and satisfactory employment performance.

(f) If, within six (6) months after the Effective Time, any Covered Employee is terminated by SBC or its Subsidiaries other than for “Cause” or as a result of unsatisfactory job performance, then SBC shall pay severance to such Covered Employee in an amount set forth in the severance policies set forth in Section 4.14(f) of the Company Disclosure Letter (and based upon the non-exempt and exempt status and/or title for the Covered Employee with the Company at the Closing). Any severance to which a Covered Employee may be entitled in connection with a termination occurring more than six (6) months after the Effective Time will be as set forth in the severance policies set forth in Section 4.14(f) of the Seacoast Disclosure Letter.

(g) The provisions of this Section 4.14 are solely for the benefit of the parties hereto, and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Benefit Plan, employment agreement or any other employee benefit plan for any purpose.

4.15 Indemnification.  (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company (each an “Indemnified Party”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Party is or was a director, officer or employee of the Company or its Subsidiaries or any of its predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, SBC shall indemnify, defend and hold harmless, to the greatest extent such Indemnified Parties are indemnified or have the right to advancement of expenses pursuant to the (x) Organizational Documents of the Company, and (y) the FBCA, each such Indemnified Party against any Liability (including advancement of reasonable attorneys’ fees and expenses prior to the final disposition of any claim, action, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, subject to applicable Law. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain one (1) counsel for all Indemnified Parties reasonably satisfactory to them, unless there exists a conflict or a potential conflict between the Indemnified Parties in which case the Indemnified Parties shall be entitled to retain additional counsel as reasonably necessary under the circumstances; provided, that (1) SBC shall have the right to assume the defense thereof and upon such assumption SBC shall not be required to advance to any Indemnified Party any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if SBC elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are material issues that raise conflicts of interest between SBC and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and SBC shall, subject to applicable Law, advance the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) SBC shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (3) SBC shall have no obligation hereunder to any Indemnified Party to the extent that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(b) SBC agrees that all existing rights to indemnification and all existing limitations on Liability existing in favor of the directors, officers and employees of the Company as provided in their respective Organizational Documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto; provided, that nothing contained in this Section 4.15(b) shall be deemed to preclude the liquidation, consolidation, or merger of SBC or SNB, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger.

(c) SBC, from and after the Effective Time, will directly or indirectly cause the Persons who served as directors or officers of the Company at or before the Effective Time to be covered by Holdings’ existing directors’ and officers’ liability insurance policy; provided, that SBC may substitute therefor policies of at least the same coverage and amounts and containing other terms and conditions that are not less advantageous than such policy in the aggregate; provided further, that in no event shall the aggregate premiums applicable to coverage exceed 150% of the current annual premium paid by Holdings (as set forth in the Company Disclosure Letter) for such insurance. Such insurance coverage shall commence at the Effective Time and will be provided for a period of no less than six (6) years after the Effective Time.

(d) If SBC or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of SBC as the surviving entities shall assume the obligations set forth in this Section 4.15.

(e) The provisions of this Section 4.15 are intended to be for the benefit of and shall be enforceable by each Indemnified Party and his or her heirs and representatives.

4.16 Claims Letters.  Concurrently with the execution and delivery of this Agreement and effective upon the Closing, the Company has caused each director of the Company and the Bank to execute and deliver a Claims Letter in the form attached hereto as Exhibit C (the “Claims Letter”).

4.17 Restrictive Covenant Agreement.  Concurrently with the execution and delivery of this Agreement, the Company has caused each non-employee director of the Company and the Bank to execute and deliver a Restrictive Covenant Agreement in the form attached hereto as Exhibit D (the “Restrictive Covenant Agreement”).

4.18 Employment Agreement.  Concurrently with the execution and delivery of this Agreement, Thomas H. Dargan, Jr. and SNB entered into an Employment Agreement, which employment agreement shall be effective upon the Closing (the “Employment Agreement”).

4.19 Systems Integration; Operating Functions.  From and after the date hereof, Holdings and the Bank shall and shall cause their directors, officers and employees to, and shall make all reasonable best efforts (without undue disruption to either business) to cause the Bank’s data processing consultants and software providers to, cooperate and assist Seacoast in connection with an electronic and systems conversion of all applicable data of the Bank and Holdings to the Seacoast systems, including the training of Holdings and Bank employees, during normal business hours. Holdings and its Subsidiaries shall cooperate with Seacoast in connection with the planning for the efficient and orderly combination of the parties and the operation of SNB (including the former operations of the Bank) after the Bank Merger, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Seacoast may decide. Holdings and the Bank shall take any action Seacoast may reasonably request prior to the Effective Time to facilitate the combination of the operations of the Bank with SNB upon the completion of the Merger. Without limiting the foregoing, senior officers of Company and Seacoast shall meet from time to time as the Company or Seacoast may reasonably request, to review the financial and operational affairs of Holdings and its Subsidiaries, and Holdings shall give due consideration to Seacoast’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, (i) neither SBC nor SNB shall be permitted to exercise control of Holdings or the Bank prior to the Effective Time, and (ii) neither Holdings nor the Bank shall be under any obligation to act in a manner that could reasonably be deemed to constitute anti-competitive behavior under federal or state antitrust Laws.

4.20 Closing Payments.  Immediately prior to Closing, SBC shall wire, in immediately payable funds, the sums due to the persons listed on Section 4.20 of the Company Disclosure Letter.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

5.1 Conditions to Obligations of Each Party.  The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by each Party pursuant to Section 7.7:

(a) Shareholder Approval.  Holdings shall have obtained the Holdings Shareholder Approval.

(b) Regulatory Approvals.  (i) All Regulatory Consents from the Federal Reserve Board, the FDIC, the OCC and the Florida Office of Financial Regulation, and any other Regulatory Consents, the failure of which to obtain or make would reasonably be expected to have a Material Adverse Effect on SBC or Holdings, in each case required by Law to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement (the “Required Consents”) shall have been obtained or made and be in full force and effect and all waiting periods required by Law shall have expired, and (ii) solely insofar as this condition relates to the obligations of SBC and SNB, no Governmental Authority shall have taken any action or made any determination in connection with the transactions contemplated in this Agreement, which would reasonably be expected to restrict or burden Seacoast or any of its Affiliates and which would, individually or in the aggregate, have a Material Adverse Effect on SBC or any of its Affiliates, in each case measured on a scale relative to the Company.

(c) No Orders or Restraints; Illegality.  No Order issued by any Governmental Authority (whether temporary, preliminary, or permanent) preventing the consummation of the Merger or the Bank Merger shall be in effect and no Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits, restrains or makes illegal the consummation of the Merger or the Bank Merger.

(d) Registration Statement.  The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Listing of SBC Common Stock.  The shares of SBC Common Stock to be issued to the holders of Holdings Common Stock upon consummation of the Merger shall have been approved for listing on NASDAQ.

5.2 Conditions to Obligations of Seacoast.  The obligations of Seacoast to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Seacoast pursuant to Section 7.7:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of the Company (other than the representations and warranties set forth in (i) Section 3.2(c), which shall be true and correct except to a de minimis extent (relative to Section 3.2(c) taken as a whole) and (ii) Sections 3.2(b)(i), 3.2(b)(ii), 3.2(b)(iii), 3.2(b)(iv), 3.2(b)(v)(A), 3.2(e)(C), 3.2(t), 3.2(u), 3.2(x) and 3.2(y), which shall be true and correct in all respects) shall be deemed untrue and incorrect for purposes hereunder as a consequence of the existence of any fact, event, change, circumstance or effect inconsistent with such representation or warranty, unless such fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects inconsistent with any representation or warranty of the Company, has had or would reasonably be expected to have a Material Adverse Effect on Holdings; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 5.2(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of Holdings, to such effect.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of the Company to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and Seacoast shall have received certificates, dated the Closing Date, signed on behalf of the Company by the chief executive officer and the chief financial officer of Holdings, to such effect.

(c) Corporate Authorization.  Seacoast shall have received from the Company: (i) certified resolutions of its Board of Directors and shareholders authorizing the execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standing, dated not more than three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida.

(d) Consents.  The Company shall have obtained all Consents required as a result of the transactions contemplated by this Agreement pursuant to the Contracts set forth in Section 3.2(b) and Section 3.2(k) of the Company Disclosure Letter.

(e) Material Adverse Effect.  Since the date hereof, there shall not have occurred any fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects that has had or would reasonably be expected to have a Material Adverse Effect on Holdings.

(f) Tax Opinion.  Seacoast shall have received a written opinion from Cadwalader, Wickersham & Taft LLP in form and substance reasonably satisfactory to Seacoast, dated as of the Closing Date, substantially to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Seacoast and the Company reasonably satisfactory in form and substance to such counsel, substantially in the form set forth in Section 5.2(f) of the Seacoast Disclosure Letter.

(g) Claims Letters.  Seacoast shall have received from the Persons listed in Section 4.16 of the Company Disclosure Letter an executed Claims Letter, each of which shall remain in full force and effect.

(h) Restrictive Covenant Agreement.  Each of the Persons as set forth in Section 4.17 of the Company Disclosure Letter shall have entered into the Restrictive Covenant Agreement, each of which shall remain in full force and effect.

(i) Employment Agreement.  The Employment Agreement shall remain in full force and effect.

(j) [Reserved]

(k) Holdings Consolidated Tangible Shareholders’ Equity.  The Consolidated Tangible Shareholders’ Equity shall be an amount not less than the amount thereof as of June 30, 2015.

(l) FIRPTA Certificate.  Seacoast shall have received from each of Holdings and the Company, under penalties of perjury, a certificate stating that each of Holdings and the Company, respectively, is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) and as reasonably acceptable to Seacoast.

(m) Holdings Financial Statements.  Seacoast shall have received from Holdings true and complete copies of (A) all monthly reports and financial statements of Holdings and its Subsidiaries that were prepared for Holdings or the Bank since June 30, 2015, and (B) all Annual and Quarterly Reports to shareholders of Holdings for full fiscal periods following June 30, 2015.

5.3 Conditions to Obligations of the Company.  The obligations of the Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by the Company pursuant to Section 7.7:

(a) Representations and Warranties.  The representations and warranties of Seacoast set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); provided, however, that no representation or warranty of Seacoast shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event, change, circumstance or effect inconsistent with such representation or warranty, unless such fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects inconsistent with any representation or warranty of Seacoast has had or would reasonably be expected to have a Material Adverse Effect on SBC; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 5.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by the chief executive officer and chief financial officer of SBC, to such effect.

(b) Performance of Agreements and Covenants.  Each and all of the agreements and covenants of Seacoast to be performed and complied with pursuant to this Agreement prior to the Effective Time shall have been duly performed and complied with in all material respects and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Seacoast by the chief executive officer and chief financial officer of SBC, to such effect.

(c) Tax Opinion.  Holdings shall have received a written opinion from Gunster, Yoakley & Stewart, P.A. in form and substance reasonably satisfactory to Holdings, dated as of the Closing Date, substantially to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Seacoast and the Company reasonably satisfactory in form and substance to such counsel, substantially in the form set forth in Section 5.3(c) of the Company Disclosure Letter.

(d) Corporate Authorization.  The Company shall have received from Seacoast: (i) certified resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby; (ii) a certificate as to the incumbency and signatures of officers authorized to execute this Agreement; and (iii) certificates of good standing, dated not more than three (3) Business Days before the Closing Date, from the Secretary of State of the State of Florida.

(e) Material Adverse Effect.  Since the date hereof, there shall not have occurred any fact, event, change, circumstance or effect, individually or taken together with all other facts, events, changes, circumstances or effects that has had or would reasonably be expected to have a Material Adverse Effect on SBC.

ARTICLE 6

TERMINATION

6.1 Termination.  Notwithstanding any other provision of this Agreement, and notwithstanding the Holdings Shareholder Approval, this Agreement and the Bank Merger Agreement may be terminated and the Merger and the Bank Merger abandoned at any time prior to the Effective Time:

(a) By mutual written consent of Holdings and SBC; or

(b) By either SBC or Holdings in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions to the terminating Party’s obligations set forth in Section 5.2 or 5.3, as the case dictates, and that cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (e) below; or

(c) By either SBC or Holdings in the event that the Holdings Shareholder Approval has not been obtained by reason of the failure to obtain the required vote at the Holdings Shareholders Meeting; or

(d) By either SBC or Holdings in the event that a court of competent jurisdiction or other Governmental Authority shall have issued any Order restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement or the Bank Merger Agreement and such Order shall have become final and nonappealable; or

(e) By either SBC or Holdings in the event that the Merger has not been consummated by April 30, 2016 (the “Expiration Date”), provided that the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 6.1(e), and provided, further, that if, on the Expiration Date, all conditions to this Agreement have been satisfied or waived or, with respect to conditions that can only be satisfied at the Closing, are then capable of being satisfied at the Closing, except for the conditions set forth in Section 5.1(b), then either SBC or Holdings shall have the right, by written notice to the other Party not later than 5:00 p.m., New York City time, on the Expiration Date, to extend the Expiration Date for an additional three (3) month period; or

(f) By SBC in the event that SBC or any of its Affiliates receives written notice from or is otherwise advised by a Governmental Authority that it will not grant (or intends to rescind or revoke if previously approved) any Required Consent or receives written notice from or is otherwise advised by a Governmental Authority that it will not grant such Required Consent without imposing a restriction, requirement or condition having an effect of the type referred to in Section 5.1(b)(ii); or

(g) By SBC in the event that (i) the Holdings Board of Directors or any committee thereof effects an Adverse Recommendation Change, or (ii) the Company has failed to substantially comply with its obligations under Section 4.5 or 4.12; or

(h) By SBC if holders of more than 10% in the aggregate of the outstanding Holdings Common Stock shall have voted such shares against this Agreement or the Merger at any meeting called for the purpose of voting thereon and shall have given notice of their intention to exercise their dissenters’ rights in accordance with the FBCA; or

(i) By Holdings, if the Holdings Board of Directors so determines by a majority vote of the members of the entire Holdings Board of Directors, at any time during the five (5)-day period commencing on the Determination Date, if and only if both of the following conditions are satisfied:

(i) (A) The SBC Market Value is less than (B) the Initial SBC Market Value multiplied by 0.85; and

(ii) (A) The number obtained by dividing the SBC Market Value by the Initial SBC Market Value (the “SBC Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.20 from such quotient (such number, the “Index Ratio”);

subject, however, to the following four sentences. If Holdings elects to exercise its termination right pursuant to this Section 6.1(i), it shall give prompt written notice thereof to SBC, but in any event not later than the end of the five (5) day period referred to above. During the five (5) Business Day period commencing with its receipt of such notice, SBC shall have the option of increasing the Stock Election Consideration to equal the lesser of (A) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Stock Election Consideration (as then in effect) and the Index Ratio, and the denominator of which is equal to the SBC Ratio, or (B) a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is equal to the product of the Stock Election Consideration (as then in effect), the Initial SBC Market Value and 0.85, and the denominator of which is the SBC Market Value. If the Stock Election Consideration is so increased, the Mixed Stock Consideration shall be automatically increased to equal the amount obtained by multiplying the increased Stock Election Consideration determined pursuant to the immediately preceding sentence by 0.65. If within such five (5) Business Day period, SBC delivers written notice to Holdings that it intends to proceed with the Merger by paying such additional consideration as contemplated by the two preceding sentences, then no termination shall have occurred pursuant to this Section 6.1(i), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Stock Election Consideration and Mixed Stock Consideration shall have been so modified).

For purposes of this Section 6.1(i), the following terms shall have the meanings indicated below:

“Determination Date” means the later of (i) the date on which the last Required Consent is obtained without regard to any requisite waiting period or (ii) the date on which the Holdings Shareholder Approval is obtained.

“Final Index Price” means the average closing price of the Index for the same trading days used in calculating the SBC Market Value.

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar Index as substantially replicates the NASDAQ Bank Index.

“Initial SBC Market Value” means the average closing price of the SBC Common Stock as reported on the NASDAQ for the ten (10) trading day period ending on the second trading day immediately preceding the date of this Agreement.

“Initial Index Price” means the average closing price of the Index for the same trading days used in calculating the Initial SBC Market Value.

“SBC Market Value” means the average closing price of the SBC Common Stock as reported on the NASDAQ for the ten (10) trading day period ending on the second trading day immediately preceding the Determination Date.

If SBC or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 6.1(i).

The Party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f), (g), (h) or (i) of this Section 6.1 shall give written notice of such termination to the other Party in accordance with Section 7.9, specifying the provision or provisions hereof pursuant to which such termination is effected.

6.2 Effect of Termination.  In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall become void and have no effect, and none of SBC, Holdings, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 4.10(b), Article 6 and Article 7 shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant or agreement of such Party contained in this Agreement.

ARTICLE 7

MISCELLANEOUS

7.1 Definitions.  (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of Holdings and its Subsidiaries or 15% or more of any class of equity or voting securities of Holdings or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Holdings, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 15% or more of any class of equity or voting securities of Holdings or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Holdings, (iii) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Holdings or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of Holdings, or (iv) any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or the Bank Merger or that could reasonably be expected to dilute materially the benefits to Seacoast of the transactions contemplated hereby.

“Affiliate” of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (and its derivatives) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of equity, voting or other interests, as trustee or executor, by contract or otherwise.

“Available Cash Election Amount” shall mean the difference between (a) the product of the Mixed Cash Consideration multiplied by the total number of shares of Holdings Common Stock (other than Holdings Shares to be cancelled in accordance with Section 2.1(b)) issued and outstanding immediately prior to the Effective Time, minus (b) the product of (i) (x) the total number of Mixed Election Shares (it being understood, for the avoidance of doubt, that No Election Shares shall be deemed to be Mixed Election Shares for this purpose), multiplied by (y) the Mixed Cash Consideration, minus (c) the product of (i) the total number of Dissenting Shares as of immediately prior to the Effective Time multiplied by (ii) the Cash Election Consideration.

“Average Closing Price” shall mean the average closing price of SBC Common Stock, as recorded on NASDAQ, during the ten (10) trading day period ending on the second trading day immediately preceding the date upon which the Effective Time occurs.

“Benefit Plan” shall mean any “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), including any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA, and any other employee benefit plan, policy, or agreement, whether or not covered by ERISA, and any pension, retirement, profit-sharing, deferred compensation, equity compensation, employment, stock purchase, gross-up, retention, incentive compensation, employee stock ownership, severance, change in control, vacation, bonus, or deferred compensation plan, policy, or arrangement, any medical, vision, dental, or other written health plan, any life insurance plan, fringe benefit plan, and any other employee program or agreement, whether formal or informal, that is entered into, maintained by, sponsored in whole or in part by, or contributed to by the Company or any Subsidiaries thereof, or under which the Company or any Subsidiaries thereof could have any obligation or Liability, whether actual or contingent, with respect to any current or former Company employee.

“BHC Act” shall mean the federal Bank Holding Company Act of 1956, as amended, and rules and regulations thereunder.

“Business Day” shall mean any day that NASDAQ is normally open for trading for a full day and that is not a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required to close for regular banking business.

“Cash Election Amount” shall mean the product of the number of Cash Election Shares multiplied by the Cash Election Consideration.

“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and the rules and regulations thereunder.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated July 10, 2015 by and between SBC and Holdings.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Consolidated Tangible Shareholders’ Equity” shall mean as of the last day of the month immediately preceding the month in which the Closing Date occurs (the “Measuring Date”), the consolidated shareholders’ equity of Holdings as set forth on its balance sheet on the Measuring Date calculated in accordance with GAAP and including the recognition of or accrual for all Permitted Expenses paid or incurred, or projected to be paid or incurred, in connection with this Agreement and the transactions contemplated by it, excluding (i) any change related to recapture of any of the allowance for loan and lease losses following the date of this Agreement and receipt of any related regulatory approval, (ii) all intangible assets (including the deferred tax asset), and minus any unrealized gains or plus any unrealized losses (as the case may be) in Holdings’ securities portfolio due to mark-to-market adjustments as of the Measuring Date. The foregoing notwithstanding, all direct after-tax expenses related to the transaction contemplated by this Agreement incurred by Holdings or the Bank prior to the Effective Time (including investment banking, legal and accounting fees) which have been accrued or paid as of the last day of the calendar month immediately preceding the Effective Time shall be added back to Consolidated Tangible Shareholders’ Equity to determine the final dollar amount of the Consolidated Tangible Shareholders’ Equity. The calculation of the Consolidated Tangible Shareholders’ Equity shall be delivered by Holdings to Seacoast, accompanied by appropriate supporting detail, no later than the close of business on the fourth (4th) Business Day preceding the Closing Date, and such calculation shall be subject to verification and approval by Seacoast, which approval shall not be unreasonably withheld.

“Contract” shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, note, bond, license, mortgage, deed of trust or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, assets, or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice or both would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Law, Order, or Permit.

“Dissenting Shares” shall mean shares of Holdings Common Stock that are owned by shareholders who properly demand and exercise their dissenters’ rights and comply in all respects with the provisions of Section 607.1301 to 607.1333 of the FBCA.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common Law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material, including all requirements for permits, licenses and other authorizations that may be required.

“ERISA Affiliate” of any Person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) with such Person.

“ERISA Plan” shall mean any Benefit Plan that is an “employee welfare benefit plan,” as that term is defined in Section 3(l) of ERISA, or an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

“Exhibits” A through E, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Facilities” shall mean all buildings and improvements on the Property of any Person.

“FBCA” shall mean the Florida Business Corporation Act.

“FDIC” shall mean the Federal Deposit Insurance Corporation.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System (including any Federal Reserve Bank).

“Financial Statements” shall mean the consolidated balance sheets (including related notes and schedules, if any) of a Party and its Subsidiaries as of December 31, 2012, 2013 and 2014, and as of March 31, 2015 and June 30, 2015, and the related consolidated statements of operations, cash flows, and shareholders’ equity and comprehensive income (loss) (including related notes and schedules, if any) for each of the three years ended December 31, 2012, 2013 and 2014, and for the three (3) and six (6) month periods ended March 31, 2015 and June 30, 2015, as delivered by such Party to the other Party or as filed or to be filed by such Party in its SEC Reports.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“GAAP” shall mean accounting principles generally accepted in the United States of America, consistently applied during the periods involved.

“Governmental Authority” shall mean each Regulatory Authority and any other domestic or foreign court, arbitrator or arbitration panel, administrative agency, commission or other governmental authority or instrumentality (including the staff thereof), or any industry self-regulatory authority (including the staff thereof).

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Holdings Common Stock” or “Holdings Shares” shall mean the $5.00 par value per share common stock of Holdings.

“Holdings Shareholder Approval” shall mean the approval of this Agreement by the holders of at least a majority of the outstanding shares of Holdings Common Stock.

“Holdings Stock Plan” shall mean any equity compensation plan, stock purchase plan, incentive compensation plan, or any other Benefit Plan under which Holdings Stock Options have been or may be issued.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto, and the rules and regulations promulgated thereunder.

“Intellectual Property” shall mean (i) any patents, copyrights, trademarks, service marks, maskworks or similar rights throughout the world, and applications or registrations for any of the foregoing, (ii) any proprietary interest, whether registered or unregistered, in know-how, copyrights, trade secrets, database rights, data in databases, website content, inventions, invention disclosures or applications, software (including source and object code), operating and manufacturing procedures, designs, specifications and the like, (iii) any proprietary interest in any similar intangible asset of a technical, scientific or creative nature, including slogans, logos and the like and (iv) any proprietary interest in or to any documents or other tangible media containing any of the foregoing.

“Intervening Event” shall mean any material event or development or material change in circumstances with respect to Holdings and its Subsidiaries, taken as a whole, that (i) arises or occurs after the date of this Agreement and was neither known by nor reasonably foreseeable to the Holdings Board of Directors as of or prior to the date hereof and (ii) does not relate to (A) any Acquisition Proposal or (B) any Required Consent.

“Knowledge” shall mean (i) with respect to Holdings, the knowledge of the individuals listed in Section 7.1 of the Company Disclosure Letter, after reasonable inquiry, and (ii) with respect to SBC, the knowledge of the individuals listed in Section 7.1 of the Seacoast Disclosure Letter, after reasonable inquiry.

“Law” shall mean any code, law (including any rule of common law), ordinance, regulation, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Governmental Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any mortgage, pledge, claim, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than Liens for property Taxes not yet due and payable.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include claims of entitlement under any Benefit Plans that are made or received in the ordinary course of business.

“Material Adverse Effect” on Holdings or SBC, as the case may be, shall mean a material adverse effect on (i) the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole or (ii) the ability of such Party and its Subsidiaries to perform their obligations under this Agreement or to timely consummate the Merger, the Bank Merger, or the other transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include (x) for purposes of (i) above, (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements generally applicable to banks and their holding companies, (B) changes after the date of this Agreement in laws, rules or regulations or interpretations of laws, rules or regulations by Governmental Authorities of general applicability to banks and their holding companies, (C) changes after the date of this Agreement in general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting banks and their holding companies and (D) changes after the date of this Agreement in market interest rates, except with respect to clauses (A), (B), (C) and (D) to the extent that the effects of such changes are disproportionately adverse to the condition (financial or otherwise), property, business, assets (tangible or intangible), liabilities or results of operations of such Party and its Subsidiaries taken as a whole, as compared to other banks and their holding companies; or (y) for purposes of (ii) above, the impact of actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby.

“NASDAQ” shall mean the National Market System of The NASDAQ Stock Market.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or other Governmental Authority.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments, in each case as amended as of the date specified, of any Person.

“Party” shall mean Seacoast, on the one hand, or the Company, on the other hand, and “Parties” shall mean Seacoast and the Company.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from Governmental Authorities that are required for the operation of the businesses of a Person or its Subsidiaries.

“Permitted Expenses” shall mean (i) the reasonable expenses of the Company incurred in connection with the Merger and the Bank Merger (including fees and expenses of attorneys, accountants or other consultants) and (ii) the fee payable to the Company’s financial advisors in accordance with the engagement letters disclosed to Seacoast prior to the execution of this Agreement.

“Permitted Liens” shall mean (i) Liens for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carrier’s Liens arising in the ordinary course of business of the Company consistent with past practice or (iii) restrictions on transfers under applicable securities Laws.

“Person” shall mean any natural person or any legal, commercial, or governmental entity, including a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, or person acting in a representative capacity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the 1934 Act.

“Property” shall mean all real property leased or owned by any Person and its Subsidiaries, either currently or in the past.

“Proxy Statement/Prospectus” shall mean the proxy statement and other proxy solicitation materials of Holdings and the prospectus of SBC constituting a part of the Registration Statement.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by SBC under the 1933 Act with respect to the shares of SBC Common Stock to be issued to the holders of Holdings Common Stock in connection with the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Federal Reserve Board (including any Federal Reserve Bank), the OCC, the FDIC, the Consumer Financial Protection Bureau, the Internal Revenue Service, the Florida Office of Financial Regulation, any state attorney general, all federal and state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, FINRA, and the SEC (including, in each case, the staff thereof).

“Representative” shall mean any investment banker, financial advisor, attorney, accountant, consultant, agent or other representative of a Person.

“Rights” shall mean, with respect to any Person, securities, or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person, whether vested or unvested or exercisable or unexercisable, and shall include Holdings Stock Options.

“SBC Common Stock” or “SBC Shares” shall mean the $0.10 par value per share common stock of SBC.

“SBC Equity Award” shall mean an award, grant, unit, option to purchase, or other right to receive a share or shares of SBC Common Stock and shall specifically include any restricted stock awards.

“SBC Stock Plan” shall mean any equity compensation plan, stock purchase plan, incentive compensation plan, or any other Benefit Plan under which SBC Equity Awards have been or may be issued.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“SEC Reports” shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

“Securities Laws” shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, and the Trust Indenture Act of 1939, each as amended, state securities and “Blue Sky” Laws, including in each case the rules and regulations thereunder.

“Subsidiary” or “Subsidiaries” shall have the meaning assigned in Rule 1-02(x) of Regulation S-X of the SEC.

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal for at least a majority of the outstanding shares of Holdings Common Stock on terms that the Board of Directors of Holdings concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated by this Agreement (including the terms, if any, proposed by Seacoast to amend or modify the terms of the transactions contemplated by this Agreement), (i) after receiving the written advice of its financial advisor (which shall be a nationally recognized investment banking firm, Seacoast acknowledging that Sandler O’Neill + Partners, L.P. is a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the written advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement and break-up fee provisions and conditions to closing) and any other relevant factors permitted under applicable Law.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign taxes, charges, fees, levies, imposts, duties, or other like assessments, including assessments for unclaimed property, as well as income, gross receipts, excise, employment, sales, use, transfer, intangible, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, or any amount in respect of unclaimed property or escheat, imposed by or required to be paid or withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, whether disputed or not, including any related interest, penalties, and additions imposed thereon or with respect thereto, and including any liability for Taxes of another Person pursuant to a contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous provision of state, local or foreign Law or otherwise.

“Tax Return” shall mean any report, return, information return, or other information provided or required to be provided to a Taxing Authority in connection with Taxes, including any return of an Affiliated or combined or unitary group that includes a Party or its Subsidiaries and including without limitation any estimated Tax return.

“Taxable Period” shall mean any period prescribed by any Taxing Authority.

“Taxing Authority” shall mean any federal, state, local, municipal, foreign, or other Governmental Authority, instrumentality, commission, board or body having jurisdiction over the Parties to impose or collect any Tax.

“Technology Systems” shall mean the electronic data processing, information, record keeping, communications, telecommunications, hardware, third-party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property used by the Company.

“Termination Fee” shall mean $3,000,000.

“Third Party Public Event” shall be deemed to occur if, prior to the event giving rise to the right to terminate this Agreement, an Acquisition Proposal shall have been made known to Holdings or any of its Subsidiaries or has been made directly to its shareholders generally or any Person shall have publicly announced, or disclosed to Holdings’ Board of Directors, an intention (whether or not conditional) to make an Acquisition Proposal.

(b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

Adverse Recommendation Change	Section 4.12
Agreement	Parties
Articles of Merger	Section 1.4
Bank	Parties
Bank Merger	Preamble
Bank Merger Agreement	Preamble
Book-Entry Shares	Section 2.3(b)
Capitalization Date	Section 3.3(c)
Cash Election	Section 2.1(a)
Cash Election Consideration	Section 2.1(a)
Cash Election Share	Section 2.2(c)
Cash Fraction	Section 2.2(c)(i)
Claims Letter	Section 4.16
Closing	Section 1.3
Closing Date	Section 1.3
Company	Parties
Company Disclosure Letter	Section 3.1
Company Regulatory Agreement	Section 3.2(h)(v)
Company Shareholder Support Agreement	Preamble
Covered Employees	Section 4.14(a)
CRA	Section 3.2(p)
Dissenting Shareholder	Section 2.4
Effective Time	Section 1.4
Election Deadline	Section 2.2(c)
Election Form	Section 2.2(a)
Election Form Record Date	Section 2.2(a)
Employment Agreement	Section 4.18

Exchange Agent	Section 2.3(a)
Exchange Fund	Section 2.3(a)
Expiration Date	Section 6.1(e)
Fractional Share Consideration	Section 2.1(a)
Holdings	Parties
Holdings Certificates	Section 2.3(b)
Holdings Directors’ Recommendation	Section 3.2(b)(ii)
Holdings ESPP	Section 2.5(b)(i)
Holdings Financial Statements	Section 3.2(d)(ii)
Holdings Latest Balance Sheet	Section 3.2(d)(ii)
Holdings Preferred Stock	Section 3.2(c)
Holdings Shareholder Meeting	Section 4.5(a)
Holdings Stock Option	Section 2.5(a)
Holdings Stock Option Consideration	Section 2.5(a)
Holdings Warrants	Section 2.8
Indemnified Party	Section 4.15(a)
Loans	Section 3.2(n)(i)
Mailing Date	Section 2.2(a)
Measuring Date	Section 7.1
Merger	Preamble
Merger Consideration	Section 2.1(a)
Mixed Cash Consideration	Section 2.1(a)
Mixed Election	Section 2.1(a)
Mixed Election Share	Section 2.2(c)
Mixed Stock Consideration	Section 2.1(a)
No Election Shares	Section 2.2(c)
Per Share Merger Consideration Value	Section 2.5(a)
PIFI	Section 3.2(q)(i)
Regulatory Consents	Section 4.8(b)
Required Consents	Section 5.1(b)(i)
Restrictive Covenant Agreement	Section 4.17
SBC	Parties
SBC Financial Statements	Section 3.3(d)(i)
SBC Preferred Stock	Section 3.3(c)
Seacoast	Parties
Seacoast Disclosure Letter	Section 3.1
Seacoast Expenses	Section 7.3(b)
Seacoast Regulatory Agreement	Section 3.3(f)(ii)
SNB	Parties
Stock Election	Section 2.1(a)
Stock Election Consideration	Section 2.1(a)
Stock Election Share	Section 2.2(c)
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.2(u)
Termination Date	Section 2.5(b)(i)

(c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.

7.2 Non-Survival of Representations and Covenants.  The respective representations, warranties, obligations, covenants, and agreements of the Parties shall be deemed only to be conditions of the Merger and shall not survive the Effective Time, except for Section 4.15 and for those other covenants and agreements contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time.

7.3 Expenses.  (a) Except as otherwise provided in this Section 7.3 or in Section 7.4, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

(b) In the event that this Agreement is terminated pursuant to Section 6.1(c), then the Company shall reimburse Seacoast and its Affiliates for all of the reasonable out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to Seacoast and its Affiliates) incurred by Seacoast and its Affiliates or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Seacoast Expenses”), up to a maximum of $500,000; provided that the payment by the Company of the Seacoast Expenses pursuant to this Section 7.3(b) (i) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.4 and (ii) shall not relieve the Company from any liability or damage resulting from a breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement. Payment of the Seacoast Expenses shall be made not later than two (2) Business Days after Seacoast provides the Company documentation reasonably evidencing such expenses.

(c) Nothing contained in this Section 7.3 or Section 7.4 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

7.4 Termination Fee.  (a) In the event that (i) (A) either Party terminates this Agreement pursuant to Section 6.1(c) or 6.1(e), or (B) SBC terminates this Agreement pursuant to Section 6.1(b), (ii) a Third Party Public Event shall have occurred, and (iii) within twelve (12) months following such termination an Acquisition Proposal is consummated or a definitive agreement or letter of intent is entered into by the Company with respect to an Acquisition Proposal, the Company shall pay Seacoast the Termination Fee, less the amount of any expense reimbursement previously paid pursuant to Section 7.3(b), within two (2) Business Days after the earliest to occur of the events described in clause (iii) above, by wire transfer of immediately available funds; provided that for purposes of this Section 7.4(a), all references in the definition of “Acquisition Proposal” to “15%” shall be to “50%”.

(b) In the event that SBC terminates this Agreement pursuant to Section 6.1(g), the Company shall pay to Seacoast the Termination Fee within two (2) Business Days after the date this Agreement is terminated, by wire transfer of immediately available funds.

(c) The Company hereby acknowledges that the agreements contained in Section 7.3(b) and this Section 7.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Seacoast would not enter into this Agreement. In the event that the Company fails to pay if and when due any amount payable under Section 7.3(b) or this Section 7.4, then (i) the Company shall reimburse Seacoast for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) the Company shall pay to Seacoast interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to five percent (5%) over the “prime rate” (as published in the “Money Rates” column in The Wall Street Journal or, if not published therein, in another national financial publication selected by Seacoast) in effect on the date such overdue amount was originally required to be paid.

(d) Assuming the Company is not in breach of its obligations under this Agreement, including Sections 4.5 and 4.12, then the payment of the Termination Fee shall fully discharge the Company from and be the sole and exclusive remedy of Seacoast with respect to any and all losses that may be suffered by Seacoast based upon, resulting from or arising out of the circumstances giving rise to such termination of this Agreement under Section 7.4(a) or 7.4(b). In no event shall the Company be required to pay the Termination Fee on more than one occasion.

7.5 Entire Agreement.  Except as otherwise expressly provided herein, this Agreement (including the Company Disclosure Letter, the Seacoast Disclosure Letter and the Exhibits) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than the Confidentiality Agreement, which shall remain in effect. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval, or agreement of any third party beneficiary will be required to amend, modify or waive any provision of the Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement; provided that, notwithstanding the foregoing clause, following the Effective Time only (but not unless and until the Effective Time occurs), (i) the provisions of Section 4.15 shall be enforceable by each Indemnified Party described therein, and (ii) each holder of Holdings Common Stock, who properly surrenders his, her or its Holdings Common Stock in accordance with Article 2, shall have the right to receive the applicable Merger Consideration and such right shall be enforceable by such holder of Holdings Common Stock.

7.6 Amendments.  Before the Effective Time, this Agreement (including the Company Disclosure Letter and the Exhibits) may be amended by a subsequent writing signed by each of the Parties, whether before or after the Holdings Shareholder Approval has been obtained, except to the extent that any such amendment would require the approval of the shareholders of Holdings, unless such required approval is obtained.

7.7 Waivers.  (a) Prior to or at the Effective Time, either Party shall have the right to waive any Default in the performance of any term of this Agreement by the other Party, to waive or extend the time for the compliance or fulfillment by the other Party of any and all of such other Party’s obligations under this Agreement, and to waive any or all of the conditions precedent to its obligations under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No waiver by a Party shall be effective unless in writing signed by a duly authorized officer of such Party.

(b) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

7.8 Assignment.  Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto without the prior written consent of each other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

7.9 Notices.  All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile or electronic transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

To Seacoast:

Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Telecopy Number: (772) 288-6086
Attention: Dennis S. Hudson III

Copy to Counsel (which shall not constitute notice):

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Telecopy Number: (212) 504-6666
Attention: Williams Mills

To the Company:

Floridian Financial Group, Inc.
175 Timacuan Blvd.
Lake Mary, FL 32746
Telecopy Number: (386) 274-6030
Attention: Thomas H. Dargan, Jr.

Copy to Counsel (which shall not constitute notice):

Gunster, Yoakley & Stewart, P.A.
450 East Las Olas Boulevard, Suite 1400
Fort Lauderdale, Florida 33301
Telecopy Number: (954) 523-1722
Attention: David Scileppi

7.10 Governing Law.  This Agreement and all disputes or controversies arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Florida, without regard to any applicable conflicts of Law principles that would result in the application of the Laws of another jurisdiction, provided that the Laws of the United States shall govern the consummation of the Bank Merger.

7.11 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

7.12 Captions.  The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

7.13 Interpretations.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

7.14 Severability.  If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.15 Attorneys’ Fees.  In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.

7.16 Waiver of Jury Trial.  THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ Dennis S. Hudson, III Name: Dennis S. Hudson, III Title: Chairman & Chief Executive Officer

SEACOAST NATIONAL BANK

By:	/s/ Dennis S. Hudson, III Name: Dennis S. Hudson, III Title: Chairman & Chief Executive Officer

FLORIDIAN FINANCIAL GROUP, INC.

By:	/s/ Thomas H. Dargan, Jr. Name: Thomas H. Dargan, Jr. Title: President & Chief Executive Officer

FLORIDIAN BANK

By:	/s/ Thomas H. Dargan, Jr. Name: Thomas H. Dargan, Jr. Title: Chairman

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

PLAN OF MERGER AND MERGER AGREEMENT
of
FLORIDIAN BANK
with and into
SEACOAST NATIONAL BANK
under the charter of
SEACOAST NATIONAL BANK
under the title of
“SEACOAST NATIONAL BANK”
(“Resulting Bank”)

THIS AGREEMENT is made this [•] day of November, between Seacoast National Bank (hereinafter referred to as “SNB” and the “Resulting Bank”), a national banking association, with its main office located at 815 Colorado Avenue, Stuart, FL 34994, and Floridian Bank, a Florida chartered commercial bank, with its main office located at 1696 N. Clyde Morris Blvd., Daytona Beach, FL 32117 (hereinafter referred to as “FB” and, together with SNB, the “Banks”).

WHEREAS, a majority of the entire Board of Directors of SNB has approved this Agreement and authorized its execution pursuant to the authority given by and in accordance with the provisions of the National Bank Act (the “Act”);

WHEREAS, a majority of the entire Board of Directors of FB has approved this Agreement and authorized its execution;

WHEREAS, Seacoast Banking Corporation of Florida (“SBC”), which owns all of the outstanding shares of SNB, and Floridian Financial Group, Inc. (“Holdings”), which owns all of the outstanding shares of FB, have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, contemplates the merger of Holdings with and into SBC, all subject to the terms and conditions of the Merger Agreement (the “BHC Merger”); and

WHEREAS, each of the Banks is entering into this Agreement to provide for the merger of FB with and into SNB, with SNB being the surviving bank of such merger transaction subject to, and as soon as practicable following, the closing of the BHC Merger.

NOW, THEREFORE, for and in consideration of the premises and the mutual promises and agreements herein contained, the parties hereto agree as follows:

SECTION 1

Subject to the terms and conditions of this Agreement and the closing of the BHC Merger, at the Effective Time (as defined below) and pursuant to the Act, FB shall be merged with and into SNB (the “Merger”). Upon consummation of the Merger, SNB shall continue its existence as the surviving entity and Resulting Bank under the charter of the Resulting Bank and the separate corporate existence of FB shall cease. The closing of the Merger shall become effective at the time specified in the certificate of merger issued by the Office of the Comptroller of the Currency (the “OCC”) in connection with the Merger (such time when the Merger becomes effective, the “Effective Time”).

SECTION 2

The name of the Resulting Bank shall be “Seacoast National Bank”. The Resulting Bank will exercise trust powers.

SECTION 3

The business of the Resulting Bank shall be that of a national banking association. This business shall be conducted by the Resulting Bank at its main office which shall be located at 815 Colorado Avenue, Stuart, FL 34994, and at its legally established branches.

A-A-1

SECTION 4

The amount of capital stock of the Resulting Bank shall be $    , divided into shares of common stock, each of $    par value, and at the time the Merger shall become effective, the Resulting Bank shall have a surplus of $    , and undivided profits, including capital reserves, which when combined with the capital and surplus will be at least equal to the combined capital structures of the merging banks, SNB and FB, adjusted however, for normal earnings and expenses between [•], 2015, and the Effective Time.

SECTION 5

All assets, rights, franchises, and interests of FB in and to every type of property (real, personal, and mixed) and choses in action as they exist at the Effective Time shall be transferred to and vested in the Resulting Bank by virtue of such Merger without any conveyance, deed or other transfer. The Resulting Bank, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, and receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by FB and SNB at the time of the Merger. The Resulting Bank shall be considered the same business and corporate entity as each constituent bank to the Merger with all the rights, powers and duties of each such constituent bank. The Resulting Bank shall be responsible for all the liabilities of every kind and description, of each of FB and SNB existing as of the Effective Time, all in accordance with the provisions of the Act.

SECTION 6

At the Effective Time, each outstanding share of common stock of FB shall be cancelled with no consideration being paid therefor.

Outstanding certificates representing shares of the common stock of FB shall be cancelled at the Effective Time.

SECTION 7

Upon the Effective Time, the then outstanding shares of SNB common stock shall continue to remain outstanding shares of SNB common stock, all of which shall continue to be owned by SBC.

SECTION 8

The directors of the Resulting Bank following the Effective Time shall consist of those directors of SNB as of the Effective Time, who shall serve until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The executive officers of the Resulting Bank following the Effective Time shall consist of those executive officers of SNB as of the Effective Time, who shall serve until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

SECTION 9

This Agreement has been approved by SBC, which owns all of the outstanding shares of SNB and by Holdings, which owns all of the outstanding shares of FB.

A-A-2

SECTION 10

This Agreement is also subject to the following terms and conditions:

(a) The BHC Merger shall have closed and become effective.

(b) The OCC shall have approved this Agreement and the Merger and shall have issued all other necessary authorizations and approvals for the Merger, and any statutory waiting period shall have expired.

(c) The sole shareholders of FB and SNB, respectively, shall each have ratified and confirmed this Agreement, which ratification and confirmation may be by written consent.

SECTION 11

Each of the Banks hereby invites and authorizes the OCC to examine each of such bank’s records in connection with the Merger.

SECTION 12

As of the Effective Time, the Articles of Association and Bylaws of the Resulting Bank shall consist of the Articles of Association and Bylaws of SNB as in effect immediately prior to the Effective Time.

SECTION 13

This Agreement shall terminate if and at the time of any termination of the Merger Agreement.

SECTION 14

This Agreement embodies the entire agreement and understanding of the Banks with respect to the transactions contemplated hereby, and supersedes all other prior commitments, arrangements or understandings, both oral and written, among the Banks with respect to the subject matter hereof.

The provisions of this Agreement are intended to be interpreted and construed in a manner so as to make such provisions valid, binding and enforceable. In the event that any provision of this Agreement is determined to be partially or wholly invalid, illegal or unenforceable, then such provision shall be deemed to be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or, if such provision cannot be modified or restricted in a manner so as to make such provision valid, binding and enforceable, then such provision shall be deemed to be excised from this Agreement and the validity, binding effect and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any manner.

No waiver, amendment, modification or change of any provision of this Agreement shall be effective unless and until made in writing and signed by the Banks. No waiver, forbearance or failure by either Bank of its rights to enforce any provision of this Agreement shall constitute a waiver or estoppel of such Bank’s right to enforce any other provision of this Agreement or a continuing waiver by such Bank of compliance with any provision hereof.

Except to the extent Federal law is applicable hereto, this Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of Florida without regard to principles of conflicts of laws.

This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Banks’ respective successors and permitted assigns.

Unless otherwise expressly stated herein, this Agreement shall not benefit or create any right of action in or on behalf of any person or entity other than the Banks.

This Agreement may be executed in counterparts (including by facsimile or PDF), each of which shall be deemed to be original, but all of which together shall constitute one and the same instrument.

A-A-3

IN WITNESS WHEREOF, the undersigned have signed this Agreement effective as of the date and year first set forth above.

SEACOAST NATIONAL BANK

By:	Dennis S. Hudson III As its: Chief Executive Officer

FLORIDIAN BANK

By:	Thomas H. Dargan, Jr. As its: Chairman

A-A-4

EXHIBIT B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of November 2, 2015 (this “Agreement”), by and between Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), and the shareholder identified on the signature pages hereto (the “Shareholder”).

WHEREAS, concurrently herewith, Floridian Financial Group, Inc., a Florida corporation (“Holdings”), Floridian Bank, a Florida chartered commercial bank and wholly owned subsidiary of Holdings (the “Bank”), Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB”), and SBC are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Holdings will merge with and into SBC on the terms and conditions set forth therein, with SBC surviving such merger (the “Merger”) and as provided therein the Bank will merge with and into SNB (the “Bank Merger”), and, in connection therewith, the shares of common stock, par value $5.00 per share, of Holdings (“Holdings Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares to be cancelled pursuant to Section 2.1(b) of the Merger Agreement and any Dissenting Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Shareholder is the record and beneficial owner of, and has the right to vote and dispose of, the number of shares of Holdings Common Stock set forth on the signature page of the Shareholder hereto (such Holdings Common Stock, together with any other capital stock of Holdings acquired by the Shareholder after the date hereof whether acquired directly or indirectly, upon the exercise of options or warrants, conversion of convertible securities or otherwise, and any other securities issued by Holdings that are entitled to vote on the approval of the Merger Agreement held or acquired by the Shareholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, receiving the Holdings Shareholder Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to SBC to enter into the Merger Agreement and incur the obligations therein, SBC has required that the Shareholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Agreement to Vote, Restrictions on Voting and Dispositions, Revocation of Proxies.

(a) Agreement to Vote Holdings Common Stock.  The Shareholder irrevocably and unconditionally hereby agrees that from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of Holdings’ shareholders, however called or in connection with any written consent of Holdings’ shareholders, the Shareholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted all of the Shares beneficially owned by the Shareholder as of the relevant time (the “Owned Shares”), (1) in favor of the approval of the Merger Agreement, (2) against any Acquisition Proposal, without regard to any recommendation to the shareholders of Holdings by the Board of Directors of Holdings concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or any other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Organizational Documents of Holdings or the Organizational Documents of the Bank), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement, or (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Holdings in the Merger Agreement.

A-B-1

(b) Restrictions on Transfers.  The Shareholder hereby agrees that, from the date hereof until the Expiration Time, the Shareholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, tender, exchange, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (collectively, “Transfer”) other than in connection with bona fide estate planning purposes to his or her affiliates or immediate family members, provided that as a condition to such Transfer, such affiliate or immediate family member shall execute an agreement that is identical to this Agreement (except to reflect the change in the identity of the Shareholder) and provided, further, that the assigning Shareholder shall remain jointly and severally liable for the breaches of any of his or her affiliates or immediate family members of the terms hereof. Any Transfer in violation of this provision shall be void. The Shareholder further agrees to authorize and request Holdings to notify Holdings’ transfer agent that there is a stop transfer order with respect to all of the Shares owned by the Shareholder and that this Agreement places limits on the voting of the Shareholder’s Shares.

(c) Transfer of Voting Rights.  The Shareholder hereby agrees that the Shareholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Shareholder under this Agreement with respect to any of the Shares.

(d) Acquired Shares.  Any Shares or other voting securities of Holdings with respect to which beneficial ownership is acquired by the Shareholder or its affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise or conversion of any securities of Holdings, if any, after the date hereof shall automatically become subject to the terms of this Agreement.

(e) Grant of Irrevocable Proxy, Appointment of Proxy.  (i) THE SHAREHOLDER HEREBY GRANTS TO, AND APPOINTS, SBC AND ANY DESIGNEE OF SBC, EACH OF THEM INDIVIDUALLY, THE SHAREHOLDER’S IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE SHARES SOLELY AS INDICATED IN SECTION 1. THE SHAREHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION OF THIS AGREEMENT) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE SHAREHOLDER WITH RESPECT TO THE SHARES (THE SHAREHOLDER REPRESENTING TO SBC THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

(ii) The proxy granted in this Section 1(e) shall automatically expire at the Expiration Time.

(f) Inconsistent Agreements.  The Shareholder hereby agrees that he or she shall not enter into any agreement, contract or understanding with any person prior to the termination of this Agreement, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shareholder’s Shares in any manner which is inconsistent with this Agreement.

Section 2. Non-Solicit.  Except as expressly permitted pursuant to the exceptions set forth in Sections 4.5(a) and 4.12 of the Merger Agreement, the Shareholder shall not, and shall use his or her reasonable best efforts to cause his or her affiliates and each of their respective officers, directors, employees and Representatives not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to an Acquisition Proposal, (ii) continue, engage or participate in any negotiations concerning an Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to an Acquisition Proposal, (iv) approve, recommend, agree to or accept any Acquisition Proposal, (v) solicit proxies or become a participant in a solicitation with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (vi) initiate a shareholders’ vote or action by consent of Holdings’ shareholders with respect to an Acquisition Proposal, (vii) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Holdings that takes any action in support of an Acquisition Proposal, or (viii) approve, endorse or recommend, agree to

A-B-2

or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, investment agreement, acquisition agreement, option agreement or other similar agreement related to any Acquisition Proposal.

Section 3. Representations, Warranties and Covenants of the Shareholder.

(a) Representations and Warranties.  The Shareholder represents and warrants to SBC as follows:

(i) Capacity.  The Shareholder is an individual and has all requisite capacity, power and authority to enter into and perform his or her obligations under this Agreement. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of the Shareholder for the execution, delivery and performance of this Agreement by the Shareholder or the consummation by the Shareholder of the transactions contemplated hereby.

(ii) Due Authorization.  This Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder.

(iii) Binding Agreement.  Assuming the due authorization, execution and delivery of this Agreement by SBC, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(iv) Non-Contravention.  The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations hereunder and the consummation by the Shareholder of the transactions contemplated hereby will not violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder is subject. Except as contemplated by this Agreement, neither the Shareholder nor any of its affiliates (a) has entered into any voting agreement or voting trust with respect to any Shares or entered into any other contract relating to the voting of the Shares or (b) has appointed or granted a proxy or power of attorney with respect to any Shares, in either case, which is inconsistent with the Shareholder’s obligations pursuant to this Agreement.

(v) Ownership of Shares.  Except for restrictions in favor of SBC pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under the 1933 Act, and the “blue sky” laws of the various States of the United States, the Shareholder owns, beneficially and of record, all of the Shareholder’s Shares, as applicable, free and clear of any proxy, voting restriction, adverse claim, pledge, security interest, voting trust or agreement, understanding or arrangement, or other encumbrance or lien and has voting power and power of disposition with respect to the Shareholder’s Shares with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Owned Shares. As of the date hereof, the number of Owned Shares equals the number of Shares set forth on the Shareholder’s signature page hereto, and would include, if exercised the number of shares of Holdings Common Stock issuable upon the exercise of Holdings Stock Options set forth on the Shareholder’s signature page hereto.

(vi) Legal Actions.  There is no action, suit, investigation, complaint or other proceeding pending against the Shareholder or, to the knowledge of the Shareholder, any other person or, to the knowledge of the Shareholder, threatened against the Shareholder or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by SBC of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

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(vii) Reliance.  The Shareholder understands and acknowledges that SBC is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Shareholder contained herein.

(b) Covenants.  From the date hereof until the Expiration Time:

(i) the Shareholder agrees not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impeding, or, in any material respect, interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement;

(ii) the Shareholder hereby agrees, while this Agreement is in effect, to promptly notify SBC of the number of any new shares of Holdings Common Stock acquired by the Shareholder, if any, after the date hereof. Any such shares shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof; and

(iii) the Shareholder hereby authorizes SBC and Holdings to publish and disclose in any announcement or disclosure required by the SEC and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Owned Shares and the nature of the Shareholder’s obligations under this Agreement.

Section 4. Further Assurances.  From time to time, at the request of SBC and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 5. Termination.  Other than with respect to this Section and Section 7, which shall survive any termination of this Agreement, this Agreement will terminate upon the earliest of (A) the Merger Agreement being approved by the requisite affirmative vote of the shareholders of Holdings and (B) the date of termination of the Merger Agreement in accordance with its terms (the “Expiration Time”); provided that no such termination shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination.

Section 6. Appraisal Rights.  The Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Shareholder may have under applicable law, including Sections 607.1301 through 607.1333 of the FBCA.

Section 7. Miscellaneous.

(a) Expenses.  All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b) Notices.  Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(i)  If to SBC, to:

Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Attn: Dennis S. Hudson III
Telecopy Number: (722) 288-6086

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(ii)  with a copy (which shall not constitute notice) to:

Cadwalader, Wickersham & Taft LLP
200 Liberty Street
New York, New York 10281
Attn: William Mills
Telecopy Number: (212) 504-6666

(iii)  If to the Shareholder, to the address for the Shareholder set forth on the signature pages hereto.

(c) Amendments, Waivers, Etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by SBC and the Shareholder.

(d) Successors and Assigns.  No party may assign any of its, his or her rights or delegate any of its, his or her obligations under this Agreement without the prior written consent of the other parties, except SBC may, without the consent of the Shareholder, assign any of its rights and delegate any of its obligations under this Agreement to any affiliate of SBC. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of Holdings Common Stock consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

(e) No Third Party Beneficiaries.  Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except for such rights as may inure to a successor or permitted assignee under Section 7(d).

(f) No Partnership, Agency, or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(g) Entire Agreement.  This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(h) Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(i) Specific Performance; Remedies Cumulative.  The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party, in addition to any other rights and remedies which the parties may have hereunder or at law or in equity, may, in his, her or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(j) No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his, her or its obligations hereunder, and any custom or practice of the parties at

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variance with the terms hereof, shall not constitute a waiver by such party of his, her or its right to exercise any such or other right, power or remedy or to demand such compliance.

(k) Confidentiality.  The Shareholder recognizes and acknowledges that he or she may have access to certain confidential information of SBC and its Subsidiaries (including that obtained from Holdings and its shareholders in connection with the Merger, the Bank Merger and any transaction contemplated hereby or thereby), Holdings and its Subsidiaries and their shareholders, including, without limitation, customer lists, information regarding customers, confidential methods of operation, lending, credit information, organization, pricing, mark-ups, commissions and other information and that all such information constitutes valuable, special and unique property of SBC, Holdings and SBC’s shareholders. All such information, which shall exclude any information that is publicly known or hereafter becomes publicly known other than as a result of any action or omission by the Shareholder, is herein referred to as “Confidential Information.” The Shareholder will not disclose or directly or indirectly utilize in any manner any such Confidential Information for the Shareholder’s own benefit or the benefit of anyone other than SBC and/or its shareholders during the term of this Agreement and for a period of two (2) years after the termination of this Agreement; provided that the Shareholder may disclose such Confidential Information as required by law, court order or other valid and appropriate legal process.

(l) Governing Law.  Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Florida. The parties all expressly agree and acknowledge that the State of Florida has a reasonable relationship to the parties and/or this Agreement.

(m) Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(n) Drafting and Representation.  The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his, her or its legal representative drafted the provision.

(o) Name, Captions, Gender.  Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p) Capacity.  This Agreement shall only apply to actions taken by the Shareholder in his or her capacity as a shareholder of Holdings and, if applicable, shall not in any way limit or affect actions the Shareholder or any of his or her Representatives may take in such Person’s capacity as a director, officer, or employee of Holdings, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or be construed to prohibit, limit or restrict the Shareholder from exercising the Shareholder’s fiduciary duties as a director or officer of Holdings.

(q) Counterparts.  This Agreement may be executed by facsimile or PDF and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

(r) Definitions.  Capitalized terms used herein and not defined shall have the meanings specified in the Merger Agreement.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	Name: Dennis S. Hudson, III Title: Chairman & Chief Executive Officer

[SIGNATURE PAGE TO VOTING AGREEMENT]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

Name:
Address:

Shares of Holdings Common Stock:

Holdings Stock Options:

[SIGNATURE PAGE TO VOTING AGREEMENT]

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EXHIBIT C

FORM OF CLAIMS LETTER

November 2, 2015

Seacoast Banking Corporation of Florida
815 Colorado Avenue
Stuart, Florida 34994
Attention: Dennis S. Hudson, III

Gentlemen:

This claims letter (“Claims Letter”) is delivered pursuant to Section 4.16 of that certain Agreement and Plan of Merger, dated as of November 2, 2015 (as the same may be amended or supplemented, the “Merger Agreement”), by and among Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB”), Floridian Financial Group, Inc., a Florida corporation (“Holdings”), and Floridian Bank, a Florida bank and wholly owned subsidiary of Holdings (the “Bank”). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to them in the Merger Agreement.

Concerning claims which the undersigned may have against Holdings or SBC or any of their respective Subsidiaries in all capacities, whether as an officer, director, employee, partner, controlling person or Affiliate or otherwise of Holdings or any Holdings entity, and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby affirms and agrees to the following in each and every such capacity of the undersigned.

1. Claims.  The undersigned does not have, and is not aware of, any claims he or she might have against Holdings or SBC or any of their respective Subsidiaries, except for: (i) compensation and related benefits for services rendered that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (ii) contract rights, underwritten loan commitments and agreements between the undersigned and the Bank, specifically limited to possible future advances in accordance with the terms of such commitments or agreements; (iii) certificates of deposit and deposit accounts; (iv) fees owed on account of any services rendered by the undersigned that have been accrued but not yet paid in the ordinary course of business consistent with past practice; (v) any rights that the undersigned has or may have under the Merger Agreement; and (vi) amounts payable to the undersigned pursuant to the Merger Agreement or any ancillary document referred to therein in his or her capacity as a shareholder of Holdings or as an officer or director of Holdings (collectively, the “Disclosed Claims”).

2. Releases.  Upon the Closing, the undersigned hereby fully, finally and irrevocably releases and forever discharges Holdings, SBC, SNB, the Bank and all other Subsidiaries of Holdings and SBC, and their respective directors, officers, employees, agents, attorneys, representatives, Subsidiaries, partners, Affiliates, controlling persons and insurers in their capacities as such, and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the “Releasees”) of and from any and all liabilities, losses, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description, now accrued or which may hereafter accrue, without limitation and whether or not in law, equity or otherwise, based in whole or in part on any known or unknown facts, conduct, activities, transactions, events or occurrences, matured or unmatured, contingent or otherwise, which have or allegedly have existed, occurred, happened, arisen or transpired from the beginning of time to the date of the closing of the transactions contemplated by the Merger Agreement, except for the Disclosed Claims (collectively, the “Claims”). The undersigned further irrevocably releases, discharges, and transfers to SBC, as successor to Holdings, respectively, all claims, actions and interests of the undersigned in any Intellectual Property of any nature whatsoever created, developed, registered, licensed or used by or for the undersigned or Holdings, the Bank or any other Subsidiary of Holdings (which shall also be considered to be Claims). The undersigned represents, warrants and covenants that no Claim released herein has been assigned,

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expressly, impliedly, by operation of law or otherwise, and that all Claims released hereby are owned solely by the undersigned, which has the sole authority to release them.

3. Forbearance.  The undersigned shall forever refrain and forebear from commencing, instituting, prosecuting or making any lawsuit, action, claim or proceeding before or in any court, Regulatory Authority, Governmental Authority, Taxing Authority or other authority to collect or enforce any Claims which are released and discharged hereby.

4. Miscellaneous.

(a) This Claims Letter shall be governed by, and construed in accordance with, the laws of the State of Florida without regard to conflict of laws principles (other than the choice of law provisions thereof).

(b) This Claims Letter contains the entire agreement between the parties with respect to the Claims released hereby, and such Claims Letter supersedes all prior agreements, arrangements or understandings (written or otherwise) with respect to such Claims, and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein, or in the Merger Agreement.

(c) This Claims Letter shall be binding upon and inure to the benefit of the undersigned and the Releasees and their respective heirs, legal representatives, successors and assigns.

(d) In the event that a party seeks to obtain or enforce any right or benefit provided by this Claims Letter through Litigation, and in the event that such party prevails in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of one counsel, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

(e) IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

(f) This Claims Letter may not be modified, amended or rescinded except by the written agreement of the undersigned and SBC, it being the express understanding of the undersigned and the Releasees that no term hereof may be waived by the action, inaction or course of dealing by or between the undersigned or the Releasees, except in strict accordance with this paragraph, and further that the waiver of any breach of this Claims Letter shall not constitute or be construed as the waiver of any other breach of the terms hereof.

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(g) The undersigned represents, warrants and covenants that he or she is fully aware of his or her rights to discuss any and all aspects of this matter with any attorney he or she chooses, and that the undersigned has carefully read and fully understands all the provisions of this Claims Letter, and that the undersigned is voluntarily entering into this Claims Letter.

(h) This Claims Letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Releasees.

[Signatures on following page.]

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Sincerely,

Signature of Officer or Director

Printed Name of Officer or Director

On behalf of Releasees, the undersigned thereunto duly authorized, acknowledges receipt of this letter as of November 2, 2015.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	Name: Dennis S. Hudson, III Title: Chief Executive Officer

[Signature Page to Claims Letter]

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EXHIBIT D

FORM OF RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (the “Agreement”) is made and entered into as of November 2, 2015, by and between Seacoast Banking Corporation of Florida, a Florida corporation (“SBC”), and the undersigned director (“Director”) of Floridian Financial Group, Inc., a Florida corporation (“Holdings”), and/or Floridian Bank, a Florida bank and wholly owned subsidiary of Holdings (the “Bank” and collectively with Holdings, the “Company”), and shall become effective as of the Effective Time of the Merger as provided in the Merger Agreement (defined below).

WHEREAS, SBC, Seacoast National Bank, a national banking association and wholly owned subsidiary of SBC (“SNB”), Holdings and the Bank are parties to that certain Agreement and Plan of Merger, dated as of November 2, 2015, as the same may be amended or supplemented (the “Merger Agreement”), that provides for, among other things, the merger of Holdings with and into SBC, and the subsequent merger of the Bank with and into SNB;

WHEREAS, Director is a shareholder and director of the Company and, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Director or an Affiliate of Director is expected to receive Merger Consideration in exchange for the shares of Holdings Common Stock held by Director and/or the Director’s Affiliate;

WHEREAS, prior to the date hereof, Director has served as a member of the Board of Directors of the Company, and, therefore, Director has knowledge of the Confidential Information (hereinafter defined);

WHEREAS, as a result of the Merger, SBC will succeed to all of the Confidential Information, for which SBC, as of the Effective Time, will have paid valuable consideration and desires reasonable protection; and

WHEREAS, the Merger Agreement contemplates that, upon the execution and delivery of the Merger Agreement by Holdings, as a condition and inducement to the willingness of SBC and SNB to enter into the Merger Agreement, Director will enter into and perform this Agreement.

NOW THEREFORE, for good and valuable consideration, including, without limitation, the Merger Consideration to be received by Director and/or the Director’s Affiliate, the sufficiency and receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, covenant and agree as follows:

1. Certain Definitions.

(a) “Affiliated Company” means any company or entity controlled by, controlling or under common control with SBC or the Company.

(b) “Confidential Information” means all information regarding the Company, SBC and their Affiliated Companies and any of their respective activities, businesses or customers that is not generally known to persons not employed by the Company, SBC or their respective Affiliated Companies, and that is not generally disclosed publicly to persons not employed by the Company, SBC or their respective Affiliated Companies. “Confidential Information” shall include, without limitation, all customer information, customer lists, confidential methods of operation, lending and credit information, commissions, mark-ups, product/service formulas, information concerning techniques for use and integration of websites and other products/services, current and future development and expansion or contraction plans of the Company, SBC or their respective Affiliated Companies, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of and information concerning the pricing of products and services, strategy, tactics and financial affairs of the Company, SBC or their respective Affiliated Companies. “Confidential Information” also includes any “confidential information,” “trade secrets” or any equivalent term under any applicable federal, state or local law. “Confidential Information” shall not include information that (i) has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or SBC or their respective Affiliated Companies or any duty owed to any of them; or (ii) is independently developed by a person or entity without reference to or use of Confidential Information. Director acknowledges and agrees that the trading in SBC securities using Confidential Information or other non-public information may violate federal and state securities laws.

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(c) Capitalized terms used but not defined herein shall have the same meanings provided in the Merger Agreement.

2. Restrictive Covenants.

(a) Nondisclosure of Confidential Information.  From and after the Effective Time, Director shall not directly or indirectly transmit or disclose any Confidential Information to any Person, or use or permit others to use any such Confidential Information, directly or indirectly, for any purpose for so long as such information remains Confidential Information, without the prior express written consent of the Chief Executive Officer of SBC, which consent may be withheld in the sole discretion of SBC’s Chief Executive Officer. Anything herein to the contrary notwithstanding, Director shall not be restricted from disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Director shall (i) if allowed by law or legal process, provide SBC with prompt written notice of such requirement so that SBC may seek an appropriate protective order prior to any such required disclosure by Director; and (ii) use commercially reasonable efforts to obtain assurances that any Confidential Information disclosed will be accorded confidential treatment. If, in the absence of a required waiver or protective order, Director is nonetheless, in the opinion of his counsel, required to disclose Confidential Information, disclosure may be made only as to that portion of the Confidential Information that counsel advises Director is legally required to be disclosed.

(b) Nonrecruitment and Nonhire of Employees.  Director hereby agrees that, for five (5) years following the Effective Time, Director shall not, without the prior written consent of SBC’s Chief Executive Officer, which consent may be withheld at the sole discretion of SBC’s Chief Executive Officer, directly or indirectly solicit or recruit or attempt to solicit or recruit for employment or encourage to leave employment with SBC or any of its Affiliated Companies or hire, as employee, consultant or otherwise, on his own behalf or on behalf of any other Person, (i) any then-current employee of SBC or any of its Affiliated Companies or (ii) any employee of the Company who worked at the Company or any of its Affiliated Companies during Director’s services as a director of the Company or any of its Affiliated Companies and who has not ceased employment for a minimum of a six (6) month period with SBC, the Company or any Affiliated Companies, as applicable. It is acknowledged that general advertisements not specifically targeted at any of the foregoing persons shall not be deemed to violate this provision.

(c) Nonsolicitation of Customers.  Director hereby agrees that, for five (5) years following the Effective Time, Director shall not, without the prior written consent of SBC’s Chief Executive Officer, which consent may be withheld at the sole discretion of SBC’s Chief Executive Officer, directly or indirectly, on behalf of himself or of anyone other than the Company, SBC or any Affiliated Company, in the Restricted Area (as defined in Section 2(d) below), solicit or attempt to solicit any customer or client, or any prospective customer or client, of the Company during Director’s services as a director of the Company or any of its Affiliated Companies, for the purpose of either (i) providing any Business Activities (as defined in Section 2(d)) or (ii) inducing such customer or client, or prospective customer or client, to cease, reduce, restrict or divert its business with the Company, SBC or any Affiliated Company. It is acknowledged that general advertisements not specifically targeted at customers or clients, or any prospective customers or clients, of the Company during Director’s services as a director of the Company or any of its Affiliated Companies shall not be deemed to violate this provision.

(d) Noncompetition.  Director hereby agrees that, for five (5) years following the Effective Time, Director shall not, without the prior written consent of SBC’s Chief Executive Officer, which consent may be withheld at the sole discretion of SBC’s Chief Executive Officer, prepare or apply to commence, or engage or participate in, Business Activities as an officer, director, manager, owner, partner, joint venture, consultant, independent contractor, employee, or shareholder of, or otherwise on behalf of, any other Person, business or enterprise that competes in the Restricted Area with SBC and its Affiliated Companies with respect to Business Activities. For purposes of this Agreement, “Business Activities” shall be any business activities conducted by SBC, the Company or any of their Affiliated Companies, which consist of commercial or consumer loans and extensions of credit, letters of credit, commercial and consumer deposits and deposit accounts, securities repurchase agreements and sweep accounts, cash management services, money transfer and bill payment services, internet or electronic banking, automated teller machines, mortgage loans, and

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home equity lines of credit. For avoidance of doubt, nothing in this Section 2(d) shall prohibit a Director from providing services that the Director provides as of the date of this Agreement as well as services that the Director has provided prior to the date of this Agreement as a part of such Director’s current business to any entity which engages in Business Activities within the Restricted Area. The “Restricted Area” shall mean Volusia, Flagler, Orange, Seminole and Lake counties in Florida. Notwithstanding the foregoing, nothing in this Section 2(d) shall prohibit (i) Director from serving on any board of directors as a non-employee director of a bank or bank holding company located within the Restricted Area after the second (2nd) anniversary of the Effective Time; (ii) Director from acquiring or holding, for investment purposes only, less than five percent (5%) of the outstanding securities of any business organization which may compete directly or indirectly with the Company, SBC or any of their Affiliated Companies; provided, however, that Director shall inform SBC at least five (5) Business Days before making any such investment; or (iii) Director or any of Director’s Affiliated Companies from continuing to hold outstanding securities held by Director and any of Director’s Affiliated Companies as of the date of this Agreement so long as such investment in a financial institution engaged in Business Activities in the Restricted Area is disclosed on Schedule A hereto.

(e) Enforceability of Covenants.  Director acknowledges and agrees that the covenants in this Agreement are direct consideration for a sale of a business and should be governed by standards applicable to restrictive covenants entered into in connection with a sale of a business. Director acknowledges that each of SBC and its Affiliated Companies have a current and future expectation of business within the Restricted Area and from the current and proposed customers of the Company that are derived from the acquisition of the Company by SBC. Director acknowledges that the term, geographic area, and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Director agrees that his position as a director of the Company involves duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Director further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Director and SBC agree that Director’s obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of SBC to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant. Director and SBC agree that if any portion of the foregoing provisions is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Director acknowledges and agrees that any breach or threatened breach of this covenant will result in irreparable damage and injury to SBC and its Affiliated Companies and that damages arising out of such breach would be difficult to ascertain. Director hereby agrees that, in addition to all other remedies provided at law or in equity, SBC will be entitled to exercise all rights including, without limitation, obtaining one or more temporary restraining orders, injunctive relief and other equitable relief, including specific performance in the event of any breach or threatened breach of this Agreement, without the necessity of posting any bond or security (all of which are waived by Director), and to exercise all other rights or remedies, at law or in equity, including, without limitation, the rights to damages.

3. Successors.

(a) This Agreement is personal to Director, is not assignable by Director, and none of Director’s duties hereunder may be delegated.

(b) This Agreement may be assigned by, and shall be binding upon and inure to the benefit of SBC and any of its Affiliated Companies and their successors and assigns.

4. Miscellaneous.

(a) Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Director and SBC. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of provisions or conditions at the same or any prior subsequent time.

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(b) Litigation Expenses.  In the event that a party seeks to obtain or enforce any right or benefit provided by this Agreement through Litigation, and in the event that such party prevails in any such Litigation pursuant to which an arbitral panel, court or other Governmental Authority issues a final order, judgment, decree or award granting substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such Litigation, including the reasonable legal fees and charges of counsel.

(c) Governing Law and Forum Selection.  SBC and Director agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida without giving effect to its conflicts of law principles. Director agrees that any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be filed only in the state courts of Martin County, Florida. With respect to any such court action, Director hereby (i) irrevocably submits to the personal jurisdiction of such courts; (ii) consents to service of process; (iii) consents to venue; and (iv) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state courts of Martin County, Florida are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(d) Notices.  Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given such party (i) when delivered personally to such party or (ii) provided that a written acknowledgement of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), or (iii) in the case of SBC only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have been specified by ten (10) days’ advance notice given in accordance with this Section 4(d)), with a confirmation copy sent by certified or registered mail or by overnight courier in accordance with this Section 4(d).

To SBC:	Seacoast Banking Corporation of Florida 815 Colorado Avenue Stuart, Florida 34994 Facsimile Number: (772) 288-6086 Attention: Dennis S. Hudson, III
To Director:	To the address set forth under Director’s name on the signature page of this Agreement

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

(e) Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

(f) Entire Agreement.  Except as provided herein, this Agreement contains the entire agreement between SBC and Director with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any prior agreement, understanding and arrangement, oral or written, between the parties with respect to the subject matter hereof.

(g) Counterparts, etc.  This Agreement may be executed in identical counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. A facsimile or PDF signature shall constitute and have the same force and effect as an original signature for all purposes under this Agreement.

(h) Termination.  If the Merger Agreement is terminated in accordance with Article 6 thereof, this Agreement shall become null and void.

[Signatures on following page]

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

SBC:

SEACOAST BANKING CORPORATION OF FLORIDA

By:	Name: Dennis S. Hudson, III Title: Chief Executive Officer

DIRECTOR:

Name:

Address:

[Signature Page to Restrictive Covenant Agreement]

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APPENDIX B

[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]

November 2, 2015

Board of Directors

Floridian Financial Group, Inc.
175 Timacuan Boulevard
Lake Mary, FL 32746

Ladies and Gentlemen:

Floridian Financial Group, Inc. (“Holdings”), Floridian Bank (“Bank” and together with Holdings, the “Company”), Seacoast Banking Corporation of Florida (“SBC”) and Seacoast National Bank, a wholly owned subsidiary of SBC, are proposing to enter into an Agreement and Plan of Merger, dated as of November 2, 2015 (the “Agreement”), pursuant to which Holdings will merge with and into SBC (the “Merger”), with SBC surviving the Merger. Pursuant to the terms of the Agreement, upon the effective time of the Merger, each share of Holdings Common Stock (except for certain shares of Holdings Common Stock, as specified in the Agreement), shall be converted into the right to receive, at the election of the holder thereof in accordance with, and subject to, the terms, conditions and procedures set forth in the Agreement, the Merger Consideration. The Merger Consideration is (i) the combination of (A) $4.29 in cash, and (B) 0.5291 validly issued, fully paid and nonassessable SBC Shares, (ii) $12.25 in cash, or (iii) 0.8140 validly issues, fully paid and nonassessable SBC Shares. The Agreement provides, generally, that shareholder elections may be adjusted as necessary to result in an overall ratio of 35% of Holdings Common Stock being converted into the right to receive the cash consideration and 65% of Holdings Common Stock being converted into the right to receive the stock consideration. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Holdings Common Stock.

Sandler O’Neill & Partners, L.P. (“Sandler O’Neill,” “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain audited financial statements and other historical financial information of the Company, as provided by Holdings, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of SBC that we deemed relevant; (iv) internal earnings estimates for Holdings for the years ending December 31, 2015 through December 31, 2018, as provided and confirmed by the senior management of Holdings; (v) publicly available analyst earnings per share estimates for SBC for the years ending December 31, 2015 through December 31, 2017 and an estimated long term earnings growth rate for the years thereafter, as provided by the senior management of SBC; (vi) the pro forma financial impact of the Merger on SBC based on assumptions relating to earnings per share for Holdings for the years ending December 31, 2015 through December 31, 2018 and a long-term earnings per share growth rate for the years thereafter, SBC’s announced acquisition of certain branch offices, estimated transaction expenses, certain accounting adjustments and cost savings, as provided by the senior management of SBC; (vii) the publicly reported historical price and trading activity for SBC common stock, including a comparison of certain financial and stock market information for SBC and similar publicly available information for certain other similar companies the securities of which are publicly traded; (viii) a comparison of certain financial information for Holdings and SBC with similar institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the commercial banking industry (on a statewide and national basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Holdings the business, financial condition, results of operations and prospects of Holdings and held similar discussions with certain members of senior management of SBC regarding the business, financial condition, results of operations and prospects of SBC.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by the Company or SBC or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied, at the direction of Holdings, without independent verification or investigation, on the assessments of the management of Holdings as to its existing and future relationships with key employees and partners, clients, products and services and we have assumed, with your consent, that there will be no developments with respect to any such matters that would affect our analyses or opinion. We have further relied on the assurances of the respective managements of Holdings and SCB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Holdings or SBC or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Holdings or SBC or their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Holdings or SBC, or the combined entity after the Merger and we have not reviewed any individual credit files relating to Holdings or SBC, or any of their respective subsidiaries.

In preparing its analyses, Sandler O’Neill used internal earnings estimates for Holdings for the years ending December 31, 2015 through December 31, 2018, as provided and confirmed by the senior management of Holdings, as well as publicly available analyst earnings per share estimates for SBC for the years ending December 31, 2015 through December 31, 2017 and an estimated long term earnings growth rate for the years thereafter, as provided by the senior management of SBC. Sandler O’Neill also received and used in its pro forma analysis certain assumptions relating to earnings per share for Holdings for the years ending December 31, 2015 through December 31, 2018 and a long-term earnings per share growth rate for the years thereafter, SBC’s announced acquisition of certain branch offices, estimated transaction expenses, certain accounting adjustments and cost savings, as provided by the senior management of SBC. With respect to those estimates and judgments, the respective managements of Holdings and SBC confirmed to us that those estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Holdings and SBC, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or judgments, or the assumptions on which they are based. We have also assumed that there has been no material change in Holdings’ or SBC’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Holdings and SBC will remain as going concerns for all periods relevant to our analyses.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Holdings, SBC or the Merger or any related transaction, (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, (iv) the Merger will be consummated without Holdings’ rights under Section 6.1(i) of the Agreement having been triggered, or if such rights have been triggered, SBC shall have exercised the option referred to in Section 6.1(i)(ii) of the Agreement, and (v) the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice that Holdings has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of SBC common stock after the date of this opinion or what the value of SBC common stock will be once it is actually received by the holders of Holdings Common Stock.

We have acted as Holdings’ financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee from Holdings for rendering this opinion. Company has also agreed to indemnify us against certain claims and liabilities arising out of our engagement. In the two years preceding the date of this opinion, we have provided certain other investment banking services to Holdings and received fees for such services. Additionally, as we have previously advised you, in the two years preceding the date of this opinion, we have provided certain investment banking services to SBC and received fees for such services, and may provide, and receive compensation for, such services in the future, including during the pendency of the Merger. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Holdings, SBC or their respective affiliates. We may also actively trade the equity and debt securities of Holdings, SBC or their respective affiliates for our own account and for the accounts of our customers.

Our opinion is directed to the Board of Directors of Holdings in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of either Holdings or SBC as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption of the Agreement and approval of the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to the holders of Holdings Common Stock and does not address the underlying business decision of Holdings to engage in the Merger, the form or structure of the Merger and/or other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Holdings or the effect of any other transaction in which Holdings might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the amount of compensation to be received in the Merger by any Holdings or SBC officer, director or employee, if any, relative to the amount of compensation to be received by any other shareholder.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to holders of Holdings Common Stock from a financial point of view.

Very truly yours,
/s/ Sandler O’Neill & Partners, L.P.

APPENDIX C

7205 W. Central Avenue
Toledo, Ohio 43617
P 419.841.8521
www.austinassociates.com

November 2, 2015

Board of Directors
Floridian Financial Group, Inc.
175 Timacuan Blvd.
Lake Mary, FL 32746

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Floridian Financial Group, Inc. (“Floridian”) and its shareholders, of the terms of the Agreement and Plan of Merger dated as of November 2, 2015 (the “Agreement”) by and between Seacoast Banking Corporation of Florida (“Seacoast”) and Floridian. The Agreement provides for the merger of Floridian with and into Seacoast, with Seacoast being the surviving company. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

The financial terms of the Agreement provide for Merger Consideration valued at $12.25 for each share of Floridian common stock as of the date of the Agreement. The Merger Consideration will be payable in cash, Seacoast common stock or some combination thereof, pursuant to shareholder election and subject to proration. Upon completion of the Merger, each share of Floridian common stock will be converted into the right to receive, at the election of each shareholder: (1) a combination of $4.29 in cash and 0.5291 shares of Seacoast common stock (the “Mixed Election Consideration”); (2) $12.25 in cash (the “Cash Election Consideration”); or (3) 0.8140 shares of Seacoast common stock (the “Stock Election Consideration”). Shares of Floridian common stock with respect to which no election is made will receive the Mixed Election Consideration. The proration procedures provide for the aggregate amount of cash paid and Seacoast shares issued in the Merger as a whole are equal to the total amount of cash and total number of Seacoast shares that would have been paid and issued if all Floridian shareholders received the Mixed Election Consideration.

Holders of outstanding Floridian stock options will receive cash in an amount equal to the in-the-money value of such option. Any remaining Floridian warrants that have not been exercised prior to the effective time shall automatically expire. Austin calculated the implied value of the Merger Consideration to equal approximately $76.5 million as of November 2, 2015.

Austin Associates, LLC (“Austin”) as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. In connection with rendering our opinion set forth herein, we have reviewed among other things:

(i)	the Agreement dated as of November 2, 2015;
(ii)	certain publicly available financial statements and other historical financial information of Floridian and Seacoast that we deemed relevant;
(iii)	certain non-public internal financial and operating data of Floridian and Seacoast that were prepared and provided to us by the respective management of Floridian and Seacoast;
(iv)	internal financial projections for Floridian and Seacoast for the year ending December 31, 2015 prepared by and reviewed with management of Floridian and Seacoast;

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(v)	the pro forma financial impact of the Merger on Seacoast, based on assumptions relating to transaction expenses, preliminary purchase accounting adjustments and cost savings as discussed with representatives of Seacoast and Floridian;
(vi)	publicly reported historical price and trading activity for Seacoast common stock, including an analysis of certain financial and stock market information of Seacoast compared to certain other publicly traded companies;
(vii)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
(viii)	the current market environment generally and the banking environment in particular; and,
(ix)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of Floridian the business, financial condition, results of operations and prospects of Floridian, including certain operating, regulatory and other financial matters. We held similar discussions with Seacoast’s representatives regarding the business, financial condition, results of operations and prospects of Seacoast.

Management of Floridian and Seacoast, respectively, have represented that there has been no material adverse change in their respective company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Floridian and Seacoast will remain as going concerns, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the conditions precedent in the Agreement are not waived. Finally, we have relied upon the advice Floridian has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

In our review and analysis, we relied upon and assumed the accuracy and completeness of the information provided to us or publicly available, and have not attempted to verify the same. As part of the due diligence process we made no independent verification as to the status and value of Floridian’ or Seacoast’s assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to Floridian and its shareholders.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, to Floridian and its shareholders of the terms of the Agreement and does not address the underlying business decision by the Board of Directors to pursue the Merger.

Austin reserves the right to review any public disclosures describing this fairness opinion or its firm. Austin has received a fee for its services in preparing this fairness opinion. Austin’s fee is not contingent upon closing of the Merger. In addition, Floridian agreed to indemnify Austin against certain liabilities.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to Floridian and its shareholders.

Respectfully,

Austin Associates, LLC

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APPENDIX D

Provisions of Florida Business Corporation Act Relating to Appraisal Rights

607.1301 Appraisal rights; definitions. — The following definitions apply to ss. 607.1302-607.1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of s. 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322-607.1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

History. — s. 118, ch. 89-154; s. 21, ch. 2003-283; s. 2, ch. 2005-267.

607.1302 Right of shareholders to appraisal. —

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to s. 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under ss. 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under s. 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by s. 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in s. 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

History. — s. 119, ch. 89-154; s. 5, ch. 94-327; s. 31, ch. 97-102; s. 22, ch. 2003-283; s. 1, ch. 2004-378; s. 3, ch. 2005-267.

607.1303 Assertion of rights by nominees and beneficial owners. —

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

History. — s. 23, ch. 2003-283.

7.1320 Notice of appraisal rights. —

(1) If proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3) If the proposed corporate action described in s. 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to s. 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in s. 607.1322.

History. — s. 120, ch. 89-154; s. 35, ch. 93-281; s. 32, ch. 97-102; s. 24, ch. 2003-283.

607.1321 Notice of intent to demand payment. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under s. 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to s. 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

History. — s. 25, ch. 2003-283; s. 7, ch. 2004-378.

607.1322 Appraisal notice and form. —

(1) If proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321. In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of ss. 607.1301-607.1333.

History. — s. 26, ch. 2003-283.

607.1323 Perfection of rights; right to withdraw. —

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to s. 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

History. — s. 27, ch. 2003-283.

607.1324 Shareholder’s acceptance of corporation’s offer. —

(1) If the shareholder states on the form provided in s. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

History. — s. 28, ch. 2003-283.

607.1326 Procedure if shareholder is dissatisfied with offer. —

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s.607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in s. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to s. 607.1322(2)(b)4.

History. — s. 29, ch. 2003-283.

607.1330 Court action. —

(1) If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

History. — s. 2, ch. 2004-378.

607.1331 Court costs and counsel fees. —

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

History. — s. 30, ch. 2003-283; s. 98, ch. 2004-5.

607.1332 Disposition of acquired shares. —

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

History. — s. 31, ch. 2003-283.

607.1333 Limitation on corporate payment. —

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within thirty days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

History. — s. 32, ch. 2003-283.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers of Seacoast

The Florida Business Corporation Act, as amended, or the “FBCA,” permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, the FBCA permits for indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of, such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Our Bylaws contain indemnification provisions similar to the FBCA, and further provide that we may purchase and maintain insurance on behalf of directors, officers, employees and agents in their capacities as such, or serving at the request of the corporation, against any liabilities asserted against such persons whether or not we would have the power to indemnify such persons against such liability under our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules.

(a) List of Exhibits

Exhibit 2.1	—	Agreement and Plan of Merger, dated as of November 2, 2015, by and among Seacoast Banking Corporation of Florida, Seacoast National Bank, Floridian Financial Group, Inc. and Floridian Bank (attached as Appendix A to the proxy statement/prospectus).
Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted. Such exhibits and schedules are described in the Agreement and Plan of Merger. Seacoast Banking Corporation of Florida hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits and schedules.

Exhibit 3.1.1	—	Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Quarterly Report on Form 10-Q, filed May 10, 2006).
Exhibit 3.1.2	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 23, 2008).
Exhibit 3.1.3	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.4 to Seacoast’s Form S-1, filed June 22, 2009).
Exhibit 3.1.4	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed July 20, 2009).
Exhibit 3.1.5	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 3, 2009).
Exhibit 3.1.6	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K/A, filed July 14, 2010).
Exhibit 3.1.7	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed June 25, 2010).
Exhibit 3.1.8	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed June 1, 2011).
Exhibit 3.1.9	—	Articles of Amendment to the Amended and Restated Articles of Incorporation (incorporated herein by reference from Exhibit 3.1 to Seacoast’s Form 8-K, filed December 13, 2013).
Exhibit 3.2	—	Amended and Restated By-laws (incorporated herein by reference from Exhibit 3.2 to Seacoast’s Form 8-K, filed December 21, 2007).
Exhibit 4.1	—	Specimen Common Stock Certificate (incorporated herein by reference from Exhibit 4.1 to Seacoast’s Form 10-K, filed March 17, 2014).
Exhibit 5.1*	—	Legal Opinion of Crary Buchanan, P.A.
Exhibit 8.1*	—	Tax Opinion of Cadwalader, Wickersham & Taft LLP.
Exhibit 8.2*	—	Tax Opinion of Gunster, Yoakley & Stewart, PA.
Exhibit 10.1	—	Form of Voting Agreement (attached as Exhibit B to Appendix A to the proxy statement/prospectus).
Exhibit 10.2*	—	Employment Agreement between Thomas H. Dargan and Seacoast National Bank.
Exhibit 21.1	—	Subsidiaries of the Registrant (incorporated herein by reference from Exhibit 21 to Seacoast’s Form 10-K, filed March 16, 2015).
Exhibit 23.1*	—	Consent of Crary Buchanan, P.A. (included in Exhibit 5.1).
Exhibit 23.2	—	Consent of KPMG LLP.
Exhibit 23.3*	—	Consent of Crowe Horwath LLP.
Exhibit 23.4*	—	Consent of Cadwalader, Wickersham & Taft LLP (included in Exhibit 8.1).
Exhibit 23.5*	—	Consent of Gunster, Yoakley & Stewart, PA (included in Exhibit 8.2).
Exhibit 24*	—	Power of Attorney.
Exhibit 99.1*	—	Form of Proxy to be used at Floridian Financial Group, Inc. Special Shareholders Meeting.
Exhibit 99.2*	—	Consent of Sandler, O’Neill & Partners, L.P.
Exhibit 99.3*	—	Consent of Austin Associates, LLC.

*	Previously filed.

(b) Financial Statement Schedules

None. All other schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission are not required under the related requirements or are inapplicable, and, therefore, have been omitted.

(c) Opinions of Financial Advisors

Furnished as Appendices B and C to the proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4.

Item 22. Undertakings.

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stuart and State of Florida, on January 20, 2016.

SEACOAST BANKING CORPORATION OF FLORIDA

By:	/s/ Dennis S. Hudson, III Name: Dennis S. Hudson, III Title: Chairman & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dennis S. Hudson, III Dennis S. Hudson, III	Chairman of the Board of Directors, Chief Executive Officer and Director (principal executive officer)	January 20, 2016
* Stephen A. Fowle	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	January 20, 2016
* Dennis J. Arczynski	Director	January 20, 2016
* Stephen E. Bohner	Director	January 20, 2016
* T. Michael Crook	Director	January 20, 2016
* H. Gilbert Culbreth, Jr.	Director	January 20, 2016
* Julie H. Daum	Director	January 20, 2016
* Christopher E. Fogal	Director	January 20, 2016
* Maryann B. Goebel	Director	January 20, 2016
* Roger O. Goldman	Director	January 20, 2016
* Jacqueline L. Bradley	Director	January 20, 2016
* Dennis S. Hudson, Jr.	Director	January 20, 2016
* Thomas E. Rossin	Director	January 20, 2016
* Edwin E. Walpole, III	Director	January 20, 2016
*By: /s/ Dennis S. Hudson, III Attorney-in-Fact